UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

POLYPORE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

            N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies: 45,006,785 outstanding shares of common stock (includes restricted shares) and options to purchase 3,252,597 shares of common stock.
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 45,006,785 shares of common stock (including restricted shares) multiplied by $60.50 per share (represents the amount of the per share merger consideration); and (B) options to purchase 3,252,597 shares of common stock multiplied by $60.50 per share. In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0001162 by the sum calculated in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $2,919,692,611
	(5)	Total fee paid: $339,268

☒	Fee paid previously with proxy materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Polypore International, Inc.

11430 N. Community House Road, Suite 350

Charlotte, North Carolina 28277-1591

April 7, 2015

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of Polypore International, Inc. (“Polypore,” the “Company” or “we”), to be held at 9:00 a.m. (Eastern Time), on May 12, 2015, at the Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, North Carolina 28277-2830.

At the special meeting, we will ask you to (1) adopt the Agreement and Plan of Merger, dated as of February 23, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among Polypore, Asahi Kasei Corporation (“Asahi Kasei”) and ESM Holdings Corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Polypore (the “merger”), (2) approve, on a non-binding advisory basis, the compensation to be paid to Polypore’s named executive officers in connection with the merger and (3) if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, adjourn the special meeting in order to solicit additional proxies.

If the Merger Agreement is adopted and the merger is completed, Polypore will become an indirect wholly owned subsidiary of Asahi Kasei and each of your shares of Polypore common stock, par value $0.01 per share (“Polypore common stock”), will be converted into the right to receive $60.50 in cash, without interest and less any applicable tax withholding, unless you have properly exercised and not withdrawn a demand for appraisal rights with respect to such shares.

Concurrently and as a condition to Asahi Kasei entering into the Merger Agreement, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) by and between Polypore and 3M Company (“3M”). The Asset Purchase Agreement provides for the sale of the Company’s separations media business (the “Separations Media Sale”) to 3M immediately prior to the closing of the merger. The Company is not seeking a vote of its stockholders in connection with the Asset Purchase Agreement or the transactions contemplated by the Asset Purchase Agreement, however descriptions of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement are included in the proxy statement accompanying this letter because the closing of such transactions is a condition to the completion of the merger.

Polypore common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PPO”. The closing price of Polypore common stock on the NYSE on February 20, 2015, the last full trading day prior to the public announcement of the execution of the Merger Agreement, was $52.95 per share. The closing price of Polypore common stock on the NYSE on April 6, 2015, the most recent practicable full trading day prior to the date of this proxy statement, was $58.96 per share.

The Board of Directors of Polypore (the “Board”) has carefully reviewed and considered the terms and conditions of the merger. Based on its review, the Board has unanimously determined that the merger is advisable and in the best interests of the Company and its stockholders and has unanimously approved and declared advisable the Merger Agreement and the completion of the merger. The Board made its determination after consultation with its outside legal and financial advisors and consideration of a number of factors, as described in the proxy statement accompanying this letter. The Board unanimously recommends that you vote FOR the proposal to adopt the Merger Agreement, FOR the proposal to approve, on a non-binding advisory basis, the merger-related named executive officer compensation and, if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, FOR the proposal to adjourn the special meeting to solicit additional proxies.

The Board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting.

We cannot complete the merger unless holders of at least a majority of the shares of Polypore common stock outstanding and entitled to vote at the special meeting vote to adopt the Merger Agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope, or vote by telephone or on the Internet by following the instructions on the proxy card. You may revoke your proxy at any time prior to its exercise at the special meeting in the manner described in the proxy statement accompanying this letter. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending the special meeting in person and casting a vote. Your vote in person at the special meeting will supersede any previously submitted proxy.

If your shares are held in “street name,” you should instruct your broker, bank or other holder of record how to vote your shares on each proposal using your voting instruction card.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the adoption of the Merger Agreement.

The proxy statement accompanying this letter describes the merger, the Merger Agreement and the compensation to be paid to Polypore’s named executive officers in connection with the merger, and provides specific information concerning the special meeting and the parties involved. A copy of the Merger Agreement is attached as Annex A to the proxy statement. Please read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact us at: Polypore International, Inc. 11430 North Community House Rd., Suite 350, Charlotte, North Carolina 28277 or by calling (704) 587-8409 Attention: Paul Clegg, or you may contact our proxy solicitor, D. F. King & Co., Inc., at:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Phone: (877) 283-0320

Email: polypore@dfking.com

Thank you for your continued support.

Sincerely,

Robert B. Toth

Chairman of the Board, President and

Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR THE OTHER TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS LETTER NOR HAVE THEY DETERMINED IF THE PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated April 7, 2015, and is first being mailed to Polypore stockholders on or about April 9, 2015.

11430 N. Community House Road, Suite 350

Charlotte, North Carolina 28277-1591

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. (Eastern Time), on May 12, 2015.

PLACE	Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, North Carolina 28277-2830

ITEMS OF BUSINESS

•    To adopt the Agreement and Plan of Merger, dated as of February 23, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among Polypore, Asahi Kasei Corporation (“Asahi Kasei”) and ESM Holdings Corporation, an indirect wholly owned subsidiary of Asahi Kasei (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Polypore (the “merger”). If the Merger Agreement is adopted and the merger is completed, Polypore will become an indirect wholly owned subsidiary of Asahi Kasei and each of your shares of Polypore common stock, par value $0.01 per share (“Polypore common stock”), will be converted into the right to receive $60.50 in cash, without interest and less any applicable tax withholding, unless you have properly exercised and not withdrawn a demand for appraisal rights with respect to such shares.

•    To approve, on a non-binding advisory basis, the compensation to be paid to Polypore’s named executive officers in connection with the merger. This compensation is described in the section entitled “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger” beginning on page 48 (the “merger-related named executive officer compensation proposal”).

•    If there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, to adjourn the special meeting to solicit additional proxies (the “adjournment proposal”).

RECORD DATE	You can vote if you were a stockholder of record at the close of business on April 6, 2015.

PROXY VOTING	It is important that your shares be represented and voted at the special meeting of our stockholders. You can vote your shares by completing and returning your proxy card, by telephone or on the Internet by following the instructions on your proxy card or, if you are a beneficial owner of shares held in “street name” by a broker, bank or other holder of record, in another manner allowed by your broker, bank or other holder of record. See additional details in the section entitled “Questions and Answers About the Merger and the Special Meeting” under “How do I vote?” beginning on page 14.

The Board of Directors of Polypore unanimously recommends that Polypore stockholders vote FOR the proposal to adopt the Merger Agreement. Polypore cannot complete the merger unless the Merger Agreement is adopted by Polypore stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock outstanding and entitled to vote at the special meeting.

Concurrently and as a condition to Asahi Kasei and the Company entering into the Merger Agreement, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) by and between Polypore and 3M Company (“3M”). The Asset Purchase Agreement provides for the sale of the Company’s separations media business to 3M (the “Separations Media Sale”) immediately prior to the closing of the merger. The Company is not seeking a vote of its stockholders in connection with the Asset Purchase Agreement or the transactions contemplated by the Asset Purchase Agreement, however descriptions of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement are included in the proxy statement accompanying this notice because the closing of such transactions is a condition to the completion of the merger.

The Board of Directors of Polypore also unanimously recommends that Polypore stockholders vote FOR the non-binding advisory merger-related named executive officer compensation proposal and, if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, FOR the adjournment proposal.

The attached proxy statement describes the proposed merger, the Merger Agreement, the merger-related named executive officer compensation proposal and the adjournment proposal, and provides specific information concerning the special meeting and the parties involved. Please read the entire proxy statement and its annexes, including the Merger Agreement, carefully.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope, or vote by telephone or on the Internet by following the instructions on the proxy card. You may revoke your proxy at any time prior to its exercise at the special meeting in the manner described in this proxy statement. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending the special meeting in person and casting a vote. Your vote in person at the special meeting will supersede any previously submitted proxy. If you hold your shares in “street name,” you should instruct your broker, bank or other holder of record how to vote your shares on each proposal in accordance with your voting instruction card.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement.

Please do not send any stock certificates at this time.

Lynn Amos

Secretary

SUMMARY	1
Information About the Parties	1
The Special Meeting	2
Recommendation of the Board	5
Opinion of the Company’s Financial Advisor	5
The Merger and the Merger Agreement	6
The Separations Media Sale and the Asset Purchase Agreement	6
Structure of the Merger	6
Consideration to be Received in the Merger	6
Consideration to be Received in the Separations Media Sale	7
Polypore Stock Options	7
Polypore Restricted Stock	7
Conditions to the Merger and the Separations Media Sale	7
Termination of the Merger Agreement and the Asset Purchase Agreement; Termination Fees	7
No Solicitation	8
Certain Litigation Related to the Merger	8
Governmental and Regulatory Matters	8
Market Price of Polypore Common Stock	9
Certain United States Federal Income Tax Consequences	9
Interests of Polypore’s Directors and Executive Officers in the Merger	9
Appraisal Rights of Polypore Stockholders	9
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	11
The Merger	11
Other Special Meeting Proposals	12
Procedures	13
FORWARD-LOOKING STATEMENTS	16
PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING	18
ITEM 1 — ADOPTION OF THE MERGER AGREEMENT	18
ITEM 2 — NON-BINDING ADVISORY VOTE TO APPROVE MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION	18
ITEM 3 — VOTE TO APPROVE ADJOURNMENT OF THE SPECIAL MEETING IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT	19
THE SPECIAL MEETING	20
Date, Time and Place	20
Record Date; Stockholders Entitled to Vote	20
Quorum	20
Stockholder Vote Required to Adopt the Proposals at the Special Meeting	20
Effect of Abstentions and Broker Non-Votes on Voting	21
Voting	21
Revocation of Proxies	22
Solicitation Costs	23
Exchange of Stock Certificates	23
THE MERGER	24
Background of the Merger	24
Polypore’s Reasons for the Merger	34
Recommendation of the Board	38
Opinion of the Company’s Financial Advisor	38
Certain Unaudited Projected Financial Information	45
Interests of Polypore’s Directors and Executive Officers in the Merger	48
Governmental and Regulatory Matters	58
Certain United States Federal Income Tax Consequences	58

ANNEXES

Annex A — Agreement and Plan of Merger

Annex B — Asset Purchase Agreement

Annex C — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Annex D — Section 262 of the General Corporation Law of the State of Delaware

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached annexes, and the other documents to which we have referred you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Additional Information” beginning on page 117.

Information About the Parties

Polypore International, Inc.

11430 North Community House Road, Suite 350

Charlotte, North Carolina 28277

Phone No.: (704) 587-8409

Polypore International, Inc., a Delaware corporation, (“Polypore,” the “Company,” “our,” “we,” or “us”) is a global high-technology filtration company that develops, manufactures and markets specialized microporous membranes used in separation and filtration processes. The microporous membranes we produce are highly-engineered polymeric structures that contain millions of pores per square inch, enabling the management of ions, gases and particles that range in size from the cellular to the nano or molecular level.

Our products and technologies are used in two primary businesses: energy storage and separations media. The energy storage business produces and markets membranes that provide the critical function of separating the cathode and anode in a variety of battery markets and is comprised of two reportable segments. The electronics and electric drive vehicles segment produces and markets membranes for lithium batteries that are used in portable electronic devices, cordless power tools, electric drive vehicles and emerging applications such as energy storage systems. The transportation and industrial segment produces and markets membranes for lead-acid batteries that are used in automobiles, other motor vehicles, forklifts and uninterruptible power supply systems. The separations media business, which is a reportable segment, produces and markets membranes and membrane modules used in hemodialysis, blood oxygenation, plasmapheresis, other medical applications and various high-performance microfiltration, ultrafiltration and gasification/degasification applications. Based in Charlotte, North Carolina, Polypore is highly regarded in the market with manufacturing facilities or sales offices in nine countries serving six continents. As of January 3, 2015, we had approximately 2,400 employees worldwide.

Additional information about Polypore and its subsidiaries is included in documents incorporated by reference to this document. See the section entitled “Additional Information” beginning on page 117.

Asahi Kasei Corporation

1-105 Kanda Jinbocho, Chiyoda-ku

Tokyo 101-8101, Japan

Phone No.: +81-(0)3-3296-3000

Asahi Kasei Corporation (“Asahi Kasei”) is a diversified chemical manufacturer headquartered in Japan with businesses in the chemicals & fibers, homes & construction materials, electronics and health care sectors. Its growth strategy involves continuous transformation of its business portfolio through constant innovation in anticipation of emerging market needs, and through this process Asahi Kasei has developed into a diversified solution provider. With more than 29,000 employees around the world, Asahi Kasei serves customers in more than 100 countries.

Within the electronics sector, the company has two areas of operation, electronic devices and electronic materials. In electronic materials, the company offers a broad range of high-performance energy/electronics materials such as the Hipore™ lithium battery separator, photosensitive dry film used in the production of printed wiring boards, photomask pellicles used in the production of LCD panels and semiconductors and many other products created through exceptional chemical technology and R&D capabilities.

ESM Holdings Corporation

c/o Asahi Kasei Corporation

1-105 Kanda Jinbocho, Chiyoda-ku

Tokyo 101-8101, Japan

Phone No.: +81-(0)3-3296-3000

ESM Holdings Corporation (“Merger Sub”) is a Delaware corporation that was formed by Asahi Kasei solely for the purpose of entering into the Merger Agreement (as defined below) and completing the transactions contemplated by the Merger Agreement and the financing related to the merger (as defined below). Merger Sub is an indirect wholly owned subsidiary of Asahi Kasei and has not engaged in any business other than in connection with its organization, the negotiation and execution of the Merger Agreement and the transactions contemplated by the Merger Agreement and the financing related to the merger. Upon the completion of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation.

3M Company

3M Center

St. Paul, Minnesota 55144

Phone No.: (651) 733-1110

3M Company (“3M”) is a diversified technology company with a global presence in the following businesses: Industrial; Safety and Graphics; Electronics and Energy; Health Care; and Consumer. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies.

As of December 31, 2014, 3M employed 89,800 people (full-time equivalents), with 35,581 employed in the United States and 54,219 employed internationally.

The Special Meeting (page 20)

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors (the “Board”), for use at the special meeting or at any postponement or adjournment thereof.

Date, Time and Place

The special meeting of stockholders of Polypore will be held at 9:00 a.m. (Eastern Time), on May 12, 2015, at the Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, North Carolina 28277-2830, unless adjourned or postponed to a later date or time.

Purpose

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of February 23, 2015, as it may be amended from time to time, by and among Polypore, Asahi Kasei and Merger Sub as the Merger Agreement, and the merger of Merger Sub with and into the Company as the merger.

You will be asked to adopt the Merger Agreement. If the Merger Agreement is adopted and the merger is completed, Polypore will continue as the surviving corporation and become an indirect wholly owned subsidiary of Asahi Kasei by means of a merger of Merger Sub with and into Polypore. Each share of Polypore common stock, par value $0.01 per share (“Polypore common stock”), you own at the effective time of the merger will be converted into the right to receive $60.50 in cash, without interest and less any applicable tax withholding, unless you have properly exercised and not withdrawn a demand for appraisal rights with respect to such shares.

You will also be asked to approve, on a non-binding advisory basis, the compensation to be paid to Polypore’s named executive officers in connection with the merger. This proposal is referred to in this proxy statement as the merger-related named executive officer compensation proposal. As an advisory vote, the result will not be binding on Polypore, the Board or the compensation committee of the Board. Therefore, if the Merger Agreement is adopted by the stockholders of Polypore and the merger is completed, this compensation, including amounts that the Company may be contractually obligated to pay, could still be payable to the Polypore named executive officers regardless of whether the stockholders of Polypore approve this proposal.

If there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, you will also be asked to vote upon a proposal to adjourn the special meeting to solicit additional proxies. This proposal is referred to in this proxy statement as the adjournment proposal.

Record Date; Stockholders Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Polypore common stock at the close of business on April 6, 2015, the record date for the special meeting. As of the close of business on the record date, there were 45,008,249 shares of Polypore common stock outstanding and entitled to vote at the special meeting, held by 92 holders of record. Each share of Polypore common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

The names, addresses and number of shares registered in the name of each stockholder of record entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days prior to the special meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:00 p.m. (Eastern Time) at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591, by contacting the Secretary of the Company.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Under our Third Amended and Restated Bylaws, the holders of a majority of the outstanding shares of Polypore common stock entitled to vote, present in person or by proxy, shall constitute a quorum.

The holders of a majority of the shares of common stock present or represented at the special meeting, whether or not a quorum is present, may adjourn the meeting (for up to 30 days) without notice other than by announcement at the meeting.

If you submit a properly executed proxy card, even if you abstain from voting, your shares of Polypore common stock will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting or there are insufficient votes at the special meeting to adopt the Merger Agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Stockholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock outstanding and entitled to vote at the special meeting.

The approval, on a non-binding basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock present in person or represented by proxy and entitled to be voted on the proposal at the special meeting.

The approval of the adjournment proposal, whether or not a quorum is present, requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock present in person or represented by proxy and entitled to be voted on the proposal at the special meeting.

The completion of the sale of the separations media business to 3M (the “Separations Media Sale”) does not require a separate vote of the holders of Polypore’s common stock.

As of the close of business on the record date, there were 45,008,249 shares of Polypore common stock outstanding and entitled to vote at the special meeting, held by 92 holders of record.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not present in person at the special meeting and not represented by proxy will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement. Abstentions will have the same effect as a vote AGAINST the merger-related named executive officer compensation proposal, but shares not present in person at the special meeting and not represented by proxy will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote AGAINST the adjournment proposal, but shares not present in person at the special meeting and not represented by proxy will have no effect on the outcome of any vote on the adjournment proposal.

Brokers, banks or other holders of record holding your shares of Polypore common stock in “street name” may not vote your shares of Polypore common stock on the proposal to adopt the Merger Agreement, the merger-related named executive officer compensation proposal or the adjournment proposal, absent instruction from you. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other holder of record, your failure to provide instructions to your broker, bank or other holder of record will result in your shares of Polypore common stock not being present at the meeting and not being voted on those proposals. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the special meeting. If you hold your shares of Polypore common stock in “street name,” you will receive instructions from your broker, bank or other holder of record that you must follow in order to vote your shares of Polypore common stock.

It is very important that ALL of our stockholders vote their shares of Polypore common stock, so please promptly complete and return the enclosed proxy card or, if you are a beneficial owner of shares held in “street name” by a broker, bank or other holder of record, your voting instruction card.

Voting

If you are the record owner of shares of Polypore common stock, you or your authorized agent can vote your shares directly in any one of the following ways. If you vote over the internet or by telephone, you do not need to return the proxy card.

•	By Mail: Mark, sign, date and mail the proxy card in the enclosed postage-paid envelope.

•	By Telephone: Call the toll-free number shown on the proxy card and follow the voice prompts.

•	By Internet: Log onto the website indicated on the proxy card and follow the instructions given.

•	In Person at the Special Meeting: Attend the special meeting in person and use a ballot, which will be provided to you.

If your shares are held by a broker, bank or other holder of record, you must follow the voting instructions provided by the broker, bank or other holder of record. Unless you give your broker, bank or other holder of record instructions on how to vote your shares, your broker, bank or other holder of record will not be able to vote your shares on the proposals.

See and read carefully the section entitled “The Special Meeting — Voting” beginning on page 21.

Revocation of Proxies

You may revoke your proxy at any time before it is voted at the special meeting by delivering to the Secretary of the Company a signed notice of revocation or by submitting a valid, later-dated, signed proxy. You also may revoke your proxy by attending the special meeting and voting by ballot in person. Attendance at the special meeting will not, in and of itself, result in the revocation of your proxy or cause your shares of Polypore common stock to be voted. If your shares are held in “street name” by a broker, bank or other holder of record, you should instruct your broker, bank or other holder of record how to vote your shares on each proposal using the voting instruction card included in the mailing or by following the instructions from your broker, bank or other holder for voting by telephone or the Internet, if available. In addition, if your shares are held in street name by a broker, bank or other holder of record, if you attend the special meeting in person, you will not be able to vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker, bank or other holder of record, giving you the right to vote the shares at the meeting.

Solicitation Costs

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or by other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial stockholders. We have also retained D. F. King & Co., Inc. to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see the section entitled “The Special Meeting — Solicitation Costs” beginning on page 23.

Exchange of Stock Certificates

Stockholders should not send in their stock certificates with their proxies. A letter of transmittal with instructions for the surrender of certificates representing shares of Polypore common stock will be mailed to stockholders of record if the merger is completed.

Recommendation of the Board (page 38)

The Board has unanimously determined that the merger is advisable and in the best interests of the Company and its stockholders, has unanimously approved and declared advisable the Merger Agreement and the completion of the merger and unanimously recommends that our stockholders vote FOR the proposal to adopt the Merger Agreement. The Board also unanimously recommends that our stockholders vote FOR the non-binding advisory merger-related named executive officer compensation proposal and, if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, FOR the adjournment proposal. For additional information regarding certain factors the Board considered in making its recommendation, please see the sections entitled “The Merger — Polypore’s Reasons for the Merger” beginning on page 34 and “The Merger — Opinion of the Company’s Financial Advisor” beginning on page 38.

Opinion of the Company’s Financial Advisor (page 38)

In connection with the merger, at the meeting of the Board on February 22, 2015, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Polypore’s financial advisor, delivered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated February 23, 2015, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Polypore common stock in the merger. The full text of the written opinion, dated February 23, 2015, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Board (in its capacity as such) for the benefit and use of the Board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger or the Separations Media Sale and no opinion or view was expressed as to the relative merits of the merger or the Separations Media Sale in comparison to other strategies or transactions that might be available to Polypore or in which Polypore might engage or as to the underlying business decision of Polypore to proceed with or effect the merger or the Separations Media Sale. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any Polypore stockholder should vote or act in connection with the merger or any related matter.

The Merger and the Merger Agreement (pages 24 & 65)

The rights and obligations of the parties to the Merger Agreement are governed by the specific terms and conditions of the Merger Agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the Merger Agreement and the merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the merger.

The Separations Media Sale and the Asset Purchase Agreement (page 88)

The rights and obligations of the parties to the Asset Purchase Agreement are governed by the specific terms and conditions of the Asset Purchase Agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the Asset Purchase Agreement and the Separations Media Sale is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached to this proxy statement as Annex B. We encourage you to read the Asset Purchase Agreement carefully and in its entirety because it is the legal document that governs the Separations Media Sale.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Polypore, the separate corporate existence of Merger Sub will cease, and Polypore will continue as the surviving corporation and become an indirect wholly owned subsidiary of Asahi Kasei.

Immediately prior to the effective time, Polypore will complete the Separations Media Sale. The closing of the merger cannot occur without the closing of the Separations Media Sale, and the Separations Media Sale cannot occur unless the merger occurs immediately thereafter.

Consideration to be Received in the Merger

At the effective time of the merger, each share of Polypore common stock that was issued and outstanding immediately prior to the effective time, other than shares that are owned by Asahi Kasei, Merger Sub or the Company or any of their respective subsidiaries or held by a stockholder that has not voted in favor of the adoption of the Merger Agreement and has properly exercised and not withdrawn such stockholder’s appraisal rights, will automatically be converted into the right to receive $60.50 in cash (the “merger consideration”), without interest and less any applicable tax withholding. For additional information regarding the cancellation of shares, see “The Merger Agreement — Cancellation of Shares” beginning on 66. After the effective time of the merger, shares of Polypore common stock will no longer be publicly traded.

Consideration to be Received in the Separations Media Sale

Immediately prior to the effective time of the merger, 3M will acquire Polypore’s separations media business pursuant to the Asset Purchase Agreement for an aggregate cash payment of approximately $1.0 billion, and Asahi Kasei will indirectly realize cash proceeds from the Separations Media Sale as a consequence of the merger. No holder of shares of Polypore common stock will be entitled to receive any consideration in connection with the Separations Media Sale. For more information regarding the Separations Media Sale, see “The Asset Purchase Agreement — The Separations Media Sale” beginning on page 88.

Polypore Stock Options

Pursuant to the Merger Agreement, at the effective time of the merger, each option to purchase shares of Polypore common stock granted under the Company’s stock plans that is outstanding immediately prior to the effective time of the merger will immediately vest and be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of Polypore common stock subject to the option and (2) the excess, if any, of the merger consideration over the exercise price per share of the Polypore common stock subject to the option, without interest and less any applicable tax withholding. To the extent that any option with respect to which the exercise price per share is equal to or greater than the merger consideration, such option will be cancelled in exchange for no consideration.

Polypore Restricted Stock

Pursuant to the Merger Agreement, at the effective time of the merger, any restrictions or vesting conditions applicable to each restricted share of Polypore common stock that is outstanding as of immediately prior to the effective time of the merger will lapse, and each share of restricted stock will be converted into the right of the holder to receive $60.50 without interest and less any applicable tax withholding.

Conditions to the Merger and the Separations Media Sale

A number of conditions must be satisfied or waived before the merger can be completed, including the completion of the Separations Media Sale. See and read carefully the sections entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 83 and “The Asset Purchase Agreement — Conditions to Completion of the Separations Media Sale” beginning on page 106. We can offer no assurance that all of the conditions will be satisfied or waived or that the merger or the Separations Media Sale will occur.

Termination of the Merger Agreement and the Asset Purchase Agreement; Termination Fees

The Merger Agreement may be terminated by Polypore and Asahi Kasei by mutual written consent or by either Polypore or Asahi Kasei under certain specified circumstances. The Asset Purchase Agreement may be terminated by Polypore and 3M by mutual written consent, or by either Polypore or 3M under certain specified circumstances. Upon termination of the Merger Agreement or the Asset Purchase Agreement, under certain specified circumstances, we may be required to pay a termination fee of $39,000,000 to Asahi Kasei pursuant to the Merger Agreement or a termination fee of $16,750,000 to 3M pursuant to the Asset Purchase Agreement, respectively. See and read carefully the sections entitled “The Merger Agreement — Termination” beginning on page 84, “The Merger Agreement — Termination Fee” beginning on page 85, “The Asset Purchase Agreement — Termination” beginning on page 107 and “The Asset Purchase Agreement — Termination Fee” beginning on page 108.

No Solicitation

The Merger Agreement and Asset Purchase Agreement each provide that from February 23, 2015 until the effective time of the merger or the completion of the Separations Media Sale, respectively, we and our subsidiaries and our respective officers and directors will not and we will instruct and use our reasonable best efforts to cause our representatives to not, directly or indirectly, solicit, initiate, knowingly facilitate (including by way of furnishing nonpublic information) or knowingly encourage any inquiries regarding, or the making of any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a competing proposal or enter into, engage in, continue, conduct or otherwise participate in any discussions or negotiations regarding, or furnish to any other individual or entity any information in connection with or for the purpose of encouraging or facilitating, any such inquiry, offer or proposal. However, under certain circumstances prior to the time the Merger Agreement is adopted by our stockholders, if we receive a bona fide, unsolicited written competing proposal from a third party and our Board determines in good faith (after consultation with its outside legal counsel and independent financial advisor) that such proposal constitutes a superior proposal and that the failure to take such action would be inconsistent with our Board’s fiduciary duties under applicable law, we may furnish nonpublic information to that third party and participate in discussions or negotiations with that third party regarding the competing proposal, in each case subject to specified conditions. See and read carefully the sections entitled “The Merger Agreement — No Solicitation and Competing Proposals” beginning on page 74 and “The Asset Purchase Agreement — No Solicitation and Competing Proposals” beginning on page 97.

Certain Litigation Related to the Merger

On March 3, 2015, a putative class action lawsuit captioned Lax v. Toth, et al., Civil Action No. 10741-VCN (the “Lax Action”) was filed in the Delaware Court of Chancery against Polypore, its directors, Asahi Kasei and Merger Sub. Subsequently, five additional putative class action lawsuits, captioned Pirollo v. Polypore Int’l, Inc., et al., Civil Action No. 10746-VCN, Kott v. Graff, et al., Civil Action No. 10752-VCN, Zaborny v. Polypore Int’l, Inc., et al., Civil Action No. 10762-VCN, Scardina v. Graff, et al., Civil Action No. 10777-VCN (the “Scardina Action”) and Police Retirement System of St. Louis v. Toth, et al., Civil Action No. 10832-VCN (the “St. Louis Action” and, collectively with the preceding putative class action lawsuits and the Lax Action, the “Stockholder Litigation”), were filed in the Delaware Court of Chancery against the defendants named in the Lax Action (except that Polypore is not a defendant in the Scardina Action or the St. Louis Action) and, in certain cases, 3M. Collectively, the complaints in the Stockholder Litigation, filed by purported holders of shares of Polypore common stock, challenge the contemplated integrated transactions with 3M, Asahi Kasei, and Merger Sub and allege, among other things, that Polypore’s directors breached their fiduciary duties to Polypore stockholders by engaging in a flawed sales process, agreeing to a transaction price that does not adequately compensate Polypore and agreeing to certain unfair deal protection terms. The complaints in the Stockholder Litigation also allege that Asahi Kasei, Merger Sub and, in certain cases, 3M, aided and abetted breaches of fiduciary duties. The complaints in the Stockholder Litigation seek various remedies, including declaratory and injunctive relief, as well as damages and costs. Polypore and its directors believe that the allegations against them lack merit and intend to defend the lawsuits vigorously.

Governmental and Regulatory Matters

Each of the merger and the Separations Media Sale is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the provisions of the HSR Act, neither the merger nor the Separations Media Sale can be completed until the parties to the Merger Agreement or the Asset Purchase Agreement, as applicable, have made required notifications and have given certain information and materials to the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and required waiting periods have expired or been terminated. Pursuant to the requirements of the HSR Act, with respect to the merger, Asahi Kasei and Polypore will file, and with respect to the Separations Media Sale, 3M and Polypore have filed on April 3, 2015, the notifications required under the HSR Act with the FTC and the Antitrust Division. The waiting periods, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, are expected to expire at 11:59 p.m. (Eastern Time) on the 30th day after the filings were made, respectively, unless the FTC or the Antitrust Division earlier terminates the waiting period or makes a request for more information related to the merger or Separations Media Sale, as applicable, which would extend the waiting period. See the section entitled “The Merger — Governmental and Regulatory Matters” beginning on page 58.

In addition, Polypore, Asahi Kasei and 3M are required to make merger control filings, and may be required to make other regulatory filings or submissions, in various jurisdictions with respect to the merger or the Separations Media Sale, and in certain circumstances, may be required to receive approval from the applicable governmental entities prior to completion of the merger or the Separations Media Sale, as applicable. In this regard, Polypore and Asahi Kasei have made or will make regulatory filings in various countries related to the merger, including Germany, Japan and South Korea. In addition, Polypore and 3M have made or will make regulatory filings in various countries related to the Separations Media Sale, including Germany, Austria and Taiwan. There can be no assurance that a challenge to the merger or Separations Media Sale on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Market Price of Polypore Common Stock (page 111)

Polypore common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PPO”. The closing price of Polypore common stock on the NYSE on February 20, 2015, the last full trading day prior to the public announcement of the execution of the Merger Agreement, was $52.95 per share. The closing price of Polypore common stock on the NYSE on April 6, 2015, the most recent practicable date prior to the date of this proxy statement, was $58.96 per share.

Certain United States Federal Income Tax Consequences (page 58)

Generally, a holder of shares of Polypore common stock will recognize taxable gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash such holder receives and (2) the adjusted tax basis of such holder’s shares of Polypore common stock exchanged therefor.

You should read carefully the section entitled “The Merger — Certain United States Federal Income Tax Consequences” beginning on page 58 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws).

Interests of Polypore’s Directors and Executive Officers in the Merger (page 48)

In considering the Board’s recommendation that Polypore stockholders vote for the proposal to adopt the Merger Agreement, Polypore stockholders should be aware that the directors and executive officers of Polypore have interests in the merger that are different from, or in addition to, the interests of Polypore stockholders generally and that may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the merger, and in recommending the adoption of the Merger Agreement by Polypore stockholders.

For a more detailed discussion of these interests, see the section entitled “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger” beginning on page 48.

Appraisal Rights of Polypore Stockholders (page 60)

If the merger is completed, holders of shares of Polypore common stock who do not vote in favor of the adoption of the Merger Agreement, who continuously hold their shares of Polypore common stock through the effective time of the merger, and who properly exercise a demand for appraisal of their shares of Polypore common stock in compliance with Section 262 (“Section 262”) of the General Corporation Law of the State of Delaware (the “DGCL”) and who have not withdrawn such demand or lost their rights to appraisal prior to the effective time of the merger, will be entitled to exercise appraisal rights in connection with the merger under Section 262. This means that holders of shares of Polypore common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Polypore common stock. This value could be more than, less than, or the same as the merger consideration for shares of Polypore common stock. Failure to strictly comply with all procedures required by Section 262 will result in a loss of the right to appraisal.

Merely voting against the proposal to adopt the Merger Agreement will not preserve your right to appraisal under the DGCL. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the Merger Agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

Annex D to this proxy statement contains the full text of Section 262 of the DGCL, which relates to appraisal rights. We encourage you to read these provisions carefully and in their entirety and, in view of their complexity, promptly consult with your legal and financial advisors if you wish to pursue judicial appraisal.

QUESTIONS AND ANSWERS ABOUT THE

MERGER AND THE SPECIAL MEETING

The Merger

Q.	Why did I receive this proxy statement?

A.	Polypore has agreed to be acquired by Asahi Kasei under the terms of the Merger Agreement described in this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must adopt the Merger Agreement. We are seeking our stockholders’ adoption of the Merger Agreement at the special meeting described in this proxy statement, which will be held on May 12, 2015. The adoption of the Merger Agreement by our stockholders is one of the conditions to the completion of the merger. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 83.

You are also being asked to consider and vote on a proposal to approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal and, if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, the adjournment proposal.

This proxy statement, which you should read carefully and in its entirety, contains important information about the merger, the Merger Agreement and the special meeting of our stockholders. The enclosed voting materials allow you to vote your shares without attending the special meeting in person.

Your vote is very important, regardless of the number of shares you own. We encourage you to vote as soon as possible.

Q.	What is the position of the Board regarding the merger?

A.	The Board has unanimously determined that the merger is advisable and in the best interests of the Company and its stockholders and has unanimously approved and declared advisable the Merger Agreement and the completion of the merger. The Board unanimously recommends that Polypore stockholders vote FOR the proposal to adopt the Merger Agreement at the special meeting. See the section entitled “The Merger — Polypore’s Reasons for the Merger” beginning on page 34.

Q.	What vote of Polypore stockholders is required to adopt the Merger Agreement?

A.	The adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock outstanding and entitled to vote at the special meeting. If a Polypore stockholder does not vote, it will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement.

Q.	How do Polypore’s directors and executive officers intend to vote their shares of Polypore common stock in respect of the proposal to adopt the Merger Agreement?

A.	All of our directors and all of our executive officers have informed us that they currently intend to vote all of their shares of Polypore common stock FOR the proposal to adopt the Merger Agreement.

Q.	What will happen to my shares of Polypore common stock after the merger?

A.	At the effective time of the merger, each issued and outstanding share of Polypore common stock, other than shares that are owned by Asahi Kasei, Merger Sub, the Company or any of their respective subsidiaries or by stockholders that have properly exercised and not withdrawn a demand for appraisal rights, will be converted into the right to receive $60.50 in cash, without interest and less any applicable tax withholding.

Q.	Should I send in my share certificates now?

A.	No. A letter of transmittal with instructions for the surrender of certificates representing shares of Polypore common stock will be mailed to you if the merger is completed. Please do not send in your share certificates with your proxy.

Q.	When does Polypore expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. In addition to the adoption of the Merger Agreement by our stockholders, we must satisfy all other closing conditions, including obtaining certain regulatory approvals, the expiration or termination of applicable regulatory waiting periods and the closing of the Separations Media Sale. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, we currently expect to complete the merger in the second or third quarter of 2015.

Q.	Who can help answer my questions about the merger?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact us at: Polypore International, Inc. 11430 North Community House Rd., Suite 350, Charlotte, North Carolina 28277 Attention: Paul Clegg or by calling (704) 587-8409, or you may contact our proxy solicitor, D. F. King & Co., Inc., at:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Phone: (877) 283-0320

Email: polypore@dfking.com

Other Special Meeting Proposals

Q.	On what other proposals am I being asked to vote at the special meeting?

A.	At the special meeting, in addition to the proposal to adopt the Merger Agreement, Polypore stockholders will be asked to consider and vote, on a non-binding advisory basis, on the merger-related named executive officer compensation proposal. If there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, Polypore stockholders will also be asked to consider and vote on the adjournment proposal.

Q.	What vote is necessary to approve the merger-related named executive officer compensation proposal?

A.	The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock present in person or represented by proxy and entitled to be voted on the proposal at the special meeting. If a Polypore stockholder does not attend the special meeting in person and is not represented by proxy, or if a Polypore stockholder holds shares through a bank, broker or other holder of record and does not instruct such bank, broker or other holder of record to vote such shares of Polypore common stock, the shares of such Polypore stockholder will not be voted, but this will have no effect on the outcome of the non-binding advisory vote on the merger-related named executive officer compensation proposal except to the extent it results in there being insufficient shares present at the meeting to establish a quorum.

Q.	What vote is necessary to approve an adjournment of the special meeting?

A.

The approval of the adjournment proposal, whether or not a quorum is present, requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock present in person or represented by proxy and entitled to be voted on the adjournment proposal at the special meeting. If a Polypore stockholder does not attend the special meeting in person and is not represented by proxy, or if a Polypore stockholder holds shares through a bank, broker or other holder of record and does not instruct such bank, broker or other holder of record to vote such shares of Polypore common stock, the shares of such Polypore stockholder will not be voted, but this will have no effect on the outcome of the adjournment proposal.

Q.	What is the Separations Media Sale and am I being asked to vote on it?

A.	On February 23, 2015, Polypore and 3M entered into the Asset Purchase Agreement pursuant to which 3M will acquire Polypore’s separations media business immediately prior to the closing of the merger. The completion of the Separations Media Sale is subject to the satisfaction of certain of the conditions to the completion of the merger and to certain other conditions. The Separations Media Sale has been approved by the Board. Neither the stockholders of Polypore nor the stockholders of 3M are being asked to vote on the Separations Media Sale, and no vote with respect thereto is being solicited by Polypore, 3M or Asahi Kasei. For more information regarding the Separations Media Sale, see the section entitled “The Asset Purchase Agreement — The Separations Media Sale” beginning on 88.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held at 9:00 a.m. (Eastern Time), on May 12, 2015, at the Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, North Carolina 28277-2830.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of shares of Polypore common stock at the close of business on April 6, 2015, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. As of the close of business on the record date, there were 45,008,249 shares of Polypore common stock outstanding and entitled to vote at the special meeting, held by 92 holders of record. Each share of Polypore common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

The names, addresses and number of shares registered in the name of each stockholder of record entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days prior to the special meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:00 p.m. (Eastern Time) at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591, by contacting the Secretary of the Company.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Polypore’s transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by Polypore.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet, if available.

Q.	How do I vote?

A.	You may vote using any of the following methods:

By Mail. Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

By Telephone or on the Internet. Record holders will be able to vote by telephone or on the Internet by following the instructions on the proxy card. Telephone and Internet voting may be available for beneficial owners depending on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In Person at the Special Meeting. All stockholders at the close of business on the record date may vote in person at the special meeting. You may also be represented by another person at the special meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in “street name” by a broker, bank or other holder of record, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the special meeting.

Your vote is important, regardless of the number of shares you own. You can save us the expense of a second mailing by voting promptly.

Q.	What can I do if I change my mind after I vote my shares of Polypore common stock?

A.	If you are a Polypore stockholder of record, any proxy you have given may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	delivering a signed notice bearing a date later than the date of your previous proxy to the Secretary of the Company stating that the previous proxy is revoked;

•	completing, signing and submitting a proxy card relating to the same shares of Polypore common stock and bearing a later date than the date of your previous proxy; or

•	attending the special meeting and voting by ballot in person.

If you are a beneficial owner of shares held in “street name” by a broker, bank or other holder of record, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the special meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will count as voted at the special meeting.

Q.	What do I need to bring with me to the special meeting?

A.	You will need to present personal photo identification in order to be admitted to the special meeting.

If your shares are held beneficially in the name of a broker, bank or other holder of record, you must also present proof of your ownership of Polypore common stock at the close of business on April 6, 2015, which is the record date for the special meeting, such as a bank or brokerage account statement, to be admitted to the special meeting.

Q.	If I am going to attend the special meeting, should I return my proxy card(s)?

A.

Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time before it is voted at the special meeting by delivering to the Secretary of the Company a signed notice of revocation or submitting a valid, later-dated, signed proxy following the instructions provided on the proxy card. You also may revoke your proxy by attending the special meeting and voting by ballot in person. See the section entitled “The Special Meeting — Revocation of Proxies” on page 22.

Q.	If my shares of Polypore common stock are held in “street name” by my broker, bank or other holder of record, will my broker, bank or other holder of record vote my shares for me?

A.	Your broker, bank or other holder of record will vote your shares of Polypore common stock for you on the proposal to adopt the Merger Agreement, the merger-related named executive officer compensation proposal and the adjournment proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker, bank or other holder of record regarding how to instruct your broker, bank or other holder of record to vote your shares of Polypore common stock. If you do not provide instructions to your broker, bank or other holder of record, your shares of Polypore common stock will not be voted, which will have the effect of a vote AGAINST the proposal to adopt the Merger Agreement and will have no effect on the outcome of the merger-related named executive officers compensation proposal or the adjournment proposal.

Q.	Where can I find more information about Polypore?

A.	You can find more information about us from various sources described in the section entitled “Additional Information” beginning on page 117.

Q.	Can I access these proxy materials on the Internet?

A.	These proxy materials are available at www.cstproxyvote.com in PDF and HTML format.

Q.	Who will pay for the cost of this proxy solicitation?

A.	We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission.

Q.	Who will count the vote?

A.	Representatives of our transfer agent, Continental Stock Transfer & Trust Company, will tabulate the votes.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this document that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, the statements about Polypore’s plans, objectives, strategies and prospects regarding, among other things, the financial condition, results of operations and business of Polypore. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning.

These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this document will be important in determining future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including with respect to Polypore, the following, among other things:

•	the highly competitive nature of the markets in which we sell our products;

•	the failure to continue to develop innovative products;

•	the loss of our customers;

•	the vertical integration by our customers of the production of our products into their own manufacturing process;

•	increases in prices for raw materials or the loss of key supplier contracts;

•	our substantial indebtedness;

•	interest rate risk related to our variable rate indebtedness;

•	our inability to generate cash;

•	restrictions related to our senior secured credit agreement;

•	employee slowdowns, strikes or similar actions;

•	product liability claims exposure;

•	risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws;

•	the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under environmental laws;

•	the failure to protect our intellectual property;

•	the loss of senior management;

•	the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions;

•	the failure to effectively integrate newly acquired operations;

•	lithium market demand not materializing as anticipated;

•	the absence of expected returns from the intangible assets we have recorded;

•	natural disasters, epidemics, terrorist acts and other events beyond our control;

•	cyber risk and failure to maintain the integrity of our information technology networks and systems;

•	other factors set forth in management’s discussion and analysis of the Company’s most recently filed reports with the Securities and Exchange Commission (the “SEC”);

•	uncertainties associated with the merger and the Separations Media Sale, as well as the uncertainties related to the anticipated timing of filings and approvals relating to these transactions, the expected timing of completion of the transactions and the ability to complete the transactions;

•	the effect of the announcement of the merger on Polypore’s business relationships, operating results and business generally;

•	the retention of key personnel;

•	the occurrence of any event, change or circumstance that could give rise to the termination of the Merger Agreement or the Asset Purchase Agreement;

•	the amount of fees and expenses related to the merger or the Separations Media Sale;

•	the diversion of management’s attention from ongoing business concerns;

•	the possible adverse effect on Polypore’s business and the price of Polypore common stock if the merger is not completed in a timely manner or at all; and

•	the outcome of any legal or regulatory proceedings that have been or may be instituted against Polypore and others relating to the merger.

Because our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on Polypore’s results of operations and financial condition. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. We do not undertake any obligation to update these forward-looking statements to reflect new information, future events or otherwise, except as may be required under federal securities laws.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1 — ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, at the special meeting, our stockholders will be asked to adopt the Merger Agreement. You should read this proxy statement carefully and in its entirety for more detailed information concerning the Merger Agreement and the merger. In particular, you should read in its entirety the Merger Agreement, which is attached as Annex A to this proxy statement.

The Board unanimously recommends that Polypore stockholders vote FOR the proposal to adopt the Merger Agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Polypore common stock represented by such proxy card will be voted FOR the proposal to adopt the Merger Agreement.

ITEM 2 — NON-BINDING ADVISORY VOTE TO APPROVE MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

Polypore is required pursuant to Section 14A of the Exchange Act to include in this proxy statement a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to each of Polypore’s named executive officers (Robert B. Toth, Lynn Amos, Josef Sauer, Christopher Cowger and Peter A. Smith) in connection with the completion of the merger pursuant to Polypore’s compensation and benefit arrangements.

The Board unanimously recommends that Polypore stockholders approve the following resolution:

“RESOLVED, that the stockholders of Polypore International, Inc. approve, on an advisory (non-binding) basis, the compensation to be paid to Polypore International, Inc.’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table in the proxy statement and the related footnotes and narrative disclosures in the section of the proxy statement entitled “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger”.”

This vote on named executive officer compensation payable in connection with the merger is separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to adopt the Merger Agreement and vote not to approve the merger-related named executive officer compensation and vice versa. Because Polypore is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed and regardless of the outcome of this advisory vote. The non-binding compensation proposal will be deemed approved if it receives the affirmative vote of holders of at least a majority of the shares of Polypore common stock present in person or represented by proxy and entitled to vote on the proposal at the special meeting. This is an advisory vote only and will not be binding on Polypore or the Board.

The description of the payments contained in the section entitled “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger” beginning on page 48 as well as in the table entitled “Golden Parachute Compensation — Polypore” and the accompanying footnotes, beginning on page 53 of this proxy statement, is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer in connection with the merger that will or may become payable by either Polypore or Asahi Kasei pursuant to existing contractual obligations or arrangements. The merger-related named executive officer compensation proposal gives Polypore stockholders the opportunity to vote, on a non-binding advisory basis, on the compensation that may be paid or become payable to Polypore’s named executive officers in connection with the merger as set forth in the table entitled “Golden Parachute Compensation—Polypore” table and as described in “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger” beginning on page 48.

The Board unanimously recommends that Polypore stockholders vote FOR the non-binding advisory merger-related named executive officer compensation proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Polypore common stock represented by such proxy card will be voted FOR the merger-related named executive officer compensation proposal and resolution set forth above.

ITEM 3 — VOTE TO APPROVE ADJOURNMENT OF THE SPECIAL MEETING IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT

If there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, Polypore stockholders will be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies.

The Board unanimously recommends that stockholders vote FOR the adjournment proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Polypore common stock represented by such proxy card will be voted FOR the adjournment proposal.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting, including any adjournment or postponement thereof, in connection with the merger and the other items to be voted on at the special meeting. This proxy statement provides our stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting on May 12, 2015, at 9:00 a.m. (Eastern Time), at the Ballantyne Business Center, 13850 Ballantyne Corporate Place, Hixon Building, Suite 500, Charlotte, North Carolina 28277-2830.

Record Date; Stockholders Entitled to Vote

The record date for the special meeting is April 6, 2015. Holders of shares of Polypore common stock at the close of business on the record date are entitled to vote at the special meeting. As of the close of business on the record date, there were 45,008,249 shares of Polypore common stock outstanding and entitled to vote at the special meeting, held by 92 holders of record. Each share of Polypore common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

The names, addresses and number of shares registered in the name of each stockholder of record entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days prior to the special meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:00 p.m. (Eastern Time) at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591, by contacting the Secretary of the Company.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Under our Third Amended and Restated Bylaws, the holders of a majority of the outstanding shares of Polypore common stock entitled to vote, present in person or by proxy, shall constitute a quorum.

The holders of a majority of the shares of common stock present or represented at the special meeting, whether or not a quorum is present, may adjourn the meeting (for up to 30 days without notice other than by announcement at the meeting of the date, time and place of such adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting), until the requisite number of shares shall be present or represented.

If you submit a properly executed proxy card, even if you abstain from voting, your shares of Polypore common stock will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting or there are insufficient votes at the special meeting to adopt the Merger Agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a new record date is set for the adjourned meeting, however, then a new quorum would have to be established at the adjourned meeting.

Stockholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock outstanding and entitled to vote at the special meeting.

Abstentions and shares not present in person at the special meeting and not represented by proxy will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement. It is very important that ALL of our stockholders vote their shares of Polypore common stock, so please promptly complete and return the enclosed proxy card or, if you are a beneficial owner of shares held in “street name” by a broker, bank or other holder of record, your voting instruction card.

The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock present in person or represented by proxy and entitled to be voted on the proposal at the special meeting. Abstentions will have the same effect as a vote AGAINST the merger-related named executive officer compensation proposal, but shares not present in person at the special meeting and not represented by proxy will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

The approval of the adjournment proposal, whether or not a quorum is present, requires the affirmative vote of holders of at least a majority of the shares of Polypore common stock present in person or represented by proxy and entitled to be voted on the proposal at the special meeting. Abstentions will have the same effect as a vote AGAINST the adjournment proposal, but shares not present in person at the special meeting and not represented by proxy will have no effect on the outcome of any vote on the adjournment proposal.

The completion of the Separations Media Sale does not require a separate vote of the holders of Polypore’s common stock.

As of the close of business on the record date, there were 45,008,249 shares of Polypore common stock outstanding and entitled to vote at the special meeting, held by 92 holders of record.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not present in person at the special meeting and not represented by proxy will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement. Abstentions will have the same effect as a vote AGAINST the merger-related named executive officer compensation proposal, but shares not present in person at the special meeting and not represented by proxy will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote AGAINST the adjournment proposal, but shares not present in person at the special meeting and not represented by proxy will have no effect on the outcome of any vote on the adjournment proposal.

Brokers, banks or other holders of record holding your shares of Polypore common stock in “street name” may not vote your shares of Polypore common stock on the proposal to adopt the Merger Agreement, the merger-related named executive officer compensation proposal or the adjournment proposal, absent instruction from you. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other holder of record, your failure to provide instructions to your broker, bank or other holder of record will result in your shares not being present at the meeting and not being voted on those proposals. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the special meeting. If you hold your shares of Polypore common stock in “street name,” you will receive instructions from your broker, bank or other holder of record that you must follow in order to vote your shares of Polypore common stock.

It is very important that ALL of our stockholders vote their shares of Polypore common stock, so please promptly complete and return the enclosed proxy card or, if you are a beneficial owner of shares held in “street name” by a broker, bank or other holder of record, your voting instruction card.

Voting

Stockholders who hold shares of Polypore common stock at the close of business on the record date can vote shares on matters presented at the special meeting using any of the following methods:

(a) By Mail. Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

(b) By Telephone or on the Internet. Record holders will be able to vote by telephone or on the Internet by following the instructions on the proxy card. Telephone and Internet voting may also be available for beneficial owners depending on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

(c) In Person at the Special Meeting. All stockholders at the close of business on the record date may vote in person at the special meeting. You may also be represented by another person at the special meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in “street name” by a broker, bank or other holder of record, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the special meeting.

Brokers, banks or other holders of record holding shares of Polypore common stock in “street name” may vote those shares of Polypore common stock at the special meeting only if their beneficial owners provide instructions on how to vote. If you are a beneficial owner of shares held in “street name” by a broker, bank or other holder of record, your brokers, bank or other holder of record will provide you with directions on how to instruct your broker, bank or other holder of record to vote your shares of Polypore common stock, and you should carefully follow those instructions.

If you have any questions about how to vote or direct a vote in respect of your shares of Polypore common stock, please contact us at: Polypore International, Inc. 11430 North Community House Rd., Suite 350, Charlotte, North Carolina 28277 Attention: Paul Clegg or by calling (704) 587-8409, or you may contact our proxy solicitor, D. F. King & Co., Inc., at:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Phone: (877) 283-0320

Email: polypore@dfking.com

Stockholders should not send in their stock certificates with their proxies. A letter of transmittal with instructions for the surrender of certificates representing shares of Polypore common stock will be mailed to stockholders of record if the merger is completed.

Revocation of Proxies

Any proxy given by a Polypore stockholder of record may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	delivering a signed notice bearing a date later than the date of the previous proxy to the Secretary of the Company stating that the previous proxy is revoked;

•	completing, signing and submitting a proxy card relating to the same shares of Polypore common stock and bearing a later date than the date of the previous proxy; or

•	attending the special meeting and voting by ballot in person.

If you are a beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the special meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the special meeting.

Solicitation Costs

We are soliciting proxies on behalf of our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone, electronically, by mail or by other means, but they will not be specifically compensated for these services.

We have retained D. F. King & Co., Inc. to assist in the solicitation of proxies. We will pay D. F. King & Co., Inc. a fee of $37,500 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify D. F. King & Co., Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). The total cost of solicitation of proxies will be borne by us.

We will ask brokers, banks and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of shares of Polypore common stock held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners of Polypore common stock.

Exchange of Stock Certificates

Our stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of certificated and uncertificated shares of Polypore common stock in exchange for the merger consideration will be mailed to our stockholders of record as promptly as reasonably practicable following completion of the merger. See “The Merger Agreement — Exchange and Payment Procedures” beginning on page 66.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement as Annex A. You should read the Merger Agreement carefully and in its entirety.

Background of the Merger

As part of its ongoing oversight and management of Polypore’s business, the Board considers the strategic direction of Polypore, including evaluating strategic growth opportunities, strategic partnerships and acquisitions, on a regular basis. This consideration includes periodic discussions with Polypore’s financial and legal advisors and management with respect to, among other things, Polypore’s takeover preparedness and long-term prospects and strategies, including strategic opportunities and challenges, all with the goal of enhancing long-term shareholder value.

As early as 2009, representatives of Asahi Kasei and Polypore discussed various potential business alliances and strategic transactions. These initial expressions of potential interest did not lead to detailed discussions or formal proposals relating to an acquisition of the Company or other significant corporate event. Asahi Kasei and Polypore re-initiated discussions regarding a potential transaction in May 2013 and, on August 28, 2013, Polypore and Asahi Kasei entered into a mutual confidentiality agreement. Representatives of Asahi Kasei began visiting Polypore facilities in February 2014 in connection with these discussions.

Over the past several years, representatives of 3M engaged in sporadic conversations with representatives of Polypore, expressing interest in a potential strategic transaction with Polypore. These initial expressions of interest in a potential strategic transaction did not lead to detailed discussions or formal proposals relating to an acquisition of the Company or other significant corporate event.

In 2013, as part of its strategic review of all of the Company’s businesses, the Board identified certain strategic challenges facing the energy storage and separations media businesses. As a result, the Board appointed Phillip Bryson to serve in the newly created position of Senior Vice President, Corporate Development and Strategy to evaluate strategic alternatives with respect to those businesses.

At the Board’s regularly scheduled meeting in October 2013, the Board authorized management to explore various strategic opportunities with third parties in order to address the challenges noted in the energy storage business and the separations media business.

During the third quarter of 2013, Polypore and 3M engaged in preliminary discussions regarding a potential strategic transaction, including a potential acquisition by 3M of Polypore. Polypore and 3M entered into a mutual confidentiality agreement on October 11, 2013 and engaged in meetings in early November 2013. In December 2013, 3M submitted a non-binding proposal to acquire the separations media business for an amount between $850 and $900 million, which proposal was not accepted by Polypore as the proposed purchase price, including the costs and expenses the Company would incur in undertaking such a transaction, was not at an aggregate value at which the Company was willing to proceed at that time.

During this time period, Polypore’s management, at the direction of the Board, initiated discussions with eight other potential strategic parties that management believed may have been interested in potential strategic alliances, joint ventures or the acquisition of the separations media business, energy storage business or the entire Company. Members of the Company’s management team had discussions from time to time between October 2013 and July 2014 with these eight parties, although none of these discussions resulted in any actionable proposals to acquire all or any portion of the Company. The Board was briefed by management on the outcome of these discussions.

During the second quarter of 2014, Polypore was also continuing its preliminary discussions with Asahi Kasei regarding potential strategic transactions, including potential joint ventures, asset sales and supply arrangements. As part of these preliminary discussions, Asahi Kasei expressed interest in acquiring the energy storage business, specifically. 3M similarly continued to express interest in the Company’s separations media business. Although Asahi Kasei and 3M both expressed a potential interest in the Company in its entirety, neither Asahi Kasei, with respect to the separations media business, nor 3M, with respect to the energy storage business, believed the different business segments were good strategic fits with their existing business structures. However, among the potential strategic parties Polypore talked to, Asahi Kasei appeared to be the best strategic fit and had expressed the most advanced interest in the energy storage business. Similarly, among the potential strategic parties Polypore talked to, 3M was among the most advanced in terms of interest and had ascribed the highest valuation to the separations media business (based on the prior proposal submitted by 3M in December 2013). While the Company, after consultation with the Board, preferred not to engage in separate divestitures of its individual business segments, given the complementary interests expressed by Asahi Kasei and 3M, the fact that both Asahi Kasei and 3M were superior to the other potential strategic parties in terms of their respective interest in, and valuation of, the applicable business segments of the Company and their complementary strategic fit with respect to the different business segments, Polypore’s management was willing to introduce Asahi Kasei and 3M in order to determine whether they would be interested in making a joint offer for the entire Company.

At its regularly scheduled meeting on July 31, 2014, the Board continued its evaluation of potential strategic alternatives for the Company. Included in these discussions were the potential acquisition of Polypore by Asahi Kasei, in partnership with 3M, strategic joint ventures, acquisitions, strategic licensing agreements, long-term supply arrangements and alternatives related to certain of the Company’s intellectual property, including litigation, that the Board had considered pursuing and that the Board believed would likely preclude certain potential strategic alternatives, including an acquisition of Polypore by Asahi Kasei.

In the second half of 2014, preliminary discussions among Polypore, Asahi Kasei and 3M continued. In early September 2014, Polypore’s confidentiality agreements with Asahi Kasei and 3M were amended to allow Asahi Kasei and 3M to share information with one another for the purpose of evaluating a potential joint proposal to acquire the entire Company. In October 2014, the Board engaged Jones Day to act as its legal advisor, which had regularly provided legal services to Polypore, to assist in connection with its evaluation of various strategic alternatives.

At its regularly scheduled meeting on October 30, 2014, the Board continued to discuss and evaluate potential strategic alternatives. At this meeting, the Board approved the engagement of BofA Merrill Lynch, which had previously provided certain banking services to Polypore, to act as its financial advisor in connection with its review of potential strategic alternatives, and Polypore memorialized its engagement of BofA Merrill Lynch on November 4, 2014 pursuant to a letter agreement. The Board also authorized the Company to provide limited, high-level due diligence to Asahi Kasei and 3M to facilitate their ability to make an initial proposal on valuation.

During November and early December 2014, the Company provided limited, high-level due diligence to Asahi Kasei and 3M pursuant to customary confidentiality agreements that had previously been entered into in the course of the Company’s ongoing strategic discussions with Asahi Kasei and 3M. In addition, at the direction of the Company’s management, representatives of BofA Merrill Lynch held preliminary discussions with representatives of Morgan Stanley & Co. LLC acting together with representatives of Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (collectively “Morgan Stanley”), Asahi Kasei’s financial advisor, and representatives of Centerview Partners LLC (“Centerview”), 3M’s financial advisor.

On December 18, 2014, Asahi Kasei submitted an initial indication of interest to acquire all of the outstanding shares of Polypore common stock for $56.00 per share in cash. The proposal contemplated that 3M would acquire the separations media business and, concurrently therewith or immediately thereafter, Asahi Kasei would acquire the remainder of Polypore. The proposal also requested a 30-day exclusivity period.

On December 18, 2014, the Board convened a meeting to discuss the proposal received that morning from Asahi Kasei and 3M. Members of Polypore’s senior management and representatives of BofA Merrill Lynch and Jones Day participated in the meeting. At this meeting, the Board discussed with its financial and legal advisors and senior management the proposal, Asahi Kasei’s and 3M’s stated constraints, namely current oil prices and Yen/U.S. dollar exchange rates, on their ability to increase the proposed purchase price, and potential alternatives to the proposed transactions, including maintaining the status quo, entering into a joint venture with another company, a leveraged recapitalization, a leveraged buyout, or the sale of various components of the Company or the entire Company to one or more other parties. Representatives of BofA Merrill Lynch reviewed with the Board certain preliminary financial analyses of the Company and a qualitative overview of potential alternatives to the proposed transactions. The potential alternatives to the proposed transactions reviewed by BofA Merrill Lynch had been developed through discussions with Polypore’s management and were based on assumptions provided by Polypore’s management. Representatives of BofA Merrill Lynch also described and discussed a list of potential buyers for either the separations media business or the energy storage business other than Asahi Kasei and 3M, which included 15 potential strategic partners, many of which Polypore’s management had engaged in prior strategic discussions, and a general discussion of potential financial sponsor interest. Representatives of BofA Merrill Lynch also stated that it was their belief, which was informed by the prior discussions of Polypore’s management with other potential parties, that there were likely no potential buyers that would be interested in acquiring the Company in its entirety. After discussion with management and its financial and legal advisors, the Board instructed BofA Merrill Lynch to continue discussions with Asahi Kasei and 3M in an effort to clarify a number of aspects of the proposal in order to determine whether the Company should continue to engage in these discussions with Asahi Kasei and 3M. Representatives of Jones Day reviewed with the Board their fiduciary duties in connection with the proposal and related matters. The Board asked a number of questions of management, BofA Merrill Lynch and Jones Day regarding the proposal, including questions relating to the potential tax impact of the proposed transactions, whether the offer included any other material conditions or qualifiers, which parties would bear regulatory risk, the nature of the non-binding agreement between Asahi Kasei and 3M, the potential deal consummation risks associated with the proposed structure and whether the offer included an expiration date. Robert B. Toth, the Company’s President, Chief Executive Officer and Chairman of the Board, notified the Board that he would set up a meeting within the coming weeks to provide additional information to the Board with respect to the proposal and to ensure that the Board had ample time to consider and discuss the Company’s response to the proposal.

Between December 18 and 29, 2014, members of Polypore’s senior management held several internal calls with the Company’s legal and financial advisors to discuss certain strategic alternatives, the proposal from Asahi Kasei and 3M, and potential structures and synergies that could be used to potentially negotiate a higher price from Asahi Kasei and 3M should the Board authorize management to do so.

On December 29, 2014, the Board convened a meeting to further discuss the December 18th proposal. Members of Polypore’s senior management and representatives of BofA Merrill Lynch and Jones Day participated in the meeting. Mr. Toth opened the meeting by describing the meeting’s objectives and reviewing the previous meeting’s discussion. Representatives of BofA Merrill Lynch again reviewed the proposal and gave a summary of the offer valuation, Asahi Kasei’s and 3M’s previously stated constraints on their ability to increase the proposed price, recent acquisitions completed by both Asahi Kasei and 3M, and Asahi Kasei’s and 3M’s requested next steps. Representatives of BofA Merrill Lynch then reviewed the public market perspective of Polypore and reviewed with the Board their preliminary financial analysis of Polypore. Representatives of BofA Merrill Lynch then reviewed potential alternatives to the proposed transactions, including maintaining the status quo, entering into a joint venture with another company, or engaging in a leveraged recapitalization, a leveraged buyout, or sale of various components of the Company to different purchasers, and described the projected values that could potentially be obtained under each such potential alternative. The scenarios reviewed by BofA Merrill Lynch were developed through discussions with Polypore’s management and were based on assumptions provided by Polypore’s management. Management then led a discussion with BofA Merrill Lynch and Jones Day regarding potential next steps, including potential responses to the proposal. A thorough discussion among the directors and the Company’s financial and legal advisors ensued, and the Board asked a number of questions of management, BofA Merrill Lynch and Jones Day. The Board considered the complexities of a three party transaction and the likelihood that Asahi Kasei and 3M would be able to reach definitive agreements on terms, including price, that were acceptable to the Board. The Board determined that it would be in the best interests of the Company’s stockholders for the Company to continue to engage in discussions with Asahi Kasei and 3M in order to determine whether the existing proposal could be improved to a level of value at which the Board would consider engaging in a transaction. The Board authorized BofA Merrill Lynch to reply to Asahi Kasei’s and 3M’s financial advisors accordingly, including by indicating that the Board was looking for a price above $60 per share, which was informed by the Company’s historical stock price and conversations the Board had with management and its financial and legal advisors.

Later in the day on December 29, 2014, representatives of BofA Merrill Lynch had a conversation with representatives of Morgan Stanley and Centerview. During this call, representatives of BofA Merrill Lynch informed the other financial advisors that in order to proceed with further discussions, Asahi Kasei and 3M would need to put forward a proposal that included a price above $60 per share. In addition, in order to evaluate any further proposal, the Board would need to understand the value that Asahi Kasei and 3M were ascribing to each business. Representatives of BofA Merrill Lynch further informed the other financial advisors that any revised proposal should clarify the proposed structure of the proposed transactions, including financing, regulatory and other deal terms. Representatives of BofA Merrill Lynch also indicated that the Board was not willing to grant exclusivity to Asahi Kasei and 3M because, among other things, the Board was not willing to engage in the proposed transactions at the indicated price.

On January 5, 2015, Asahi Kasei and 3M made a revised proposal, verbally through their financial advisors to BofA Merrill Lynch, to acquire all of the outstanding shares of Polypore common stock for a price of $59.25 per share in cash. In addition to the purchase price increase, they indicated that current oil prices and Yen/U.S. dollar exchange rates continued to be constraints on the ability of Asahi Kasei and 3M, to pay a higher price. Through their respective financial advisors, Asahi Kasei and 3M reiterated their request for a 30-day exclusivity period. Asahi Kasei and 3M’s financial advisors also indicated that 3M was valuing the separations media business at approximately $1 billion plus approximately $80 million of environmental and pension liabilities, while absorbing approximately one-third of the corporate overhead costs. They also indicated that the separations media business would be acquired as an asset purchase. With respect to transaction certainty, they indicated that Asahi Kasei was not willing to act on an entire company transaction without the Separations Media Sale occurring immediately prior to the effective time of the entire company transaction. Representatives of BofA Merrill Lynch promptly informed the Company and Jones Day of this conversation.

On January 7, 2015, the Board convened a meeting to discuss the revised proposal from Asahi Kasei and 3M. Members of Polypore’s senior management and representatives of Jones Day participated in the meeting. Mr. Toth provided the Board with an update on the status of discussions among Polypore, Asahi Kasei and 3M and their respective financial and legal advisors. Mr. Toth also reported that Asahi Kasei was not prepared to move forward with the proposed transactions without 3M as the purchaser of the separations media business. A thorough discussion among the directors and Jones Day ensued, and the Board asked a number of questions of management and Jones Day regarding the revised proposal.

Later in the day on January 7, 2015, at the direction of Polypore’s management, representatives of BofA Merrill Lynch convened a conference call with representatives of Morgan Stanley and Centerview, to discuss Asahi Kasei’s and 3M’s most recent proposal. During this discussion, representatives of BofA Merrill Lynch questioned certain of the terms outlined in the proposal. Representatives of BofA Merrill Lynch, at the direction of Polypore’s management, also suggested that each party’s respective legal, environmental, pension, and tax specialists discuss the structuring of the transaction in order to help the Board better understand the proposal and the financial assumptions underlying the proposal so that the Board could determine if an alternative structure might be available that would return more value to Polypore’s stockholders. During this call, representatives of BofA Merrill Lynch reiterated to the other financial advisors that in order to proceed with further discussions under exclusivity with the Company, Asahi Kasei and 3M would need to put forward a proposal that included a price above $60 per share.

On January 9, 2015, representatives of Morgan Stanley and Centerview engaged in a discussion with representatives of BofA Merrill Lynch. During this discussion, the financial advisors for 3M and Asahi Kasei informed BofA Merrill Lynch that they were unwilling to engage in subject matter expert calls with respect to legal, environmental and pension at this time. 3M and Asahi Kasei were, however, willing to engage in a tax specialist call.

On January 12, 2015, the parties’ respective tax specialists engaged in a discussion to understand each party’s assumptions regarding the tax implications of the proposed structure. On January 13, 2015, Polypore provided 3M and Asahi Kasei, through their respective financial advisors, additional tax analyses to help them better understand the tax implications of their proposed structure, which Polypore believed would support a potential higher valuation of the Company.

On January 14, 2015, representatives of BofA Merrill Lynch, at the direction of Polypore’s management, engaged in a discussion with representatives of Morgan Stanley and Centerview. During this discussion, representatives of BofA Merrill Lynch informed the other financial advisors that in order to fully understand the proposal, the Board would need to understand the cross-conditional nature of the proposed transactions and that a call between each of the parties’ outside legal advisors was necessary.

Also on January 14, 2015, each party’s respective tax specialists reconvened for a follow-up discussion regarding the tax implications of the proposed structure.

On January 17, 2015, representatives of Jones Day had a call with representatives of Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), legal advisor to Asahi Kasei, and representatives of Hogan Lovells US LLP (“Hogan Lovells”), legal advisor to 3M, and 3M in-house legal advisor to discuss the structure of the proposal, including terms relating to transaction certainty and conditionality. Representatives of Cleary Gottlieb and Hogan Lovells indicated that their clients both envisioned a structure where each transaction would be conditioned on the other transaction closing at substantially the same time. They also indicated that each transaction would be subject to conditions commensurate with its size. Representatives of Jones Day informed them that Polypore was expecting a transaction that had conditionality commensurate with a public company transaction for the entire company.

Also on January 17, 2015, Asahi Kasei and 3M made a revised proposal, verbally through their financial advisors, to representatives of BofA Merrill Lynch, to acquire all of the outstanding shares of Polypore common stock for a price of $59.50 per share in cash. Representatives of BofA Merrill Lynch promptly informed the Company and Jones Day of this conversation.

On January 19, 2015, Asahi Kasei delivered a non-binding written proposal to acquire all of the outstanding shares of Polypore common stock for a price $59.50 per share in cash, which was contingent on receiving exclusivity for 30 days. A draft exclusivity agreement was included in the proposal.

Also on January 19, 2015, the Board convened a meeting to discuss the revised proposal from Asahi Kasei and 3M. Members of Polypore’s senior management and representatives of BofA Merrill Lynch and Jones Day participated in the meeting. Mr. Toth opened the meeting by briefly describing the current proposal from Asahi Kasei and 3M. Representatives of BofA Merrill Lynch provided the Board with a review of the communications that had taken place between the parties’ respective legal and financial advisors since the Board’s January 7th meeting. Representatives of BofA Merrill Lynch indicated that Asahi Kasei and 3M had made what those two parties characterized as a final offer of $59.50 per share of Polypore common stock, citing potential concerns (with respect to Asahi Kasei) on the future of the electric drive vehicles industry, current oil prices and Yen/U.S. dollar exchange rates as limiting factors, and making their offer contingent on exclusivity. Representatives of Jones Day then provided the Board with a summary of the discussions among the legal advisors for the parties and an overview of the legal structure proposed by Cleary Gottlieb and Hogan Lovells for the transactions, describing a two-part deal structure beginning with a sale to 3M of the assets comprising the separations media business, immediately followed by the merger of a subsidiary of Asahi Kasei with and into Polypore. Representatives of Jones Day indicated that the two deals were mutually contingent, meaning that neither transaction would go forward without the other, and that there would be no financing contingency included in the deal. The Board then discussed with management and representatives of its financial and legal advisors the potential increased consummation risk associated with a two-part transaction. Representatives of BofA Merrill Lynch then reviewed with the Board background information with respect to a potential transaction, including information related to the recent stock price performance of Polypore and selected comparable companies and an update of analyst price targets for Polypore. Representatives of BofA Merrill Lynch and management of the Company then described other parties that might be interested in opening discussions with Polypore regarding a potential transaction for either the separations media business or the energy storage business, including five potential strategic partners, four of which management had engaged in prior strategic discussions with, and led a discussion, based on input from management of the Company, on possible responses to the current offer. Representatives of BofA Merrill Lynch reiterated their belief, which was informed by the prior discussions of Polypore’s management with other potential parties, that there were likely no potential buyers that would be interested in acquiring the Company in its entirety. Members of the Company’s management indicated that they shared this view. A thorough discussion among the Board and the Company’s financial and legal advisors ensued, and the Board asked a number of questions of management, BofA Merrill Lynch and Jones Day. After additional discussion, the Board authorized BofA Merrill Lynch to respond to Asahi Kasei and 3M that, while the Board was disappointed in the size of the price increase, it was willing to continue to engage in discussions regarding the potential transactions, but that it would only be willing to provide for a limited exclusivity period, which was subject to the definitive agreements including the ability of the Company to solicit additional offers for the separations media business, the energy storage business or the entire Company. The Board determined not to approach other potential acquirers for either the separations media business, the energy storage business, or the entire Company due to its concerns regarding the possibility of leaks regarding a potential transaction, its belief, informed by the views of management and representatives of BofA Merrill Lynch, that there likely was no buyer that would be interested in acquiring the entire Company and that, based on management’s earlier discussions with eight other potential strategic parties, it was unlikely that such approach would result in an alternative joint proposal that could be pursued in a timely manner. The Board was also cognizant of the substantial further distraction engaging in any such third party outreach would likely have on the ability of the Company’s management to manage the business. The Board discussed its concerns regarding whether Asahi Kasei and 3M were able to move expeditiously to reach definitive agreements on terms acceptable to the Board and a price the Board was willing to accept.

Following the Board meeting, representatives of BofA Merrill Lynch convened a call with the financial advisors to Asahi Kasei and 3M. During this call, representatives of BofA Merrill Lynch informed the other financial advisors that the Board was prepared to provide Asahi Kasei and 3M with a limited exclusivity period. However, there were substantial concerns from the Board with respect to the proposal submitted earlier that day, including Asahi Kasei and 3M’s ability to reach definitive agreements on terms acceptable to the Board in an expeditious manner. In addition, the proposed value was below the value at which the Board was willing to engage in a transaction. Notwithstanding these concerns, the Board was prepared to pursue the potential transactions with Asahi Kasei and 3M. Representatives of BofA Merrill Lynch also informed the other financial advisors that the Company desired to reach definitive agreements expeditiously and was not willing to grant exclusivity beyond February 9, 2015, given the substantial distraction to management associated with the proposed transactions and the Board’s and management’s view that granting an extended exclusivity period would likely impede Asahi Kasei and 3M from working expeditiously to reach definitive agreements on terms, including price, acceptable to the Board. Representatives of BofA Merrill Lynch further informed the other financial advisors that the Board considered the transactions an entire company transaction and was willing to move forward with the understanding that Asahi Kasei’s and 3M’s remaining due diligence review would be commensurate with an entire-company transaction. Finally, representatives of BofA Merrill Lynch indicated that the Board would seek a post-signing “go-shop” provision pursuant to which Polypore would have the ability to solicit offers for the separations media business, the energy storage business or the entire Company.

In the evening on January 19, 2015, representatives of Jones Day sent to the legal advisors of Asahi Kasei and 3M a revised draft exclusivity agreement. The parties negotiated the exclusivity agreement for several days and it was executed as of January 21, 2015, and contained an exclusivity period that expired on February 9, 2015.

On January 20, 2015, at the direction of Polypore’s management, representatives of BofA Merrill Lynch convened a call with the financial advisors for Asahi Kasei and 3M to discuss the next steps of the potential transactions, including the scope of the remaining due diligence review. Representatives of BofA Merrill Lynch conveyed to the other financial advisors that the Company was willing to have management meetings with Asahi Kasei and 3M as well as provide limited, high-level due diligence.

On January 27, 2015, representatives of Jones Day sent to the legal advisors of Asahi Kasei and 3M a draft merger agreement, asset purchase agreement, and transition services agreement. The draft agreements contained representations, warranties, covenants and closing conditions that related to the entire Company, as opposed to each business line. The merger agreement also contained a “go-shop” provision allowing the Company to solicit alternative proposals to acquire the separations media business, the energy storage business or the entire Company for a period of 45 days after signing. The draft merger agreement also contained a “forced partnering” provision that required either Asahi Kasei or 3M to enter into substantially similar transactions with a third party in the event the Company received a superior proposal from such third party to acquire either the separations media business or the energy storage business, respectively. Finally, the merger agreement contained a “hell or high water” provision requiring Asahi Kasei and 3M to take all actions necessary to consummate the transactions contemplated by the merger agreement and asset purchase agreement, including divesting assets in order to obtain required regulatory approvals.

On January 29 and 30, 2015, the parties conducted in-person due diligence meetings in Charlotte, North Carolina.

On February 2, 2015, representatives of Cleary Gottlieb sent to representatives of Jones Day an original draft merger agreement. The draft merger agreement contained representations, warranties, covenants and closing conditions that related only to the energy storage business, rather than the entire Company. The draft merger agreement prohibited the Company from soliciting alternative proposals to acquire the separations media business, the energy storage business or the entire Company. The draft merger agreement also did not allow the Company to terminate the merger agreement to enter into a new transaction if a superior proposal was made for either the separations media business or the energy storage business and did not include the “forced partnering” provisions requested by the Company. Finally, the draft merger agreement did not make a proposal on regulatory risk allocation, reserving the issue until further due diligence information was provided. The above issues (the “Major Deal Issues”) remained outstanding until Asahi Kasei and 3M put forward their best and final offer on February 19, 2015.

On February 5, 2015, principals from all three parties, including each party’s legal and financial advisors, convened a call to discuss the Major Deal Issues and next steps. None of the Major Deal Issues were resolved, and Asahi Kasei did not put forward a proposal regarding regulatory risk allocation at that time.

On February 6, 2015, representatives of Hogan Lovells sent to representatives of Jones Day certain excerpts from 3M’s proposed asset purchase agreement. The excerpts of the draft asset purchase agreement contained representations, warranties, covenants and closing conditions that related only to the separations media business. In addition, the excerpts of the draft asset purchase agreement contained certain closing conditions more typically found in a carve-out transaction, instead of a public company merger.

Also on February 6, 2015, Asahi Kasei and 3M each sent to the Company their supplemental due diligence lists. The next day, each party also sent a proposed timeline for completion of due diligence and the signing of definitive transaction documents. These timelines included a number of site visits to the Company’s primary manufacturing facilities, with the signing and announcement of the deal to occur prior to the U.S. stock market opening on February 23, 2015.

On February 7, 2015, representatives of Jones Day sent to the legal advisors for Asahi Kasei and 3M a revised draft merger agreement, noting that the Major Deal Issues remained open. That same day, Hogan Lovells sent to Jones Day a complete draft of the asset purchase agreement.

On February 8, 2015, the legal advisors for the parties held a call to discuss Jones Day’s revisions to the draft merger agreement.

On February 9, 2015, the Board convened a meeting to discuss the status of discussions with Asahi Kasei and 3M. Members of Polypore’s senior management and representatives of BofA Merrill Lynch and Jones Day participated in the meeting. Mr. Toth opened the meeting by briefly describing the current state of the potential transactions with Asahi Kasei and 3M. BofA Merrill Lynch provided the Board with a review of action and communications that had taken place since the Board’s January 19th meeting. Jones Day then provided the Board with a summary of the discussions among the legal advisors for the parties and an overview of the material issues outstanding with respect to the merger agreement and asset purchase agreement, including the Major Deal Issues. BofA Merrill Lynch then described Asahi Kasei’s and 3M’s respective proposed timelines for signing and announcing the potential transactions as well as each party’s respective outstanding due diligence requests. A thorough discussion among the directors and the Company’s financial and legal advisors ensued, and the Board asked a number of questions of management, BofA Merrill Lynch, and Jones Day regarding the potential transactions, including the ability of Asahi Kasei and 3M to meet their proposed timelines. After additional discussion of the various potential responses, the Board authorized management and the Company’s financial and legal advisors to continue to pursue potential transactions with Asahi Kasei and 3M. The Board determined that it would not grant an extension of the exclusivity period to Asahi Kasei and 3M and indicated that it would not approve the transactions with Asahi Kasei and 3M after February 23, 2015, the date that each of Asahi Kasei’s and 3M’s proposed timelines contemplated the signing and announcement of the deal.

Later on February 9, 2015, representatives of BofA Merrill Lynch convened a call with the other financial advisers to discuss the diligence process and the importance of meeting the contemplated timeline. Also on February 9, 2015, representatives of Polypore, Asahi Kasei and 3M convened a call to discuss the potential transactions, the diligence process and the contemplated timeline.

On February 11, 2015, representatives of Jones Day sent to representatives of Hogan Lovells a revised draft of the asset purchase agreement, conforming the representations, warranties, covenants and closing conditions to those contained in the merger agreement.

On February 12, 2015, representatives of Cleary Gottlieb sent to representatives of Jones Day a revised draft merger agreement, with the Major Deal Issues continuing to be open issues.

On February 14, 2015, representatives of Hogan Lovells sent to representatives of Jones Day a revised draft asset purchase agreement.

On February 15, 2015, representatives of Cleary Gottlieb and representatives of Hogan Lovells each sent to representatives of Jones Day their client’s respective proposals for allocating regulatory risk. The proposals limited each party’s divestiture obligations and did not contain any penalty in the event the transactions did not receive regulatory approval. In particular, Asahi Kasei’s proposal required Asahi Kasei to divest assets and make other accommodations to obtain regulatory approval only if the board of directors of Asahi Kasei determined in good faith that such divestitures or accommodations would not reasonably be expected to be materially adverse to the energy storage business, Asahi Kasei’s battery separator business or the benefits expected to be derived by Asahi Kasei from the transactions contemplated by the merger agreement. The proposals also allowed each of Asahi Kasei and 3M to determine regulatory strategy and gave each of them the ability to exclude the Company and its representatives from meetings with governmental agencies.

On February 16, 2015, at the direction of Polypore’s management, representatives of BofA Merrill Lynch and Jones Day convened a call with the financial and legal advisors to Asahi Kasei and 3M to discuss the status of negotiations and the Company’s position with respect to the Major Deal Issues. Representatives of BofA Merrill Lynch conveyed the Company’s disappointment with the proposals for allocating regulatory risk and the view that such proposals were not constructive. Representatives of BofA Merrill Lynch and Jones Day also reiterated the Company’s position with respect to the Major Deal Issues.

On February 17, 2015, representatives of Jones Day sent to representatives of Cleary Gottlieb and Hogan Lovells revised drafts of the merger agreement and asset purchase agreement, noting that the Major Deal Issues remained unresolved.

Also on February 17, 2015, representatives of Cleary Gottlieb conveyed to representatives of Jones Day a revised regulatory proposal that included a requirement for Asahi Kasei to use its reasonable best efforts to resolve any objections that may be raised by antitrust regulatory authorities, provided that Asahi Kasei would not be required to divest any assets or agree to any limitation of its business, other than the divestiture of a “wet process” facility or assets used in the production of lithium battery separator material, that collectively would have an annual production capacity of no more than 40 million square meters. Representatives of Hogan Lovells also conveyed to Jones Day a revised regulatory proposal. Both revised proposals allowed the Company to assist in the development of the parties’ regulatory strategy and to participate in meetings with governmental agencies.

During the evening of February 17, 2015, at the direction of Polypore’s management, representatives of BofA Merrill Lynch convened a call with the financial advisors to Asahi Kasei and 3M. During this call, BofA Merrill Lynch presented the other parties with the Company’s proposal to resolve all Major Deal Issues. The proposal included: acceptance of the revised regulatory proposal; representations, warranties, covenants and closing conditions that related only to the energy storage business, for the merger agreement, and the separations media business, for the asset purchase agreement, instead of the entire Company in each agreement; no “go-shop” provision; the Company having the right to terminate either agreement to enter into a new transaction if a superior proposal was made for one of the business lines; and no “forced partnering” if a new buyer for either business line submitted a topping bid. Finally, the proposal included a per share purchase price of $62.50.

Following such call, Mr. Toth and other representatives of the Company convened a call with representatives of Asahi Kasei and 3M to repeat the proposal to resolve all Major Deal Issues previously communicated by BofA Merrill Lynch to the financial advisors of Asahi Kasei and 3M. Mr. Toth highlighted the Board’s focus on obtaining additional value in exchange for the concessions on the Major Deal Issues reflected in the Company’s proposal.

On February 18, 2015, Cleary Gottlieb sent to Jones Day a revised draft merger agreement.

On February 19, 2015, Hogan Lovells sent to Jones Day a revised draft asset purchase agreement.

Later on February 19, 2015, financial advisors for Asahi Kasei and 3M convened a call with representatives of BofA Merrill Lynch. During this call, the other financial advisors indicated that Asahi Kasei and 3M would accept the proposal the Company offered on February 17, 2015, but at a per share purchase price of $60.50 in cash and only if the Company would be prohibited from terminating either agreement to enter into a new transaction if a superior proposal was made for one of the business lines. The revised proposal also included a termination fee equal to 2% of the equity value of the Company that would be payable by the Company to Asahi Kasei and 3M in the event that the Company terminated the merger agreement and asset purchase agreement in order to take a superior proposal, among other things. This was a reduction to the termination fee which had previously been proposed by Asahi Kasei and 3M to be 3.5% of the enterprise value of the Company. Asahi Kasei and 3M’s financial advisors indicated to BofA Merrill Lynch that the revised proposal of $60.50 constituted their clients’ best and final offer.

On February 20, 2015, representatives of Jones Day sent to representatives of Cleary Gottlieb and Hogan Lovells revised drafts of the merger agreement and asset purchase agreement. Also on February 20, 2015, the three parties and their respective legal and financial advisors convened a call to discuss the revised drafts. Later in the day on February 20, 2015, representatives of Cleary Gottlieb sent to representatives of Jones Day a further revised draft merger agreement and representatives of Hogan Lovells sent to representatives of Jones Day a further revised draft asset purchase agreement.

Also on February 20, 2015, management of the Company, after discussions with representatives of Jones Day and BofA Merrill Lynch, determined that Asahi Kasei and 3M were reasonably likely to be able to reach definitive agreements by February 23, 2015, and that their best and final offer was worth presenting to the Board for consideration. Mr. Toth then scheduled a meeting of the Board to consider Asahi Kasei’s and 3M’s best and final offer.

Over the course of the weekend of February 21, 2015, the legal advisors for the three parties exchanged multiple drafts of the merger agreement, the asset purchase agreement and related ancillary agreements and engaged in numerous conference calls regarding such draft agreements and the terms of the proposed transactions.

On February 22, 2015, the Board convened a meeting to consider the proposed transactions with Asahi Kasei and 3M. Members of Polypore’s senior management and representatives of BofA Merrill Lynch and Jones Day participated in the meeting. Jones Day discussed the proposed transactions and related matters, including the material terms of the proposed merger agreement, asset purchase agreement and negotiations. Jones Day also reviewed with the Board their fiduciary duties in the context of the proposed transactions. Jones Day summarized, among other things, certain merger agreement and asset purchase agreement obligations, conditions and termination rights relating to obtaining regulatory approvals, and the termination fee applicable in situations in which the transactions were made the subject of competitive bids from third parties or in which the directors withdrew the Board recommendation in favor of the adoption of the Merger Agreement. The Board discussed the terms of the proposed merger agreement and engaged in a discussion regarding the risks and challenges to Polypore in executing its strategic plan if it remained independent, including the likelihood of success of pursuing alternatives, including litigation, related to certain of its intellectual property and the risks and challenges of other potential strategic initiatives. The Board also discussed the various factors more fully described below under “The Merger — Polypore’s Reasons for the Merger” beginning on page 34. As part of the discussion, the Board and the Company’s advisors further discussed the proposed termination fee and the Board determined that it was necessary in order for Asahi Kasei and 3M to agree to permit the Board, subject to compliance with the terms and conditions of the merger agreement and asset purchase agreement, to consider, and under certain conditions, to terminate the merger agreement and asset purchase agreement and accept an unsolicited superior takeover proposal in order to comply with the Board’s fiduciary duties under applicable law. The Board believed, after taking into account termination fees in similar transactions and consulting with Polypore’s advisors, that a termination fee of $55.75 million in the aggregate, which represents approximately 2% of the equity value of the Company, was reasonable and not likely to preclude an alternative superior proposal for an entire business combination with Polypore.

Also at this meeting, representatives of BofA Merrill Lynch reviewed with the Board its financial analysis of the merger consideration and delivered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion dated February 23, 2015, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration to be received by holders of Polypore common stock in the merger, was fair, from a financial point of view, to such holders.

Following an extensive and thorough discussion of the matters discussed during the course of the Board meeting, the Board unanimously determined that the Merger Agreement, the Asset Purchase Agreement, the merger, the other transactions contemplated by the Merger Agreement and the transactions contemplated by the Asset Purchase Agreement were advisable and in the best interests of the Company and the Company’s stockholders, unanimously approved and declared advisable the Merger Agreement, the Asset Purchase Agreement, the merger, the other transactions contemplated by the Merger Agreement and the transactions contemplated by the Asset Purchase Agreement, directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and unanimously recommended that the stockholders of the Company adopt the Merger Agreement.

On February 23, 2015, Polypore, Asahi Kasei, Merger Sub and 3M executed and delivered the Merger Agreement and the Asset Purchase Agreement, as applicable, and announced the signing of the Merger Agreement and the Asset Purchase Agreement.

Polypore’s Reasons for the Merger

In evaluating the merger, the Board consulted with the Company’s senior management and outside legal and financial advisors and, during the course of reaching its decision that the Merger Agreement, the Asset Purchase Agreement and the transactions contemplated thereby were advisable and in the best interests of the Company and the Company’s stockholders, to approve the Merger Agreement, the Asset Purchase Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement and the Asset Purchase Agreement, and to recommend to Polypore stockholders that they adopt the Merger Agreement, the Board considered various material factors that are discussed below (not in any relative order of importance). The discussion in this section is not intended to be an exhaustive list of the information and factors considered by the Board, although it does include the material factors considered by the Board. In view of the wide variety of factors considered in connection with the merger and the Separations Media Sale, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The Board considered this information and these factors based on the totality of the information and factors presented in deciding to recommend the adoption of the Merger Agreement.

The Board considered a number of potentially positive factors in its deliberations, including, among other matters:

•	the fact that Asahi Kasei and 3M increased the merger consideration to $60.50 per share from their initial proposal of $56 per share;

•	its belief, based on discussions and negotiations by Polypore’s management and advisors with Asahi Kasei and 3M, that $60.50 per share was the highest price Asahi Kasei and 3M would be willing to pay;

•	its belief that the price of Polypore common stock in the short or medium term was unlikely to exceed the future value equivalent of $60.50 per share;

•	current and historical market prices of shares of Polypore common stock relative to the $60.50 per share merger consideration, and the fact that the merger consideration represents a 24% premium over the volume weighted average share price for the twenty trading days up to and including February 20, 2015, the last full trading day before the Board met to review and consider approval of the Merger Agreement and the transactions contemplated thereby;

•

its belief, based on a review of possible alternatives to a sale of Polypore, including the prospects of continuing to operate Polypore in accordance with its existing business plan or undertaking other strategic initiatives, the potential value to stockholders of such alternatives, and taking into account, among other things, the timing and likelihood of actually achieving additional value for stockholders from these alternatives, that none of these options, on a risk-adjusted basis, was reasonably likely to create value for stockholders greater than the merger consideration;

•	discussions with management regarding the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of the Company’s business and the industries in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis, including the matters set forth in detail in Polypore’s public filings, including its periodic reports on Form 10-K and Form 10-Q, which led the Board to conclude that the merger presented an opportunity for Polypore stockholders to realize greater value, on a risk-adjusted basis, than the value likely to be realized by stockholders in the event the Company remained independent;

•	general macroeconomic challenges and global economic weakness that could continue to result in reduced consumer and business spending;

•	the fact that the Company’s business is sensitive to the impact of such macroeconomic changes, including changes in the demand for lithium ion batteries and oil prices, and that this volatility can negatively impact the Company’s financial performance;

•	its view that there likely were no potential buyers that would be interested in acquiring the Company in its entirety;

•	the fact that the merger consideration consists entirely of cash, which provides certainty of value to holders of shares of Polypore common stock compared to a transaction in which stockholders receive stock or other securities;

•	the opinion of BofA Merrill Lynch, dated February 23, 2015, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of Polypore common stock, as more fully described below in the section entitled “The Merger — Opinion of the Company’s Financial Advisor;” beginning on page 38;

•	the fact that Polypore stockholders will have appraisal rights, as described in the section entitled “The Merger — Appraisal Rights of Polypore Stockholders” beginning on page 60;

•	the terms of the Merger Agreement and Asset Purchase Agreement, as reviewed by the Board with the Company’s legal advisors, including:

¡	the lack of a financing contingency;

¡	sufficient operating flexibility for the Company to conduct its business in the ordinary course between the execution of the Merger Agreement and the Asset Purchase Agreement, on the one hand, and consummation of the merger and the Separations Media Sale, on the other hand;

¡	the fact that the conditions required to be satisfied prior to completion of the merger and the Separations Media Sale, including the limited circumstances under which Asahi Kasei would not be required to close the merger or 3M would not be required to close the Separations Media Sale due to an occurrence of an event that would have a material adverse effect on the energy storage business (in the case of the Merger Agreement) or the separations media business (in the case of the Asset Purchase Agreement), can be expected to be fulfilled in the ordinary course and the corresponding likelihood that the merger will be consummated;

¡	the fact that the definition of “material adverse effect” has a number of customary exceptions and is generally a very high standard applied by courts;

¡	the fact that Polypore and Asahi Kasei agreed to use their reasonable best efforts to complete the merger, including by using reasonable best efforts to obtain certain regulatory approvals and taking specified actions to a certain extent if required in order to obtain such approvals, and that Polypore and 3M agreed to use their reasonable best efforts to complete the Separations Media Sale, including by obtaining certain regulatory approvals;

¡	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement and the Asset Purchase Agreement, under certain circumstances, to furnish information to and participate in negotiations with third parties in response to an unsolicited written takeover proposal if the Board determines in good faith (after consultation with its legal advisor and its financial advisor) that such proposal would reasonably be expected to lead to a superior proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, as more fully described in the sections entitled “The Merger Agreement — No Solicitation and Competing Proposals” beginning on page 74 and “The Asset Purchase Agreement — No Solicitation and Competing Proposals” beginning on page 97;

¡	the Board’s ability, subject to compliance with the terms and conditions of the Merger Agreement and the Asset Purchase Agreement, under certain circumstances, to change or publicly propose to change, in a manner adverse to Asahi Kasei and 3M, its recommendation regarding adoption of the Merger Agreement, if, in response to an intervening event that occurs after the date of the Merger Agreement and the Asset Purchase Agreement that does not relate to a takeover proposal and that was not known or reasonably foreseeable by the Board as of the date of the Merger Agreement and the Asset Purchase Agreement, but which becomes known by the Board prior to adoption of the Merger Agreement by Polypore’s stockholders, the Board determines in good faith (after consultation with its legal advisor and its financial advisor) that failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law, as more fully described in the sections entitled “The Merger Agreement — No Solicitation and Competing Proposals” beginning on page 74 and “The Asset Purchase Agreement — No Solicitation and Competing Proposals” beginning on page 97;

¡	the Board’s ability, subject to compliance with the terms and conditions of the Merger Agreement and the Asset Purchase Agreement, under certain circumstances, to recommend an unsolicited superior proposal to Polypore’s stockholders and the Company’s corresponding right to terminate the Merger Agreement and the Asset Purchase Agreement upon the payment of a $55.75 million termination fee, in the aggregate, to Asahi Kasei and 3M (subject to certain conditions, including the right of Asahi Kasei and 3M to match the superior proposal), as more fully described in “The Merger Agreement — No Solicitation and Competing Proposals” beginning on page 74 and “The Asset Purchase Agreement — No Solicitation and Competing Proposals” beginning on page 97; and

¡	the $55.75 million termination fee, in the aggregate, payable to Asahi Kasei and 3M in connection with a termination of the Merger Agreement and the Asset Purchase Agreement in certain specified circumstances, which, taking into account after consultation with Polypore’s advisors termination fees in similar transactions, the Board believed was reasonable and not likely to preclude an alternative superior proposal for a business combination with Polypore; and

•	the view of the Board, based upon the advice of senior management after consultation with its legal advisor, that the regulatory approvals necessary to complete the merger and the Separations Media Sale were reasonably likely to be obtained prior to the outside date specified in the Merger Agreement and the Asset Purchase Agreement.

The Board also considered a number of potentially negative factors in its deliberations concerning the merger and Separations Media Sale, including, but not limited to:

•	the risk that, notwithstanding the likelihood of the merger and Separations Media Sale being completed, the merger and Separations Media Sale might not be completed, including the effect of the pendency of the merger and Separations Media Sale and such failure to be completed may have on:

¡	the trading price of shares of Polypore common stock;

¡	Polypore’s operating results, including the costs incurred in connection with the merger and the Separations Media Sale;

¡	Polypore’s ability to attract and retain key personnel;

¡	Polypore’s ability to maintain sales;

¡	Polypore’s ability to pursue alternative strategic initiatives; and

¡	Polypore’s relationship with other key constituencies, including employees and suppliers;

•	that the Company will no longer exist as a publicly traded company and that stockholders will no longer participate in the future growth of the business;

•	that, under the terms of the Merger Agreement and the Asset Purchase Agreement, the Company cannot solicit other acquisition proposals and the Company must pay Asahi Kasei and 3M an aggregate termination fee of $55.75 million if the Merger Agreement or the Asset Purchase Agreement are terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to the Company’s stockholders;

•	that, under the terms of Merger Agreement and the Asset Purchase Agreement, the Company cannot terminate the Merger Agreement or the Asset Purchase Agreement to accept a superior proposal that may be made for only one of the business lines and that neither Asahi Kasei nor 3M is required to enter into substantially similar transactions with a third party that may make a superior proposal to acquire only the separations media business or the energy storage business;

•	the fact that gains from an all-cash transaction would generally be taxable to stockholders for United States federal income tax purposes;

•	that if the merger and Separations Media Sale do not close, the Company’s employees will have expended extensive time and effort to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•	the conditions to Asahi Kasei’s and 3M’s respective obligations to complete the merger and Separations Media Sale, and the right of Asahi Kasei and 3M to terminate the Merger Agreement and the Asset Purchase Agreement under certain circumstances, see “The Merger Agreement — Termination” beginning on page 84 and “The Asset Purchase Agreement — Termination” beginning on page 107;

•	the fact that Polypore has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger or Separations Media Sale is consummated;

•	the fact that the Merger Agreement and the Asset Purchase Agreement restrict Polypore’s ability to engage in certain activities between the date of the Merger Agreement and the effective time of the merger, and that these restrictions could prevent Polypore from taking advantage of business opportunities, such as potential acquisitions, which would be advisable if Polypore were to remain an independent company, but the Board believed these restrictions would not interfere with Polypore’s ability to operate in the ordinary course of business;

•	the possibility of regulatory approvals necessary to complete the merger and the Separations Media Sale not being obtained;

•	the possibility that senior management will be distracted by discussions with government regulators, employees, labor unions, works councils and/or other parties; and

•	the likelihood of distracting litigation from stockholder suits in connection with the transaction.

During its consideration of the merger and the Separations Media Sale, the Board was also aware that our directors and executive officers have interests in the merger that may be in addition to or differ from those of our stockholders generally, as described under “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger” beginning on page 48. These interests did not have any effect on the Board’s deliberations of the merger or the Separations Media Sale.

This summary is not meant to be an exhaustive description of the information and factors considered by the Board but is believed to address the material factors considered by the Board. In view of the wide variety of factors considered by the Board, it is not possible to quantify or to give relative weights to the various factors. After taking into consideration all of the factors set forth above, as well as other factors not specifically described above, the Board unanimously declared that the Merger Agreement, the Asset Purchase Agreement, the merger, the other transactions contemplated by the Merger Agreement and the transactions contemplated by the Asset Purchase Agreement are advisable to, and in the best interests of, Polypore and its stockholders, approved and declared advisable the Merger Agreement, the Asset Purchase Agreement, the merger, the other transactions contemplated by the Merger Agreement and the transactions contemplated by the Asset Purchase Agreement, directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and recommended that the stockholders of the Company adopt the Merger Agreement.

Recommendation of the Board

At its meeting on February 22, 2015, after due consideration, the Board considered the Merger Agreement and the Asset Purchase Agreement and unanimously determined that the merger and the Separations Media Sale are advisable to, and in the best interests of, Polypore and its stockholders, approved and declared advisable the Merger Agreement, the Asset Purchase Agreement, the merger and the Separations Media Sale. The Board unanimously recommends that Polypore’s stockholders vote FOR the proposal to adopt the Merger Agreement.

Opinion of the Company’s Financial Advisor

Polypore retained BofA Merrill Lynch to act as Polypore’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Polypore selected BofA Merrill Lynch to act as Polypore’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment banking community and its familiarity with Polypore and its business.

On February 22, 2015, at a meeting of the Board held to evaluate the merger, BofA Merrill Lynch delivered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion, dated February 23, 2015, to the effect that, as of the date of the written opinion and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration to be received by holders of Polypore common stock in the merger was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger or the Separations Media Sale and no opinion or view was expressed as to the relative merits of the merger or the Separations Media Sale in comparison to other strategies or transactions that might be available to Polypore or in which Polypore might engage or as to the underlying business decision of Polypore to proceed with or effect the merger or the Separations Media Sale. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any Polypore stockholder should vote or act in connection with the merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to Polypore;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Polypore furnished to or discussed with BofA Merrill Lynch by the management of Polypore, including the Polypore management forecasts (as defined below under “Certain Unaudited Projected Financial Information” beginning on page 45);

•	discussed the past and current business, operations, financial condition and prospects of Polypore with members of senior management of Polypore;

•	reviewed the trading history for Polypore common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Polypore with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the Merger Agreement and Asset Purchase Agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Polypore that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Polypore management forecasts, BofA Merrill Lynch was advised by Polypore, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Polypore as to the future financial performance of Polypore. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Polypore, nor did it make any physical inspection of the properties or assets of Polypore. BofA Merrill Lynch did not evaluate the solvency or fair value of Polypore, Asahi Kasei or 3M under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Polypore, that each of the merger and the Separations Media Sale would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger and the Separations Media Sale, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Polypore or the contemplated benefits of the merger or the Separations Media Sale, respectively.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion) or the Separations Media Sale, including, without limitation, the form or structure of the merger or the Separations Media Sale. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Polypore or any alternative transaction, other than 3M with respect to the Separations Media Sale. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Polypore common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger or the Separations Media

Sale, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger or the Separations Media Sale in comparison to other strategies or transactions that might be available to Polypore or in which Polypore might engage or as to the underlying business decision of Polypore to proceed with or effect the merger or the Separations Media Sale. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any Polypore stockholder should vote or act in connection with the merger or any related matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

In performing its financial analyses of Polypore summarized below and in arriving at its opinion, BofA Merrill Lynch utilized the Budget Case and, for reference purposes only, the Lithium 12% CAGR Case. For further information regarding the Polypore management forecasts, the Budget Case and the Lithium 12% CAGR case, including Polypore’s estimated Adjusted EBITDA, estimated Adjusted EPS and estimated unlevered free cash flows, see “Certain Unaudited Projected Financial Information” beginning on page 45.

Polypore Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Polypore and the following four publicly traded companies in the filtration industry (collectively, the “selected publicly traded companies”):

•	Calgon Carbon Corporation

•	CLARCOR Inc.

•	Donaldson Company, Inc.

•	Pall Corporation

BofA Merrill Lynch reviewed, among other things, enterprise values of each of the selected publicly traded companies, calculated as fully-diluted equity values based on closing stock prices on February 20, 2015 (the last full trading day prior to the public announcement of the Merger Agreement), plus debt, plus minority interest, less cash, as a multiple of each company’s estimated earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and non-recurring items (“Adjusted EBITDA”) for calendar years 2015 and 2016, or Enterprise Value/2015E Adjusted EBITDA and Enterprise Value/2016E Adjusted EBITDA, respectively. BofA Merrill Lynch also reviewed per share equity values, based on closing stock prices on February 20, 2015, of the selected publicly traded companies as a multiple of each company’s estimated earnings per share, excluding stock-based compensation expense and non-recurring items (“Adjusted EPS”) for calendar years 2015 and 2016, or Price/2015E Adjusted EPS and Price/2016E Adjusted EPS, respectively. This analysis indicated high, low, mean and median multiples as set forth in the table below:

Metric	High	Low	Mean	Median
Enterprise Value/2015E Adjusted EBITDA	15.5x	9.3x	12.2x	12.0x
Enterprise Value/2016E Adjusted EBITDA	14.7x	8.5x	11.3x	11.0x
Price/2015E Adjusted EPS	24.6x	18.5x	20.5x	19.5x
Price/2016E Adjusted EPS	22.0x	15.4x	18.0x	17.4x

Based on its review of the multiples for the selected publicly traded companies summarized above and utilizing the Budget Case, and, for reference purposes only, the Lithium 12% CAGR Case, BofA Merrill Lynch then applied calendar year 2015 estimated Adjusted EBITDA multiples of 12.2x to 15.5x derived from the selected publicly traded companies to Polypore’s calendar year 2015 estimated Adjusted EBITDA and applied calendar year 2016 estimated Adjusted EBITDA multiples of 11.3x to 14.7x derived from the selected publicly traded companies to Polypore’s calendar year 2016 estimated Adjusted EBITDA. In addition, BofA Merrill Lynch also applied calendar year 2015 estimated Adjusted EPS multiples of 20.5x to 24.6x derived from the selected publicly traded companies to Polypore’s calendar year 2015 estimated Adjusted EPS and applied calendar year 2016 estimated Adjusted EPS multiples of 18.0x to 22.0x derived from the selected publicly traded companies to Polypore’s calendar year 2016 estimated Adjusted EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference ranges for Polypore (per share values were rounded to the nearest $0.05), as compared to the merger consideration per share of Polypore common stock of $60.50:

Implied Per Share Equity Value Reference Ranges for Polypore
Forecast Case	2015E Adjusted EBITDA	2016E Adjusted EBITDA	2015E Adjusted EPS	2016E Adjusted EPS
Budget Case	$39.95 - $52.60	$51.30 - $68.70	$35.85 - $43.05	$45.20 - $55.25
Lithium 12% CAGR Case*	$35.85 - $47.75	$38.35 - $52.10	$31.15 - $37.40	$30.45 - $37.20

*	For reference purposes only.

No company used in this analysis is identical or directly comparable to Polypore. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Polypore was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following ten selected transactions involving companies in the filtration industry:

Announcement Date	Acquiror	Target
• March 2012	• Insight Equity Holdings LLC	• Flanders Corporation

• April 2011	• Pentair, Inc.	• Norit Holding B.V.’s Clean Process Technologies (CPT) division

• February 2010	• Merck KGaA	• Millipore Corporation

• February 2008	• GE Healthcare Ltd.	• Whatman plc

• October 2007	• CLARCOR Inc.	• Perry Equipment Corporation

• August 2005	• Parker Hannifin Corporation	• domnick hunter group plc

• May 2005	• 3M Company	• CUNO Incorporated

• March 2005	• Entegris, Inc.	• Mykrolis Corporation

• May 2004	• Siemens AG	• US Filter Corporation

• February 2002	• Pall Corporation	• Vivendi Environnement, S.A., Filtration and Separations Group

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transactions, as a multiple of the target company’s last 12 months Adjusted EBITDA (“TV/LTM Adjusted EBITDA”). Financial data of the selected precedent transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated high, low, mean and median multiples for TV/LTM Adjusted EBITDA as set forth in the table below:

Metric	High	Low	Mean	Median
TV / LTM Adjusted EBITDA	20.4x	8.3x	13.5x	13.3x

BofA Merrill Lynch then applied Adjusted EBITDA multiples of 14.0x to 18.0x, derived from the selected transactions to Polypore’s calendar year 2014 Adjusted EBITDA. This analysis indicated the following approximate implied per share equity value reference ranges for Polypore (per share values were rounded to the nearest $0.05), as compared to the merger consideration per share of Polypore common stock of $60.50:

Implied Per Share Equity Value Reference Range

for Polypore

2014 Adjusted EBITDA

$42.05 - $55.90

No company, business or transaction used in this analysis is identical or directly comparable to Polypore or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Polypore and the merger were compared.

Sum-of-the-Parts Discounted Cash Flow Analysis. BofA Merrill Lynch performed a sum-of-the-parts discounted cash flow analysis (the “DCF analysis”) for Polypore by calculating a range of estimated implied present values as of December 31, 2014 for each of Polypore’s three business segments (Daramic, CELGARD and separations media) and a range of implied negative present values as of that date of the projected corporate expenses of Polypore, in each case using estimates of the standalone, unlevered free cash flows for each such business segment and such corporate expenses provided by Polypore’s management utilizing the Budget Case and, for reference purposes only, the Lithium 12% CAGR Case, and other information provided by Polypore’s management.

The DCF analysis for Polypore’s three business segments was performed assuming discount rates ranging from 8.0% to 10.0%, which were based on an analysis of unlevered betas and capital structures of the selected publicly traded companies referred to above (except in the case of the CELGARD segment in the Budget Case, which assumed discount rates ranging from 11.0% to 14.0%, which were based on an analysis of unlevered betas and capital structures of the following four publicly traded high-growth clean technology companies: First Solar, Inc., Tesla Motors, Inc., SolarCity Corporation, and Vivint Solar, Inc.), and was comprised of the sum of the present values of the projected unlevered free cash flows for each business segment for calendar years 2015 through 2019, and a terminal value based upon a range of exit multiples of calendar year 2019 estimated Adjusted EBITDA from 8.0x to 10.0x for the Daramic segment derived from the selected publicly traded companies referred to above, 14.0x to 16.0x for the CELGARD segment in the Budget Case derived from the selected publicly traded companies referred to above (13.0x to 15.0x in the Lithium 12% CAGR Case), and 10.5x to 12.5x for the separations media segment derived from the selected publicly traded companies referred to above. The DCF analysis for Polypore’s corporate expenses was performed assuming discount rates ranging from 8.0% to 10.0%, which were based on an analysis of unlevered betas and capital structures of the selected publicly traded companies referred to above, and was comprised of the sum of the present values of the projected unlevered negative free cash flows associated with Polypore’s corporate expenses for calendar years 2015 through 2019, and a terminal value calculated by applying a range of perpetual growth rates of 3.0% to 3.5% to estimated unlevered negative free cash flow associated with Polypore’s corporate expenses in the terminal year. The foregoing range of perpetual growth rates was selected taking into account market expectations regarding long-term growth of gross domestic product and inflation.

BofA Merrill Lynch then added together the ranges of estimated implied values it derived for each of Polypore’s three business segments and subtracted the range of estimated implied values it derived for Polypore’s corporate expenses. BofA Merrill Lynch then calculated Polypore’s implied per share equity value reference range by subtracting net debt and taking into account the number of diluted shares outstanding as of February 19, 2015 calculated using the treasury stock method.

This analysis indicated the following approximate implied per share equity value reference range for Polypore (per share values were rounded to the nearest $0.05), as compared to the merger consideration per share of Polypore common stock of $60.50:

Forecast Case	Implied Per Share Equity Value Reference Range for Polypore
Budget Case	$55.45 - $69.95
Lithium 12% CAGR Case*	$34.60 - $42.85

*	For reference purposes only.

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices of Polypore common stock during the one-year period ended February 20, 2015, noting that the low and high closing prices during such period were $29.63 and $53.73, respectively; and

•	present value of analyst share price targets for Polypore common stock in recently published, publicly available research analysts’ reports, noting that the low and high share price targets discounted by one year using an estimate of Polypore’s cost of equity of 10.5%, ranged from $33.48 to $56.11.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Polypore. The estimates of the future performance of Polypore in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the value of Polypore.

The type and amount of consideration payable in the merger was determined through negotiations between Polypore, Asahi Kasei and 3M, rather than by any financial advisor, and was approved by the Board. The decision to enter into the Merger Agreement was solely that of the Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the merger consideration.

Polypore has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $24 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. Polypore also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Polypore, Asahi Kasei, 3M and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Polypore and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an administrative agent, arranger and/or book manager for, and a lender under, certain credit facilities, term loans and letters of credit of Polypore and certain of its affiliates, (ii) having provided or providing certain derivatives, foreign exchange and other trading services to Polypore and certain of its affiliates and (iii) having provided or providing certain treasury and management services and products to Polypore and certain of its affiliates. From February 1, 2013 through January 31, 2015, BofA Merrill Lynch and its affiliates received or derived from Polypore aggregate revenues of approximately $6 million for corporate, commercial and investment banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Asahi Kasei and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender under certain credit facilities, leasing facilities and letters of credit of Asahi Kasei and certain of its affiliates. From February 1, 2013 through January 31, 2015, BofA Merrill Lynch and its affiliates received or derived from Asahi Kasei aggregate revenues of less than $1 million for corporate, commercial and investment banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to 3M and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a lender under certain credit facilities, term loans, leasing facilities and letters of credit of 3M and certain of its affiliates, (ii) having acted as a book runner or manager for certain debt offerings of 3M, (iii) having provided or providing certain derivatives, foreign exchange and other trading services to 3M and (iv) having provided or providing certain treasury and management services and products to 3M. From February 1, 2013 through January 31, 2015, BofA Merrill Lynch and its affiliates received or derived from 3M aggregate revenues of approximately $5.5 million for corporate, commercial and investment banking services.

Certain Unaudited Projected Financial Information

In connection with BofA Merrill Lynch’s financial analyses and opinion, we provided BofA Merrill Lynch selected, non-public financial projections prepared by our senior management (the “Polypore management forecasts”). Polypore does not as a matter of course make public projections as to future performance or earnings and the portions of the Polypore management forecasts set forth below are included in this proxy statement only because this information was provided to BofA Merrill Lynch in connection with a potential transaction involving Polypore. You should note that the Polypore management forecasts constitute forward-looking statements. See the section entitled “Forward-Looking Statements” beginning on page 16.

Polypore advised BofA Merrill Lynch that the Polypore management forecasts are subjective in many respects. While presented with numeric specificity, the Polypore management forecasts are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, these forward-looking statements were prepared on the assumption that Polypore remained a standalone company and were based on numerous other assumptions that may now be outdated. You should not regard the inclusion of the Polypore management forecasts in this proxy statement as an indication that Polypore or any of its affiliates, advisors or other representatives considered or consider the Polypore management forecasts to be necessarily predictive of actual future events, and you should not rely on the Polypore management forecasts as such. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the Polypore management forecasts. It is highly likely that the contribution of Polypore’s businesses to Asahi Kasei’s and 3M’s respective consolidated results will be different from Polypore’s performance on a standalone basis. In addition, if the merger is not consummated, we may not be able to achieve the Polypore management forecasts. Accordingly, there can be no assurance that the projections, or the assumptions underlying the projections, will be realized. None of Polypore or any of its affiliates, advisors or other representatives has made or makes any representations regarding the ultimate performance of Polypore compared to the information contained in the Polypore management forecasts.

Because the Polypore management forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to Polypore’s business and the industry in which it participates may affect actual results and result in the Polypore management forecasts not being realized. For a description of some of these factors, stockholders of Polypore are urged to review carefully and in their entirety Polypore’s most recent SEC filings (including the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Polypore’s Form 10-K) as well as the section in this proxy statement entitled “Forward-Looking Information” beginning on page 16. Economic and business conditions can and do change quickly, which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the Polypore management forecasts for 2015 and beyond will be achieved.

The Polypore management forecasts have been prepared by, and are the responsibility of, Polypore’s senior management. Neither Polypore’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Polypore management forecasts set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The Polypore management forecasts were not prepared with a view toward public disclosure or compliance with GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these financial projections or to make other projections public in the future.

The Polypore management forecasts below were developed by Polypore’s senior management based on Polypore’s five-year internal budget (the “Budget Case”), which included assumptions regarding certain strategic initiatives. The Budget Case was developed using then current market data projected forward at a consistent growth rate. Polypore also provided to BofA Merrill Lynch adjusted projections (the “Lithium 12% CAGR Case”) that adjusted the Budget Case by altering the Celgard business’ operating results to apply a 12% revenue growth rate for 2015-2019. The Lithium 12% CAGR Case was provided to BofA Merrill Lynch for reference purposes only given the significant amount of variability and uncertainty in the Celgard business segment compared to the Daramic and separations media business segments. During its consideration of the transactions, the Board utilized the Budget Case but referred to the Lithium 12% CAGR Case in order to better understand the potential downside risks associated with the volatility and unpredictability in the Celgard business.

As referred to below, Adjusted EBITDA is a financial measure commonly used in the filtration industry but is not defined under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. Because Adjusted EBITDA excludes some, but not all, items that affect net income, it may vary among companies, including Polypore. The Adjusted EBITDA data presented below may not be comparable to similarly titled measures of other companies. Management of Polypore believes that Adjusted EBITDA is a meaningful measure to investors and provides additional information about its ability to meet future liquidity requirements for debt service, capital expenditures and working capital. In addition, management of Polypore believes that Adjusted EBITDA is a useful comparative measure of operating performance and liquidity. For example, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation or depletion method (e.g., straight-line, accelerated, units of production), which can result in considerable variability in depletion, depreciation and amortization expense between companies. Thus, for comparison purposes, management of Polypore believes that Adjusted EBITDA can be useful as an objective and comparable measure of operating profitability and the contribution of operations to liquidity because they exclude these elements. For purposes of Polypore’s management forecasts, Adjusted EBITDA is defined as estimated earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and non-recurring items. For purposes of Polypore’s management forecasts, unlevered free cash flows is defined as Adjusted EBITDA less depreciation and amortization, less taxes, plus depreciation and amortization, less capital expenditures and less increases in net working capital. Finally, for purposes of Polypore’s management forecasts, Adjusted EPS is defined as estimated earnings per share, excluding stock based compensation expense and non-recurring items.

The Budget Case included (in millions of dollars except for per share numbers):

Revenue

	2015	2016	2017	2018	2019
Daramic	$334	$350	$368	$387	$408
Celgard	$165	$272	$374	$456	$533
Separations Media	$219	$247	$267	$296	$323
TOTAL	$717	$869	$1,009	$1,140	$1,263

Adjusted EBITDA

	2015	2016	2017	2018	2019
Daramic	$87	$93	$101	$107	$114
Celgard	$51	$100	$159	$188	$213
Separations Media	$77	$91	$101	$116	$129
Corporate Expenses	$(31)	$(37)	$(43)	$(45)	$(46)
TOTAL	$184	$247	$317	$366	$410

Unlevered Free Cash Flows

	2015	2016	2017	2018	2019
Daramic	$25	$34	$48	$45	$47
Celgard	$23	$39	$74	$48	$82
Separations Media	$14	$49	$45	$71	$78
Corporate Expenses*	$(15)	$(27)	$(30)	$(36)	$(37)

*	Estimated unlevered free cash flows in the terminal year are $(40).

Adjusted EPS

	2015	2016	2017	2018	2019
Polypore	$1.75	$2.51	$3.37	$3.97	$4.58

The Lithium 12% CAGR Case included (in millions of dollars except for per share numbers):

Revenue

	2015	2016	2017	2018	2019
Daramic	$334	$350	$368	$387	$408
Celgard	$130	$146	$163	$183	$205
Separations Media	$219	$247	$267	$296	$323
TOTAL	$683	$742	$798	$867	$935

Adjusted EBITDA

	2015	2016	2017	2018	2019
Daramic	$87	$93	$101	$107	$114
Celgard	$36	$45	$51	$59	$75
Separations Media	$77	$91	$101	$116	$129
Corporate Expenses	$(31)	$(37)	$(43)	$(45)	$(46)
TOTAL	$169	$193	$209	$237	$272

Unlevered Free Cash Flows

	2015	2016	2017	2018	2019
Daramic	$25	$34	$48	$45	$47
Celgard	$37	$25	$28	$38	$47
Separations Media	$14	$49	$45	$71	$78
Corporate Expenses*	$(15)	$(27)	$(30)	$(36)	$(37)

*	Estimated unlevered free cash flows in the terminal year are $(40).

Adjusted EPS

	2015	2016	2017	2018	2019
Polypore	$1.52	$1.69	$1.81	$2.19	$2.68

Interests of Polypore’s Directors and Executive Officers in the Merger

In considering the Board’s recommendation that Polypore stockholders vote for the proposal to adopt the Merger Agreement, Polypore stockholders should be aware that the directors and executive officers of Polypore have interests in the merger that are different from, or in addition to, the interests of Polypore stockholders generally and that may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the merger, and in recommending the approval of the Merger Agreement by Polypore stockholders. In addition to the rights described in this section, the executive officers of Polypore may be eligible to receive some or all of the generally applicable benefits described under the section entitled “The Merger Agreement — Employee Matters” beginning on page 80. Set forth below are descriptions of the interests of our non-employee directors (Michael Graff, David A. Roberts, Michael Chesser, Charles L. Cooney, Frederick C. Flynn, Jr., William Dries and Christopher J. Kearney), our named executive officers (Robert B. Toth, Lynn Amos, Josef Sauer, Christopher Cowger and Peter A. Smith) and our other executive officers, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Treatment of Stock Options

Pursuant to the Merger Agreement, at the effective time of the merger, each option to purchase shares of Polypore common stock granted under the Company’s stock plans that is outstanding immediately prior to the effective time of the merger will immediately vest and be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of Polypore common stock subject to the option, and (2) the excess, if any, of the merger consideration over the exercise price per share of Polypore common stock subject to the option, without interest and less any applicable tax withholding. To the extent that any option with respect to which the exercise price per share is equal to or greater than the merger consideration, such option will be cancelled in exchange for no consideration.

The following table summarizes, as of March 31, 2015, the outstanding vested and unvested options held by each of our named executive officers, our other executive officers as a group, and our non-employee directors, and an approximation of the consideration that each of them may become entitled to receive in connection with the payments described above in respect of their stock options, assuming continued employment through the effective time of the merger and assuming that the effective time of the merger occurred on March 31, 2015.

	No. of Shares Underlying Vested Options	Weighted Average Exercise Price of Vested Options (1)	No. of Shares Underlying Unvested Options	Weighted Average Exercise Price of Unvested Options (1)	Resulting Consideration
Named Executive Officers:
Robert Toth	1,016,025	$35.64	97,424	$35.48	$27,697,120
Lynn Amos	291,859	$38.57	31,176	$35.48	$7,180,994
Josef Sauer	254,499	$42.77	31,176	$35.48	$5,292,073
Christopher Cowger	13,892	$37.43	27,781	$37.43	$961,207
Peter A. Smith	12,403	$36.63	24,805	$36.63	$888,115

All Other Executive Officers as a Group:	515,016	$46.04	70,146	$35.48	$9,199,760

Non-employee Directors:
Michael Graff	0		0		$0
David A. Roberts	0		0		$0
Michael Chesser	0		0		$0
Charles L. Cooney	0		0		$0
Frederick C. Flynn, Jr.	0		0		$0
William Dries	0		0		$0
Christopher J. Kearney	0		0		$0

(1)	Weighted average exercise price numbers are rounded up or down to the nearest whole cent.

Treatment of Restricted Stock

Pursuant to the Merger Agreement, at the effective time of the merger, any restrictions or vesting conditions applicable to each restricted share of Polypore common stock that is outstanding as of immediately prior to the effective time of the merger will lapse, and each share of restricted stock will be converted into the right of the holder to receive $60.50 in cash, without interest and less any applicable tax withholding.

Aggregate Number of Restricted Stock
Named Executive Officers:
Robert Toth	65,732
Lynn Amos	21,035
Josef Sauer	10,421
Christopher Cowger	20,271
Peter A. Smith	19,601

All Other Executive Officers as a Group:	49,215

Non-employee Directors:
Michael Graff	3,290
David A. Roberts	3,290
Michael Chesser	2,999
Charles L. Cooney	3,290
Frederick C. Flynn, Jr.	3,290
William Dries	3,290
Christopher J. Kearney	2,816

Treatment Under Deferred Compensation Plan

Pursuant to the terms of the Polypore International, Inc. Deferred Savings Plan (the “DSP”), upon the occurrence of the merger, the entire balance of the accounts held under the DSP will pay out in a lump sum, as soon as practicable after the merger. Certain of our named executive officers, non-employee directors and other executive officers have account balances under the DSP.

Annual Incentive Compensation Plan

All of our executive officers participate in Polypore’s annual incentive compensation plan, (the “AIP”), which provides for annual incentive compensation upon the achievement of specified performance objectives. Pursuant to the Merger Agreement, Polypore will pay annual incentive compensation amounts under the AIP for the calendar year ending prior to the closing in the ordinary course of business.

Indemnification and Insurance

Pursuant to the Merger Agreement, each present and former director and officer of Polypore or any of its subsidiaries is entitled to continued indemnification and insurance coverage and expense advancement for a six-year period following the effective time of the merger for acts or omissions occurring prior to the completion of the merger.

Change in Control Severance Agreements

Under the Change in Control Severance Agreements with Robert B. Toth, Lynn Amos, Josef Sauer, Christopher Cowger and Peter A. Smith to which Polypore is a party, following an executive officer’s termination of employment within two years following the effective time of the merger by Polypore for reasons other than cause or the executive officer’s death or disability, or by the executive for good reason, the executive officer will be entitled to receive the following benefits for a specified duration following the termination and the following payments on the sixty-first day following the executive’s termination (or, if required, by the Internal Revenue Code, on the first day of the seventh month following termination of employment), as applicable:

•	any accrued but unpaid base salary or AIP award, any unreimbursed business expenses, and any employee benefits due to the individual, including paid time off;

•	the greater of (i) the target or actual AIP award for the year in which the termination occurs or (ii) the target or actual AIP award for the year in which the merger becomes effective, prorated for the number of full months of employment during such fiscal year;

•	two times (three times for Mr. Toth) the annual base salary rate at the highest rate in effect for any period within three years prior to the termination and two times (three times for Mr. Toth) the greatest of (i) the target or actual AIP award in effect at the time of the termination, (ii) the target or actual AIP award for the year the merger becomes effective or (iii) the average actual AIP award for the three full fiscal years prior to the year of termination;

•	continuation of medical, dental, vision, long-term disability and life insurance benefits and certain perquisites at the same levels for two years (three years for Mr. Toth), but only to the extent that such coverage would not be considered “deferred compensation” under Section 409A of the Internal Revenue Code;

•	a cash payment equal to the present value of employer contributions that would have been made based on executive’s continued participation in the Polypore, Inc. Retirement Savings Plan (the “401(k) Plan”) and DSP for two years (three years for Mr. Toth) and the present value of continued participation for two years (three years for Mr. Toth) in any benefit plan described in the preceding bullet point that prohibits participation after termination of employment; and

•	on the date of termination any outstanding but unexercised options will be immediately exercisable and any unvested shares of Polypore restricted stock will vest and all options will remain exercisable for the longer of two years (three years for Mr. Toth) or, if the executive has attained age fifty-five with ten years of service during the two year period following the date of termination, for three years after termination (but in no case longer than the original term of the option).

For the two year period (three year period for Mr. Toth) following an executive officer’s termination of employment within two years following the effective time of the merger by Polypore other than for cause, death or disability or by the executive for good reason, the executive officer will be deemed to be an employee of Polypore for eligibility purposes under Polypore’s retiree benefit plans. Polypore will reimburse the executive officer for any attorneys’ and related fees incurred to enforce the Change in Control Severance Agreement as long as the claims are made in good faith.

If payments triggered by a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then either (1) the payments will be reduced by the amount needed to avoid triggering the tax, or (2) there will be no reduction of the payments, depending on which alternative leaves the executive in the best after-tax position.

If an executive officer’s employment is terminated within 120 days prior to the effective time of the merger by Polypore for reasons other than cause or the executive officer’s death or disability, the executive will be entitled to receive the payments described above plus a payment equal to the sum of (A) the difference, if a positive number, between the merger consideration and the exercise price of each outstanding option that was forfeited by such executive as a result of the executive’s termination of employment multiplied by the number of shares underlying each option held by the executive that was forfeited and (b) the merger consideration multiplied by the number of shares underlying each share of restricted stock that was forfeited by such executive as a result of the executive’s termination of employment.

For purposes of the Change in Control Severance Agreements, “cause” means any of the following events:

•	the executive officer has been convicted of a criminal violation involving fraud, embezzlement or theft in connection with the executive officer’s duties or in the course of the executive officer’s employment with Polypore or any subsidiary of Polypore;

•	the executive officer has committed intentional wrongful damage to tangible or intangible property of Polypore or any subsidiary of Polypore; or

•	the executive officer has committed intentional wrongful disclosure of secret processes or confidential information of Polypore or any subsidiary of Polypore.

No act or failure to act on the part of the executive officer will be deemed “intentional” if it was due primarily to an error in judgment or negligence but will be deemed “intentional” only if done or omitted to be done not in good faith and without reasonable belief that such actions or omissions were in the best interest of Polypore. No executive officer will be deemed to have been terminated for cause unless a majority of the Board adopts a resolution affirming such termination for cause after giving reasonable notice of such pending determination to the executive officer and giving the executive officer an opportunity, with the executive officer’s legal counsel, to be heard before the Board.

For purposes of the Change in Control Severance Agreements, “good reason” means the failure of Polypore to remedy any of the following events within 30 calendar days after Polypore’s receipt of written notice thereof from the executive officer:

•	a material diminution in the executive officer’s normal duties and responsibilities, including, but not limited to, the assignment without the executive officer’s written consent of any responsibilities which are inconsistent with the executive officer’s positions, duties and responsibilities with Polypore immediately prior to the merger, a materially adverse change in the executive officer’s reporting responsibilities or titles as in effect immediately prior to the merger, any removal of the executive officer from or failure to re-elect the executive officer to any of such positions, except in connection with the termination of the executive officer’s employment due to cause, good reason or the executive officer’s death, disability or retirement;

•	a reduction in the executive officer’s base salary or target AIP award;

•	the relocation of the executive officer’s office location to a location that is over 50 miles from the executive officer’s office location immediately prior to the merger, without the executive officer’s consent;

•	Polypore’s failure to continue certain employee benefit plans (including qualified and nonqualified retirement, health and welfare, fringe, and vacation benefits) that the executive officer participated in immediately prior to the merger or taking of any action that results in a material reduction in the executive officer’s benefits under the same; or

•	Polypore’s failure to obtain the assumption of the executive officers Change in Control Severance Agreement by Asahi Kasei.

Quantification of Change in Control and Termination Payments and Benefits to Polypore’s Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K (including some of the information set forth in detail above) regarding the compensation for Polypore’s “named executive officers” (as identified in accordance with the SEC regulations) based on the merger, assuming (1) the closing of the merger will occur on March 31, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K), (2) Polypore’s named executive officers experienced a qualifying termination on March 31, 2015, referred to as a double-trigger event, and (3) the price per share of Polypore common stock is $60.50, which in accordance with Item 402(t) of Regulation S-K, is the fixed amount to be received by stockholders for each share of Polypore common stock. For additional details regarding the terms of the payments described below, see the section entitled “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger” beginning on page 48.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation—Polypore

	Cash ($) (1)	Equity ($) (2)	Pension/NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Total ($) (5)
Named Executive Officers:
Robert B. Toth	$5,218,750	$6,414,236	$400,800	$165,234	$12,199,020
Lynn Amos	$1,419,275	$2,052,609	$107,984	$44,360	$3,624,228
Josef Sauer	$1,269,125	$1,410,462	$0	$171,167	$2,850,754
Christopher Cowger	$1,287,000	$1,867,181	$77,100	$53,283	$3,284,564
Peter A. Smith	$1,287,000	$1,777,929	$97,920	$47,782	$3,210,631

(1)	Cash: The amounts in this column represent the “double-trigger” severance payments provided to the named executive officers under the Change in Control Severance Agreements if a qualifying termination of employment were to occur within the time period beginning 120 days before and ending 2 years after the effective time of the merger, equal to the sum of (A) the greater of (i) the target or actual AIP award for the year in which the termination occurs or (ii) the target or actual AIP award for the year in which the merger becomes effective, prorated for the number of full months of employment during such fiscal year plus (B) two times (three times for Mr. Toth) the annual base salary rate at the highest rate in effect for any period within three years prior to the termination and two times (three times for Mr. Toth) the greater of (i) the target or actual AIP award in effect at the time of the termination, (ii) the target or actual AIP award for the year the merger becomes effective or (iii) the average actual AIP award for the three full fiscal years prior to the year of termination. The severance payments are paid on the sixty-first day following the executive’s termination (or, if required by the Internal Revenue Code, on the first day of the seventh month following termination of employment).
(2)	Equity: The amounts in this column represent the value of the accelerated vesting of the unvested options and restricted stock under Polypore equity compensation plans, the vesting of which would accelerate on a “single-trigger” basis solely as a result of the closing of the merger (and regardless of whether the executive’s employment terminates), which (a) for each outstanding unvested option, is equal to the merger consideration less the exercise price per share, and (b) for each outstanding unvested share of Polypore restricted stock is equal to the merger consideration. See the discussions relating to the treatment of stock options and the treatment of restricted stock units in the section entitled “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger” beginning on page 48 for further information relating to the amounts by type of award.
(3)

Pension/NQDC: The amounts in this column represent the “double-trigger” enhanced retirement benefits provided for under the Change in Control Severance Agreements if a qualifying termination of employment were to occur within the time period beginning 120 days before and ending 2 years after the effective time of the merger, determined using contribution rates under the 401(k) Plan and the DSP that would be in effect on March 31, 2015 with respect to each named executive officer, paid in a lump sum on the sixty-first day following the executive’s termination (or, if required by the Internal Revenue Code, on the first day of the seventh month following termination of employment). The amounts in this column do not include amounts that otherwise are payable under the 401(k) Plan or DSP as described in the discussions above relating to the treatment under Deferred Compensation Plan in the section entitled “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger” beginning on page 48.
(4)	Perquisites/Benefits: The amounts in this column include the following “double-trigger” benefits provided to the named executive officers under the Change in Control Severance Agreements if a qualifying termination of employment were to occur within the time period beginning 120 days before and ending 2 years after the effective time of the merger: (a) two years (three years for Mr. Toth) of continued medical, dental, vision, long-term disability and life insurance benefits and (b) the total amount payable for car allowances, club dues payments, and financial and tax planning allowances, and statutory savings/vacation allowances (with respect to Mr. Sauer only) for two years (three years for Mr. Toth). The following table summarizes the aggregate dollar value of the continuation of health and welfare benefits, determined based on the insurance premiums paid by Polypore on behalf of each named executive officer for such benefits for the 2014 calendar year, and the continued perquisites, based on the perquisites received by each named executive officer in the 2014 calendar year, provided under the Change in Control Severance Agreements.

	Club Dues	Financial & Tax Planning	Car Allowance	Continued Health and Welfare Benefit Insurance	Statutory Savings/Vacation Allowance	Total
Named Executive Officers:
Robert B. Toth	$22,991	$34,258	$36,000	$71,985	$0	$165,234
Lynn Amos	$15,327	$600	$0	$28,433	$0	$44,360
Josef Sauer	$0	$0	$46,206	$122,057	$2,904	$171,167
Christopher Cowger	$9,440	$14,535	$0	$29,308	$0	$53,283
Peter A. Smith	$14,049	$5,300	$0	$28,433	$0	$47,782

(5)	The amounts in this column include the aggregate dollar value of the sum of all amounts reported in the preceding columns, and are based on multiple assumptions that may or may not actually occur, including assumptions that are described in this proxy statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth in this column.

None of the executive officers are entitled to a tax gross-up payment to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. In addition, under the Change in Control Severance Agreements, any payments and benefits to the executive officers that constitute “parachute payments” under Sections 280G and 4999 of the Internal Revenue Code may be subject to reduction to the maximum amount that would not trigger any excise taxes if such reduction would result in a greater net-after-tax amount to such executive officers. For purposes of the tables above, Polypore assumed that no such reduction would be made to the payments to the executive officers.

Narrative to Golden Parachute Compensation Table

The tabular disclosure set forth above assumes that each of the Polypore named executive officers (1) is terminated for reasons other than cause or the executive officer’s death or disability, or by the executive for good reason in connection with the merger under circumstances that entitle such executive to severance payments and benefits under the Change in Control Severance Agreements as of March 31, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) (for additional details regarding such agreements, see the section entitled “The Merger — Interests of Polypore’s Directors and Executive Officers in the Merger” beginning on page 48), and (2) on such date, becomes entitled to accelerated vesting and/or payment in respect of all unvested equity awards held by such named executive officer as of March 31, 2015 (excluding, for the avoidance of doubt, any additional awards that may be granted prior to the effective time of the merger), in accordance with their terms and the Merger Agreement, regardless of whether the named executive officer’s employment is terminated.

Governmental and Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The merger and Separations Media Sale are subject to these requirements and may not be completed until the expiration of waiting periods following the filing by the parties to the Merger Agreement and the Asset Purchase Agreement, as applicable, of the required Notification and Report Forms with the Antitrust Division and the FTC. Pursuant to the requirements of the HSR Act, with respect to the merger, Asahi Kasei and Polypore will file, and with respect to the Separation Media Sale, 3M and Polypore have filed on April 3, 2015, the notifications required under the HSR Act with the FTC and the Antitrust Division. The waiting periods, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, are expected to expire at 11:59 p.m. (Eastern Time) on the 30th day after the filings were made, respectively, unless the FTC or the Antitrust Division earlier terminates the waiting period or makes a request for more information related to the merger or Separations Media Sale, as applicable, which would extend the waiting period.

Notwithstanding termination of the HSR Act waiting period, at any time before or after the completion of the merger or the Separations Media Sale, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or the Separations Media Sale or seeking divestiture of certain of Polypore’s, Asahi Kasei’s or 3M’s assets. Private parties and state attorneys general may also bring legal actions under the antitrust laws.

In addition, Polypore, Asahi Kasei and 3M are required to make merger control filings and may be required to make other regulatory filings or submissions in various jurisdictions with respect to the merger or the Separations Media Sale, and in certain circumstances, may be required to receive approval from the applicable governmental entities prior to completion of the merger or the Separations Media Sale, as applicable. In this regard, Polypore and Asahi Kasei have made or will make regulatory filings in various countries related to the merger, including Germany, Japan and South Korea. In addition, Polypore and 3M have made or will make regulatory filings in various countries related to the Separations Media Sale, including Germany, Austria and Taiwan. There can be no assurance that a challenge to the merger or the Separations Media Sale on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the merger to Polypore stockholders whose shares of common stock are converted into the right to receive cash under the Merger Agreement. The summary is based on provisions of the Internal Revenue Code, United States Treasury Regulations promulgated thereunder, judicial opinions and published positions of the United States Internal Revenue Service, each in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. The summary applies only to stockholders who hold shares of Polypore common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to consider all aspects of United States federal income taxation that might be relevant to Polypore stockholders in light of their particular circumstances and does not apply to stockholders that are subject to special rules under the United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons subject to the alternative minimum tax, persons who hold or have held shares of Polypore common stock as part of a straddle, hedge, integrated constructive sale or conversion transaction for tax purposes, persons who acquired shares of Polypore common stock as part of a wash sale for tax purposes and persons who acquired shares of Polypore common stock in connection with stock option or stock purchase plans, in connection with the performance of services or in other compensatory transactions). If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of shares of Polypore common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership.

This summary applies to U.S. holders of Polypore common stock and does not address the United States federal income tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust. As used herein, a “U.S. holder” means a beneficial owner of shares of Polypore common stock that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any political subdivision thereof or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the shares of Polypore common stock. This summary does not address any aspect of state, local or foreign taxation.

The tax consequences of the merger to you will depend on your own particular circumstances. Accordingly, all holders of shares of Polypore common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger.

Surrender of Shares

In general, a stockholder who surrenders shares of Polypore common stock for cash pursuant to the merger will recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in the merger and the stockholder’s adjusted tax basis in shares of Polypore common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if a stockholder’s holding period for such shares is more than one year at the time of the completion of the merger. Net long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to significant limitations. In addition, certain non-corporate holders of shares may be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of the gain recognized in connection with the merger.

Backup Withholding and Information Reporting

Backup federal withholding tax at a rate of 28% may apply with respect to certain payments, including cash received in the merger, unless a payee (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such stockholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Each of our U.S. holders and, if applicable, each other U.S. payee, should complete and sign the Internal Revenue Service Form W-9 that will be included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Non-U.S. holders generally may establish an exemption from backup withholding by completing and providing to the paying agent an IRS Form W-8BEN, W-8BEN-E or other applicable form certifying to its foreign status.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the United States Internal Revenue Service. Such amounts, once withheld, are not refundable by us or the paying agent.

The United States federal income tax consequences set forth above are for general informational purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, all stockholders are urged to consult with their own tax advisors regarding the tax consequences of the merger to them, including the application of state, local and foreign tax laws.

Appraisal Rights of Polypore Stockholders

Holders of record of shares of Polypore common stock who do not vote in favor of the proposal to adopt the Merger Agreement, who continuously hold their shares of Polypore common stock through the effective time of the merger, and who otherwise comply with the applicable provisions of Section 262, will be entitled to exercise appraisal rights under Section 262 in connection with the merger. A person having a beneficial interest in shares of Polypore common stock held of record in the name of another person, such as a broker, bank or other holder of record, must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to exercise appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is reprinted in its entirety as Annex D and incorporated into this proxy statement by reference. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights. All references in Section 262 and in this summary to a “stockholder” or “holder” are to the holder of record of the shares of Polypore common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted.

Holders of shares of Polypore common stock who follow the procedures set forth in Section 262 will be entitled to have their Polypore common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the “fair value” of the shares of Polypore common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

Under Section 262, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for notice of this meeting with respect to shares for which appraisal rights are available, that appraisal rights are available for any or all shares of the corporation, and must include in this required notice a copy of Section 262.

This proxy statement constitutes the required notice to the holders of shares of Polypore common stock in respect of the merger, and Section 262 is attached to this proxy statement as Annex D. Any Polypore stockholder who wishes to exercise appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex D carefully and in their entirety, because failure to timely and properly comply with the procedures specified in Annex D will result in the loss of appraisal rights under the DGCL.

A holder of Polypore common stock wishing to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement, must continuously hold his, her or its shares of Polypore common stock through the effective time, and must deliver to Polypore before the taking of the vote on the proposal to adopt the Merger Agreement at the Polypore special meeting a written demand for appraisal of such holder’s Polypore common stock that complies with Section 262. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the proposal to adopt the Merger Agreement or instructing or effecting a vote against the proposal to adopt the Merger Agreement. This demand must reasonably inform Polypore of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of Polypore common stock wishing to exercise appraisal rights must be the holder of record of the shares of Polypore common stock on the date the written demand for appraisal is made and must continue to hold the shares of Polypore common stock through the effective time of the merger. Accordingly, a holder of Polypore common stock who is the holder of record of Polypore common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of Polypore common stock prior to the effective time of the merger, will lose any right to appraisal in respect of the shares of Polypore common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a holder of shares of Polypore common stock who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST the proposal to adopt the Merger Agreement, or abstain from voting on the proposal to adopt the Merger Agreement.

Only a holder of record of Polypore common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of Polypore common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of Polypore common stock are held of record by a person other than the beneficial owner, including a broker, bank, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the Polypore common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the holder or holders of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders of record. A holder of record such as a broker, bank or other holder of record who holds Polypore common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Polypore common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Polypore common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Polypore common stock as to which appraisal is sought. When no number of shares of Polypore common stock is expressly mentioned, the demand will be presumed to cover all Polypore common stock in brokerage accounts, bank accounts or other nominee forms held by such holder of record, and those who hold shares in brokerage accounts, bank accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 are urged to consult with their broker, bank, nominee or other holder of record to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Polypore International, Inc., 11430 North Community House Road, Suite 350, Charlotte, North Carolina 28277, Attention: Secretary.

Within ten days after the effective time of the merger, Polypore, or its successor, which we refer to generally as the surviving corporation, will notify each holder of shares of Polypore common stock who has made a written demand for appraisal pursuant to Section 262, and has not voted in favor of the proposal to adopt the Merger Agreement, that the merger has become effective and the effective date thereof, and include a copy of such notice of Section 262.

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of Polypore common stock who has complied with the statutory requirements contained in Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of Polypore common stock that are entitled to appraisal rights. None of Asahi Kasei, Merger Sub, the surviving corporation or Polypore is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of Polypore common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation, Polypore, Asahi Kasei or Merger Sub will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of Polypore stockholders wishing to exercise appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the procedures and time periods specified in Section 262. The failure of a holder of Polypore common stock to file such a petition within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within 60 days after the effective time of the merger, but not thereafter, any holder of shares of Polypore common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger.

Within 120 days after the effective time of the merger, any Polypore stockholder who has complied with the requirements for the exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Polypore common stock not voted in favor of the proposal to adopt the Merger Agreement and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares of Polypore common stock. Such statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

If a petition for an appraisal is timely filed with the Delaware Court of Chancery by a holder of shares of Polypore common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Polypore stockholders who have demanded appraisal of their shares of Polypore common stock and with whom agreements as to value of their shares have not been reached. After notice to such holders of shares of Polypore common stock as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those holders of shares of Polypore common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Polypore common stock demanding appraisal of their shares of Polypore common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

After determining which, if any, holders of shares of Polypore common stock are entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of Polypore common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

Holders of shares of Polypore common stock considering seeking appraisal should be aware that the fair value of their shares of Polypore common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares, and that the investment banking opinion as to the fairness of the merger from a financial point of view included in this proxy statement is not an opinion as to, and does not in any way address, fair value under Section 262.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of shares of Polypore common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of shares of Polypore common stock in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Polypore common stock entitled to appraisal.

Any holder of shares of Polypore common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares of Polypore common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Polypore common stock (except dividends or other distributions payable to holders of record of Polypore common stock as of a record date prior to the effective date of the merger).

If any holder of shares of Polypore common stock who properly demands appraisal of his, her or its Polypore common stock under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262, such stockholder’s shares of Polypore common stock will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger. A Polypore stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger or if the stockholder delivers to Polypore or the surviving corporation, as the case may be, a written withdrawal of his, her or its demand for appraisal. Any attempt to withdraw an appraisal demand in this manner more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder without the approval of the Delaware Court of Chancery.

Failure to follow exactly the steps required by Section 262 for perfecting appraisal rights will result in the loss of a stockholder’s statutory appraisal rights, in which event the shares held by such stockholder will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel prior to attempting to exercise such rights.

Termination of Quotation of Shares of Polypore Common Stock

Shares of Polypore common stock are currently authorized for quotation on the NYSE under the symbol “PPO.” Upon the completion of the merger, the quotation of shares of Polypore common stock on the NYSE will terminate, and Polypore common stock will be deregistered under the Exchange Act.

Certain Litigation Related to the Merger

On March 3, 2015, a putative class action lawsuit, the Lax Action, was filed in the Delaware Court of Chancery against Polypore, its directors, Asahi Kasei and Merger Sub. Subsequently, five additional putative class action lawsuits, captioned Pirollo v. Polypore Int’l, Inc., et al., Civil Action No. 10746-VCN, Kott v. Graff, et al., Civil

Action No. 10752-VCN, Zaborny v. Polypore Int’l, Inc., et al., Civil Action No. 10762-VCN, the Scardina Action and the St. Louis Action, were filed in the Delaware Court of Chancery against the defendants named in the Lax Action (except that Polypore is not a defendant in the Scardina Action or the St. Louis Action) and, in certain cases, 3M. Collectively, the complaints in the Stockholder Litigation, filed by purported holders of shares of Polypore common stock, challenge the contemplated integrated transactions with 3M, Asahi Kasei, and Merger Sub and allege, among other things, that Polypore’s directors breached their fiduciary duties to Polypore stockholders by engaging in a flawed sales process, agreeing to a transaction price that does not adequately compensate Polypore and agreeing to certain unfair deal protection terms. The complaints in the Stockholder Litigation also allege that Asahi Kasei, Merger Sub and, in certain cases, 3M, aided and abetted breaches of fiduciary duties. The complaints in the Stockholder Litigation seek various remedies, including declaratory and injunctive relief, as well as damages and costs. Polypore and its directors believe that the allegations against them lack merit and intend to defend the lawsuits vigorously.

THE MERGER AGREEMENT

The following description of the Merger Agreement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The full text of the Merger Agreement is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the merger.

The provisions contained in the Merger Agreement are intended to govern the contractual rights and relationships, and to allocate risks, among the Company, Asahi Kasei and Merger Sub, with respect to the merger as of specific dates. The representations and warranties made between the Company, Asahi Kasei and Merger Sub were negotiated between the parties, may be subject to contractual standards of materiality different than those generally applicable to stockholders and should not be viewed necessarily as establishing matters as facts. Any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the merger, and therefore they will have no legal effect under the Merger Agreement after the closing of the merger.

The Merger

At the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and an indirect wholly owned subsidiary of Asahi Kasei. The merger will have the effects set forth in the Merger Agreement and the applicable provisions of the DGCL. At the effective time of the merger, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub will become the debts, liabilities, obligations and duties of the surviving corporation.

Closing and Effective Time of the Merger

Unless the parties agree on another time, the closing of the merger will take place at 10:00 a.m. (New York time) on the fifth business day following the date on which all of the conditions to completion of the merger (described under “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 83), other than the completion of the Separations Media Sale and those conditions that by their nature are to be satisfied at the closing (but, in each case, subject to the satisfaction or waiver of those conditions at the closing) have been satisfied or waived. In no event will the merger be completed unless the Separations Media Sale (described in the section entitled “The Asset Purchase Agreement — Conditions to Completion of the Separations Media Sale” beginning on page 106) shall have been completed.

On the closing date, the parties will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at a later time if the Company and Asahi Kasei so agree and specify in the certificate of merger.

Merger Consideration

At the effective time of the merger, each share of Polypore common stock that was issued and outstanding immediately prior to the effective time of the merger (other than any dissenting shares as defined below in the section entitled “The Merger Agreement — Dissenting Stockholders” beginning on page 68 and shares to be cancelled as described under “The Merger Agreement — Cancellation of Shares” beginning on page 66) will automatically be converted into the right to receive $60.50 in cash without interest and less any applicable tax withholding. At that time, except with respect to dissenting shares as described below, each holder of Company stock certificates or book-entry shares will no longer have any rights with respect to their shares, except for the right to receive the merger consideration without interest.

Cancellation of Shares

Each share of Polypore common stock that is owned immediately prior to the effective time of the merger by Asahi Kasei, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective subsidiaries will be cancelled and no consideration will be paid with respect to those shares.

Shares of Polypore common stock that are issued and outstanding immediately prior to the effective time of the merger and are held by a stockholder that has not voted in favor of the adoption of the Merger Agreement and has properly exercised such stockholder’s appraisal rights in respect of such shares under Section 262 of the DGCL will not be converted into the right to receive the merger consideration, and instead will be converted into the right of such stockholder to receive any payment with respect to such shares as described under the section entitled “The Merger Agreement — Dissenting Stockholders” beginning on page 68.

Stock Options

At the effective time of the merger, each option to purchase shares of Polypore common stock granted under the Company’s stock plans that is outstanding immediately prior to the effective time of the merger will immediately vest and be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the total number of shares of Polypore common stock subject to the option, and (2) the excess, if any, of the merger consideration over the exercise price per share of Polypore common stock subject to the option, without interest and less any applicable tax withholding. To the extent that any option with respect to which the exercise price per share is equal to or greater than the merger consideration, such option will be cancelled in exchange for no consideration. The closing of the Separations Media Sale and the transfer to 3M or its subsidiaries of the employment of any employees of the Company as contemplated by the Asset Purchase Agreement will not, in and of itself, affect such employees’ options to purchase shares of Polypore common stock.

Restricted Shares

At the effective time of the merger, any restrictions or vesting conditions applicable to each restricted share of Polypore common stock that is outstanding as of immediately prior to the effective time of the merger will lapse, and each share of restricted stock will be converted into the right of the holder to receive $60.50 in cash, without interest and less any applicable tax withholding, treating such restricted share in the same manner as all other shares of Polypore common stock. The closing of the Separations Media Sale and the transfer to 3M by the Company or its subsidiaries of the employment of any employees of the Company as contemplated by the Asset Purchase Agreement will not, in and of itself, affect such employees’ restricted shares of Polypore common stock.

Exchange and Payment Procedures

Paying Agent

Prior to the effective time of the merger, Asahi Kasei will select a bank or trust company reasonably acceptable to the Company to act as paying agent and will enter into an agreement relating to the paying agent’s responsibilities under the Merger Agreement. At or prior to the effective time of the Merger Agreement, Asahi Kasei will deposit or cause to be deposited the aggregate merger consideration with the paying agent, in trust for the benefit of the holders of Polypore common stock.

Exchange Procedures

As promptly as reasonably practicable after the effective time of the merger, and in any event within five business days of the effective time of the merger, Asahi Kasei will cause the paying agent to mail to each record holder of a stock certificate or book-entry shares representing shares of Polypore common stock whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions explaining how to surrender the stock certificates or book-entry shares in exchange for the merger consideration.

Upon surrender of a stock certificate or book-entry share for cancellation to the paying agent together with a duly completed and validly executed letter of transmittal and any other documents as reasonably required by the paying agent before the date that is 12 months after the effective time of the merger, the holder of the surrendered stock certificate or book-entry shares will be entitled to receive cash in an amount equal to the merger consideration multiplied by the number of shares represented by the surrendered stock certificates or book-entry shares, without interest and less any applicable tax withholding. Until surrendered, the stock certificates or book-entry shares will represent only the right to receive the merger consideration relating to the shares represented by the stock certificates or book-entry shares upon their surrender.

Payment of the merger consideration may be made to an individual or entity other than the individual or entity in whose name the surrendered certificate is registered if such certificate is properly endorsed or otherwise in proper form for transfer, and the amount of any stock transfer or other similar taxes required by reason of payment in a name other than that of the registered holder of the stock certificates surrendered will be deducted from the amount otherwise payable as merger consideration unless the individual or entity requesting payment submits evidence satisfactory to the paying agent that any stock transfer or similar taxes have been paid or are not applicable.

The merger consideration paid upon the surrender for exchange of stock certificates or book-entry shares in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Polypore common stock previously represented by the certificates or book-entry shares, and at the close of business on the day on which the effective time of the merger occurs, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Polypore common stock that were outstanding immediately prior to the effective time of the merger.

Lost Stock Certificates

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact in a form reasonably acceptable to Asahi Kasei by the individual or entity claiming the stock certificate to be lost, stolen or destroyed and, if requested by Asahi Kasei, the posting by such individual or entity of a bond in a reasonable amount as Asahi Kasei may request as indemnity against any claim that may be made against Asahi Kasei, the surviving corporation or the paying agent with respect to the stock certificate, Asahi Kasei will cause the paying agent to issue the merger consideration with respect to the number of shares of Polypore common stock represented by such lost, stolen or destroyed certificate.

Tax Withholding

The paying agent, Asahi Kasei, the Company and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable under the Merger Agreement to any holder of shares of Polypore common stock or of options to purchase shares of Polypore common stock, such amounts as are required to be withheld or deducted under any provision of federal, state, local or foreign law relating to taxes with respect to the making of such payment. Any amount so withheld or deducted will be treated for all purposes of the Merger Agreement as having been paid to the holder in respect of which that deduction and withholding was made. With respect to federal tax withholding, see the discussion in the section entitled “The Merger — Certain United States Federal Income Tax Consequences” beginning on page 58.

Dissenting Stockholders

Shares of Polypore common stock that are issued and outstanding immediately prior to the effective time of the merger and are held by a stockholder that has not voted in favor of the adoption of the Merger Agreement and has properly exercised such stockholder’s appraisal rights in respect of such shares under Section 262 (“dissenting shares”) will not be converted into the right to receive the merger consideration unless the holder of those shares withdraws his, her or its demand for appraisal or fails to timely perfect or otherwise loses his, her or its right of appraisal pursuant to Section 262. If a holder of dissenting shares withdraws his, her or its demand for appraisal, fails to timely perfect or otherwise loses his, her or its right of appraisal pursuant to Section 262, then each of such holder’s dissenting shares will cease to be a dissenting share and will be converted into and represent the right to receive the merger consideration, without interest and less any applicable tax withholding. The Company will give Asahi Kasei prompt notice of any demands for appraisal, withdrawals of those demands and any other instruments served pursuant to Section 262 and will give Asahi Kasei the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with prior written consent of Asahi Kasei, make any payment regarding, or settle or offer to settle or otherwise negotiate, any demands for appraisal.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, including representations and warranties relating to:

•	the due organization, valid existence, good standing of the Company and its subsidiaries, and the corporate power, license and qualification of the Company and its subsidiaries to own, lease and operate all of their properties and assets and to carry on their business as currently conducted;

•	the delivery by the Company to Asahi Kasei true, complete and correct copies of the Company’s and its non-wholly owned subsidiaries’ governing documents and the compliance of the Company and its subsidiaries with such governing documents;

•	the capital structure and equity securities of the Company and its subsidiaries and the equity interests owned by the Company’s subsidiaries;

•	the power and authority to execute and deliver the Merger Agreement and Asset Purchase Agreement and to complete the transactions contemplated by the Merger Agreement and Asset Purchase Agreement, the authorization and approval of the Merger Agreement and the Asset Purchase Agreement and the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement and the enforceability of the Merger Agreement and Asset Purchase Agreement;

•	the absence of violation of the organizational documents of the Company and its subsidiaries, absence of violation of law by the Company and its subsidiaries, the absence of violation of, conflicts with, breach of, or defaults under, certain contracts and permits, and the absence of the creation of any encumbrance upon any properties or assets of the Company and its subsidiaries, in connection with the execution and delivery of the Merger Agreement and the Asset Purchase Agreement, the completion of the merger and the other transactions contemplated by the Merger Agreement and the Asset Purchase Agreement;

•	required governmental filings, approvals and consents;

•	the accuracy and sufficiency of certain reports and financial statements filed with the SEC;

•	the absence of certain undisclosed liabilities;

•	the absence of certain “off-balance sheet arrangements”;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the conduct of business in accordance with the ordinary course of business since September 27, 2014;

•	legal proceedings;

•	tax matters;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	labor and employee matters;

•	compliance with applicable laws (including export control and anti-corruption laws), court orders and certain regulatory matters;

•	material contracts;

•	real and personal property owned or leased by the Company or its subsidiaries and used in the energy storage business;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	insurance matters;

•	suppliers and customers of the energy storage business and the Company’s or its subsidiaries’ business relationships with such suppliers and customers;

•	the absence of affiliate transactions as would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933;

•	the inapplicability of state takeover statutes;

•	rights plans or other comparable agreements or arrangements designed to have the effect of delaying, deterring or discouraging any individual or entity from acquiring control of the Company;

•	the accuracy of information in this proxy statement;

•	the receipt of an opinion of the Company’s financial advisor;

•	broker’s, finder’s, financial advisor’s and similar fees paid in connection with the merger and the other transactions contemplated by the Merger Agreement or the Asset Purchase Agreement; and

•	the absence of any other representations and warranties.

The Merger Agreement also contains a number of representations and warranties by Asahi Kasei and Merger Sub, including representations and warranties relating to:

•	the due organization, valid existence, good standing, license and qualification of Asahi Kasei and Merger Sub and the corporate power, license and qualification to own, lease and operate all of their properties and assets and to carry on their business as currently conducted;

•	the relation of Merger Sub to Asahi Kasei and the activities of Merger Sub;

•	the power and authority to execute and deliver the Merger Agreement and to complete the transactions contemplated by the Merger Agreement, the authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement;

•	the absence of violation of the organizational documents of Asahi Kasei and Merger Sub, the absence of violation of law by Asahi Kasei and Merger Sub and the absence of violation of, conflicts with, breach of, or defaults under certain contracts, and the absence of the creation of any encumbrance upon, any properties or assets of Asahi Kasei or Merger Sub in connection with the execution and delivery of the Merger Agreement or the completion of the merger and the other transactions contemplated by the Merger Agreement;

•	required governmental filings, approvals and consents;

•	legal proceedings;

•	the accuracy of information supplied to the Company specifically for inclusion or incorporation by reference in this proxy statement;

•	the delivery, validity, sufficiency and lack of conditions precedent of the executed debt commitment letter and related financing documents (other than as expressly stated in certain financing documents);

•	the absence of events that would reasonably be expected to constitute a breach under the executed debt commitment letter;

•	the absence of knowledge of Asahi Kasei that the conditions to the merger financing will not be satisfied on a timely basis or that the financing will not be available on the closing date of the merger;

•	the absence of side letters or other agreements or arrangements relating to Asahi Kasei’s financing, subject to certain exceptions;

•	the inapplicability of Section 203 of the DGCL to Asahi Kasei or Merger Sub during the period commencing on February 23, 2012;

•	the absence of a requirement that the stockholders or the holders of any other securities of Asahi Kasei (equity or otherwise) vote to complete the merger and the financing;

•	broker’s, finder’s, financial advisor’s and similar fees paid in connection with the merger and the other transactions contemplated by the Merger Agreement; and

•	the absence of any other representations and warranties.

Definition of Material Adverse Effect

Significant portions of the representations and warranties of the Company, Asahi Kasei and Merger Sub are qualified as to a “material adverse effect” standard. Under the Merger Agreement, a material adverse effect means, when used in connection with the Company, any change, effect, event, circumstance, occurrence, state of facts or development that, either individually or in the aggregate, is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the energy storage business, but not including any change, effect, event, circumstance, occurrence, state of facts or development to the extent arising out of or resulting from the following:

•	general economic or political conditions or the financial, banking, securities, currency, capital or credit markets in general, including changes in interest rates or exchange rates or the availability of financing, unless they materially disproportionately impact the Company’s energy storage business relative to other participants in the industries or markets in which the energy storage business operates;

•	conditions generally affecting the industries or markets in which the Company’s energy storage business operates, unless they materially disproportionately impact the Company’s energy storage business relative to other participants in the industries or markets in which the energy storage business operates;

•	changes or proposed changes in generally accepted accounting principles (“GAAP”), regulatory accounting principles or applicable law (or the interpretation thereof), unless they materially disproportionately impact the Company’s energy storage business relative to other participants in the industries or markets in which the energy storage business operates;

•	any outbreak, escalation or worsening of hostilities or war (whether declared or not declared) or act of terrorism or sabotage, unless it materially disproportionately impacts the Company’s energy storage business relative to other participants in the industries or markets in which the energy storage business operates;

•	any earthquakes, hurricanes, tornadoes or other natural disasters, unless they materially disproportionately impact the Company’s energy storage business relative to other participants in the industries or markets in which the energy storage business operates;

•	the execution and announcement of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement, including the impact on the relationships, contractual or otherwise, of the Company’s energy storage business with employees, labor unions, customers, suppliers or partners, and any litigation arising in connection with the merger, the Separations Media Sale, or the other transactions contemplated by the Merger Agreement (other than those representations and warranties of the Company in the Merger Agreement that address the consequences of the execution or announcement of the Merger Agreement or the completion of the transactions contemplated by the Merger Agreement);

•	any change in the Company’s stock price or trading value, except that no change, effect, event, circumstance, occurrence, state of facts or development underlying such change will be excluded if it would otherwise constitute or contribute to a material adverse effect;

•	the failure of the Company to meet any projections of earnings, revenues or other financial measures (whether prepared by such party or any third party), except that no change, effect, event, circumstance, occurrence, state of facts or development underlying such failure will be excluded if it would otherwise constitute or contribute to a material adverse effect; or

•	any change or proposed change in the debt rating of the Company or any of its subsidiaries, except that no change, effect, event, circumstance, occurrence, state of facts or development underlying such change or proposed change will be excluded if it would otherwise constitute or contribute to a material adverse effect.

Conduct of the Company’s Business Pending the Merger

The Company has agreed, subject to certain exceptions, that during the period from the date of the Merger Agreement until the effective time of the merger or the earlier termination of the Merger Agreement, the Company and its subsidiaries will conduct the energy storage business in the ordinary course of business consistent with past practice and will use commercially reasonable efforts to maintain and preserve intact the organization, assets, present line of business, rights, permits and business relationships of the energy storage business and retain the services of its officers and employees.

Without limiting the generality of the foregoing, the Company has agreed, subject to certain exceptions, that during the period from the date of the Merger Agreement until the effective time of the merger or the earlier termination of the Merger Agreement, neither the Company nor any of its subsidiaries will:

•	incur or assume any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness for borrowed money (other than a wholly owned subsidiary of the Company), or make or forgive any loan or advance to any individual or entity (other than a wholly owned subsidiary of the Company), subject to certain exceptions;

•	redeem, repurchase, defease, cancel or otherwise acquire any indebtedness of the Company or its subsidiaries other than at stated maturity or the making of any required amortization payments and mandatory prepayments or in the ordinary course of business consistent with past practice;

•	amend or modify in any material respect any contract or other legal obligation with respect to indebtedness of the Company or any of its subsidiaries;

•	adjust, split, combine or reclassify any of its capital stock, voting securities or other equity interests;

•

make, declare, set aside or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of the Company’s capital stock, voting securities or other equity interests or any securities or obligations convertible (whether currently or only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of the Company’s capital stock, voting securities or other equity interests;

•	issue, sell, pledge, dispose of, grant, encumber (or authorize any such actions) any shares of capital stock or other securities of the Company or any of its subsidiaries or any rights of any kind to acquire shares of capital stock or other securities of the Company or any of its subsidiaries, subject to certain exceptions;

•	except as made in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or directors of the Company or any of its subsidiaries or except as required by any Company benefit plan or contract or other legally binding instrument in effect on the date of the Merger Agreement:

¡	increase the wages or salaries of any past, present, or future employee of the Company or any of its subsidiaries;

¡	pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any other compensation, benefits or other rights of any employee of the Company or its subsidiaries;

¡	grant or provide any severance or termination payments or benefits to any current or former employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries;

¡	hire any employee of the Company or its subsidiaries or engage any individual to provide services to the Company or any of its Subsidiaries, other than the hiring of employees whose base pay will not be in excess of $250,000;

¡	terminate the employment of any current employee with a title of President or above or the engagement of any individual independent contractor of the Company or its subsidiaries other than for cause or for performance-related reasons;

¡	establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or any collective bargaining agreement or amend or terminate any Company benefit plan (subject to certain exceptions);

•	except as required by the terms of any Company benefit plan or any contract or other legally binding instrument in effect on the date of the Merger Agreement, cause any compensation to be funded in a “rabbi” or “secular” trust;

•	sell, transfer, license, sublicense, lease, mortgage, encumber or otherwise dispose of any properties or assets to any individual or entity, other than: sales, transfers, licenses, sublicenses and leases to the Company or any of its subsidiaries, certain permitted encumbrances incurred in the ordinary course of business consistent with past practice, sales of inventory or used equipment in the ordinary course of business consistent with past practice, and sales of other properties or assets (other than intellectual property) with a fair market value that does not exceed $1,000,000 individually or $5,000,000 in the aggregate;

•	dispose of or abandon, allow to lapse or fail to maintain any intellectual property owned by the Company or its subsidiaries, other than intellectual property that the Company determines in good faith, exercising reasonable judgment, is not material to the current conduct of the energy storage business in the ordinary course of business consistent with past practice;

•	enter into any material new line of business;

•	make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any division or business or all or any significant portion of the property or assets of any individual or entity, other than, in the ordinary course of business consistent with past practice, acquisitions not exceeding $5,000,000 individually or $10,000,000 in the aggregate or in a wholly owned subsidiary of the Company;

•	commence or settle any action, claim, lawsuit or proceeding, other than, after consultation with Asahi Kasei, the commencement or settlement in the ordinary course of business consistent with past practice or settlements that involve monetary payments below certain thresholds, impose no material obligations or restrictions on the Company or its subsidiaries, provide for a complete release of the Company and its subsidiaries and do not provide for an admission of liability by the Company or its subsidiaries;

•	amend or propose to amend its certificate of incorporation, bylaws or other similar governing documents or, subject to the provisions of the Merger Agreement relating to solicitation, changes in recommendation and competing and superior proposals (as described below in the section entitled “The Merger Agreement — No Solicitation and Competing Proposals” beginning on page 74), otherwise take any action to exempt any individual or entity from any provision of such certificate of incorporation, bylaws or other similar governing documents;

•	except in the ordinary course of business consistent with past practice, enter into, assign, assume, extend, modify, terminate or amend in any material respect any material contract, material lease or any other contract that, if entered into prior to the date of the Merger Agreement would constitute a material contract or material lease or grant any release or waiver or relinquish any material right under any material contract, material lease or any other contract that, if entered into prior to the date of the Merger Agreement would constitute a material contract or material lease;

•	make any capital expenditure, other than capital expenditures that are made in the ordinary course of business consistent with past practice, that are accounted for in the Company’s current capital expenditure plans, or that are not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries other than the merger, including any transfer of equity interests of any subsidiary of the Company;

•	implement or adopt a change in the tax accounting or financial accounting principles, practices, or methods used by the Company or its subsidiaries other than as may be required by changes in applicable law or GAAP;

•	make any material tax election or take any position on a tax return filed on or after the date of the Merger Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, unless such position or election is required by applicable law or a change in GAAP or other applicable accounting standards;

•	enter into any settlement or compromise of any material tax liability or closing agreement relating to any material tax liability;

•	file any amended tax return that would result in a material change in tax liability, taxable income or loss;

•	change any annual tax accounting period;

•	surrender any right to claim a material tax refund, offset or other reduction in tax liability or give or request any waiver of a statute of limitation with respect to any tax return;

•	change in any material respect its policies or practices regarding accounts receivable or accounts payable;

•	fail to manage working capital in the ordinary course of business consistent with past practices;

•	agree to or make any commitment to take, or adopt any resolutions of the Board in support of, any of the actions prohibited by the covenants in the Merger Agreement.

No Solicitation and Competing Proposals

The Company has agreed that from the date of the Merger Agreement, it will, and will direct its representatives to, immediately cease any discussions or negotiations with any individual or entity that may be ongoing with respect to any actual or potential competing proposal (as defined below in the section entitled “The Merger Agreement — No Change of Recommendation or Acquisition Agreement” beginning on page 75) and to cause the prompt return or destruction of any confidential information furnished in connection with such competing proposal. The Company also agreed that it and its subsidiaries and their respective officers and directors will not, and the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives to not, directly or indirectly:

•	solicit, initiate, knowingly facilitate (including by way of furnishing non-public information) or knowingly encourage any inquiries regarding, or the making of any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a competing proposal;

•	enter into, engage in, continue, conduct or otherwise participate in any discussions or negotiations regarding, or furnish to any other individual or entity any information in connection with or for the purpose of encouraging or facilitating, any inquiry, offer or proposal that is or could reasonably be expected to lead to, a competing proposal (other than, in response to an unsolicited inquiry, referring the inquiring individual or entity to the section in the Merger Agreement that prohibits discussion of such inquiry); or

•	approve, recommend or enter into any letter of intent or similar document, contract, commitment or agreement relating to a competing proposal (or propose to take such actions).

The Company further agreed that it will not, and it will cause its controlled affiliates not to, release any individual or entity from or permit the release of any individual or entity from, waive, terminate, amend or modify, or permit the waiver, termination, amendment or modification of (1) any provision of any standstill or similar agreement (with certain exceptions) or (2) any confidentiality provision in any agreement to which the Company or any of its controlled affiliates is a party. Subject to certain exceptions relating to the submission of competing proposals to the Board, the Company agreed to, and to cause its controlled affiliates to, enforce the standstill and confidentiality provisions of all agreements to which it or any of its controlled affiliates is a party. The Company agreed that neither it nor any of its subsidiaries will reimburse or agree to reimburse the expenses of any third party in connection with a competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal.

However, if at any time following the date of the Merger Agreement and prior to obtaining the stockholder approval (as defined below in the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 83):

•	the Company receives a bona fide, unsolicited written competing proposal and the Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the competing proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined below in the section entitled “The Merger Agreement — No Change of Recommendation or Acquisition Agreement” beginning on page 75) and that the failure to furnish nonpublic information to the individual or entity making the competing proposal and to participate in discussions or negotiations regarding the competing proposal with such individual or entity and its representatives would be inconsistent with the Board’s fiduciary duties under applicable law;

•	such competing proposal did not result from a material breach of the non-solicitation and related restrictions in the Merger Agreement; and

•	before furnishing nonpublic information to the individual or entity making the competing proposal, the Company receives an executed confidentiality agreement the terms of which are at least as favorable to the Company as the confidentiality agreement between the Company and Asahi Kasei (with certain exceptions) from the individual or entity making such competing proposal;

then the Company may furnish nonpublic information to the individual or entity making the competing proposal (as long as the Company first furnished the same information to Asahi Kasei) and participate in discussions or negotiations regarding the competing proposal with the individual or entity and its representatives.

The Company has agreed to promptly inform Asahi Kasei (within no more than 48 hours) of the communication or receipt of any competing proposal (indicating the identity of the individual or entity making competing proposal and the material terms and conditions of the competing proposal).

The Company is required to keep Asahi Kasei reasonably informed on a current basis (within no more than 48 hours) of the status of any competing proposal, including any material developments or material changes regarding such competing proposal, any discussions or negotiations regarding such competing proposal and whether such competing proposal has been withdrawn or rejected. The Company has agreed that it and its controlled affiliates will not enter into any agreement with any individual or entity that prohibits the Company from providing any information to Asahi Kasei in accordance with the Merger Agreement.

No Change of Recommendation or Acquisition Agreement

Except as described below, the Company has agreed that, from the date of the Merger Agreement, neither the Board nor any committee of the Board will (1) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Board’s recommendation that the Company’s stockholders adopt the Merger Agreement (any such action, a “change of recommendation”), (2) approve or recommend, or resolve, propose publicly or agree to approve or recommend, any competing proposal, or (3) authorize, cause or permit (or propose publicly or agree to authorize, cause or permit) the Company or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition or other agreement or understanding relating to or that is intended or would reasonably be expected to lead to any competing proposal (other than a confidentiality agreement with the maker of a competing proposal pursuant to the terms of the Merger Agreement).

Prior to the time the Company’s stockholders adopt the Merger Agreement, the Board may effect a change of recommendation if (1) a material event occurs that is not related to a competing proposal and was not known to or reasonably foreseeable by the Board as of the date of the Merger Agreement but became known prior to the time the Company’s stockholders adopt the Merger Agreement (an “intervening event”), and (2) the Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law. However, prior to effecting such a change of recommendation, the Company must comply with the following procedures:

•	the Company must give Asahi Kasei at least five business days prior written notice of its intention to take such action, including the reasons why the Company intends to take such action and a summary of all material facts and circumstances related to the applicable intervening event;

•	the Company must negotiate and direct its representatives to negotiate in good faith with Asahi Kasei and its representatives (to the extent Asahi Kasei desires to negotiate) during such notice period any revisions to the terms of the Merger Agreement proposed by Asahi Kasei such that failure to effect the change of recommendation would no longer be inconsistent with the Board’s fiduciary duties under applicable law; and

•	at the end of such notice period, the Board must consider in good faith all revisions to the terms of the Merger Agreement proposed in writing by Asahi Kasei and must determine, after consultation with its outside legal counsel and independent financial advisor, that failure to make such change of recommendation due to the intervening event would be inconsistent with the Board’s fiduciary duties under applicable law.

In addition if the Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that a bona fide, unsolicited written competing proposal made after the date of the Merger Agreement (that did not result from a breach of the Company’s non-solicitation and related obligations under the Merger Agreement), constitutes a superior proposal and that the failure of the Board to approve, recommend or enter into an agreement relating to such superior proposal would be inconsistent with the Board’s fiduciary duties under applicable law, then the Board may cause the Company to terminate the Merger Agreement in order to enter into an agreement that constitutes the superior proposal upon the Company’s payment of the termination fee to Asahi Kasei (discussed under the section entitled “The Merger Agreement — Termination Fee” beginning on page 85). However, prior to taking such actions, the Company must comply with the following procedures:

•	the Company must give Asahi Kasei at least five business days prior written notice of its intention to take such action, including the reasons for such action and any information on and materials relating to the superior proposal that the Company is required to provide to Asahi Kasei under the Merger Agreement;

•	the Company must negotiate and direct its representatives to negotiate in good faith with Asahi Kasei and its representatives (to the extent Asahi Kasei wishes to negotiate) during such notice period any revisions to the terms of the Merger Agreement such that the superior proposal would no longer constitute a superior proposal; and

•	following the end of such notice period, the Board must consider in good faith all revisions to the terms of the Merger Agreement proposed in writing by Asahi Kasei, and determine, after consultation with its outside legal counsel and independent financial advisor, that, even if the proposed revisions were given effect, the failure of the Board to approve, recommend or enter into a definitive agreement with respect to the superior proposal would be inconsistent with its fiduciary duties under applicable law.

If there is any change to the financial terms or any other material term of a superior proposal, the Company must deliver to Asahi Kasei a new notice of such superior proposal, and a new five day notice period will commence after such notice is delivered to Asahi Kasei by the Company.

Nothing contained in the Merger Agreement prohibits the Company or the Board from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (2) making any other disclosure to the Company’s stockholders if, in the Board’s determination in good faith after consultation with its outside legal counsel, such disclosure is required under applicable law; provided, however, that the Board may not effect a change of recommendation except in the circumstances described under “The Merger Agreement — No Change of Recommendation or Acquisition Agreement” beginning on page 75, and any disclosure (other than a “stop-look-and listen” communication to stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) will be deemed to be a change of recommendation, unless the Board expressly reaffirms in such disclosure its recommendation that the Company’s stockholders adopt the Merger Agreement.

The Company has also agreed that it will not submit to the vote of its stockholders any competing proposal or superior proposal prior to the termination of the Merger Agreement, and that it will ensure that its representatives are aware of the provisions of the Merger Agreement relating to solicitation, changes in recommendation and competing and superior proposals.

A “competing proposal” is any inquiry, offer or proposal (other than by Asahi Kasei or its subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (1) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its material subsidiaries, (2) any acquisition of 15% or more of the outstanding Polypore common stock or securities of the Company representing more than 15% of the voting power of the Company, (3) any acquisition (including the acquisition of stock in any subsidiary of the Company) of the Company, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company, (4) any tender offer or exchange offer that if completed would result in any individual or entity beneficially owning 15% or more of the outstanding Polypore common stock or securities of the Company representing more than 15% of the voting power of the Company, or (5) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Polypore common stock (or voting power of securities of the Company other than Polypore common stock) involved is 15% or more.

A “superior proposal” is a bona fide, unsolicited written competing proposal (1) that if completed would result in an individual or entity other than Asahi Kasei or its subsidiaries (or in the case of a direct merger between such entity and the Company, the stockholders of such entity) acquiring, directly or indirectly, (A) all or substantially all of the outstanding Polypore common stock or (B) all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, and (2) that the Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, taking into account all the terms of the competing proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the individual or entity making such proposal and the conditions for completion of such proposal) is more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by the Merger Agreement (taking into account any revised proposal to amend the terms of the Merger Agreement).

Special Meeting

The Company has agreed to take all actions necessary in accordance with applicable law and its governing documents to duly call, give notice of, convene and hold a special meeting of the Company stockholders for the purpose of considering and taking action upon the adoption of the Merger Agreement as soon as reasonably practicable after the date of mailing of this proxy statement. The Company may postpone or adjourn the special meeting only (1) with Asahi Kasei’s consent or (2) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable laws. Unless there has occurred a change of recommendation in accordance with the Merger Agreement, the Company will use its reasonable best efforts to obtain the stockholder approval. The Company, Asahi Kasei and 3M also separately agreed that, (1) if it is determined by a court of competent jurisdiction that the transactions contemplated by the Asset Purchase Agreement require a vote of Polypore stockholders pursuant to Section 271 of the DGCL or (2) if the parties otherwise agree that having such a vote would be prudent, then (A) the Board will, subject to its fiduciary duties, recommend that Polypore stockholders vote for the approval of the transactions contemplated by the Asset Purchase Agreement and (B) each of the parties will use its reasonable best efforts to obtain such approval as soon as reasonably practicable.

Reasonable Best Efforts

Asahi Kasei and the Company have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done (and to assist and cooperate with each other in doing) all things necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the Merger Agreement, including by (1) using reasonable best efforts to cause the satisfaction of the conditions to the completion of the transactions contemplated by the Merger Agreement, (2) preparing and filing, as promptly as reasonably practicable, all submissions under all antitrust laws required to complete the merger and the other transactions contemplated by the Merger Agreement, (3) using reasonable best efforts to obtain all necessary actions or nonactions, waivers, clearances, consents, permits and approvals from governmental authorities and making all necessary registrations, notifications and filings and taking all steps necessary to obtain an approval or waiver from or avoid an action or proceeding by any governmental authority, (4) using reasonable best efforts to obtain all necessary consents or waivers from non-governmental third parties (except that the Company is not obligated to pay any individual or entity whose consent or waiver is being sought or make any accommodation or commitment or incur any liability or other obligation to such individual or entity in connection with such consent or waiver), (5) responding to any formal or informal request for additional information or documentary material received from any governmental authority by the Company, Asahi Kasei or any of their respective affiliates as promptly as reasonably practicable following receipt of any such formal or informal request, (6) using reasonable best efforts to cooperate and coordinate with each other in taking the foregoing actions, and (7) using reasonable best efforts to supply each other with information that may be reasonably required in order to effectuate the taking of such actions.

In addition to the foregoing actions, Asahi Kasei and the Company have agreed:

•	to inform the other party of any communication to or from any governmental authority regarding the merger or the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable;

•	to use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable after consultation with the other party, an appropriate response to a request for additional information or documentary material from any governmental authority with respect to the merger or any of the other transactions contemplated by the Merger Agreement;

•	if permitted by applicable law and by any applicable governmental authority, to provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any governmental authority in respect of any filing made in connection with the merger and the other transactions contemplated by the Merger Agreement;

•	that, subject to certain exceptions and limitations, the other party’s legal counsel has the right to review in advance, and will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Asahi Kasei or the Company, as the case may be, and any of their subsidiaries and representatives, that appears in any filing made with, or written materials submitted to, any third party or governmental authority in connection with the merger and the other transactions contemplated by the Merger Agreement;

•	to comply with, and cause their respective representatives to comply with, all of their respective obligations under the confidentiality agreement between the Company and Asahi Kasei;

•	to obtain the prior written consent of the other party prior to committing to or agreeing with (or permitting its respective subsidiaries to commit to or agree with) any governmental authority to stay, toll or extend any applicable waiting period under any applicable antitrust laws;

•	to cooperate with the other party and use reasonable best efforts to resolve any objections that may be asserted by any governmental entity with respect to the merger or the other transactions contemplated by the Merger Agreement or the Asset Purchase Agreement under applicable antitrust laws; except that, in connection with the resolution of any objections that may be asserted by any governmental authority with respect to the merger or the other transactions contemplated by the Merger Agreement or the Asset Purchase Agreement, neither Asahi Kasei nor any of its subsidiaries are required to, and the Company will not, and will cause its subsidiaries not to agree to (1) any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or (2) the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets and properties other than the sale, divestiture or disposition of a wet process manufacturing facility or wet process manufacturing assets and equipment (including the transfer or royalty-free license of any intellectual property reasonably necessary to operate such facility, assets or equipment), in each case, used by Asahi Kasei or the Company or any of their respective subsidiaries in the production of lithium battery separator material, that collectively have an annual production capacity of no more than 40 million square meters; and

•

to work cooperatively together on all communications and strategy relating to the antitrust laws and any litigation matters unless the inclusion of one party is reasonably determined by the other party, after good faith consultation by both parties, to be strategically detrimental to the ultimate goal of obtaining clearance of the merger and the other transactions contemplated by the Merger Agreement or the Asset Purchase Agreement.

Directors’ and Officers’ Indemnification and Insurance

For a period of six years after the effective time of the merger, Asahi Kasei will cause the surviving corporation to indemnify, defend and hold harmless, and advance expenses to each current and former director, officer or employee of the Company or any of its subsidiaries (the “indemnified parties”) with respect to all acts or omissions by them in their capacities as directors, officers or employees of the Company or its subsidiaries at any time prior to the effective time of the merger, to the fullest extent provided by the Company’s governing documents or any indemnity agreement between the Company or any of its subsidiaries and the applicable indemnified party, in each case, as in effect on the date of the Merger Agreement.

In addition, from and after the effective time of the merger, to the extent permitted by the Company’s governing documents or any indemnification agreement between the Company and the applicable indemnified party, Asahi Kasei will cause the surviving corporation to, (and will guarantee the obligations of the surviving corporation) in the same manner as the Company provided immediately before the date of the Merger Agreement:

•	indemnify, defend and hold harmless, to the fullest extent permitted by applicable law, each indemnified party from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation to the extent it arises out of or pertains to (1) any action or omission or alleged action or omission in such indemnified party’s capacity as a director, officer or employee of the Company or any of its subsidiaries prior to the effective time of the merger, or (2) the merger, the Merger Agreement, the Asset Purchase Agreement or any of the transactions contemplated in them; and

•	within 30 days following any request for advancement, pay the expenses (including reasonable attorneys’ fees) of any indemnified party incurred in connection with any such claim, action, suit, proceeding or investigation upon receipt of an undertaking by or on behalf of such indemnified party to repay such amount if it is ultimately determined that such indemnified party is not entitled to be indemnified.

For a period of six years after the effective time of the merger, Asahi Kasei will provide, or cause the surviving corporation to provide, the indemnified parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policy, a policy that provides coverage for events occurring at or prior to the effective time of the merger (the “D&O insurance”) that is no less favorable than the existing policy. In satisfaction of this obligation after the effective time of the merger, Asahi Kasei is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement for D&O insurance coverage and will, in such case, obtain a policy which, in Asahi Kasei’s good faith determination, provides the greatest coverage available for a cost not exceeding such amount. The Company may, and at Asahi Kasei’s request must, purchase a “tail” directors’ and officers’ insurance and indemnification policy, provided that payment for each year of insurance coverage provided by such policy will not exceed 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement. Any such a “tail” policy will satisfy Asahi Kasei’s obligations in the Merger Agreement for D&O insurance.

Stockholder Litigation

The Company has agreed to promptly notify Asahi Kasei of any stockholder litigation against it or its directors related to the Merger Agreement, the Asset Purchase Agreement, the merger or the transactions contemplated by the Merger Agreement or the Asset Purchase Agreement and to keep Asahi Kasei reasonably informed regarding any stockholder litigation. The Company has further agreed to give Asahi Kasei the opportunity to participate in the defense or settlement of any such stockholder litigation and to give due consideration to Asahi Kasei’s advice with respect to such stockholder litigation.

Employee Matters

The Merger Agreement provides that for one year following the effective time of the merger, Asahi Kasei will, or will cause the surviving corporation to, provide each applicable current and former employee of the energy storage business of the Company whose terms and conditions of employment were not, and do not become subject to a collective bargaining agreement (a “Company covered employee”) employed by the Company or one of its subsidiaries as of the effective time of the merger and who continues as an employee of the surviving corporation or any of its subsidiaries, with: (1) at least the same level of hourly salary or base wages as he or she received immediately prior to the effective time of the merger and (2) employee benefits (including severance) and annual target bonus and target long-term incentive award opportunities that in the aggregate are substantially comparable to the employee benefits (including severance but excluding any change in control benefits) and annual target bonus and target long-term incentive award opportunities (which long-term incentive awards may be designated as cash rather than equity) that he or she received immediately prior to the effective time of the merger.

The Merger Agreement further provides that nothing in the Merger Agreement will prevent the amendment or termination of any Company benefit plan in accordance with its terms, interfere with the right or obligation of Asahi Kasei or the surviving corporation to change any Company benefit plan as necessary to conform with applicable law or limit the right of Asahi Kasei or the surviving corporation to terminate the employment of any employee at any time. For a period of two years following the effective time of the merger, Asahi Kasei will provide or cause to be provided the same severance benefits to eligible Company covered employees employed by the Company or one of its subsidiaries as of the effective time of the Merger Agreement and who continue as employees of the surviving corporation or any of its subsidiaries and who are terminated for a reason other than for cause as such employees were entitled to receive under the Company’s administrative severance policy in effect immediately prior to the effective time of the merger.

None of the transactions contemplated by the Merger Agreement will impair obligations under any collective bargaining agreement to which the Company or any of its subsidiaries is a party.

To the extent that a Company covered employee commences to participate in an employee benefit plan maintained by Asahi Kasei or the surviving corporation, Asahi Kasei will, subject to certain exceptions, cause such employee benefit plan to:

•	recognize the service of such Company covered employee with the Company or its subsidiaries for purposes of eligibility and vesting and benefits (but not for purposes of benefit accruals under any defined benefit plan) under such employee benefit plan to the same extent such service was recognized immediately prior to the effective time of the merger under a comparable Company benefit plan in which such Company covered employee was a participant immediately prior to the effective time of the merger or, if there is no such comparable benefit plan, to the same extent such service was recognized under the 401(k) Plan immediately prior to the effective time; and

•

with respect to any health, dental or vision plan of Asahi Kasei or the surviving corporation in which any Company covered employee commences to participate, in the plan year that includes the year in which such Company covered employee commences to participate, (1) cause any pre-existing condition limitations under such plan to be waived with respect to such employee to the extent they would have been waived or satisfied under the Company benefit plan in which such Company covered employee participated immediately prior to such commencement of participation in an Asahi Kasei Plan or surviving Corporation plan, and (2) recognize any medical or health deductible and out-of-pocket expenses incurred by such Company covered employee in the year that includes the year in which such Company covered employee began participating for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such plan of Asahi Kasei or the surviving corporation.

Asahi Kasei has also agreed to, and will cause the surviving corporation to:

•	honor each employment and change in control agreement to which the Company or any of its subsidiaries is a party in accordance with the terms of such agreement;

•	calculate and pay in the ordinary course of business to eligible Company covered employees any bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its subsidiaries with respect to a fiscal year completed prior to the closing of the merger that remain unpaid as of the closing of the merger; and

•	following the effective time of the merger, cooperate with 3M to transfer to a tax-qualified defined contribution plan designated by 3M the outstanding participant loan balances credited to the accounts of employees whose employment will transfer to 3M or its affiliates in connection with the transactions contemplated by the Asset Purchase Agreement that are in the 401(k) Plan, subject to certain limitations.

The provisions described above are solely for the benefit of the parties to the merger agreement and do not confer upon any other person any rights or remedies of any nature whatsoever.

Takeover Statutes

The Company and its subsidiaries will not take any action that would cause the transactions contemplated by the Merger Agreement to be subject to takeover statutes or similar law. If any takeover statute or similar law is or may become applicable to the transactions contemplated by the Merger Agreement or the Asset Purchase Agreement, the Company and Asahi Kasei will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement and Asset Purchase Agreement may be completed as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or similar law on the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement.

Financing

Asahi Kasei has agreed to keep the Company reasonably informed as to the status of Asahi Kasei’s efforts to arrange the financing contemplated by Asahi Kasei in connection with the merger and the other transactions contemplated by the Merger Agreement.

The Company has agreed to use its reasonable best efforts to provide to Asahi Kasei and Merger Sub, to the extent within the Company’s control and at Asahi Kasei’s sole expense, customary cooperation reasonably requested by Asahi Kasei or Merger Sub that is necessary or advisable in connection with the arrangement and completion of the financing, including:

•	participating in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions between senior management and the sources of the financing;

•	providing reasonable and customary assistance with the preparation of the documents customarily required in connection with the financing and, to the extent customary and required pursuant to the financing and subject to certain exceptions, providing documentation and other information relating to the Company or any of its subsidiaries to the extent reasonably available; and

•	using reasonable best efforts to assist Asahi Kasei in obtaining surveys, legal opinions from local outside counsel (and not internal counsel or New York or Delaware counsel) and title insurance as reasonably requested by Asahi Kasei or Merger Sub for the financing.

The Company is not required to take any of the foregoing actions to the extent such action or actions would materially interfere with the business or operations of the Company or any of its subsidiaries or to commit to take any action that is not contingent on the closing of the merger or that would be effective at or prior to the effective time of the merger. The Merger Agreement further provides that the Board and the governing body of any of the Company’s subsidiaries are not required to approve any financing or related agreements (or any alternative financing) at or prior to the effective time of the merger and that neither the Company nor any of its subsidiaries is required to execute any definitive financing documents or other related agreements prior to the closing of the merger.

In addition, neither the Company nor any of its subsidiaries is required to pay any commitment or other similar fee or make any other payment (with certain exceptions) or incur any other liability or obligation to provide or agree to provide any indemnity in connection with the financing prior to the effective time of the merger. Asahi Kasei will indemnify and hold harmless the Company, its subsidiaries and its representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the financing and will, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with actions taken by the Company in connection with the financing. The Company’s liability to Asahi Kasei in respect of any financial statements, other financial information or data or other information provided in connection with the financing is limited to the applicable representations and warranties of the Company set forth in the representations and warranties of the Merger Agreement.

Termination of Certain Indebtedness

The Merger Agreement provides that, at least six business days prior to the date of the completion of the merger, the Company will deliver to Asahi Kasei executed prepayment notices (to the extent the agreements underlying the applicable indebtedness require them), and at least five business days prior to the date of the completion of the merger, the Company will deliver to Asahi Kasei customary payoff letters with respect to (1) all indebtedness of the Company and its subsidiaries under the Company’s credit agreement with Bank of America (including any swap, hedging or similar agreement entered into in connection with such indebtedness) and (2) any other indebtedness for borrowed money specified by Asahi Kasei to the Company no later than 12 business days prior to the date of the completion of the merger. Such payoff letters must:

•	provide for the cash collateralization of any letters of credit issued for the Company or any of its subsidiaries to the extent Asahi Kasei has not entered into an alternative arrangement with the issuing bank;

•	correctly specify the amounts, including any applicable premiums, fees and expenses, necessary to repay such indebtedness and completely discharge the obligations of the Company and its subsidiaries with respect to such indebtedness; and

•	release and terminate any encumbrances on the assets and properties of the Company and its subsidiaries relating to such indebtedness and any guarantees thereof.

At the completion of the merger, the Company will discharge such indebtedness, provide for the cash collateralization of any letters or credit in accordance with the instructions provided in such payoff letters, if applicable, and, unless otherwise requested by Asahi Kasei and permitted by the terms governing such indebtedness, permanently terminate the facilities providing for such indebtedness and all related agreements (except to the extent necessary to survive with respect to cash collateralized letters of credit, if any, and certain customary obligations that survive the termination of such letters of credit).

Conditions to Completion of the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by such party of each of the following conditions at or prior to the closing of the merger:

•	the affirmative vote of the holders of a majority of the outstanding shares of Polypore common stock entitled to vote to adopt the Merger Agreement (the “stockholder approval”) must have been obtained;

•	the expiration or early termination of all waiting periods applicable to the merger required pursuant to the HSR Act must have been obtained;

•	all other actions, nonactions, waivers, clearances, consents and approvals of (and filings and registrations with) any governmental authority required by the Merger Agreement must have been obtained or made or have occurred, as applicable;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or legal prohibition in effect prohibiting or otherwise making illegal the completion of the merger; and

•	the closing of the Separations Media Sale must have occurred and the Company and its subsidiaries must have received the consideration contemplated by the Asset Purchase Agreement in connection with the Separations Media Sale.

The obligation of Asahi Kasei and Merger Sub to effect the merger is further subject to the satisfaction or waiver by such party of the following conditions at or prior to the closing of the merger:

•	the representations and warranties of the Company related to capitalization (with certain exceptions) and the lack of a Material Adverse Effect must be true and correct in all respects (other than, with respect to the representations and warranties related to capitalization, any failure to be true and correct that is de minimis in nature and extent) as of the date of the Merger Agreement and as of and as though made as of the effective time of the merger (except that representations and warranties that by their terms speak as of a specific date or time need only have been true and correct as of such date or time);

•	the representations and warranties of the Company related to corporate organization, good standing, corporate power and authority, outstanding Company options and Company restricted shares, company subsidiaries, validity of the Merger Agreement and the Asset Purchase Agreement, state takeover statutes, the opinion of the Company’s financial advisor and broker’s fees must be true and correct in all material respects (without giving effect to any “materiality” or “material adverse effect” or similar qualifier set forth therein) as of the date of the Merger Agreement and as of and as though made as of the effective time of the merger (except that representations and warranties that by their terms speak as of a specific date or time need only have been true and correct as of such date or time);

•	all other representations and warranties of the Company set forth in the Merger Agreement other than those mentioned in the previous two bullets must be true and correct in all respects (without giving effect to any “materiality” or “material adverse effect” or similar qualifier set forth therein) as of the date of the Merger Agreement and as of and as though made as of the effective time of the merger (except that representations and warranties that by their terms speak as of a specific date or time need only have been true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any “materiality” or “material adverse effect” or similar qualifier set forth therein) has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect;

•	the Company must have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it under the Merger Agreement at or prior to closing of the merger; and

•	Asahi Kasei must have received from the Company a certificate signed on behalf of the Company by a duly authorized executive officer of the Company, certifying that the foregoing conditions have been satisfied.

The obligation of the Company to effect the merger is further subject to the satisfaction or waiver by the Company of the following conditions at or prior to the closing of the merger:

•	the representations and warranties of Asahi Kasei and Merger Sub set forth in the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of and as though made as of the effective time of the merger (except that representations and warranties that by their terms speak as of a specific date or time need only have been true and correct as of such date or time) except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or similar qualifier set forth in such representations or warranties) has not and would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of Asahi Kasei or Merger Sub to complete the transactions contemplated by the Merger Agreement.

•	Asahi Kasei and Merger Sub must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing of the merger; and

•	the Company must have received from Asahi Kasei a certificate signed on behalf of Asahi Kasei by a duly authorized executive officer of Asahi Kasei, certifying that the foregoing conditions have been satisfied.

None of Asahi Kasei, Merger Sub, nor the Company may rely on the failure to satisfy any conditions to completion of the merger to excuse it from its obligation to effect the merger if, and to the extent, such failure was caused by such party’s intentional and material breach of its obligations under the Merger Agreement or, in the case of the Company, the Asset Purchase Agreement or, in the case of Asahi Kasei, the executed debt commitment letter under the financing related to the merger.

Termination

The Company and Asahi Kasei may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the merger, even after the stockholder approval. In addition, either the Company or Asahi Kasei may terminate the Merger Agreement if:

•	the merger has not been completed on or before November 23, 2015 (the “termination date”); except that (1) if any party has breached any representation, warranty, covenant or agreement of such party in the Merger Agreement and that breach caused the failure to complete the merger on or before such date, this right to terminate will not be available to the breaching party, (2) if, on November 23, 2015, all conditions to completion of the merger have been waived or satisfied (or, in the case of conditions that by their nature are to be satisfied at the closing of the merger or on the closing date of the merger, are capable or being satisfied on such date) other than those related to antitrust or other regulatory approval of the merger, then the termination date may be extended by either party to February 23, 2016, and (3) if the Company and 3M are involved in any legal proceeding with respect to the Asset Purchase Agreement in which either party is seeking injunctive or other equitable relief (including specific performance) from the other party, then the termination date will be automatically extended to the earlier of (A) the date that is five business days after there has been a final, non-appealable determination with respect to such legal proceeding or such legal proceeding is otherwise finally and conclusively resolved and (B) May 23, 2016;

•

Any final, non-appealable temporary restraining order, preliminary or permanent injunction or other judgment, order or decree by any court or other statute, law, rule, legal restraint or prohibition (collectively, “restraints”) having the effect of permanently restraining, enjoining or otherwise prohibiting the merger is in effect; except that this right terminate the Merger Agreement is not available to any party whose breach of any representation, warranty, covenant or agreement of such party in this Merger Agreement caused such restraint to be in effect or to fail to be removed;

•	the stockholder approval is not obtained at the special meeting (as it may be adjourned or postponed); or

•	if the Asset Purchase Agreement is terminated for any reason.

Asahi Kasei may terminate the Merger Agreement:

•	if there is any breach or inaccuracy of any of the representations or warranties of the Company set forth in the Merger Agreement or if the Company has breached or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach, inaccuracy or failure to perform would give rise to the failure of a condition to Asahi Kasei’s obligation to effect the merger and is incapable of being cured or is not cured (in each case, to the extent necessary to satisfy the applicable condition to Asahi Kasei’s obligation to effect the merger) by the Company within 30 days following receipt of notice from Asahi Kasei of such breach, inaccuracy or failure to perform; or

•	at any time prior to the receipt of the stockholder approval if:

¡	the Board effects a change of recommendation;

¡	any competing proposal or material modification to any competing proposal is first publicly disclosed by the Company or the individual or entity making such competing proposal or any of their respective representatives after the date this proxy statement is first mailed to the stockholders of the Company and the Board fails to (publicly, if requested by Asahi Kasei) reaffirm the board’s recommendation of the Merger Agreement by the earlier of (1) ten business days following the date such competing proposal or material modification is first publicly disclosed and (2) three business days prior to the special meeting; or

•	the Company commits a material breach of any of its non-solicitation and related covenants and obligations or its covenants and obligations with respect to the special meeting.

The Company may terminate the Merger Agreement:

•	if there is any breach or inaccuracy of any of the representations or warranties of Asahi Kasei or Merger Sub set forth in the Merger Agreement or if Asahi Kasei or Merger Sub has breached or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach, inaccuracy or failure to perform would give rise to the failure of a condition to Company’s obligation to effect the merger and is incapable of being cured or is not cured (in each case, to the extent necessary to satisfy the applicable condition to Company’s obligation to effect the merger) by Asahi Kasei within 30 days following receipt of notice from the Company of such breach, inaccuracy or failure to perform; or

•	prior to the receipt of the stockholder approval, in order to concurrently enter into an agreement that constitutes a superior proposal; provided that the Company is not in breach of any of its non-solicitation and related covenants and obligations, and has paid or will concurrently pay the termination fee due under the Merger Agreement;

A terminating party must provide written notice of termination to the other party specifying the provision or provisions of the Merger Agreement under which such termination is being effected.

Termination Fee

The Company is required to pay Asahi Kasei a termination fee of $39,000,000 in the event that:

•	the Merger Agreement is terminated by Asahi Kasei, due to:

¡	the Board having effected a change of recommendation;

¡	the Board’s failure to timely reaffirm the Board’s recommendation of the Merger Agreement after a competing proposal or material modification to a competing proposal is publicly disclosed; or

¡	the Company’s material breach of any of its non-solicitation and related covenants and obligations or its covenants and obligations with respect to the special meeting;

•	the Merger Agreement is terminated by Asahi Kasei or the Company due to the termination of the Asset Purchase Agreement, if such termination of the Asset Purchase Agreement was by 3M due to the Board having effected a change of recommendation, the Board’s failure to timely reaffirm the Board’s recommendation of the Merger Agreement after a competing proposal or material modification to a competing proposal is publicly disclosed or the Company’s material breach of any of its non-solicitation and related covenants and obligations in the Asset Purchase Agreement or its covenants and obligations with respect to the special meeting;

•	the Merger Agreement is terminated by the Company in order for the Company to concurrently enter into an agreement with respect to a superior proposal;

•	the Merger Agreement is terminated by Asahi Kasei or the Company due to the termination of the Asset Purchase Agreement by the Company in order for the Company to concurrently enter into an agreement with respect to a superior proposal;

•	(1) after the date of the Merger Agreement and prior to its termination, a competing proposal is made public or communicated to the Board (or any individual or entity publicly announces, communicates or makes known to the Company an intention, whether or not conditional, to make a competing proposal), (2) the Merger Agreement is terminated (A) by either Asahi Kasei or the Company because the merger was not completed before the termination date (as it may be extended) (unless the stockholder approval was obtained prior to such termination), because the stockholder approval was not obtained at the special meeting (as it may be adjourned or postponed) or because the Asset Purchase Agreement was terminated (x) by the Company or 3M because the Separations Media Sale was not completed before the termination date (as it may be extended) under the Asset Purchase Agreement (unless the stockholder approval was obtained prior to such termination of the Asset Purchase Agreement) or because the stockholder approval was not obtained at the special meeting (as it may be adjourned or postponed) or (y) by 3M due to a breach or inaccuracy of the representations and warranties of the Company in the Asset Purchase Agreement that would give rise to the failure of a condition to 3M’s obligation to complete the Separations Media Sale that cannot be cured or is not cured following the receipt by the Company of written notice from 3M of such breach or inaccuracy), or (B) by Asahi Kasei due to a breach or inaccuracy of the representations and warranties of the Company in the Merger Agreement that would give rise to the failure of a condition to Asahi Kasei’s obligation to complete the merger that is incapable of being cured or is not cured following the receipt by the Company of written notice from Asahi Kasei of such breach or inaccuracy, and (3) within 12 months after the date of such termination, the Company has entered into a definitive agreement to complete, has completed or the Board has recommended to the Company’s stockholders, any transaction of the type referred to in the definition of “competing proposal” in the section of this proxy statement entitled “The Merger Agreement — No Change of Recommendation or Acquisition Agreement” beginning on page 75 (whether or not involving the competing proposal referred to in clause (1) above) and, whether or not within such 12 month period, this transaction is completed.

The Company and Asahi Kasei have agreed that payment of the termination fee by the Company will constitute liquidated damages, and from and after such termination the Company will have no further liability of any kind for any reason in connection with the Merger Agreement or the termination of the Merger Agreement, provided that the Company will not be relieved from any liability for any intentional and material breach of the Merger Agreement prior to such termination, and, other than arising from such intentional and material breach, Asahi Kasei will not be entitled to monetary damages in excess of the termination fee (together with any amounts due pursuant to the provision of the Merger Agreement summarized in the paragraph immediately below) for any loss or other liability of any kind suffered as a result of a breach by the Company of any representation, warranty, covenant or agreement in the Merger Agreement or the failure of the merger or other transactions contemplated by the Merger Agreement to be completed. The Company and Asahi Kasei further agreed that Asahi Kasei will not be entitled to be paid the termination fee more than once.

The Merger Agreement provides that if the Company fails to pay any termination fee in a timely manner pursuant to the requirements of the Merger Agreement, and, in order obtain such payment, Asahi Kasei commences a suit that results in a judgment against the Company, the Company must pay Asahi Kasei’s reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with such suit and the collection of such overdue amount, with interest.

Amendment

The Merger Agreement may be amended by the Company, Asahi Kasei and Merger Sub at any time before or after receipt of the stockholder approval; except that after receipt of the stockholder approval, no amendment will be made that by law requires further approval by the stockholders of the Company or Asahi Kasei without first obtaining such further approval. The Merger Agreement may be amended only by a document in writing signed on behalf of the Company, Asahi Kasei and Merger Sub.

Extension; Waiver

At any time prior to the effective time of the Merger Agreement, the Company, Asahi Kasei, and Merger Sub may (1) extend the time for performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (3) waive compliance with any of the agreements or conditions in the Merger Agreement (except that after receipt of the stockholder approval, no waiver that would by law require further approval by the stockholders of the Company or Asahi Kasei may be effected without first obtaining such approval).

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to that state’s principles of choice of law or conflicts of law.

Specific Performance

The parties have agreed that irreparable damage would occur in the event that any provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages or other legal remedies would not be an adequate remedy for any such damages. The parties have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement without proof of actual damages in the chancery courts of the State of Delaware or in any federal court located in the State of Delaware, in addition to any other remedy to which the parties are entitled at law or in equity. The parties have agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to the laws of any jurisdiction or inequitable, nor to assert that a remedy of monetary damages would provide an adequate remedy for breaches of the Merger Agreement. Each party has waived any requirement for the securing or posting of bond in connection with such remedy.

THE ASSET PURCHASE AGREEMENT

The following description of the Asset Purchase Agreement describes the material provisions of the Asset Purchase Agreement but does not purport to describe all of the terms of the Asset Purchase Agreement. The full text of the Asset Purchase Agreement is attached to this proxy statement as Annex B and incorporated by reference into this proxy statement. You are urged to read the Asset Purchase Agreement carefully and in its entirety because it is the legal document that governs the Separations Media Sale.

The provisions contained in the Asset Purchase Agreement are intended to govern the contractual rights and relationships, and to allocate risks, among the Company and 3M with respect to the Separations Media Sale as of specific dates. The representations and warranties made between the Company and 3M were negotiated between the parties, may be subject to contractual standards of materiality different than those generally applicable to stockholders and should not be viewed necessarily as establishing matters as facts. Any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the effective time of the merger, and therefore they will have no legal effect under the Asset Purchase Agreement after the effective time of the merger.

The Separations Media Sale

Under the terms of the Asset Purchase Agreement, 3M agreed to purchase the separations media business for an aggregate cash payment of $1,037,000,000 (the “purchase price”) to the Company, upon the closing of the Separations Media Sale. The Asset Purchase Agreement provides for the sale to 3M of certain assets, properties and rights of the sellers (as defined below) primarily related to the separations media business (“transferred assets”), and the assumption by 3M of certain liabilities of the sellers to the extent related to the separations media business or the transferred assets (“assumed liabilities”).

Closing of the Separations Media Sale

Unless the parties agree on another time, the closing of the Separations Media Sale will occur at 9:59 a.m. (New York time) on the fifth business day following the date on which all of the conditions to the completion of the Separations Media Sale (described under “The Asset Purchase Agreement — Conditions to Completion of the Separations Media Sale” beginning on page 106), other than those conditions that by their nature are to be satisfied at the closing (but, in each case, subject to the satisfaction or waiver of those conditions at the closing) have been satisfied or waived. In no event will the Separations Media Sale be completed unless the merger (described in the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 83) shall be completed immediately after the closing of the Separations Media Sale, and in no event will the completion of the merger occur unless the Separations Media Sale shall have been completed.

Representations and Warranties

The Asset Purchase Agreement contains a number of representations and warranties made by the Company, including representations and warranties relating to:

•	the due organization, valid existence, good standing of the Company and any of its affiliates that own any of the transferred assets, have any liability primarily related to the separations media business or employ any Separations Media Employee (as defined below) (collectively, the “other sellers” and, together with the Company, the “sellers”) and the corporate power, license and qualification of the Company and the other sellers to own, lease and operate all of their properties and assets and to carry on their business as currently conducted;

•	the delivery by any seller that is not a wholly owned subsidiary of the Company to 3M of true, complete and correct copies of such seller’s governing documents and the compliance by the sellers with their respective governing documents;

•	the power and authority of the Company and the other sellers to execute and deliver the Asset Purchase Agreement and to complete the transactions contemplated by the Asset Purchase Agreement, the authorization and approval of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement and the enforceability of the Asset Purchase Agreement;

•	the absence of violation of the organizational documents of the Company and the other sellers, the absence of violation of law by the Company and the other sellers, the absence of violation of, conflicts with, breach of or defaults under, certain contracts and permits and the absence of the creation of any encumbrance upon any properties or assets of the Company, any other seller or the transferred assets, in connection with the execution and delivery of the Asset Purchase Agreement, the completion of the Separations Media Sale and the other transactions contemplated by the Asset Purchase Agreement;

•	required governmental filings, approvals and consents;

•	the accuracy and sufficiency of certain reports and financial statements filed with the SEC;

•	the absence of certain undisclosed liabilities with respect to the separations media business;

•	the absence of certain “off-balance sheet arrangements” with respect to the separations media business;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the absence of any change, effect, event, circumstance, occurrence, state of facts or development (or with respect to any change, effect, event, circumstance, occurrence, state of facts or development existing prior to September 27, 2014, the worsening thereof) since September 27, 2014 that has had or would be reasonably expected to have, either individually or in the aggregate, a material adverse effect;

•	the conduct of the separations media business in accordance with the ordinary course of business since September 27, 2014;

•	legal proceedings relating to the separations media business, transferred assets or assumed liabilities;

•	tax matters;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	labor and employee matters;

•	compliance with applicable laws (including export control and anti-corruption laws), court orders and certain regulatory matters;

•	material contracts;

•	real and personal property owned or leased by the Company or its subsidiaries and used in the separations media business;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	insurance matters;

•	suppliers and customers of the separations media business and the Company’s or its subsidiaries’ business relationships and contracts with such suppliers and customers;

•	compliance with anti-corruption laws and the absence of any pending or threatened suit, action, claim, proceeding, arbitration or review of any nature regarding the Company or any of its subsidiaries’ compliance with any anti-corruption law;

•	the absence of affiliate transactions as would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933;

•	the inapplicability of state takeover statutes;

•	rights plans or other comparable agreements or arrangements designed to have the effect of delaying, deterring or discouraging any individual or entity from acquiring control of the Company;

•	the accuracy of information in this proxy statement;

•	the receipt of an opinion of the Company’s financial advisor;

•	broker’s, finder’s, financial advisor’s and similar fees paid in connection with the Separations Media Sale and the other transactions contemplated by the Asset Purchase Agreement; and

•	the absence of any other representations and warranties.

The Asset Purchase Agreement also contains a number of representations and warranties by 3M, including representations and warranties relating to:

•	the due organization, valid existence, good standing, license and qualification of 3M and the corporate power, license and qualification to own, lease and operate all of its properties and assets and to carry on its business as currently conducted;

•	the power and authority to execute and deliver the Asset Purchase Agreement and to complete the transactions contemplated by the Asset Purchase Agreement, the authorization and approval of the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement and the enforceability of the Asset Purchase Agreement;

•	the absence of violation of the organizational documents of 3M, the absence of violation of law by 3M and the absence of violation of, conflicts with, breach of, or defaults under certain contracts, and the absence of the creation of any encumbrance upon any properties or assets of 3M in connection with the execution and delivery of the Asset Purchase Agreement or the completion of the Separations Media Sale and the other transactions contemplated by the Asset Purchase Agreement;

•	required governmental filings, approvals and consents;

•	legal proceedings;

•	the accuracy of information supplied to the Company specifically for inclusion or incorporation by reference in this proxy statement;

•	the sufficiency of 3M’s funds necessary for the payment of the purchase price and any other cash amounts payable pursuant to the Asset Purchase Agreement;

•	broker’s, finder’s, financial advisor’s and similar fees paid in connection with the Separations Media Sale and the other transactions contemplated by the Asset Purchase Agreement;

•	the inapplicability of Section 203 of the DGCL to 3M during the period commencing on February 23, 2012;

•	the absence of a requirement that the stockholders or the holders of any other securities of 3M (equity or otherwise) vote to complete the Separations Media Sale;

•	the qualification of certain of 3M’s subsidiaries that are acquiring certain German transferred assets as an entrepreneur for German VAT purposes; and

•	the absence of any other representations and warranties.

Definition of Material Adverse Effect

Significant portions of the representations and warranties of the Company and 3M are qualified as to a “material adverse effect” standard. Under the Asset Purchase Agreement, a material adverse effect means, when used in connection with the Company, any change, effect, event, circumstance, occurrence, state of facts or development that, either individually or in the aggregate, is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the separations media business, but not including any change, effect, event, circumstance, occurrence, state of facts or development to the extent arising out of or resulting from the following:

•	general economic or political conditions or the financial, banking, securities, currency, capital or credit markets in general, including changes in interest rates or exchange rates or the availability of financing, unless they materially disproportionately impact the separations media business relative to other participants in the industries or markets in which the separations media business operates;

•	conditions generally affecting the industries or markets in which the separations media business operates, unless they materially disproportionately impact the separations media business relative to other participants in the industries or markets in which the separations media business operates;

•	changes or proposed changes in GAAP, regulatory accounting principles or applicable law (or the interpretation thereof), unless they materially disproportionately impact the separations media business relative to other participants in the industries or markets in which the separations media business operates;

•	any outbreak, escalation or worsening of hostilities or war (whether declared or not declared) or act of terrorism or sabotage, unless it materially disproportionately impacts the separations media business relative to other participants in the industries or markets in which the separations media business operates;

•	any earthquakes, hurricanes, tornadoes or other natural disasters, unless they materially disproportionately impact the separations media business relative to other participants in the industries or markets in which the separations media business operates;

•	the execution and announcement of the Asset Purchase Agreement and the completion of the transactions contemplated by the Asset Purchase Agreement, including the impact on the relationships, contractual or otherwise, of the separations media business with employees, labor unions, customers, suppliers or partners, and any litigation arising in connection with the Separations Media Sale, the other transactions contemplated by the Asset Purchase Agreement, or the merger, (other than those representations and warranties of the Company in the Asset Purchase Agreement that address the consequences of the announcement of the Asset Purchase Agreement or the completion of the transactions contemplated by the Asset Purchase Agreement);

•	any change in the Company’s stock price or trading value, except that no change, effect, event, circumstance, occurrence, state of facts or development underlying such change will be excluded if it would otherwise constitute or contribute to a material adverse effect;

•	the failure of the Company to meet any projections of earnings, revenues or other financial measures (whether prepared by such party or any third party), except that no change, effect, event, circumstance, occurrence, state of facts or development underlying such failure will be excluded if it would otherwise constitute or contribute to a material adverse effect; or

•	any change or proposed change in the debt rating of the Company or any of its subsidiaries, except that no change, effect, event, circumstance, occurrence, state of facts or development underlying such change or proposed change will be excluded if it would otherwise constitute or contribute to a material adverse effect.

Conduct of the Separations Media Business Pending the Closing of the Separations Media Sale

The Company has agreed, subject to certain exceptions, that during the period from the date of the Asset Purchase Agreement until the closing of the Separations Media Sale or the earlier termination of the Asset Purchase Agreement, the Company and its subsidiaries will conduct the separations media business in the ordinary course of business consistent with past practice and will use commercially reasonable efforts to maintain and preserve intact the organization, transferred assets, present line of business, rights, permits and business relationships of the separations media business and retain the services of its officers and employees.

Without limiting the generality of the foregoing, the Company has agreed, subject to certain exceptions, that during the period from the date of the Asset Purchase Agreement until the closing of the Separations Media Sale or the earlier termination of the Asset Purchase Agreement, neither the Company nor any of its subsidiaries will:

•	except as made in the ordinary course of business consistent with past practice with respect to employees who provide services primarily with respect to the separations media business (“Separations Media Employees”) or except as required by any Company benefit plan in effect on the date of the Asset Purchase Agreement:

¡	increase the wages or salaries of any past, present or future employee of the Company or any of its subsidiaries relating to the separations media business (including any Separations Media Employee);

¡	pay or provide or increase or accelerate the accrual rate, vesting or timing of payment or funding of any other compensation, benefits or other rights of any employee of the Company or its subsidiaries relating to the separations media business (including any Separations Media Employee);

¡	grant or provide any severance or termination payments or benefits to any current or former employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries relating to the separations media business (including any Separations Media Employee);

¡	hire any employee or engage any other individual to provide services relating to the separations media business (including any Separations Media Employee), other than the hiring of employees whose base pay will not be in excess of $150,000;

¡	terminate the employment of any Separations Media Employee with a title of Vice President or above or engage any individual independent contractor of the Company or its subsidiaries relating to the separations media business other than for cause or for performance-related reasons;

¡	establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or any collective bargaining agreement or amend or terminate any Company benefit plan relating to the separations media business (including any Separations Media Employee) (subject to certain exceptions);

•	except as required by the terms of any Company benefit plan or any contract or other legally binding instrument in effect on the date of the Asset Purchase Agreement, cause any compensation to be funded in a “rabbi” or “secular” trust;

•	sell, transfer, license, sublicense, lease, mortgage, encumber or otherwise dispose of any transferred assets to any individual or entity, other than: sales, transfers, licenses, sublicenses and leases to the Company or any of its subsidiaries, certain permitted encumbrances incurred in the ordinary course of business consistent with past practice, sales of inventory or used equipment in the ordinary course of business consistent with past practice, and sales of other properties or assets (other than intellectual property) with a fair market value that does not exceed $1,000,000, individually or $5,000,000, in the aggregate;

•	dispose of or abandon, allow to lapse or fail to maintain any intellectual property owned by the Company or its subsidiaries, other than intellectual property that the Company determines in good faith, exercising reasonable judgment, is not material to the current conduct of the separations media business in the ordinary course of business consistent with past practice;

•	commence or settle any action, claim, lawsuit or proceeding, other than the commencement or settlement in the ordinary course of business consistent with past practice, or settlements that involve monetary payments below certain thresholds, impose no material obligations or restrictions on the Company or its subsidiaries, provide for a complete release of the Company and its subsidiaries and do not provide for an admission of liability by the Company or its subsidiaries;

•	except in the ordinary course of business consistent with past practice, enter into, assign, assume, extend, modify, terminate or amend in any material respect, or grant any release or waiver or relinquish any material right under, any material contract, material lease or any other contract that, if entered into prior to the date of the Asset Purchase Agreement would constitute a material contract or material lease;

•	make any capital expenditure, other than capital expenditures that are made in the ordinary course of business consistent with past practice, that are accounted for in the Company’s current capital expenditure plans, or that are not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries other than the merger, including any transfer of equity interests of any subsidiary of the Company;

•	implement or adopt a change in the tax accounting or financial accounting principles, practices, or methods used by the Company or its subsidiaries other than as may be required by changes in applicable law or GAAP;

•	make any material tax election or take any position on a tax return filed on or after the date of the Asset Purchase Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, unless such position or election is required by applicable law or a change in GAAP or other applicable accounting standards;

•	enter into any settlement or compromise of any material tax liability or closing agreement relating to any material tax liability;

•	file any amended tax return that would result in a material change in tax liability, taxable income or loss;

•	change any annual tax accounting period;

•	enter into any closing agreement relating to any material tax liability;

•	surrender any right to claim a material tax refund, offset or other reduction in tax liability or give or request any waiver of a statute of limitation with respect to any tax return;

•	change in any material respect its policies or practices regarding accounts receivable or accounts payable;

•	fail to manage working capital in the ordinary course of business consistent with past practices; or

•	agree to or make any commitment to take, or adopt any resolutions of the Board in support of, any of the actions prohibited by the covenants in the Asset Purchase Agreement.

Reasonable Best Efforts

3M and the Company have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done (and to assist and cooperate with each other in doing) all things necessary, proper or advisable to complete and make effective the Separations Media Sale and the other transactions contemplated by the Asset Purchase Agreement, including by (1) using reasonable best efforts to cause the satisfaction of the conditions to the completion of the transactions contemplated by the Asset Purchase Agreement, (2) preparing and filing, as promptly as reasonably practicable, all submissions under all antitrust laws required to complete the Separations Media Sale and the other transactions contemplated by the Asset Purchase Agreement, (3) using reasonable best efforts to obtain all necessary actions or nonactions, waivers, clearances, consents, permits and approvals from governmental authorities and making all necessary registrations, notifications and filings and taking all steps necessary to obtain an approval or waiver from or avoid an action or proceeding by any governmental authority, (4) responding to any formal or informal request for additional information or documentary material received from any governmental authority by the Company, 3M or any of their respective affiliates as promptly as reasonably practicable following receipt of any such formal or informal request. The Company and 3M have also agreed, subject to applicable law, to use reasonable best efforts to cooperate and coordinate with each other in taking the foregoing actions, and to supply each other with information that may be reasonably required in order to effectuate the taking of such actions.

In addition to the foregoing actions, 3M and the Company have agreed:

•	to inform the other party of any communication to or from any governmental authority regarding the Separations Media Sale or the other transactions contemplated by the Asset Purchase Agreement as promptly as reasonably practicable;

•	to use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable after consultation with the other party, an appropriate response to a request for additional information or documentary material from any governmental authority with respect to the Separations Media Sale or any of the other transactions contemplated by the Asset Purchase Agreement;

•	if permitted by applicable law and by any applicable governmental authority, to provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any governmental authority in respect of any filing made in connection with the merger and the other transactions contemplated by the Asset Purchase Agreement;

•	that, subject to certain exceptions and limitations, the other party’s legal counsel has the right to review in advance, and will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to 3M or the Company, as the case may be, and any of their subsidiaries and representatives, that appears in any filing made with, or written materials submitted to, any third party or governmental authority in connection with the merger and the other transactions contemplated by the Asset Purchase Agreement;

•	to comply with, and cause their respective representatives to comply with, all of their respective obligations under the confidentiality agreement between the Company and 3M;

•	to obtain the prior written consent of the other party prior to committing to or agreeing with (or permitting its respective subsidiaries to commit to or agree with) any governmental authority to stay, toll or extend any applicable waiting period under any applicable antitrust laws;

•

to cooperate with the other party and use reasonable best efforts to resolve any objections that may be asserted by any governmental entity with respect to the merger or the other transactions contemplated by the Asset Purchase Agreement under applicable antitrust laws; except that, in connection with the resolution of any objections that may be asserted by any governmental authority with respect to the Separations Media Sale or the other transactions contemplated by the Asset Purchase Agreement, neither 3M nor any of its affiliates are required to take any action, including entering into any consent decree, hold separate orders, or other arrangement that (1) requires the sale, divestiture, license or other disposition of any assets, properties or business of 3M or any of its subsidiaries or affiliates or (2) limits 3M’s freedom of action with respect to, or its ability to retain, any of the transferred assets, or defend, oppose, contest or resist any litigation or adjudicative legal or similar proceedings relating to the transactions contemplated by the Asset Purchase Agreement; and

•	to work cooperatively together on all communications and strategy relating to the antitrust laws and any litigation matters unless the inclusion of one party is reasonably determined by the other party, after good faith consultation by both parties, to be strategically detrimental to the ultimate goal of obtaining clearance of the merger and the other transactions contemplated by the Asset Purchase Agreement.

Shared Contracts

From the date of the Asset Purchase Agreement until the date that is 18 months after the closing of the Separations Media Sale, subject to certain exceptions, the Company and 3M will use their commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to certain contracts that are either used in or related to the separations media business but are not to be transferred to 3M or its affiliates in connection with the Separations Media Sale or that are used in or related to the energy storage business and are to be transferred to 3M or its affiliates in connection with the Separations Media Sale to enter into or to grant, any such new agreements or consents as are reasonably necessary to permit the Company and its affiliates or 3M and its affiliates, as applicable, to derive such benefits, and assume such obligations and economic burdens, on an independent basis following the closing of the Separations Media Sale, provided that neither party nor any of their respective affiliates is required to offer or grant any non-financial accommodation in connection therewith.

Assignment of Certain Transferred Assets

Notwithstanding any other provision of the Asset Purchase Agreement to the contrary, the Asset Purchase Agreement does not constitute an agreement to convey, assign, transfer or deliver to 3M any transferred asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent of a third party (including any governmental authority), would constitute a breach or other contravention thereof or a violation of law or would in any way adversely affect the rights of 3M (as assignee or transferee of the sellers, or otherwise) thereto or thereunder. Subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the party entitled to the benefit thereof) of the conditions to the parties’ respective obligations to consummate the Separations Media Sale, the closing of the Separations Media Sale will occur notwithstanding the foregoing sentence without any adjustment to the purchase price.

From the date of the Asset Purchase Agreement until the date that is 18 months after the closing of the Separations Media Sale, the sellers are required to use their commercially reasonable efforts to obtain any consent necessary, and to take such other reasonable actions (including delivery of any notice or opinion of counsel) that may be required, for the conveyance, assignment, transfer or delivery of any such transferred asset, claim, right or benefit to 3M, but no seller is required to pay any consideration or offer or grant any accommodation (financial or otherwise) in connection therewith and any costs or expenses associated therewith will be borne solely by 3M, and in no event will the failure to obtain such consent or take such other action prevent the completion of the Separations Media Sale or the other transactions contemplated by the Asset Purchase Agreement.

Pre-Closing Cooperation

Under the terms of the Asset Purchase Agreement, the Company, or an affiliate of the Company, and 3M will execute and deliver a transition services agreement (the “transition services agreement”) upon the closing of the Separations Media Sale. From the date of the Asset Purchase Agreement until the closing of the Separations

Media Sale, the Company and 3M have agreed to cooperate in good faith, in consultation with Asahi Kasei, to identify additional transition services (and prepare additional transition service schedules) that are reasonably necessary to the operation of the separations media business (in the case of 3M) or the energy storage business (in the case of the sellers) that were used in the conduct of the separations media business or the energy storage business, as applicable, during the 12 month period ended on the date of the Asset Purchase Agreement, and that such party reasonably determines necessary to effectuate the orderly completion of the transactions contemplated by the Asset Purchase Agreement. Upon the identification of any such services, each party, in consultation with (and after approval by) Asahi Kasei, is required to use its commercially reasonable efforts to, as soon as reasonably practicable, negotiate a new transition service schedule or an amendment to an existing transition service schedule to the transition services agreement, in either case with respect to such additional transition service and (after approval by the Asahi Kasei) that includes the fees in respect thereof consistent with the terms of the transition services agreement.

Subject to certain exceptions, from the date of the Asset Purchase Agreement until the closing of the Separations Media Sale:

•	the Company will use commercially reasonable efforts to cooperate with 3M with respect to the Company’s information technology systems to enable continuity of the separations media business at and after completion of the Separations Media Sale; and

•	the Company will use commercially reasonable efforts to cooperate with 3M with respect to export, trade and similar compliance matters relating to the separations media business to enable continuity of the separations media business (including the shipment of separations media business products) at and after completion of the Separations Media Sale;

In addition, subject to certain exceptions, from the date of the Asset Purchase Agreement until the closing of the Separations Media Sale, the Company and 3M will cooperate in good faith to identify any other agreements that are necessary to effectuate the transactions contemplated by the Asset Purchase Agreement as a result of the designation by 3M of one or more of its affiliates as an additional acquiror pursuant to the terms of the Asset Purchase Agreement. Upon the submission of any request to enter into any such additional agreements at the closing of the Separations Media Sale, each party, in consultation with Asahi Kasei, shall use its commercially reasonable efforts to, as soon as reasonably practicable, negotiate a conveyance agreement in form and substance reasonably satisfactory to the parties and Asahi Kasei.

Termination of Certain Indebtedness

The Asset Purchase Agreement provides that, at least six business days prior to the date of the completion of the Separations Media Sale, the Company will deliver to 3M executed prepayment notices (to the extent the agreements underlying the indebtedness require such notice), and at least five business days prior to the date of the completion of the Separations Media Sale, the Company will deliver to 3M customary payoff letters with respect to (1) all indebtedness of the Company and its subsidiaries under the Company’s credit agreement with Bank of America (including any swap, hedging or similar agreement entered into in connection with such indebtedness) and (2) any other indebtedness for borrowed money specified by 3M to the Company at least 12 business days prior to the date of the completion of the Separations Media Sale. Upon the completion of the Separations Media Sale, the Company will discharge such indebtedness. Such payoff letters must:

•	provide for the cash collateralization of any letters of credit issued for the Company or any of its subsidiaries to the extent that 3M has not entered into an alternative arrangement with the issuing bank;

•	correctly specify the amounts, including any applicable premiums, fees and expenses, necessary to repay such indebtedness and completely discharge the obligations of the Company and its subsidiaries with respect to such indebtedness; and

•	release and terminate any encumbrances on the assets and properties of the Company and its subsidiaries relating to such indebtedness and any guarantees thereof.

In addition, prior to the completion of the Separations Media Sale, the Company has agreed to use reasonable best efforts to negotiate and seek to obtain customary payoff and lien release documents to effectuate the release and termination of certain liens and other encumbrances on the transferred assets and to afford 3M and its representatives the opportunity to review and comment on such release and termination documents.

No Solicitation and Competing Proposals

The Company has agreed that from the date of the Asset Purchase Agreement, it will, and will direct its representatives to, immediately cease any discussions or negotiations with any individual or entity that may be ongoing with respect to any actual or potential competing proposal (as defined below in the section entitled “The Asset Purchase Agreement — No Change of Recommendation or Acquisition Agreement” beginning on page 98) and to cause the prompt return or destruction of any confidential information furnished in connection with such competing proposal. The Company also agreed that it and its subsidiaries and their respective officers and directors will not, and the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives to not, directly or indirectly:

•	solicit, initiate, knowingly facilitate (including by way of furnishing nonpublic information) or knowingly encourage any inquiries regarding, or the making of any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a competing proposal;

•	enter into, engage in, continue, conduct or otherwise participate in any discussions or negotiations regarding, or furnish to any other individual or entity any information in connection with or for the purpose of encouraging or facilitating, any inquiry, offer or proposal that is or could reasonably be expected to lead to, a competing proposal (other than, in response to an unsolicited inquiry, referring the inquiring individual or entity to the section in the Asset Purchase Agreement that prohibits discussion of such inquiry); or

•	approve, recommend or enter into any letter of intent or similar document, contract, commitment or agreement relating to a competing proposal (or propose to take such actions).

The Company further agreed that it will not, and it will cause its controlled affiliates not to, release any individual or entity from or permit the release of any individual or entity from, waive, terminate, amend or modify, or permit the waiver, termination, amendment or modification of (1) any provision of any standstill or similar agreement (with certain exceptions) or (2) any confidentiality provision in any agreement to which the Company or any of its controlled affiliates is a party. Subject to certain exceptions relating to the submission of competing proposals to the Board, the Company agreed to, and to cause its controlled affiliates to, enforce the standstill and confidentiality provisions of all agreements to which it or any of its controlled affiliates is a party. The Company agreed that neither it nor any of its subsidiaries will reimburse or agree to reimburse the expenses of any third party in connection with a competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal.

However, if at any time following the date of the Asset Purchase Agreement and prior to obtaining the stockholder approval (as defined below in the section entitled “The Asset Purchase Agreement — Conditions to Completion of the Separations Media Sale” beginning on page 106):

•

the Company receives a bona fide, unsolicited written competing proposal and the Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the competing proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined below in the section entitled “The Asset Purchase Agreement — No Change of Recommendation or Acquisition Agreement” beginning on page 98) and that the failure to furnish nonpublic information to the individual or entity making the competing proposal and to participate in discussions or negotiations regarding the competing proposal with such individual or entity and its representatives would be inconsistent with the Board’s fiduciary duties under applicable law;

•	such competing proposal did not result from a material breach of the non-solicitation and related restrictions in the Asset Purchase Agreement; and

•	before furnishing nonpublic information to the individual or entity making the competing proposal, the Company receives an executed confidentiality agreement the terms of which are at least as favorable to the Company as the confidentiality agreement between the Company and 3M (with certain exceptions) from the individual or entity making such competing proposal;

then the Company may furnish nonpublic information to the individual or entity making the competing proposal (as long as the Company first furnished the same information to 3M) and participate in discussions or negotiations regarding the competing proposal with the individual or entity and its representatives.

The Company has agreed to promptly inform 3M (within no more than 48 hours) of the communication or receipt of any competing proposal (indicating the identity of the individual or entity making competing proposal and the material terms and conditions of the competing proposal).

The Company is required to keep 3M reasonably informed on a current basis (within no more than 48 hours) of the status of any competing proposal, including any material developments or material changes regarding such competing proposal, any discussions or negotiations regarding such competing proposal and whether such competing proposal has been withdrawn or rejected. The Company has agreed that it and its controlled affiliates will not enter into any agreement with any individual or entity that prohibits the Company from providing any information to 3M in accordance with the Asset Purchase Agreement.

No Change of Recommendation or Acquisition Agreement

Except as described below, the Company has agreed that, from the date of the Asset Purchase Agreement, neither the Board nor any committee of the Board will (1) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Board’s recommendation that the Company’s stockholders adopt the Merger Agreement (any such action, a “change of recommendation”), (2) approve or recommend, or resolve, propose publicly or agree to approve or recommend, any competing proposal, or (3) authorize, cause or permit (or propose publicly or agree to authorize, cause or permit) the Company or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition or other agreement or understanding relating to or that is intended or would reasonably be expected to lead to any competing proposal (other than a confidentiality agreement with the maker of a competing proposal pursuant to the terms of the Asset Purchase Agreement).

Prior to the time the Company’s stockholders adopt the Merger Agreement, the Board may effect a change of recommendation if (1) a material event occurs that is not related to a competing proposal and was not known to or reasonably foreseeable by the Board as of the date of the Asset Purchase Agreement but became known prior to the time the Company’s stockholders adopt the Merger (an “intervening event”), and (2) the Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor , that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law. However, prior to effecting such a change of recommendation, the Company must comply with the following procedures:

•	the Company must give 3M at least five business days prior written notice of its intention to take such action, including the reasons why the Company intends to take such action and a summary of all material facts and circumstances related to the applicable intervening event;

•

the Company must negotiate and direct its representatives to negotiate in good faith with 3M and its representatives (to the extent 3M desires to negotiate) during such notice period any revisions to the terms of the Asset Purchase Agreement proposed by 3M such that failure to effect the change of recommendation would no longer be inconsistent with the Board’s fiduciary duties under applicable law; and

•	at the end of such notice period, the Board must consider in good faith all revisions to the terms of the Asset Purchase Agreement proposed in writing by 3M and must determine, after consultation with its outside legal counsel and independent financial advisor, that failure to make such change of recommendation due to the intervening event would be inconsistent with the Board’s fiduciary duties under applicable law.

In addition if the Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that a bona fide, unsolicited written competing proposal made after the date of the Asset Purchase Agreement (that did not result from a breach of the Company’s non-solicitation and related obligations under the Asset Purchase Agreement), constitutes a superior proposal and that the failure of the Board to approve, recommend or enter into an agreement relating to such superior proposal would be inconsistent with the Board’s fiduciary duties under applicable law, then the Board may cause the Company to terminate the Asset Purchase Agreement in order to enter into an agreement that constitutes the superior proposal upon the Company’s payment of the termination fee to 3M (discussed under the section entitled “The Asset Purchase Agreement — Termination Fee” beginning on page 108). However, prior to taking such actions, the Company must comply with the following procedures:

•	the Company must give 3M at least five business days prior written notice of its intention to take such action, including the reasons for such action and any information on and materials relating to the superior proposal that the Company is required to provide to 3M under the Asset Purchase Agreement;

•	the Company must negotiate and direct its representatives to negotiate in good faith with 3M and its representatives (to the extent 3M wishes to negotiate) during such notice period any revisions to the terms of the Asset Purchase Agreement such that the superior proposal would no longer constitute a superior proposal; and

•	following the end of such notice period, the Board must consider in good faith all revisions to the terms of the Asset Purchase Agreement and Merger Agreement proposed in writing by 3M, and determine, after consultation with its outside legal counsel and independent financial advisor, that, even if the proposed revisions were given effect, the failure of the Board to approve, recommend or enter into a definitive agreement with respect to the superior proposal would be inconsistent with its fiduciary duties under applicable law.

If there is any change to the financial terms or any other material term of a superior proposal, the Company must deliver to 3M a new notice of such superior proposal, and a new five day notice period will commence after such notice is delivered to 3M by the Company.

Nothing contained in the Asset Purchase Agreement prohibits the Company or the Board from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (2) making any other disclosure to the Company’s stockholders if, in the Board’s determination in good faith after consultation with its outside legal counsel, such disclosure is required under applicable law; provided, however, that the Board may not effect a change of recommendation except in the circumstances described under “The Asset Purchase Agreement — No Change of Recommendation or Acquisition Agreement” beginning on page 98, and any disclosure (other than a “stop-look-and listen” communication to stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) will be deemed to be a change of recommendation, unless the Board expressly reaffirms in such disclosure its recommendation that the Company’s stockholders adopt the Merger Agreement and the merger.

The Company has also agreed that it will not submit to the vote of its stockholders any competing proposal or superior proposal prior to the termination of the Asset Purchase Agreement, and that it will ensure that its representatives are aware of the provisions of the Asset Purchase Agreement relating to solicitation, changes in recommendation and competing and superior proposals.

A “competing proposal” is any inquiry, offer or proposal (other than by 3M or its subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (1) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its material subsidiaries, (2) any acquisition of 15% or more of the outstanding Polypore common stock or securities of the Company representing more than 15% of the voting power of the Company, (3) any acquisition (including the acquisition of stock in any subsidiary of the Company) of the Company, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company, (4) any tender offer or exchange offer that if completed would result in any individual or entity beneficially owning 15% or more of the outstanding Polypore common stock or securities of the Company representing more than 15% of the voting power of the Company, or (5) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Polypore common stock (or voting power of securities of the Company other than Polypore common stock) involved is 15% or more.

A “superior proposal” is a bona fide, unsolicited written competing proposal (1) that if completed would result in an individual or entity other than 3M or its subsidiaries (or in the case of a direct merger between such entity and the Company, the stockholders of such entity) acquiring, directly or indirectly, (A) all or substantially all of the outstanding Polypore common stock or (B) all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, and (2) that the Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, taking into account all the terms of the competing proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the individual or entity making such proposal and the conditions for completion of such proposal) is more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by the Asset Purchase Agreement (taking into account any revised proposal to amend the terms of the Asset Purchase Agreement).

Stockholder Litigation

The Company has agreed to promptly notify 3M of any stockholder litigation against it or its directors related to the Asset Purchase Agreement, the Merger Agreement, the merger or the transactions contemplated by the Asset Purchase Agreement or the Merger Agreement and to keep 3M reasonably informed regarding any stockholder litigation. The Company has further agreed to give 3M the opportunity to participate in the defense or settlement of any such stockholder litigation and to give due consideration to 3M’s advice with respect to such stockholder litigation.

Letters of Credit; Surety Bonds; Guarantees

The Company and 3M have agreed to use commercially reasonable efforts to substitute, effective as of the date of the closing of the Separations Media Sale, 3M in place of the Company, the other sellers and their affiliates in respect of all their respective obligations under any surety bonds, letters of credit or guarantees made or provided by any of them primarily for the benefit of the separations media business. The failure to substitute 3M and its affiliates in place of the Company, the other sellers or their affiliates under any surety bonds, letters of credit or guarantees will not prevent the completion of the Separations Media Sale. The Company will use commercially reasonable efforts to identify in writing to 3M, and to provide to 3M relevant information and documentation regarding any such surety bonds, letters of credit or guarantees. From and after the date of the Asset Purchase Agreement until the closing of the Separations Media Sale, the Company will use commercially reasonable efforts to identify in writing to 3M, and to provide to 3M relevant information and documentation regarding any such surety bonds, letters of credit or guarantees. If 3M is unable to effect any such substitution after using its commercially reasonable efforts to do so, then 3M has agreed to (a) obtain letters of credit, on terms and from financial institutions reasonably satisfactory to the Company, with respect to the obligations covered by each of the surety bonds or letters of credit for which 3M does not effect such substitution in an amount equal to the amount of each such item outstanding as of the closing of the Separations Media Sale and (b) indemnify and hold harmless, the Company and the other sellers and their affiliates with respect to any liabilities suffered or incurred by them after the closing of the Separations Media Sale pursuant to any such surety bonds, letters of credit or guarantees.

Special Meeting

The Company has agreed to take all actions necessary in accordance with applicable law and its governing documents to duly call, give notice of, convene and hold a special meeting of the Company stockholders for the purpose of considering and taking action upon the adoption of the Merger Agreement as soon as reasonably practicable after the date of mailing of this proxy statement. The Company may postpone or adjourn the special meeting only (1) with 3M’s consent or (2) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable laws. Unless there has occurred a change of recommendation in accordance with the Asset Purchase Agreement, the Company will use its reasonable best efforts to obtain the stockholder approval. The Company, Asahi Kasei and 3M also separately agreed that, (1) if it is determined by a court of competent jurisdiction that the transactions contemplated by the Asset Purchase Agreement require a vote of Polypore stockholders pursuant to Section 271 of the DGCL or (2) if the parties otherwise agree that having such a vote would be prudent, then (A) the Board will, subject to its fiduciary duties, recommend that Polypore stockholders vote for the approval of the transactions contemplated by the Asset Purchase Agreement and (B) each of the parties will use its reasonable best efforts to obtain such approval as soon as reasonably practicable.

Employee Matters

Employees in Germany

The completion of the Separations Media Sale will constitute a transfer of undertaking under German law for the Separations Media Employees employed in Germany and currently working exclusively or predominantly for the separations media business in Germany (including any employee who is on a leave of absence for any reason or any employee on maternity or parental leave) (“German Separations Media Employees”). As a result, the employment relationships of the German Separations Media Employees will transfer to 3M by operation of law as of the date of the completion of the Separations Media Sale, unless any individual German Separations Media Employee objects to the transfer in accordance with German law.

The German Subsidiaries of the Company that employ German Separations Media Employees (the “Sellers’ German Entities”) and 3M will jointly notify the German Separations Media Employees about the transfer of their employment relationship to 3M. The Sellers’ German Entities have provided 3M a list of all German Separations Media Employees. The parties will agree on the wording of the notification.

The Sellers’ German Entities will recommend to the German Separations Media Employees not to object to the transfer of their employment relationship to 3M. However, an objection may be made by a German Separations Media Employee (an “objecting employee”) any time (a) within one month after the notification is delivered (the “objection period”) or (b) after the objection period if the information provided to the employee was insufficient under German law. Sellers’ German Entities and 3M will promptly inform each other about any objecting employee. In the event an objection is made, 3M will assume all liabilities arising out of the employment (including, but not limited to, continued payment of salary until an ordinary notice of termination becomes effective as well as any reasonable severance, settlement or similar payments, related legal fees, and pension liabilities) from and after the completion of the Separations Media Sale or the termination of employment of the objecting employee, (the

“termination costs”), provided the Sellers’ German Entity gives ordinary notice of termination to such objecting employee within a period of three months after having obtained the objection of such objecting employee. Prior to terminating the objecting employee’s employment or concluding a termination agreement, settlement agreement or similar agreement, the Sellers’ German Entity will consult with 3M in an effort to mitigate termination costs.

The German Separations Media Employees have accrued claims under a long-term working time account, which are funded by assets (“time account assets”) held by a trustee under a contractual trust arrangement between Sellers’ German Entities and a third party as trustee. Upon 3M’s request and subject to the trustee’s consent, Sellers’ German Entities will take commercially reasonable actions to ensure that, effective as of the closing of the Separations Media Sale, the long-term working time account assets can be held by the trustee as trustee under a contractual trust arrangement for 3M. Sellers’ Germany Entities will provide 3M will all required documents and agreements for a continuation of such contractual trust arrangement. In the event Sellers’ German Entities fail to ensure continuation of the contractual trust arrangement, Sellers’ German Entities will use commercially reasonable efforts to ensure that the trustee transfers the long-term working time account assets to 3M or a third party designated by 3M. If the transfer of the long-term working time account assets is not possible, Sellers’ German Entities will transfer cash to 3M or a third party designated by 3M in an amount equal to the value of the long-term working time account assets.

Sellers’ German Entities are liable for pension benefit obligations to current and former Separations Media Employees and their beneficiaries (“German Pension Obligations”). To enable 3M to assume the German Pension Obligations, Sellers’ German Entities will provide 3M (x) details of the underlying pension commitments, (y) a list detailing each beneficiary who is a member of, or has any rights to benefits under, a pension commitment, and (z) details of the benefits payable or prospectively or contingently payable to beneficiaries under the pension commitments.

3M will assume all German Pension Obligations for (a) German Separations Media Employees, attributable to the service time prior to the closing of the Separations Media Sale in accordance with German law and (b) former Separations Media Employees and those pensioners and beneficiaries already receiving payment of their pension commitments (collectively, the “Assumed German Pension Obligations”). Where applicable, Sellers’ German Entities will transfer to 3M the assumed Company benefit plan assets attributable to the Assumed German Pension Obligations, including, subject to the consent of the respective insurance provider, any direct insurance contract or any re-insurance contract maintained for the current and former employees, pensioners and their beneficiaries to whom Sellers’ German Entities owe German Pension Obligations.

If the Assumed German Pension Obligations are covered by a support fund, upon the request of 3M, Sellers’ German Entities will use commercially reasonable efforts to ensure 3M can become a sponsoring employer of the support fund after the closing of the Separations Media Sale and that the support fund will provide German Separations Media Employees with benefits in line with the support fund scheme (“continuation of membership”). In the event Sellers’ German Entities fail to ensure continuation of membership, Sellers’ German Entities will use commercially reasonable efforts to ensure that the support fund transfers the relevant portion of the support fund’s assets attributable to the Assumed German Pension Obligations to 3M prior to the closing of the Separations Media Sale. If such a transfer is not possible, Sellers’ German Entities will indemnify 3M by paying in cash an amount equal to the support fund assets attributable to the Assumed German Pension Obligations.

Employees in the U.S. and Other Countries

3M or one of its subsidiaries will extend an offer of employment, effective as of the closing of the Separations Media Sale, to each Separations Media Employee who is not employed in Germany. Each Separations Media Employee who accepts such offer of employment will be referred to in this proxy statement as a “Transferred Employee.” A Separations Media Employee who performs work at his or her principal place of work in the separations media business on the first business day after the closing of the Separations Media Sale will be deemed to have accepted the offer of employment.

3M’s offer of employment to a Separations Media Employee will provide for (A) at least the same level of hourly salary or base salary as provided to such Separations Media Employee immediately prior to the date such offer is delivered and (B) employee benefits (including severance) that are the same as the employee benefits (including severance) provided to similarly-situated newly-hired employees of 3M or the respective subsidiary. However, neither 3M nor its subsidiary is required to provide any equity-based incentive compensation, participation in any defined benefit pension plan or retiree medical or welfare benefits to any Transferred Employee.

The Asset Purchase Agreement will not (A) prevent the amendment or termination of any assumed Company benefit plan in accordance with its terms or interfere with the right or obligation of 3M to make such changes as are necessary to conform with applicable law or (B) limit the right of 3M or its subsidiaries to terminate the employment of any employee at any time.

If a Transferred Employee begins to participate in an employee benefit plan maintained by 3M, 3M will, subject to certain exceptions, cause such employee benefit plan to:

•	recognize the service of such Transferred Employee with the Company or its subsidiaries for purposes of eligibility and vesting and benefits (but not for purposes of participation in or benefit accruals under any defined benefit plan or retiree welfare benefit plan) to the same extent such service was recognized immediately prior to the completion of the Separations Media Sale under a comparable Company benefit plan in which such Transferred Employee was a participant immediately prior to the completion of the Separations Media Sale or, if there is no such comparable benefit plan, to the same extent such service was recognized under the 401(k) Plan by the Company immediately prior to the completion of the Separations Media Sale; and

•	with respect to any health, dental or vision plan of 3M in which any Transferred Employee commences to participate (1) cause any pre-existing condition limitations under such 3M plan to be waived to the extent such limitation would have been waived or satisfied under the Company benefit plan in which such Transferred Employee participated immediately prior to commencing participation in a 3M plan and (2) recognize any medical or health deductible and out-of-pocket expenses incurred by such Transferred Employee in the year that includes the year in which such Transferred Employee began participating, for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such plan of 3M.

Prior to the completion of the Separations Media Sale, the Company and 3M will use good faith efforts to cooperate and share information with each other for the purpose of evaluating the feasibility of offering to Transferred Employees who participated in the 401(k) Plan prior to the closing of the Separations Media Sale the opportunity to make rollover contributions of any outstanding participant loans from such plan to 3M’s 401(k) plan.

From and after the closing of the Separations Media Sale, 3M and its subsidiaries will honor each employment agreement and change in control agreement with a Separations Media Employee to which the Company or any of its subsidiaries is a party.

To the extent any bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its subsidiaries (“Bonus Amounts”) with respect to a fiscal year completed prior to the closing of the Separations Media Sale remain unpaid as of the closing of the Separations Media Sale, 3M will calculate and pay all such Bonus Amounts in the ordinary course of business to the eligible Transferred Employees.

Neither 3M nor any of its subsidiaries will assume any liabilities or be responsible for any (A) equity compensation grants or awards made by the Company to any of its current or former employees, or (B) obligations under any nonqualified deferred compensation plans or arrangements maintained by the Company.

Tax Matters

Transfer Taxes

The Company and 3M will each pay 50% of any sales taxes, use taxes, direct or indirect real property transfer taxes, documentary stamp taxes or similar taxes (other than VAT, as defined below) and related fees (“transfer taxes”) attributable to the sale or transfer of the transferred assets or the separations media business (including indirect real property transfer taxes triggered as a result of the transactions set forth in the Merger Agreement). The party required by law to file a tax return with respect to such transfer taxes will timely prepare and file such tax return, with the other party’s cooperation, and will pay the associated transfer taxes, and the non-filing party will reimburse the filing party for the non-filing party’s share of such transfer taxes. The Company and 3M agree to timely sign and deliver such certificates or forms as may be necessary or appropriate, and otherwise cooperate to gain and establish any available exemption from or reduction in such transfer taxes.

Allocations of Purchase Price

The Company and 3M will use commercially reasonable efforts to agree to the allocation of the purchase price among each of their applicable affiliates prior to the closing of the Separations Media Sale, and such allocation will be set forth in writing and signed by the parties. Within 45 days after the closing of the Separations Media Sale, the Company and 3M will, and will cause their affiliates to, use commercially reasonable efforts to prepare a more detailed allocation of the purchase price in accordance with Section 1060 of the Code. The Company will, and will cause its affiliates to, use commercially reasonable efforts to permit 3M to obtain, at 3M’s sole expense, an independent appraisal of the transferred assets prior to the closing of the Separations Media Sale. The Company will (and will cause its affiliates to) permit representatives of 3M to have reasonable access during ordinary business hours to the transferred assets and Company personnel in order to perform such appraisal.

Tax Filings and Tax Allocation

The Company will timely prepare and file all tax returns with respect to the transferred assets or the separations media business required to be filed after the date of the closing of the Separations Media Sale for or with respect to all pre-closing tax periods and periods including but not ending on the date of the closing of the Separations Media Sale (“straddle periods”), and the Company will timely pay all taxes shown as due on all such tax returns. Each such tax return will be prepared and filed on a basis consistent with past practice unless otherwise required by applicable law.

Prior to the filing of any tax return for a pre-closing tax period or straddle period, the Company will deliver to 3M, within a reasonable period of time prior to the applicable filing deadline, a copy of any such tax return proposed to be filed, excluding portions of such tax return that do not relate to the transferred assets or separations media business, and any other information reasonably requested by 3M to facilitate its review. The Company will accept the reasonable comments that 3M may have if such comments are received by the Company a reasonable period of time in advance of the due date of such tax return. 3M will reimburse the Company for taxes reflected on such return to the extent that they are allocable to 3M under the Asset Purchase Agreement.

Neither the Company or its affiliates will file any amended tax returns with respect to the transferred assets or separations media business with respect to any pre-closing tax period or straddle period that could cause 3M or its affiliates to bear any additional taxes pursuant to the Asset Purchase Agreement without 3M’s prior written consent (which will not be unreasonably withheld, delayed or conditioned). Without 3M’s prior written consent (which will not be unreasonably withheld, delayed or conditioned), neither the Company nor its affiliates will take any action that could increase the liability of 3M or its affiliates for taxes with respect to the transferred assets or the separations media business. It will not be considered unreasonable for 3M to withhold or condition the giving of its consent to the filing of an amended tax return or other action to the extent an amended item on such tax return would result in an increased liability of 3M for taxes pursuant to the Asset Purchase Agreement and provide a tax benefit to the Company or its affiliates. Any amount paid between the parties pursuant to Section 7.01 or Section 7.03 of the Asset Purchase Agreement (described in this subsection and under “The Asset Purchase Agreement — Tax Matters — Transfer Taxes” beginning on page 104) will be treated as an adjustment to the purchase price for all relevant tax purposes.

Value-added Tax

With respect to German value added tax (“VAT”), Membrana GmbH will prior to the closing of the Separations Media Sale issue invoices compliant with German VAT law to 3M for German assets that it is selling in each of the following four categories, reflecting the purchase price attributable (through the allocation process described above) to each such category and providing certain additional information: (i) the German real property (as to which VAT exemption is waived by Membrana GmbH) and for which VAT is owed by 3M under the reverse-charge rule, (ii) certain equity interests (as to which the VAT exemption is not waived by Membrana) sold exempt from VAT, (iii), assets (and the related assumption of liabilities) that are outside the scope of and not subject to German VAT and (iv) any other applicable assets (and liabilities assumed) subject to German VAT. All payments made pursuant to the Asset Purchase Agreement are net payments, and all German or foreign VAT, if any, arising in connection with the Asset Purchase Agreement or its implementation (as well as non-recoverable VAT) will be borne by 3M as an addition to the purchase price and, unless the VAT is owed directly by 3M under the German reverse charge rule, paid to Membrana GmbH contemporaneously with payments of the purchase price.

Tax Contests

If any claim, suit, action, litigation, proceeding, assessment, proposed assessment, or demand for taxes (“tax contest”) related to the transferred assets or separations media business is asserted against the Company and the other sellers in respect of which indemnification may be sought under the Asset Purchase Agreement against 3M or any of its affiliates, the Company or the other sellers, as applicable, will notify 3M of such tax contest or notice within ten days of receiving notice of such tax contest and will give 3M any other related information that 3M reasonably requests.

3M may, at its own election and expense, control the defense of any tax contest described above to the extent such tax contest relates primarily to a tax for which it is reasonably likely that 3M would have liability under the Asset Purchase Agreement. If 3M does not elect to exercise such control, 3M will have the right to participate, at its own expense, in such tax contest to the extent 3M had the right to control such tax contest. The Company and other sellers have the right, at their expense, to participate in any such tax contest that 3M elects to control. 3M will not settle any such tax contest that it controls without the advance written consent of the Company and the other sellers (not to be withheld, delayed or conditioned unreasonably), and the Company and the other sellers will not settle any such tax contest that they control in a manner that would increase the amount of any tax for which 3M is liable under the Asset Purchase Agreement without the advance written consent of 3M (not to be withheld, delayed or conditioned unreasonably).

Cooperation

The parties agree to furnish to each other, upon request, as promptly as practicable, such information (including access to books and records), documents and powers of attorney relating to the transferred assets and the separations media business as reasonably necessary for the filing of all tax returns, the making of any election relating to taxes, the conduct of any audit, examination or request by any governmental entity, the conduct (control or participation) of a tax contest and the prosecution or defense of any claim, suit or proceeding relating to any tax pursuant to Article VII of the Asset Purchase Agreement. The parties will cooperate in the conduct of any audit or other proceeding relating to taxes involving the transferred assets or the separations media business.

Conditions to Completion of the Separations Media Sale

The respective obligation of each party to effect the Separations Media Sale is subject to the satisfaction or, to the extent permitted by applicable law, waiver by such party of each of the following conditions at or prior to the closing of the Separations Media Sale:

•	the expiration or early termination of all waiting periods applicable to the merger and the transactions contemplated by the Asset Purchase Agreement required pursuant to the HSR Act must have been obtained;

•	all other actions, nonactions, waivers, clearances, consents and approvals of (and filings and registrations with) any governmental authority required by the Asset Purchase Agreement must have been obtained or made or have occurred, as applicable;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or legal prohibition in effect prohibiting or otherwise making illegal the completion of the Separations Media Sale; and

•	the satisfaction of certain conditions to the completion of the merger (including the receipt of the stockholder approval) or, to the extent permitted by applicable law, waived.

The obligation of 3M to effect the Separations Media Sale is further subject to the satisfaction or waiver by 3M of the following conditions at or prior to the closing of the Separations Media Sale:

•	the representations and warranties of the Company related to the lack of a material adverse effect must be true and correct in all respects as of the date of the Asset Purchase Agreement and as of and as though made as of the closing of the Separations Media Sale (except that representations and warranties that by their terms speak as of a specific date or time need only have been true and correct as of such date or time);

•	the representations and warranties of the Company related to corporate organization, good standing, corporate power and authority, state takeover statutes, the opinion of the Company’s financial advisor and broker’s fees must be true and correct in all material respects (without giving effect to any “materiality” or “material adverse effect” or similar qualifier set forth therein) as of the date of the Asset Purchase Agreement and as of and as though made as of the closing of the Separations Media Sale (except that representations and warranties that by their terms speak as of a specific date or time need only have been true and correct as of such date or time);

•	all other representations and warranties of the Company set forth in the Asset Purchase Agreement other than those mentioned in the previous two bullets must be true and correct in all respects (without giving effect to any “materiality” or “material adverse effect” or similar qualifier set forth therein) as of the date of the Asset Purchase Agreement and as of and as though made as of the closing of the Separations Media Sale (except that representations and warranties that by their terms speak as of a specific date or time need only have been true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any “materiality” or “material adverse effect” or similar qualifier set forth therein) has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect;

•	the Company must have performed in all material respects all of its obligations under the Asset Purchase Agreement at or prior to closing of the Separations Media Sale; and

•	3M must have received from the Company a certificate signed on behalf of the Company by a duly authorized executive officer of the Company, certifying that the foregoing conditions have been satisfied.

The obligation of the Company to effect the Separations Media Sale is further subject to the satisfaction or waiver by the Company of the following conditions at or prior to the closing of the Separations Media Sale:

•	the representations and warranties of 3M set forth in the Asset Purchase Agreement must be true and correct in all respects as of the date of the Asset Purchase Agreement and as of and as though made as of the closing of the Separations Media Sale (except that representations and warranties that by their terms speak as of a specific date or time need only have been true and correct as of such date or time) except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or similar qualifier set forth therein) has not and would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of 3M to consummate the transactions contemplated by the Asset Purchase Agreement.

•	3M must have performed in all material respects all obligations required to be performed by it under the Asset Purchase Agreement at or prior to the closing of the Separations Media Sale; and

•	the Company must have received from 3M a certificate signed on behalf of 3M by a duly authorized executive officer of 3M, certifying that the foregoing conditions have been satisfied.

Neither 3M nor the Company may rely on the failure to satisfy any conditions to closing to excuse it from its obligation to consummate the Separations Media Sale if, and to the extent, such failure was caused by such party’s intentional and material breach of its obligations under the Asset Purchase Agreement or, in the case of the Company, the Merger Agreement.

Termination

The Company and 3M may terminate the Asset Purchase Agreement by mutual written consent at any time prior to the closing of the Separations Media Sale. In addition, either the Company or 3M may terminate the Asset Purchase Agreement if:

•	the closing of the Separations Media Sale has not been completed on or before the termination date; except that (1) if any party has breached any representation, warranty, covenant or agreement of such party in the Asset Purchase Agreement and that breach resulted in the failure to complete the Separations Media Sale on or before such date, this right to terminate will not be available to the breaching party, (2) if, on the termination date, all conditions to closing of the Separations Media Sale have been waived or satisfied (or, in the case of conditions that by their nature are to be satisfied at the closing of the Separations Media Sale or on the closing date of the Separations Media Sale, are capable of being satisfied on such date) other than those related to antitrust or other regulatory approval of the Separations Media Sale or the merger, then the termination date may be extended by either party to February 23, 2016 and (3) if the Company and Asahi Kasei are involved in any legal proceeding with respect to the Merger Agreement in which either party is seeking injunctive or other equitable relief (including specific performance) from the other party, then the termination date will be automatically extended to the earlier of (A) the date that is five business days after there has been a final, non-appealable determination with respect to such legal proceeding or such legal proceeding is otherwise finally and conclusively resolved and (B) May 23, 2016;

•	any final, non-appealable restraints having the effect of permanently restraining, enjoining or otherwise prohibiting the closing of the Separations Media Sale is in effect; except, that this right to terminate the Asset Purchase Agreement is not available to any party whose breach of any representation, warranty, covenant or agreement in the Asset Purchase Agreement caused such restraint to be in effect or to fail to be removed;

•	the stockholder approval is not obtained at the special meeting (as it may be adjourned or postponed); or

•	if the Merger Agreement is terminated for any reason.

3M may terminate the Asset Purchase Agreement:

•	if there is any breach or inaccuracy of any of the representations or warranties of the Company set forth in the Asset Purchase Agreement or if the Company has breached or failed to perform any of its covenants or agreements set forth in the Asset Purchase Agreement, which breach, inaccuracy or failure to perform would give rise to the failure of a condition to 3M’s obligation to effect the Separations Media Sale and is incapable of being cured or is not cured (in each case, to the extent necessary to satisfy the applicable condition to 3M’s obligation to effect the merger) by the Company within 30 days following receipt of notice from 3M of such breach, inaccuracy or failure to perform; or

•	at any time prior to the receipt of the stockholder approval if:

¡	the Board effects a change of recommendation;

¡	any competing proposal or material modification to any competing proposal is first publicly disclosed by the Company or the individual or entity making such competing proposal or any of their respective representatives after the date this proxy statement is first mailed to the stockholders of the Company and the Board fails to (publicly, if requested by 3M) reaffirm the Board’s recommendation approving the merger by the earlier of (1) ten business days following the date such competing proposal or material modification is first publicly disclosed and (2) three business days prior to the special meeting; or

¡	the Company commits a material breach of any of its non-solicitation and related covenants and obligations or its covenants and obligations with respect to the special meeting.

The Company may terminate the Asset Purchase Agreement:

•	if there is any breach or inaccuracy of any of the representations or warranties of 3M set forth in the Asset Purchase Agreement or if 3M has breached or failed to perform any of its covenants or agreements set forth in the Asset Purchase Agreement, which breach, inaccuracy or failure to perform would give rise to a failure of a condition to the Company’s obligation to effect the Separations Media Sale and is incapable of being cured or is not cured (in each case, to the extent necessary to satisfy the applicable condition to the Company’s obligation to effect the Separations Media Sale) by 3M within 30 days following receipt of notice from the Company of such breach, inaccuracy or failure to perform; or

•	prior to the receipt of the stockholder approval in order to concurrently enter into an agreement with respect to a superior proposal; provided that the Company is not in breach of any of its non-solicitation and related covenants and obligations, and has paid or will concurrently pay the termination fee due under the Asset Purchase Agreement;

A terminating party must provide written notice of termination to the other party specifying the provision or provisions of the Asset Purchase Agreement under which such termination is being effected.

Termination Fee

The Company is required to pay 3M a termination fee of $16,750,000 in the event that:

•	the Asset Purchase Agreement is terminated by 3M, due to:

¡	the Board having effected a change of recommendation;

¡	the Board’s failure to timely reaffirm the Board’s recommendation of Merger Agreement after a competing proposal or material modification to a competing proposal is publicly disclosed; or

¡	the Company’s material breach of any of its non-solicitation and related covenants and obligations or its covenants and obligations with respect to the special meeting;

•	the Asset Purchase Agreement is terminated by 3M or the Company due to the termination of the Merger Agreement, if such termination of the Merger Agreement was by Asahi Kasei due to the Board having effected a change of recommendation, the Board’s failure to reaffirm the Board’s recommendation of the Merger Agreement after receipt of a competing proposal or the Company’s material breach of any of its non-solicitation and related covenants and obligations in the Merger Agreement or its covenants and obligations with respect to the special meeting;

•	the Asset Purchase Agreement is terminated by the Company in order for the Company to concurrently enter into an agreement with respect to a superior proposal;

•	the Asset Purchase Agreement is terminated by 3M or the Company due to the termination of the Merger Agreement by the Company in order for the Company to concurrently enter into an agreement with respect to a superior proposal;

•	(1) after the date of the Asset Purchase Agreement and prior to its termination, a competing proposal is made public or communicated to the Board (or any individual or entity publicly announces, communicates or makes known to the Company an intention, whether or not conditional, to make a competing proposal), (2) the Asset Purchase Agreement is terminated (A) by either 3M or the Company because the merger was not completed before the termination date (as it may be extended) (unless the stockholder approval was obtained prior to such termination), because the stockholder approval was not obtained at the special meeting (as it may be adjourned or postponed) or because the Merger Agreement was terminated (x) by the Company or Asahi Kasei because the merger was not completed before the termination date (as it may be extended) (unless the stockholder approval was obtained prior to such termination of the Merger Agreement) or because the stockholder approval was not obtained at the special meeting (as it may be adjourned or postponed) or (y) by Asahi Kasei due to a breach or inaccuracy of the representations and warranties of the Company in the Merger Agreement that would give rise to the failure of a condition to Asahi Kasei’s obligation to complete the merger that cannot be cured or is not cured following the receipt by the Company of written notice from Asahi Kasei of such breach or inaccuracy), or (B) by 3M due to a breach or inaccuracy of the representations and warranties of the Company in the Asset Purchase Agreement that would give rise to the failure of a condition to 3M’s obligation to complete the Separations Media Sale that is incapable of being cured or is not cured following the receipt by the Company of written notice from 3M of such breach or inaccuracy, and (3) within 12 months after the date of such termination, the Company has entered into a definitive agreement to consummate, has consummated or the Board has recommended to the Polypore stockholders, any transaction of the type referred to in the definition of “competing proposal” in the section of this proxy statement entitled “The Merger Agreement — No Change of Recommendation or Acquisition Agreement” beginning on page 75 (whether or not involving the competing proposal referred to in clause (1) above).

The Company and 3M have agreed that payment of the termination fee by the Company will constitute liquidated damages, and from and after such termination, the sellers will have no further liability of any kind for any reason in connection with the Asset Purchase Agreement or the termination of the Asset Purchase Agreement, subject to certain exceptions, provided that the Company will not be relieved from any liability for any intentional and material breach of the Asset Purchase Agreement prior to such termination, and, other than arising from such intentional and material breach, 3M will not be entitled to monetary damages in excess of the termination fee (together with any amounts due pursuant to the provision of the Asset Purchase Agreement summarized in the paragraph immediately below) for any loss or other liability of any kind suffered as a result of a breach by the Company of any representation, warranty, covenant or agreement in the Asset Purchase Agreement or the failure of the Separations Media Sale or other transactions contemplated by the Asset Purchase Agreement to be completed. The Company and 3M further agreed that 3M will not be entitled to be paid the termination fee more than once.

The Asset Purchase Agreement provides that if the Company fails to pay any termination fee in a timely manner pursuant to the requirements of the Asset Purchase Agreement, and, in order to obtain such payment, 3M commences a suit that results in a judgment against the Company, the Company must pay 3M’s reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with such suit and the collection of such overdue amount, with interest.

Amendment

The Asset Purchase Agreement may be amended by 3M and the Company at any time before or after receipt of the stockholder approval; except that after receipt of the stockholder approval, no amendment will be made that by law requires further approval by the stockholders of the Company or 3M without first obtaining such further approval. The Asset Purchase Agreement may not be amended except by an instrument in writing signed on behalf of 3M and the Company.

Extension; Waiver

Either the Company, with respect to 3M, or 3M, with respect to the Company may (1) extend the time for performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained in the Asset Purchase Agreement or in any document delivered pursuant to the Asset Purchase Agreement or (3) subject to certain restrictions, waive compliance with any of the agreements or conditions of the other party in the Asset Purchase Agreement.

Governing Law

The Asset Purchase Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to that state’s principles of choice of law or conflicts of law, except where German law is mandatory (including with respect to the transfer and assignment of certain assets in Germany in relation to which German law will apply).

Specific Performance

The parties have agreed that irreparable damage would occur in the event that any provisions of the Asset Purchase Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages or other legal remedies would not be an adequate remedy for any such damages. The parties have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Asset Purchase Agreement and to enforce specifically the terms and provisions of the Asset Purchase Agreement without proof of actual damages in the chancery courts of the State of Delaware or in any federal court located in the State of Delaware, in addition to any other remedy to which the parties are entitled at law or in equity. The parties have agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to the laws of any jurisdiction or inequitable, nor to assert that a remedy of monetary damages would provide an adequate remedy for breaches of the Asset Purchase Agreement. Each party has waived any requirement for the securing or posting of bond in connection with such remedy.

MARKET PRICE OF POLYPORE COMMON STOCK

Polypore common stock is listed on the NYSE under the symbol “PPO”. The following table sets forth on a per share basis the low and high closing sale prices of Polypore common stock as reported on the NYSE composite transactions reporting system.

	Low	High	Dividends
Fiscal year ended January 2, 2016
Second Quarter (through April 6, 2015)	58.87	58.98	0.00
First Quarter	41.27	59.70	0.00
Fiscal year ended January 3, 2015
Fourth Quarter	36.38	54.40	0.00
Third Quarter	39.25	48.47	0.00
Second Quarter	33.35	48.72	0.00
First Quarter	29.39	40.91	0.00
Fiscal year ended December 28, 2013
Fourth Quarter	35.53	46.21	0.00
Third Quarter	39.52	48.41	0.00
Second Quarter	36.80	45.00	0.00
First Quarter	35.10	48.42	0.00

The closing price of Polypore common stock on the NYSE on February 20, 2015, the last full trading day prior to the public announcement of the execution of the Merger Agreement was $52.95 per share. The closing price of Polypore common stock on the NYSE on April 6, 2015, the most recent practicable full trading day prior to the date of this proxy statement, was $58.96 per share. As of the close of business on April 6, 2015, there were 45,008,249 shares of Polypore common stock outstanding, held by 92 holders of record. A number of Polypore stockholders have their shares in street name; therefore, Polypore believes that there are substantially more beneficial owners of Polypore common stock. You are encouraged to obtain current market prices of Polypore common stock in connection with voting your shares of Polypore common stock.

Polypore does not pay cash dividends to holders of record of Polypore common stock. Polypore did not declare or pay any dividends on its common stock in fiscal year 2013 or 2014, and Polypore does not expect to pay any such dividends in fiscal year 2015.

POLYPORE COMMON STOCK OWNERSHIP

Beneficial Ownership of Shares

The information in the table below sets forth those persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owners of more than 5% of the Company’s common stock as of April 6, 2015 (except as noted below).

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	PRIMECAP Management Company (1)	6,159,500	13.7%
Common Stock	Capital Research Global Investors (2)	5,089,100	11.3%
Common Stock	Fairpointe Capital LLC (3)	4,548,708	10.1%
Common Stock	Waddell & Reed Investment Management Company (4)	3,007,588	6.7%
Common Stock	The Vanguard Group, Inc. (5)	2,720,878	6.0%
Common Stock	Capital International Investors (6)	2,626,778	5.8%
Common Stock	Blackrock Inc. (7)	2,482,366	5.5%
Common Stock	Wasatch Advisors, Inc. (8)	2,439,459	5.4%

(1)	PRIMECAP Management Company (“PRIMECAP”) 225 South Lake Ave., #400, Pasadena, California 91101, an investment adviser registered under the Investment Advisers Act, reported on Schedule 13G/A filed by PRIMECAP on February 13, 2015, that it is the beneficial owner of an aggregate of 6,159,500 shares of Polypore common stock. PRIMECAP holds sole voting power over 4,513,200 shares and sole dispositive power over 6,159,500 shares.
(2)	Capital Research Global Investors (“CRGI”), a division of Capital Research and Management Company (“CRMC”), 333 South Hope Street, Los Angeles, California 90071, an investment adviser registered under the Investment Advisers Act, reported on Schedule 13G/A filed by CRGI on February 13, 2015, that it is the beneficial owner of an aggregate of 5,089,100 shares of Polypore common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act. CRGI holds sole voting and dispositive power over the shares.
(3)	Fairpointe Capital, LLC (“Fairpointe”), 1 N. Franklin, Suite 3300, Chicago, Illinois 60606, an investment adviser registered under the Investment Advisers Act, reported on Schedule 13G/A filed by Fairpointe on February 4, 2015, that it is the beneficial owner of an aggregate of 4,548,708 shares of Polypore common stock. Fairpointe holds sole voting power over 4,461,926 shares and sole dispositive power over 4,520,364 shares. Fairpointe holds shared dispositive power over 28,344 shares.
(4)	Waddell & Reed Financial, Inc. (“WDR”), 6300 Lamar Avenue, Overland Park, Kansas 66202, a parent holding company, reported on Schedule 13G/A filed by WDR on February 13, 2015, that, through its control of Waddell & Reed Investment Management Company and Ivy Investment Management Company, it is the beneficial owner of an aggregate of 3,007,588 shares of Polypore common stock. WDR holds indirect sole voting and indirect dispositive power over the shares.
(5)	The Vanguard Group Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, Pennsylvania, 19355, an investment adviser registered under the Investment Advisers Act, reported on Schedule 13G/A filed by Vanguard on February 11, 2015, that it is the beneficial owner of 2,720,878 shares of Polypore common stock, and holds sole voting power over 60,603 shares and sole dispositive power over 2,664,175 shares. Vanguard holds shared dispositive power over 56,703 shares, together with Vanguard Fiduciary Trust Company, which is the beneficial owner of 56,703 shares of Polypore common stock and is a wholly owned subsidiary of Vanguard, and Vanguard Investments Australia, Ltd., which is the beneficial owner of 3,900 shares of Polypore common stock and is a wholly-owned subsidiary of Vanguard.
(6)	Capital International Investors (“CII”), a division of CRMC, 333 South Hope Street, Los Angeles, California 90071, an investment adviser registered under the Investment Advisers Act, reported on Schedule 13G filed by CII on February 13, 2015, that it is the beneficial owner of an aggregate of 2,626,778 shares of Polypore common stock. CII holds sole voting power over 2,178,818 shares and the sole dispositive power over 2,626,778 shares.

(7)	BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York 10022, a parent holding company or control person of BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC (collectively, the “BlackRock Subsidiaries”), reported on Schedule 13G/A filed by BlackRock on February 2, 2015, that, through its control of the BlackRock Subsidiaries, it is the beneficial owner of 2,482,366 shares of Polypore common stock. BlackRock holds sole voting power over 2,383,292 shares and sole dispositive power over 2,482,366 shares.
(8)	Wasatch Advisors, Inc., 505 Wakara Way, Salt Lake City, Utah 84108, an investment adviser registered under the Investment Advisers Act, reported on Schedule 13G/A filed by Wasatch Advisors, Inc. on February 17, 2015, that it is the beneficial owner of 2,439,459 shares of Polypore common stock, and holds sole voting and dispositive power over all 2,439,459 shares.

Security Ownership of Directors and Named Executive Officers

The information that follows is furnished as of April 6, 2015, to indicate beneficial ownership by executive officers and directors of the Company as a group and each named executive officer and director of the Company, individually, of our common stock in accordance with Rule 13d-3 under the Exchange Act, as well as ownership of certain other Company securities and ownership of our common stock plus certain other Company securities:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Lynn Amos	328,940	(1)	*
Michael Chesser	5,253		*
Charles L. Cooney	8,914		*
Christopher Cowger	36,206	(2)	*
William Dries	19,564		*
Frederick C. Flynn, Jr.	18,962		*
Michael Graff	21,858	(3)	*
Christopher J. Kearney	5,704		*
David A. Roberts	7,493	(4)	*
Josef Sauer	268,766	(5)	*
Peter A. Smith	34,208	(6)	*
Robert B. Toth	1,138,875	(7)	2.5%
All executive officers and directors of the Company as a group (15 persons)	2,485,454		5.5%

*	Less than 1%
(1)	Includes 291,859 shares of common stock subject to options, exercisable within 60 days of April 6, 2015.
(2)	Includes 13,892 shares of common stock subject to options, exercisable within 60 days of April 6, 2015.
(3)	Includes 2,892 shares of common stock held by certain trusts beneficially owned by Mr. Graff.
(4)	Includes 1,000 shares of common stock held indirectly by Mr. Roberts.
(5)	Includes 254,499 shares of common stock subject to options, exercisable within 60 days of April 6, 2015.
(6)	Includes 12,403 shares of common stock subject to options, exercisable within 60 days of April 6, 2015.
(7)	Includes 122,850 shares of common stock held by Robert B. Toth Revocable Trust and 1,016,025 shares of common stock subject to options held by the Robert B. Toth Revocable Trust, exercisable within 60 days of April 6, 2015.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2015

Polypore does not currently expect to hold an annual meeting of stockholders in 2015 (the “2015 Annual Meeting”) because Polypore will not be a public company after the merger is completed. If the merger is not completed, set forth below is information relevant to the 2015 Annual Meeting.

If a stockholder wants to include a proposal in our proxy statement and form of proxy for presentation at the 2015 Annual Meeting, the proposal must have been provided in the manner set forth in Exchange Act Rule 14a-8 and received by us at our principal executive offices at 11430 N. Community House Road, Suite 350, Charlotte, North Carolina 28277-1591 to the attention of the Secretary of the Company by December 8, 2014.

Our Third Amended and Restated Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of Exchange Act Rule 14a-8 (and therefore not for inclusion in our proxy materials for such annual meeting of stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of the Company at our principal executive offices. If the 2015 Annual Meeting is held on or after April 13, 2015 or before July 12, 2015, we must have received the notice of your intention to introduce a nomination or to propose an item of business at the 2015 Annual Meeting between February 12, 2015 and March 14, 2015; in the event that the 2015 Annual Meeting is held before April 13, 2015 or after July 12, 2015, we must receive your notice no earlier than the 90th day prior to the 2015 Annual Meeting date and not later than the close of business on the later of (a) the 60th day prior to the 2015 Annual Meeting date, and (b) the tenth day following the day we announce the date of the 2015 Annual Meeting.

The chairman of the 2015 Annual Meeting may refuse to allow the transaction of any business, or refuse to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

As of the date of this proxy statement, we have not received any director nominee recommendations from any stockholders.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our proxy materials, unless one or more of these stockholders notify us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household or if, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please contact our transfer agent, Continental Stock Transfer & Trust Company (in writing: 17 Battery Place, New York, New York 10004; by telephone: 212-509-4000).

SOLICITATION

The solicitation of proxies is being made by the Company, and the Company will bear the cost of the solicitation. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, for a fee of $37,500 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify D. F. King & Co., Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners of Polypore common stock. In addition to the solicitation by use of the mails, solicitations may be made by telephone, facsimile or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of shares of Polypore common stock held of record by such persons. If necessary, officers and other employees of the Company may by telephone, facsimile or personally, request the return of proxies.

Please mark, execute and return the accompanying proxy, or vote by telephone or on the Internet, in accordance with the instructions set forth on the proxy form, so that your shares may be voted at the special meeting. For information on how to obtain directions to be able to attend the special meeting and vote by ballot in person, please contact the Secretary of the Company at 11430 North Community House Road, Suite 350, Charlotte, North Carolina 28277 or by calling (704) 587-8409.

.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the public reference room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the public reference room at the address set forth above, at prescribed rates. In addition, the SEC maintains a Web site that contains reports, proxy statements and other information about issuers like Polypore who file electronically with the SEC. The address of that site is http://www.sec.gov. Polypore SEC filings are also available, free of charge, on our Web site, at http://investor.polypore.net/sec.cfm. Our Web site address is provided as an inactive textual reference only. The information provided on our Web site is not part of this proxy statement, and therefore is not incorporated herein by reference.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 7, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date or such earlier date as may be indicated in this proxy statement. This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make such proxy solicitation in that jurisdiction.

We incorporate by reference into this proxy statement the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this proxy statement. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

Securities and Exchange Commission Filings

Commission File Number 1-32266	Period
Annual Report on Form 10-K	Year ended January 3, 2015 (filed on March 4, 2015, as amended on April 7, 2015)
Definitive Proxy Statement	For annual meeting on May 13, 2014 (filed on April 7, 2014)

Notwithstanding the foregoing, information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement. Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

YOU MAY OBTAIN COPIES OF THE DOCUMENTS THE COMPANY FILES WITH THE SEC, AS FILED WITH THE SEC, FREE OF CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT 11430 NORTH COMMUNITY HOUSE ROAD, SUITE 350, CHARLOTTE, NORTH CAROLINA 28277, ATTENTION: SECRETARY OR UPON ORAL REQUEST BY CALLING (704) 587-8409.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ASAHI KASEI CORPORATION,

ESM HOLDINGS CORPORATION

AND

POLYPORE INTERNATIONAL, INC.

DATED AS OF FEBRUARY 23, 2015

-i-

(continued)

-ii-

(continued)

-iii-

INDEX OF DEFINED TERMS

2006 Stock Option Plan	Section 9.10(a)
2006 Stock Incentive Plan	Section 9.10(b)
Affiliate	Section 9.10(c)
Agreement	Preamble
Anti-Corruption Laws	Section 3.19(a)
Antitrust Laws	Section 3.05
APA	Recitals
APA Closing	Section 9.10(d)
APA Employees	Section 2.04(a)
APA Options	Section 2.04(a)
APA Restricted Shares	Section 2.04(a)
APA Sellers	Section 9.10(e)
Assumed Liabilities	Section 9.10(f)
Board Recommendation	Section 3.04(c)
Book-Entry Share	Section 2.01(b)
Bonus Amounts	Section 6.09(d)
business day	Section 9.10(g)
Carve-Out Business	Section 9.10(h)
Carve-Out Buyer	Recitals
Carve-Out Consideration	Section 9.10(i)
Carve-Out Transaction	Recitals
Certificate	Section 2.01(b)
Certificate of Merger	Section 1.02(b)
Change of Recommendation	Section 5.03(d)
Closing	Section 1.02(a)
Closing Date	Section 1.02(a)
Closing Notice Deadline	Section 8.03
Code	Section 3.09(b)
Company	Preamble
Company Benefit Plan	Section 9.10(j)
Company Board	Recitals
Company Bylaws	Section 3.01
Company Certificate	Section 3.01
Company Common Stock	Section 2.01(a)(i)
Company Covered Employee	Section 9.10(k)
Company Credit Agreement	Section 9.10(l)
Company Disclosure Schedule	Article III
Company Incentive Awards	Section 9.10(m)
Company Options	Section 2.04(a)
Company Preferred Stock	Section 3.02(a)
Company Restricted Shares	Section 2.04(a)
Company SEC Reports	Section 3.06(a)
Competing Proposal	Section 5.03(i)
Confidentiality Agreement	Section 6.02
Contract	Section 9.10(m)
control	Section 9.10(c)
D&O Insurance	Section 6.04(c)
Debt Commitment Letter	Section 4.07
DGCL	Section 1.01
Dissenting Shares	Section 2.03

-iv-

Dissenting Stockholder	Section 2.03
Effective Time	Section 1.02(b)
Encumbrances	Section 3.03(b)
Energy Storage Business	Section 9.10(o)
Environmental Laws	Section 3.16(c)(i)
ERISA	Section 3.10(a)
Exchange Act	Section 3.05
Exclusively Licensed Intellectual Property	Section 3.15(a)
Financing Purposes	Section 4.07
Financing Source	Section 4.07
GAAP	Section 3.06(b)
Governmental Authority	Section 3.05
Government Official	Section 3.19(f)
Hazardous Substances	Section 3.16(c)(ii)
HSR Act	Section 3.05
HSR Approval	Section 9.10(p)
Indebtedness	Section 9.10(q)
Indemnified Parties	Section 6.04(a)
Indemnity Agreement	Section 6.04(a)
Insurance Contracts	Section 3.17
Intellectual Property	Section 3.15(j)
intentional and material breach	Section 8.03
Intervening Event	Section 5.03(e)
Knowledge	Section 9.10(r)
Law	Section 3.12(a)
Lease	Section 9.10(s)
Leased Real Property	Section 3.14(a)
made available	Section 9.10(s)
Material Adverse Effect	Section 9.10(u)
Material Contract	Section 3.13(b)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.03(f)
Notice Period	Section 5.03(f)
Option Payments	Section 2.04(a)
Owned Intellectual Property	Section 3.15(a)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Financing	Section 4.07
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.04(b)
Permitted Encumbrances	Section 9.10(v)
person	Section 9.10(w)
Proxy Statement	Section 3.22
Real Property	Section 3.14(a)
Release	Section 3.16(c)(iii)
Relevant Persons	Section 3.19(a)
Remedial Measures	Section 3.16(c)(iv)
Representatives	Section 5.03(a)
Restraints	Section 7.01(d)

-v-

Restricted Share Payments	Section 2.04(a)
Sarbanes-Oxley Act	Section 3.06(a)
SEC	Section 3.06(a)
Securities Act	Section 3.06(a)
Stockholder Approval	Section 3.04(a)
Stockholders Meeting	Section 6.01(c)
Subsidiary	Section 9.10(x)
Superior Proposal	Section 5.03(i)(ii)
Surviving Corporation	Section 1.01
Tax Return	Section 3.09(o)(ii)
Taxes	Section 3.09(o)(i)
Termination Date	Section 8.01(b)(i)
Termination Fee	Section 8.02(a)
Trade Secrets	Section 3.15(j)(iv)
Transferred Assets	Section 9.10(y)

Exhibit A — Certificate of Incorporation of the Surviving Corporation

-vi-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 23, 2015, is by and among Asahi Kasei Corporation, a Japanese corporation (“Parent”), ESM Holdings Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”) and Polypore International, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger as an indirect wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders to consummate the Merger and the Carve-Out Transaction, (ii) adopted resolutions approving and declaring advisable this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement, and the APA and the Carve-Out Transaction, upon the terms and subject to the conditions set forth in the APA and (iii) adopted resolutions recommending the adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of each of Parent and Merger Sub has unanimously (i) determined that it is in the best interests of Parent and Merger Sub, respectively, and their respective stockholders to consummate the Merger and (ii) adopted resolutions approving and declaring advisable this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent has caused the sole stockholder of Merger Sub to approve the Merger and to adopt this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Company and 3M Company, a Delaware corporation (the “Carve-Out Buyer”), are executing and delivering an asset purchase agreement (as it may be amended from time to time in accordance with its terms, the “APA”), pursuant to the terms and subject to the conditions of which, immediately prior to the Effective Time, (i) the Company (or one or more Affiliates of the Company) will sell, convey, assign, transfer and deliver to the Carve-Out Buyer (or one or more Affiliates of the Carve-Out Buyer), and the Carve-Out Buyer (or such Affiliates of the Carve-Out Buyer) will purchase, acquire and accept from such persons all of such persons’ right, title and interest in, to and under the Transferred Assets, and (b) the Carve-Out Buyer (or one or more Affiliates of the Carve-Out Buyer) will assume and thereafter pay, discharge, satisfy and perform when due in accordance with their terms, the Assumed Liabilities (clauses (i) and (ii), collectively, the “Carve-Out Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and become an indirect wholly owned

Subsidiary of Parent. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02. Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006 at 10:00 a.m., New York time, on the fifth business day following the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof), but subject to the continued satisfaction or waiver at the Closing, of the conditions set forth in Article VII (other than (i) the condition set forth in Section 7.01(e) and (ii) those conditions that by their nature are to be satisfied at the Closing, but, in the case of each of clauses (i) and (ii), subject to the satisfaction (or, in the case of clause (ii), to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of such conditions at the Closing), or on such other date and at such other time and place as the parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”. In no event will the consummation of the Merger occur unless the Carve-Out Transaction has been consummated, and in no event will the consummation of the Carve-Out Transaction occur unless the Merger is consummated immediately thereafter.

(b) Upon the terms and subject to the conditions set forth herein, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the applicable provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger. The time the Merger becomes effective is referred to herein as the “Effective Time.”

Section 1.03. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation, all as provided for herein and in the applicable provisions of the DGCL.

Section 1.04. Certificate of Incorporation and Bylaws.

(a) Subject to Section 6.04, at the Effective Time and by virtue of the Merger, the Company Certificate shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(b) Subject to Section 6.04, at the Effective Time, the Company Bylaws shall be amended and restated to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

Section 1.05. Directors and Officers. Except as otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall from and after the Effective Time be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01. Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any of the following securities:

(i) each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that immediately prior to the Effective Time is issued and outstanding (other than Dissenting Shares and shares to be canceled in accordance with Section 2.01(a)(ii)) shall be converted into the right to receive $60.50 in cash without interest (the “Merger Consideration”);

(ii) each share of Company Common Stock that immediately prior to the Effective Time is owned by Parent, Merger Sub, the Company (as treasury stock or otherwise) or any of their respective Subsidiaries shall be canceled without any consideration being exchanged therefor; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub that immediately prior to the Effective Time is issued and outstanding shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding, and shall automatically be canceled and shall cease to exist, as of the Effective Time, and each certificate (each, a “Certificate”) or book-entry share (each, a “Book-Entry Share”) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Section 2.01, without interest.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, subdivision, combination, exchange, readjustment or other similar change in capitalization, the Merger Consideration shall be appropriately and proportionately adjusted, without duplication, to reflect such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, subdivision, combination, exchange, readjustment or other similar change in capitalization; provided that such adjustments will have no net economic impact on the aggregate Merger Consideration; provided, further, that nothing in this Section 2.01(c) shall be construed as permitting the Company to take any action otherwise prohibited by this Agreement.

Section 2.02. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) and shall enter into an agreement relating to the Paying Agent’s responsibilities under this Agreement. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Company Common Stock for exchange in accordance with this Article II through the Paying Agent, immediately available funds sufficient to pay the aggregate Merger Consideration (such aggregate Merger Consideration, being hereinafter referred to as the “Payment Fund”).

(b) Exchange Procedures. As promptly as reasonably practicable after the Effective Time, and in any event within five business days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(i): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which shall have such other provisions as Parent and the Company may agree) and (ii) instructions for use in surrendering the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for cash. Upon surrender of a Book-Entry Share or a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration that such holder is entitled to receive pursuant to the provisions of this Article II with respect to the shares of Company Common Stock previously represented by such Book-Entry Share or Certificate, and the Book-Entry Share or Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer. In such case, the amount of any stock transfer or other similar Taxes (whether imposed on the registered holder(s), or such other person, or otherwise) payable on account of such issuance or transfer to such other person shall be deducted from the amount otherwise payable pursuant to the immediately preceding sentence, unless evidence satisfactory to the Paying Agent of the payment of such Taxes, or exemption therefrom, is submitted. Until surrendered as contemplated by this Section 2.02(b), each Book-Entry Share and Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender. No interest will be paid or will accrue for the benefit of holders of shares of Company Common Stock on the Merger Consideration payable to holders of Company Common Stock pursuant to this Article II.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Book-Entry Shares or Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Book-Entry Shares or Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(d), if, at any time after the Effective Time, Book-Entry Shares or Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(d) Termination of Payment Fund. Any portion of the Payment Fund (including any interest and other amounts received with respect thereto) that remains undistributed to the holders of Company Common Stock on the date that is twelve months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holders of Book-Entry Shares or Certificates who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation (subject to applicable abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of its claim for Merger Consideration, without interest. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding anything to the contrary in this Agreement, any portion of the cash to be paid in accordance with this Article II remaining undistributed to holders, as of immediately prior to the Effective Time, of shares of Company Common Stock five years after the Effective Time (or, if earlier, immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto.

(e) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by Parent, on a daily basis; provided that (i) any investment of such cash will be limited to (A) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America, (B) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (C) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with assets exceeding $100 billion (based on the most recent financial statements of such bank that are then publicly available), (ii) no such investment, gains or losses thereon shall affect the amounts payable to the holders of shares of Company Common Stock pursuant to this Agreement and (iii) following any losses in the Payment Fund, Parent shall promptly provide or cause to be provided additional funds to the Paying Agent to the extent such losses result in the amount of cash in the Payment Fund being less than the amounts that remain payable to the holders of shares of Company Common Stock under this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably satisfactory to Parent, by the person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such person of a bond in such reasonable amount as Parent may request as indemnity against any claim that may be made against it, the Surviving Corporation or the Paying Agent with respect to such Certificate, Parent shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

(g) Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation, without duplication, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Incentive Awards such amounts as it may be required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Law relating to Taxes. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Common Stock or Company Incentive Awards in respect of which such deduction and withholding was made.

Section 2.03. Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and that are held by a stockholder who has not voted in favor of, or consented to, the adoption of this Agreement and has properly exercised such stockholder’s appraisal rights in respect of such shares (any such shares being referred to herein as “Dissenting Shares” and the holder thereof a “Dissenting Stockholder”) under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01 and instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the procedures set forth in, and subject to the requirements of, Section 262 of the DGCL. If any Dissenting Stockholder withdraws its demand for appraisal or fails to timely perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(i). The Company shall (a) give Parent prompt notice of any demand for appraisal or payment for shares of Company Common Stock received by the Company, any withdrawal of any such demand received by the Company and any other instruments served pursuant to Section 262 of the DGCL and (b) give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

Section 2.04. Stock Options and Other Stock-Based Awards.

(a) The APA Closing and the transfer to the Carve-Out Buyer of the employment of employees of the Company or any of its Subsidiaries as contemplated by the APA shall not, in and of themselves, affect options to purchase shares of Company Common Stock granted under any Company Benefit Plan to any such employees whose employment with the Company or any of its Subsidiaries is transferred to the Carve-Out Buyer as contemplated by the APA (collectively, the “APA Options” and the “APA Employees,” respectively). As of the Effective Time, each option to purchase shares of Company Common Stock granted to employees or directors of the Company or any of its Subsidiaries under any Company Benefit Plan, including the APA Options (collectively, the “Company Options”), that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, immediately accelerate and vest and be canceled and converted into the right to receive from the Surviving Corporation, in consideration of the cancelation of such Company Option and in settlement therefore, a payment in cash of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such canceled Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such canceled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided that (x) any such Company Option with respect to which the exercise price per share subject thereto is equal to or greater than the Merger Consideration shall be canceled in exchange for no consideration and (y) the Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.02(g). From and after the Effective Time, no Company Option shall be exercisable, and each Company Option shall only entitle the holder thereof to the payment provided for in this Section 2.04(a).

(b) The APA Closing and the transfer to the Carve-Out Buyer of the employment of APA Employees shall not, in and of themselves, affect restricted shares of Company Common Stock granted under any Company Benefit Plan to any APA Employees (collectively, the “APA Restricted Shares”). As of the Effective Time, each restricted share of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under a Company Benefit Plan, including the APA Restricted Shares (collectively, the “Company Restricted Shares), that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, immediately accelerate and vest and be canceled and converted into the right to receive, in consideration for the cancelation of such Company Restricted Share, a payment in cash of an amount equal to the Merger Consideration, without interest, treating such Company Restricted Share in the same manner as all other shares of Company Common Stock are treated pursuant to Section 2.01 for such purposes (such amounts payable hereunder, the “Restricted Share Payments”); provided that the Restricted Share Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.02(g).

Section 2.05. Further Assurances. Subject to Section 5.03, if at any time before or after the Effective Time, Parent, the Company or the Surviving Corporation reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or the Carve-Out Transaction or to carry out the purposes and intent of this Agreement or the APA at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and the transactions contemplated by the APA and to carry out the purposes and intent of this Agreement and the APA.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) other than with respect to Section 3.01, Section 3.02 and Section 3.04, as disclosed in any Company SEC Report and any forms reports or documents furnished to the SEC since December 29, 2012, in each case that is publicly available prior to the date of this Agreement (excluding any disclosures therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature), to the extent that it is reasonably apparent on the face of such disclosure that the disclosure is relevant to a representation or warranty in this Article III or (ii) as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (it being understood that disclosure in any section of the Company Disclosure Schedule shall apply only to the representations and warranties in the corresponding Section of this Article III and, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another representation or warranty in this Article III, to such other representation or warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01. Corporate Organization. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is a duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the business now conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of (a) the amended and restated certificate of incorporation of the Company (the “Company Certificate”) and the second amended and restated bylaws of the Company (the “Company Bylaws”) and (b) the certificate of incorporation and bylaws or comparable organizational documents of each of the non-wholly owned Subsidiaries of the Company, in each case as currently in effect. The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws and no Subsidiary of the Company is in violation of any of the provisions of its comparable organizational documents.

Section 3.02. Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on February 19, 2015, (i) 44,859,492 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) options to purchase 3,253,430 shares of Company Common Stock were outstanding under the Company Benefit Plans and (iv) 156,106 Company Restricted Shares were granted under the Company Benefit Plans. As of the close of business on February 19, 2015, no shares of Company Common Stock were reserved for issuance except for 1,826,654 shares of Company Common Stock reserved for issuance under the 2006 Stock Option Plan and the 2007 Stock Incentive Plan (including in respect of outstanding stock options). All of the issued and outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued prior to the Effective Time when issued will be, duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate or the Company Bylaws, or any Contract (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or otherwise bound.

(b) Section 3.02(b) of the Company Disclosure Schedule sets forth a correct and complete list, as of February 16, 2015, of all of the outstanding Company Options and Company Restricted Shares and, where applicable, with respect to each such Company Option and Company Restricted Share, the holders and exercise prices thereof.

(c) Except as set forth in Section 3.02(a), none of the Company and its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, exercisable, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, undertakings or agreements of any character (i) calling for the purchase, transfer, exchange, sale or issuance of, or the payment of any amount based on, any shares of Company Common Stock or capital stock of any of the Company’s Subsidiaries, voting securities of or any other equity interests in the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, voting securities of or other equity interests in the Company or its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such subscription, option, warrant, call, right, exercisable, convertible or exchangeable security, “phantom” stock right, stock appreciation right, stock-based performance unit, commitment, undertaking or agreement, or (iii) giving any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(d) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote in respect of the Company or any of its Subsidiaries are issued or outstanding. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting or registration of any Company Common Stock, or any capital stock, voting securities of or any equity interests in the Company or any of its Subsidiaries.

(e) There are no contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of the Company’s Subsidiaries, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, or any capital stock, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company Common Stock or other securities under the Securities Act.

Section 3.03. Company Subsidiaries.

(a) Section 3.03(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction of organization.

(b) All of the issued and outstanding shares of capital stock, voting securities of or other equity interests in each of the Company’s Subsidiaries are owned by the Company, directly or indirectly, free and clear of any lien (statutory or other), mortgage, deed of trust, pledge, security interest, charge, option, right of first offer, right of refusal, restriction on transfer of title, title defect, adverse claim, title retention agreement, conditional sale agreement or other encumbrance of any kind (“Encumbrances”), except for (i) Encumbrances arising pursuant to applicable securities Laws, (ii) Encumbrances arising pursuant to the organizational documents of the Subsidiaries of the Company that are not wholly owned, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and (iii) Permitted Encumbrances.

(c) No Subsidiary of the Company owns any shares of capital stock or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) the Company. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other person. Neither the Company nor any of its Subsidiaries is subject to any obligation to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any non-wholly owned Subsidiary of the Company.

Section 3.04. Authority; No Violation.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and the APA and to consummate the transactions contemplated hereby (including the Merger) and the transactions contemplated thereby, subject solely in the case of the obligation to consummate the Merger to the requirement that this Agreement be adopted by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Stockholder Approval”). The Stockholder Approval is the only vote of the holders of any class or series of Company capital stock necessary to approve the transactions contemplated by this Agreement and the transactions contemplated by the APA. The execution and delivery of this Agreement and the APA and the consummation of the transactions contemplated hereby and the transactions contemplated thereby have been duly and validly approved by the Company Board. No corporate proceedings on the part of the Company, other than the required receipt of the Stockholder Approval, are necessary to approve this Agreement or the APA or to consummate the transactions contemplated hereby or thereby. This Agreement and the APA have been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Parent and Merger Sub, in the case of this Agreement, and the Carve-Out Buyer, in the case of the APA) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement and the APA by the Company nor the consummation by the Company of the transactions contemplated hereby and the transactions contemplated thereby will: (i) violate any provision of the Company Certificate, the Company Bylaws or the certificate of incorporation or bylaws or comparable organizational documents of any Subsidiary of the Company or (ii) assuming that the consents, approvals and filings referred to in Section 3.05 are duly obtained and/or made: (A) violate any Law applicable to the Company, its Subsidiaries or any of their respective properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, require any consent or approval of any person under, result in any payment under, result in or permit the termination of or a right of termination or cancelation under, the granting of a license to another person, the acceleration of the performance required by, or other adverse change of any right or obligation under any provision of any agreement or instrument binding upon the Company or any of its Subsidiaries or any certificate, license, franchise, permit, approval, concession, qualification, registration, certification or similar authorization (“Permits”) affecting, or relating in any way to, the assets of the Company and its Subsidiaries or the Energy Storage Business or (C) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any asset of the Company or any of its Subsidiaries, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby.

(c) The Company Board, at a meeting duly called and held, duly adopted resolutions: (i) declaring that this Agreement, the APA, the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the APA are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving this Agreement, the APA, the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the APA, (iii) directing that the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Board Recommendation”).

Section 3.05. Consents and Approvals. No consent, approval, order, notification or authorization of, action, nonaction by or in respect of, waiver, clearance, registration, declaration or filing with any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, securities exchange, commission or authority (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the APA by the Company, or the consummation by the Company of the Merger or the Carve-Out Transaction, the other transactions contemplated by this Agreement or the transactions contemplated by the APA, except for those required under or in relation to: (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the applicable requirements of any foreign competition, antitrust or merger control Laws (such Laws and the

HSR Act, the “Antitrust Laws”), (c) the filings pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), in connection with the Stockholder Approval (including the proxy requirements) or as may be required in connection with this Agreement and the transactions contemplated by this Agreement and the APA, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (e) those which if not obtained or made would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby.

Section 3.06. Company SEC Reports; Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a) Since December 29, 2012, the Company has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished, as applicable, by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”). None of the forms, reports or documents filed by the Company with the SEC since such date (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement or proxy statement, as of its effective date or the date of the relevant meeting, respectively) or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since December 29, 2012 has been, required to file any forms, reports or other documents with the SEC. As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Reports and (ii) none of the Company SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. The Company has heretofore furnished or made available to Parent true, complete and correct copies of all comment letters from the SEC since December 28, 2013 with respect to any of the Company SEC Reports, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available prior to the date of this Agreement on EDGAR.

(b) The financial statements of the Company included or incorporated by reference in the Company SEC Reports (including the related notes and schedules) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited financial statements, to normal year-end audit adjustments), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The consolidated books and records of the Company and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP.

(c) None of the Company or any of its Subsidiaries has any debt, liability or obligation of any nature whatsoever (whether fixed, contingent or absolute, accrued or not accrued, matured or unmatured, known or unknown, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise and whether due or to become due), except for those debts, liabilities and obligations (i) reflected or reserved against in the Company’s consolidated balance sheet dated as of September 27, 2014 included in the Company SEC Reports publicly available as of the date hereof, (ii) arising out of this Agreement or the APA, (iii) under Contracts existing as of the date hereof that are not required under GAAP to be reflected or reserved against in such balance sheet, except to the extent that such debts, liabilities or obligations arose or resulted from a breach of or a default under such Contract, (iv) incurred in the ordinary course of business consistent with past practice since September 27, 2014, or (v) which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(e) The Company maintains controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent): (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud. As of the date hereof, to the Knowledge of the Company, there is no reason that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required.

(f) Each of the principal executive officer and the principal financial officer of the Company (or persons performing similar functions) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.06(f), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

Section 3.07. Absence of Certain Changes or Events.

(a) Since September 27, 2014, no change, effect, event, circumstance, occurrence, state of facts or development (or with respect to any change, effect, event, circumstance, occurrence, state of facts or development existing prior to September 27, 2014, any worsening thereof) has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Since September 27, 2014, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and the APA.

(c) Since September 27, 2014, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s prior written consent, would constitute a breach of Section 5.01(a), (b), (d), (e), (g), (i), (k), (l), (m), (p), (r) or, with respect to any of the foregoing, (t).

Section 3.08. Legal Proceedings. There is no suit, action, claim, proceeding (including any cancelation, opposition, inter-partes review, post-grant review, reexamination or other Intellectual Property proceeding before an intellectual property registry or Governmental Authority, but excluding any non-final office actions), arbitration, or review of any nature pending or, to the Knowledge of the Company, threatened (a) against the Company or any of its Subsidiaries or any other person for whom the Company or any of its Subsidiaries may be liable before (or, if threatened, that would be before) or by any Governmental Authority or (b) to which any of the properties or assets of the Company or any of its Subsidiaries are subject, in each case that (i) involves a claim for monetary damages against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable in excess of $1,000,000, (ii) seeks equitable, declaratory or injunctive relief, (iii) as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the APA, (iv) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (v) as of the date of this Agreement, would reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries or any of their respective properties or assets, except for those that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.09. Taxes and Tax Returns.

(a) The Company and each of its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date hereof, and all such returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has paid all material Taxes due and payable, whether or not shown as due on any Tax Return (other than Taxes that are being contested in good faith by appropriate proceedings and for which the Company has made adequate reserves in accordance with GAAP). There is no proceeding, audit or written claim pending or proposed with respect to any Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority to the effect that such authority intends to conduct an audit or investigation of any Tax matter. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of its Subsidiaries.

(b) Within the two-year period ending at the Effective Time, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d) As of the date hereof, neither the Company nor any of its Subsidiaries has executed (or had executed on its behalf) any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(e) All material Taxes which the Company or any of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly and timely paid to the proper taxing authority.

(f) There are no Encumbrances for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(g) No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction and, to the Knowledge of the Company, there are no current or past circumstances that are likely to give rise to such a claim in the future.

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than the affiliated group for which the Company is the common parent), (ii) has any liability for Taxes of another person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, indemnification agreement or sharing agreement (other than such an agreement or arrangement (A) between or among the Company or any of its Subsidiaries or (B) not primarily related to Taxes, and in either case entered into in the ordinary course of business).

(i) The Company and each of its Subsidiaries has maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file material Tax Returns and other reports relating to Taxes (or such books and records have been maintained on the Company’s or such Subsidiary’s behalf).

(j) Neither the Company nor any of its Subsidiaries has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect, (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any taxing authority), which Tax Return has since not been filed or (iii) granted to any person any power of attorney that is currently in force with respect to any Tax matter.

(k) Neither the Company nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

(l) The Company is not, nor has it been, a United States real property holding company (as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) All elections made under Treasury Regulation Section 301.7701-3 for the Company and its Subsidiaries were accurately made and timely filed.

(n) Neither the Company nor any of its Subsidiaries has outstanding any deferred intercompany gain or loss either under United States federal income Tax Law or under any similar state, local or non-United States Tax Law.

(o) For purposes of this Agreement:

(i) “Taxes” means (A) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, social security (or similar, including FICA), severance, withholding, duties, intangibles, franchise, occupation, service, stamp, value added, backup withholding and other taxes, similar charges, levies or similar assessments, together with all penalties and additions to tax and interest thereon and (B) any liability for Taxes described in clause (A) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(ii) “Tax Return” means a report, return or other information (including any amendments) required to be filed with a Governmental Authority with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

Section 3.10. Employee Matters.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Company Benefit Plans. None of the Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Schedule is a “multiemployer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act (“ERISA”) or a “multiple employer” plan within the meaning of Section 4064 of ERISA.

(b) Each of the Company Benefit Plans intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any Company Benefit Plan.

(c) None of the Company Benefit Plans is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d) True, correct and complete copies of the following documents with respect to each of the Company Benefit Plans (as applicable) have been made available to Parent: (i) any plans and related trust documents and all amendments thereto, (ii) the most recent summary plan description, (iii) the most recent favorable determination letter, (iv) the most recent actuarial report for each Company Benefit Plan that is a defined benefit pension plan, and (v) the most recent annual report (Form 5500) and tax return (Form 990), if any, required under ERISA or the Code in connection with each material Company Benefit Plan.

(e) There are no pending legal proceedings which have been asserted or instituted or, to the Knowledge of the Company, threatened against any of the Company Benefit Plans.

(f) Each of the Company Benefit Plans has been maintained and administered in material compliance with its terms and provisions of applicable Law.

(g) Neither the execution, delivery and performance of this Agreement or the APA by the Company nor the consummation of the transactions contemplated hereby or thereby will (alone or in combination with any other event) result in (i) a material increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, (ii) any new or increased or accelerated material funding obligation with respect to any Company Benefit Plan, (iii) the forgiveness of any material Indebtedness of any current or former director, officer or employee or (iv) any material payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer or employee of the Company or any of its Subsidiaries.

(h) Neither the execution, delivery and performance of this Agreement or the APA by the Company nor the consummation of the transactions contemplated hereby or thereby will (alone or in combination with any other event) result in any payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G(1)) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross up or other payment) from the Company or any of its Subsidiaries or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

Section 3.11. Labor Relations.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any of its Subsidiaries.

(b) Since December 29, 2012, there have not been any material (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending, affecting or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(c) Since December 29, 2012, there have not been any complaints, charges or claims (including settled claims) against the Company or any of its Subsidiaries pending, affecting or, to the Knowledge of the Company, threatened or anticipated to be brought or filed with any Government Authority in connection with the employment, termination of employment, compensation or employee benefits of any individual, except for such complaints, charges or claims (including settled claims) that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Since December 31, 2011, the Company has been in compliance with all applicable Laws relating to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the WARN Act), except for such non-compliance as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.12. Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries holds all Permits necessary for them to own, lease or operate their properties and assets and for the lawful conduct of the Energy Storage Business as currently conducted, and all such Permits are in full force and effect, except for such Permits the failure of which to possess or be in full force and effect has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Since December 29, 2012, the Company and each of its Subsidiaries has been in compliance with and has not been in default or violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, injunction, decree or agency requirement of a Governmental Authority (each, a “Law”) or Permit applicable to the Company or any of its Subsidiaries, the properties and assets of the Company or any of its Subsidiaries or the Energy Storage Business, except to the extent any such non-compliance, default or violation with any such Law or Permit has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, since December 29, 2012, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any Law or any such Permit.

(c) None of the Company or any of its Subsidiaries is operating under any agreement or understanding with any Governmental Authority which in any way restricts its authority to conduct the Energy Storage Business or requires it to take, or refrain from taking, any action relating to the conduct of the Energy Storage Business permitted by applicable Law, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) The Company and each of its Subsidiaries is, and since December 29, 2012 has been, in compliance in all material respects with applicable export control and trade and economic sanctions Laws, including the U.S. Commerce Department’s Export Administration regulations, the U.S. State Department’s International Traffic in Arms regulations, U.S. customs regulations, anti-boycott and anti-money laundering Laws, and sanctions Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export control and sanctions Laws maintained by other Governmental Authorities.

Section 3.13. Certain Contracts.

(a) Section 3.13 of the Company Disclosure Schedule sets forth a complete and correct list of the following Contracts (other than the Company Benefit Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or restricted (provided that Section 3.13 of the Company Disclosure Schedule need not set forth any Contracts that constitute Transferred Assets, except that Section 3.13(a)(v) of the Company Disclosure Schedule shall set forth all such Contracts that are of the type described in Section 3.13(a)(v)):

(i) any Contract that relates to any strategic alliance, partnership, limited liability company, joint venture or similar arrangement, and any Contract relating to joint development or research (including relating to technology), in each case that is or would reasonably be expected to be material to the Energy Storage Business;

(ii) any Contract pursuant to which any of the Company or any of its Subsidiaries has created, incurred or assumed any Indebtedness or assumed, guaranteed, endorsed or otherwise become liable or responsible for the Indebtedness or other obligation of any other person or entity, in each case in an amount in excess of $5,000,000;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other person or entity that is or would reasonably be expected to be material to the Energy Storage Business;

(iv) any Contract pursuant to which the Company or any of its Subsidiaries has purchased, licensed or sold during the twelve months prior to the date hereof, goods, equipment or services that involved payment by or to the Company and its Subsidiaries in excess of $10,000,000 during such period or that provides for payments in excess of such amount over the remaining term of such agreement (in each case, whether under a single agreement or a series of related agreements);

(v) any Contract pursuant to which the Company or any of its Subsidiaries has granted or been granted a license or right to use or exploit (including by means of an option, covenant not to sue, release or immunity) with respect to (A) Owned Intellectual Property, other than non-exclusive licenses to end-user customers granted in the ordinary course of business, where such licenses are limited to granting use rights or (B) Intellectual Property of a third party, other than click-wrap, shrink-wrap and other off-the-shelf commercially available software licenses with an annual license fee (or, in the case of software-as-a-service, service fee), in each case, that is or would reasonably be expected to be material to the Energy Storage Business;

(vi) any Contract that is between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, university, college, other educational institution or research center, on the other hand, including a procurement Contract, grant, cooperative agreement, cooperative research and development agreement, and awards or grants from any Governmental Authority and that is or would reasonably be expected to be material to the Energy Storage Business;

(vii) any Contract that contains covenants materially restricting or limiting the ability of the Company, its Subsidiaries or any of their respective Affiliates (including Parent and its Affiliates from and after the Closing) to engage in any line of business anywhere in the world (including any covenant not to compete or to conduct business on an exclusive or preferential basis with a third party);

(viii) (A) any Contract that is material to the Energy Storage Business and grants any person “most favored nation” status, (B) any Contract pursuant to which the Company or any of its Subsidiaries has granted any right of first refusal or right of first offer or similar right to a third party, (C) any Contract between the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand, that limits or purports to limit in any respect the ability of the Company or any of its Subsidiaries to sell, license, transfer, pledge or otherwise dispose of any material assets or business, or (D) any Contract that requires the Company or any of its Subsidiaries to “take or pay” with respect to the purchase of any goods or services;

(ix) any Contract that contains any material indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;

(x) any Contract that relates to any material interest rate, derivative or hedging transaction;

(xi) any Contract that relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise) that is material to the Energy Storage Business;

(xii) any Contract that is a settlement or similar agreement (including with any Governmental Authority) involving future performance by the Company or any of its Subsidiaries that is material to the Energy Storage Business; or

(xiii) any other Contract that is material to the Energy Storage Business and was not entered into in the ordinary course of business consistent with past practice.

(b) Each Contract that is or is required to be (x) filed with the Company SEC Reports or (y) set forth on Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Material Contract”.

(c) The Company has made available to (i) Parent true, complete and correct copies of all written Material Contracts and complete descriptions of the material terms of all nonwritten Material Contracts. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Material Contract is in full force and effect and is (i) a valid and binding obligation of the Company or its Subsidiary that is a party thereto and (ii) to the Knowledge of the Company, a valid and binding obligation of each other party thereto, in each case, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity. None of the Company or any of its Subsidiaries that is a party to any Material Contract is in material breach thereof or default thereunder, and no event or circumstance has occurred that, with or without the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder. To the Knowledge of the Company, (A) none of the Company or any of its Subsidiaries has provided or received any notice of any intention to terminate any Material Contract, (B) no other party to any Material Contract is in material breach thereof or in default thereunder and (C) no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder.

Section 3.14. Property.

(a) The Company and its Subsidiaries have (i) good and valid title to all real property described in the Company SEC Reports as being owned by the Company or any of its Subsidiaries for use in the Energy Storage Business (“Owned Real Property”) and (ii) legal, binding and valid rights by lease, license or other agreement to use, all leasehold or subleased estates held by or for Energy Storage Business (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) necessary to conduct the Energy Storage Business as currently conducted, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All buildings, structures, fixtures and other improvements on the Real Property are in good condition and are in all material respects adequate to operate the Energy Storage Business as currently conducted, except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor its Subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of the Real Property or any portion thereof or interest therein, except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries have good and valid title to, or legal, binding and valid rights by lease, license, other agreement or otherwise to use, all tangible personal property (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) necessary and desirable to enable the Company and its Subsidiaries to conduct the Energy Storage Business as currently conducted, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) To the Knowledge of the Company: (i) there are no violations of any Laws affecting the Real Property or planned material changes in any Laws that would affect the Real Property, (ii) there are no existing, pending or threatened condemnation proceedings or similar actions relating to any part of the Real Property and (iii) there are no planned or commenced public improvements related to the Real Property that may result in special assessments against any part of the Real Property, in each case except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.15. Intellectual Property/Information Technology.

(a) Section 3.15 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries (the “Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise material to the Company, indicating, as applicable, the jurisdiction in which each of the items was applied for, filed, issued or registered, the application/registration number and the current owner of record and (ii) all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries (the “Exclusively Licensed Intellectual Property”), indicating the agreement pursuant to which such license or right to use is granted.

(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries, (i) collectively, are the exclusive owners of the Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) have the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation and violation (as applicable) of the Owned Intellectual Property and the Exclusively Licensed Intellectual Property, and to retain for itself any damages recovered in any such actions.

(c) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all Owned Intellectual Property that is registered and, to the Knowledge of the Company, all other Owned Intellectual Property (including Intellectual Property that is subject to an application for registration), is subsisting, valid and enforceable.

(d) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries owns, or is licensed or otherwise permitted to use (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) all Intellectual Property used or held for use in, or necessary for, the Company.

(e) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as currently conducted and as it has been conducted since December 29, 2012, and each of the products and services of the Company and its Subsidiaries, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property of any person. None of the Company or its Subsidiaries has received since December 29, 2012, any written notice, claim or demand (including invitations to license) alleging any such infringement, misappropriation or violation that has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, nor, to the Knowledge of the Company, is any such notice, claim or demand threatened.

(f) To the Knowledge of the Company, no person is infringing, misappropriating or otherwise violating any right of the Company or its Subsidiaries with respect to any Owned Intellectual Property or any Exclusively Licensed Intellectual Property, and neither the Company nor any of its Subsidiaries has, since December 29, 2012, asserted or threatened to assert any claims of such infringement, misappropriation or other violation, and, to the Knowledge of the Company, no valid basis for any such claim exists.

(g) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(i) To the Knowledge of the Company, (A) no Owned Intellectual Property is being used (or not used) or enforced in a manner that could reasonably be expected to result in the abandonment, cancelation or unenforceability of such Owned Intellectual Property and (B) the Company and its Subsidiaries have taken all actions reasonably necessary to ensure full protection of the Owned Intellectual Property under any applicable Law (including timely making and maintaining in full force and effect all necessary filings, registrations and issuances, and making payments therefor, with the appropriate foreign and domestic agencies required to maintain in subsistence all Owned Intellectual Property that is registered or subject to an application for registration); and

(ii) The Company has policies in place designed to maintain the secrecy of all material Trade Secrets used or held for use in the Company, and, to the Knowledge of the Company, has complied in all material respects with such policies and no unauthorized disclosure or use of any such Trade Secrets have been made.

(h) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all applicable contractual requirements and all Laws pertaining to personally identifiable information and information privacy and security, including any privacy policy concerning the collection and use of personally identifiable information.

(i) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) each of the Company and its Subsidiaries have secured from all of their current and former employees, consultants and contractors who have contributed to the creation, development, improvement or modification of material Intellectual Property for or on their behalf assignments to the Company or one of its Subsidiaries, as applicable, of all such person’s right, title and interest in such Intellectual Property that the Company or its Subsidiary does not already own by operation of Law; and (ii) without limiting the foregoing, no such person owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any moral rights, with respect to material Owned Intellectual Property.

(j) For purposes of this Agreement, “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including those rights in and to all:

(i) trademarks, service marks, trade names, brand names, Internet domain names, websites and other Internet addresses, logos, certification marks, trade dress, legal names and other indications of origin, together with the goodwill associated with the foregoing;

(ii) patents, utility models and designs, including patent applications of all kinds (including provisional, non-provisional, converted provisional, regular applications and Patent Cooperation Treaty applications) and all divisionals, reissues, continuations, continuations in part, reexaminations, renewals, extensions and reissuances;

(iii) inventions and invention disclosures (whether or not patentable);

(iv) nonpublic or confidential information, including nonpublic or confidential information related to processes, procedures, industrial models, product specifications, formulae, methods (including analytical methods), schematics, drawings, techniques (including analytical techniques), trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act (and codifications thereof under United States Law) and corresponding international Law), know-how, ideas, research and development information, research records, technology and product roadmaps, manufacturing and analytical data and test information, and customer lists (the items in this clause (iv), collectively, “Trade Secrets”);

(v) computer software, programs, applications, APIs, source code and object code versions thereof and all related documentation;

(vi) copyrights and moral rights;

(vii) databases (including sui generis rights);

and, in the case of all items in clauses (i) to (vii), any registrations or applications for registration, extensions, modifications or renewals thereof.

Section 3.16. Environmental Liabilities.

(a) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(i) the Company and each of its Subsidiaries currently is and since December 31, 2011, has been in compliance with all applicable Environmental Laws;

(ii) the Company and each of its Subsidiaries has obtained and currently possesses all Permits required under applicable Environmental Laws and all such Permits are in full force and effect;

(iii) neither the Company nor any of its Subsidiaries has received any written notice or claim against it alleging a Release or the presence of or exposure to Hazardous Substances or any violation of or liability under any Environmental Laws, other than such notices or claims that have been resolved in all respects, and there are no agreements, orders or decrees with or by a Governmental Authority relating to such matters; and

(iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or may be liable to any person or entity or potentially responsible for Remedial Measures under any applicable Environmental Law as a result of the presence or Release or threatened Release of, or exposure to, any Hazardous Substance at any location.

(b) To the extent reasonably available to the individuals set forth on Section 9.10(r) of the Company Disclosure Schedule, the Company has made available to Parent a true, complete and correct copy of (i) all material reports, studies, analyses and audits in its possession, custody or control relating to compliance with or liability under applicable Environmental Laws or with respect to Hazardous Substances, (ii) all material permits, authorizations, licenses, exemptions and other governmental authorizations issued to it pursuant to applicable Environmental Laws and (iii) all correspondence with Governmental Authorities relating to liabilities pursuant to Environmental Law or with respect to Hazardous Substances, or with other persons as to which a dispute has arisen pursuant to Environmental Laws or with respect to Hazardous Substances.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any and all Laws, including common law, regulating or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, including surface water, groundwater, ambient air, surface or subsurface soil, natural resources or wildlife habitat.

(ii) “Hazardous Substances” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, chemicals, solid wastes, hazardous wastes, toxic substances, asbestos, pollutants or contaminants categorized or defined as such in or regulated under any applicable Environmental Law.

(iii) “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

(iv) “Remedial Measures” means any measures or actions required or undertaken to investigate, monitor, clean up, remove, treat, prevent, contain or otherwise remediate the presence or Release of any Hazardous Substance.

Section 3.17. Insurance Matters. Section 3.17 of the Company Disclosure Schedule lists (a) all material policies and other material forms of insurance, reinsurance and similar arrangements insuring the Company and its Subsidiaries and their respective assets, properties and operations (the “Insurance Contracts”) and (b) all material claims under such policies since December 28, 2014 and prior to the date hereof. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) all such Insurance Contracts are, as of the date of this Agreement, in full force and effect, (b) all premiums due and payable under all Insurance Contracts covering all periods up to and including the date hereof have been paid, and neither the Company nor any of its Subsidiaries is otherwise in breach or default (including any such breach or default with respect to the giving of notice), (c) no event has occurred which, with notice or the lapse of time, would constitute such a breach or default of the Company or any of its Subsidiaries, or permit termination or modification by the insurance carrier, under any Insurance Contract, (d) there are no self-insurance programs or arrangements relating to the business, assets or operations of the Company or any of its Subsidiaries, (e) there is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds, and (f) the Company has not received notice of and, to the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.18. Suppliers, Distributors and Customers. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of (a) the ten largest suppliers (the “Top Suppliers”) to, and (b) the ten largest customers (the “Top Customers”) of, the Energy Storage Business for the fiscal year ended January 3, 2015 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from or sales to, as the case may be, each such person during such period. To the Knowledge of the Company, except for contract expirations and negotiations in the ordinary course of business, between January 3, 2015 and the date hereof, (i) there has been no termination, cancelation or other adverse modification in any material respect of the business relationship of the Company or any of its Subsidiaries with any such Top Supplier or Top Customer and (ii) neither the Company nor any of its Subsidiaries has received notice that any such Top Supplier or Top Customer intends to terminate or cancel or materially curtail its business relationship with the Company.

Section 3.19. Anti-Corruption Laws.

(a) Since January 2, 2010, the Company, its Subsidiaries and each of their respective officers, directors, employees, agents, distributors and other persons acting for or on behalf of the Company or any of its Subsidiaries (collectively, the “Relevant Persons”) have not violated the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Company or any of its Subsidiaries or any of their respective assets, properties, businesses or operations (collectively, the “Anti-Corruption Laws”).

(b) Without limiting the generality of the foregoing, the Relevant Persons have not, directly or indirectly, taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value or offer, promise or authorization thereof to any person, including any Government Official for the purpose of: (i) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such Person to influence improperly his, her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any Person in obtaining or retaining business; or (iii) securing any improper advantage (including, for example, to obtain a tax rate lower than allowed by applicable Law).

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has hired any employee in an attempt to gain influence with any Governmental Official based on the relationship of such employee with any Government Official.

(d) Without limiting the foregoing, since January 2, 2010, each of the Company and its Subsidiaries: (i) has maintained and kept books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets; (ii) has not established or maintained any material fund or asset that has not been recorded in the books and records of the Company and its Subsidiaries; and (iii) has devised and maintained a system of internal accounting controls and procedures sufficient to provide reasonable assurances of compliance with the Anti-Corruption Laws. In addition, to the Knowledge of the Company, since January 2, 2010, none of the Relevant Persons has: (x) circumvented the Company’s or any of its Subsidiaries’ internal accounting controls; (y) falsified any of the Company’s or any of its Subsidiaries’ books, records or accounts; or (z) attempted to coerce or fraudulently influence an accountant in connection with any audit, review or examination of the financial statements of the Company or any of its Subsidiaries.

(e) There is no suit, action, claim, proceeding, arbitration, or review of any nature regarding the Company’s or any of its Subsidiaries’ compliance with any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(f) For purposes of this Agreement, “Government Official” means (i) any officer, official, employee or other person acting for or on behalf of any Governmental Authority (including, for purposes of this Section 3.19, any state-owned or state-controlled enterprise, political party or public international organization) or (ii) any holder of or candidate for public office, member of a royal family, or any other person acting for or on behalf of the foregoing.

Section 3.20. Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.21. State Takeover Statutes. No state “fair price”, “moratorium”, “control share acquisition”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover Law (including Section 203 of the DGCL) is applicable to the Merger or any of the other transactions contemplated by this Agreement or the APA. The Company Board has taken all actions necessary to render all potentially applicable anti-takeover or similar Laws (including Section 203 of the DGCL) and provisions of the Company Certificate, the Company Bylaws, and the comparable organizational documents of any Subsidiary of the Company inapplicable to this Agreement, the Merger, the APA, the Carve-Out Transaction and the other transactions contemplated by this Agreement or the APA. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deterring or discouraging any person from acquiring control of the Company, and the Company Board has not adopted or approved or authorized the adoption or approval of such a plan.

Section 3.22. Company Information. None of the information relating to the Company and its Subsidiaries that is included in the proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by Parent, Merger Sub or the Carve-Out Buyer for inclusion or incorporation by reference in the Proxy Statement.

Section 3.23. Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated the date hereof and in customary form, to the effect that, as of such date and based upon and subject to the various qualifications, assumptions and limitations set forth in such opinion, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock. A copy of such opinion shall be delivered to Parent as soon as practicable for information purposes only.

Section 3.24. Broker’s Fees. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the APA based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has furnished to Parent a true, complete and correct copy of each agreement between the Company or any of its Subsidiaries and any person entitled to such fee or expense reimbursement.

Section 3.25. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of its Subsidiaries or any other person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, the Carve-Out Buyer or any other person resulting from the distribution to Parent, Merger Sub, the Carve-Out Buyer or Parent’s, Merger Sub’s or the Carve-Out Buyer’s use of, any other information, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or the Carve-Out Buyer in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement and the APA. Each of Parent, Merger Sub and the Carve-Out Buyer acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in this Article III and that all other representations and warranties are specifically disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.01. Corporate Organization. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the business now conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair its ability to consummate the transactions contemplated hereby.

Section 4.02. Merger Sub. Merger Sub is an indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03. Authority; No Violation.

(a) Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of Parent and Merger Sub, and this Agreement, the Merger and the other transactions contemplated hereby have been adopted and approved by the sole stockholder of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub, are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will: (i) violate any provision of the certificate of incorporation or bylaws or comparable organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.04 are duly obtained and/or made: (A) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, require any consent or approval of any person under, result in any payment under, result in or permit the termination of or a right of termination or cancelation under, the granting of a license to another person, the acceleration of the performance required by, or other adverse change of any right or obligation under any provision of any agreement or other instrument binding upon Parent or Merger Sub or any Permit affecting, or relating in any way to, the assets or business of Parent or Merger Sub or (C) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any asset of Parent or Merger Sub, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to individually or in the aggregate, prevent or materially impact the ability of Parent or Merger Sub to consummate the transaction contemplated hereby.

Section 4.04. Consents and Approvals. No consent, approval, order, notification or authorization of, action, nonaction by or in respect of, waiver, clearance, registration, declaration or filing with any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to: (a) the applicable requirements of the HSR Act, (b) the applicable requirements of any other Antitrust Laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (d) those which if not obtained or made would not reasonably be expected to, either individually or in the aggregate, prevent or materially impact the ability of Parent or Merger Sub to consummate the transfers contemplated by this Agreement.

Section 4.05. Legal Proceedings. There is no suit, action, claim, proceeding (including any cancelation, opposition, inter-partes review, post-grant review, reexamination or other Intellectual Property proceeding before an intellectual property registry or Governmental Authority, but excluding any non-final office actions), investigation or review of any nature pending or, to the knowledge of Parent, threatened (a) against Parent or any of its Subsidiaries or any other person for whom Parent or any of its Subsidiaries may be liable before (or, if threatened, that would be before) or by any Governmental Authority or (b) to which any of the properties or assets of Parent or any of its Subsidiaries are subject, in each case that, as of the date of this Agreement, would reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the transaction contemplated hereby. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or, to the knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries or any of their respective properties or assets that has had or would reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

Section 4.06. Parent Information. None of the information relating to Parent and its Subsidiaries that is provided in writing by Parent or its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.07. Financing. As of the date of this Agreement, Parent has received an executed debt commitment letter dated the date hereof (the “Debt Commitment Letter”) from The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Financing Source”), pursuant to which the Financing Source has committed, subject to the terms and conditions set forth therein, to provide to Parent the amount of financing set forth in the Debt Commitment Letter (the “Parent Financing”), for the Financing Purposes (as defined below). A true and complete copy of the fully executed Debt Commitment Letter as in effect on the date hereof has been provided to the Company. A true and complete copy of each fee letter and engagement letter related to the Debt Commitment Letter as in effect on the date hereof has been provided to the Company, except that the numerical fees and other commercially sensitive numbers specified therein may have been redacted. There are no side letters or other agreements or arrangements (except for any fee letters, engagement letters with respect to the Parent Financing and any agreements entered into after the date of this Agreement that are expressly contemplated by the Debt Commitment Letter) relating to the Parent Financing. Parent has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date hereof. As of the date hereof, the Debt Commitment Letter is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto, and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Parent. As of the date hereof, no amendment or modification to, or withdrawal, termination or rescission of, the Debt Commitment Letter is contemplated. Assuming (a) the funding of the Carve-Out Consideration, (b) the funding of the Parent Financing in accordance with the Debt Commitment Letter and (c) the accuracy of the representations and warranties set forth in Section 3.02(a) and Section 3.02(c), Parent and Merger Sub, together, will have at or prior to the Effective Time all of the funds necessary for the payment of the Merger Consideration in respect of all shares of Company Common Stock converted pursuant to Section 2.01(a)(i) and any other cash amounts payable pursuant to this Agreement or in connection with the Merger and the other transactions contemplated by this Agreement by Parent or Merger Sub or any obligations of the Surviving Corporation or its Subsidiaries that become due and payable in connection with, or as a result of, the Merger and the other transactions contemplated by this Agreement and payment of all fees and expenses of Parent or Merger Sub related to the foregoing (collectively, the “Financing Purposes”). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Parent Financing or any provisions that could reduce the aggregate amount of the Parent Financing set forth in the Debt Commitment Letter or the aggregate proceeds contemplated by the Debt Commitment Letter, other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, Parent does not have any reason to believe that any of the conditions to the Parent Financing will not be satisfied on a timely basis or that the Parent Financing will not be available to Parent on the date on which the Closing should occur pursuant to Section 1.02. Parent affirms that its obligations under this Agreement are not subject to any conditions regarding Parent, its Affiliates’ or any other person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 4.08. Interested Stockholder. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 4.09. No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws (or similar organizational documents) of Parent or the applicable rules of any exchange on which securities of Parent are traded, if any, in order for Parent to consummate the Merger and the Parent Financing.

Section 4.10. Broker’s Fees. No broker, investment banker, financial advisor or other person, other than Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries. Parent has furnished to the Company a true, complete and correct copy of each agreement between Parent or any of its Subsidiaries and any person entitled to such fee or expense reimbursement.

Section 4.11. Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company, its Subsidiaries nor any other person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III, and Parent and Merger Sub further agree that neither the Company, its Subsidiaries nor any other person shall have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent and Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including the “Information,” as defined in the Confidentiality Agreement, dated August 28, 2013, between the Company and Parent, as amended (the “Parent Confidentiality Agreement”). In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received or may receive from the Company and/or its Affiliates and/or other persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub shall have no claim against the Company or any other person with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

COVENANTS

Section 5.01. Conduct of the Energy Storage Business. Except as required by this Agreement, as required by applicable Law or with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 8.01, the Company shall, and shall cause each of its Subsidiaries to, (x) to the extent within its control, conduct the Energy Storage Business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact the Energy Storage Business’ organization, assets, present line of business, rights, permits, business relationships with customers, suppliers and partners and retain the services of its officers and employees. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 8.01, except as expressly permitted by this Agreement or the APA, as required by applicable Law, as set forth in the corresponding subsection of Section 5.01 of the Company Disclosure Schedule or with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) incur or assume any Indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness for borrowed money (other than a wholly owned Subsidiary of the Company), or make or forgive any loan or advance to, any person (other than a wholly owned Subsidiary of the Company), except for (i) borrowings under the Company’s current credit facilities in the ordinary course of business consistent with past practice, (ii) the issuance of letters of credit or surety bonds required to be obtained by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (iii) entry into any capitalized lease obligations in the ordinary course of business consistent with past practice);

(b) redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness of the Company or any of its Subsidiaries (other than (i) (A) at stated maturity or (B) the making of any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument or agreements, as the case may be, governing such Indebtedness as in effect on the date hereof, or (ii) in the ordinary course of business consistent with past practice);

(c) amend or modify in any material respect any Contract with respect to Indebtedness of the Company or any of its Subsidiaries;

(d) adjust, split, combine or reclassify any of its capital stock, voting securities or other equity interests;

(e) make, declare, set aside or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, voting securities or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of its capital stock, voting securities or other equity interests;

(f) issue, sell, pledge, dispose of, grant or encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any subscriptions, options, warrants, calls, rights, “phantom” stock rights, stock appreciation rights, stock-based performance units or other rights of any kind to acquire shares of capital stock or other securities of the Company or any of its Subsidiaries, other than issuances of capital stock or other securities issuable pursuant to Company Incentive Awards granted prior to the date hereof in accordance with the terms thereof which are outstanding on the date hereof;

(g) (i) except (A) as made in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or directors of the Company or any of its Subsidiaries or (B) as required by the terms of any Company Benefit Plan or Contract as in effect on the date of this Agreement, (1) increase the wages or salaries of any past, present or future employee of the Company or any of its Subsidiaries, (2) pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any other compensation, benefits or other rights of any employee of the Company or any of its Subsidiaries (including any new or increased incentive compensation (cash or equity) or severance entitlement), (3) grant or provide any severance or termination payments or benefits to any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (4) hire any employee of the Company or any of its Subsidiaries or engage any other individual to provide services to the Company or any of its Subsidiaries, other than the hiring of employees with base pay not in excess of $250,000, or (5) terminate the employment of any current employee with a title of President or above or the engagement of any individual independent contractor of the Company or any of its Subsidiaries other than for cause or for performance-related reasons, or (ii) except as required by the terms of any Company Benefit Plan or Contract as in effect on the date of this Agreement, cause any compensation to be funded in a “rabbi” or “secular” trust;

(h) except (i) as required by the terms of any Company Benefit Plan or Contract as in effect on the date of this Agreement or (ii) in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or directors of the Company or any of its Subsidiaries, establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or any collective bargaining agreement or amend or terminate any Company Benefit Plan (provided that this Section 5.01(h) shall not prohibit any amendment or termination of any Company Benefit Plan that affects the executive officers and directors of the Company in substantially the same way such amendment or termination affects all other applicable employees if such amendment or termination is (x) required by applicable Law, (y) required by the terms of the applicable Company Benefit Plan as in effect on the date of this Agreement or (z) in the ordinary course of business consistent with past practice);

(i) sell, transfer, license, sublicense, lease, mortgage, encumber or otherwise dispose of any properties or assets to any person, other than (A) sales, transfers, licenses, sublicenses and leases to the Company or any of its Subsidiaries, (B) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice, (C) sales of inventory or used equipment in the ordinary course of business consistent with past practice and (D) sales of other properties or assets (other than Intellectual Property) with a fair market value that does not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(j) dispose of or abandon, allow to lapse or fail to maintain any Owned Intellectual Property, other than, solely with respect to Intellectual Property that the Company determines in good faith, exercising reasonable judgment, is not material to the current conduct of the Energy Storage Business, in the ordinary course of business consistent with past practice;

(k) enter into any material new line of business;

(l) make any investment (whether by merger, consolidation, acquisition of stock or assets, joint venture or otherwise) either by purchase of stock or securities, contributions to capital, property transfers or purchase of any division or business or all or any significant portion of the property or assets of any person (other than (i) acquisitions not in excess of $5,000,000 individually or $10,000,000 in the aggregate or (ii) in a wholly owned Subsidiary of the Company, in each case in the ordinary course of business consistent with past practice);

(m) commence or settle any action, claim, lawsuit or proceeding, other than (i) the commencement or settlement of any such proceedings in the ordinary course of business consistent with past practice or (ii) the settlement of any such actions, claims, lawsuits or proceedings against the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries may be liable), which settlement (A) involves monetary payments of no greater than $1,000,000 individually and $5,000,000 in the aggregate above the applicable reserve, if any, reflected in the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2014 (after taking into account any applicable insurance proceeds), (B) imposes no material obligations or restrictions on the Company or any of its Subsidiaries, (C) provides for a complete release of the Company and its Subsidiaries of all claims and (D) does not provide for any admission of liability by the Company or any of its Subsidiaries; provided that prior to the commencement or settlement of any material action, claim, lawsuit or proceeding with respect to Intellectual Property, the Company will consult with, and consider in good faith the views of, Parent;

(n) amend or propose to amend its certificate of incorporation, bylaws or other similar governing documents, or, subject to Section 5.03, otherwise take any action to exempt any person from any provision of such certificate of incorporation, bylaws or other similar governing documents;

(o) enter into, assign, assume, extend, modify, terminate or amend in any material respect, or grant any release or waiver or relinquish any material right under, any Material Contract, material Lease or any other Contract that, if entered into prior to the date hereof would constitute a Material Contract or a material Lease, in each case except in the ordinary course of business consistent with past practice;

(p) make any capital expenditures, other than capital expenditures (i) in the ordinary course of business consistent with past practice, (ii) that are accounted for in the Company’s current capital expenditure plans set forth in Section 5.01(p) of the Company Disclosure Schedule, or (iii) that are not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), including for the avoidance of doubt, any transfer of equity interests of any Subsidiary;

(r) implement or adopt any change in the Tax accounting or financial accounting principles, practices or methods used by the Company or its Subsidiaries, other than as may be required by changes in applicable Law or GAAP;

(s) (i) make any material Tax election or take any position on a Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required by applicable Law, or a change in GAAP or other applicable accounting standards, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return that would result in a material change in Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax liability, (vi) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (vii) give or request any waiver of a statute of limitation with respect to any Tax Return;

(t) change in any material respect its policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in the ordinary course of business consistent past practices; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

Section 5.02. Control of Operations. Nothing contained in this Agreement shall give Parent or the Carve-Out Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.03. No Solicitation.

(a) From and after the date of this Agreement until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 8.01, neither the Company, its Subsidiaries nor any of its or their respective officers or directors shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ respective employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, its “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate (including by way of furnishing information or assistance) or knowingly encourage any inquiries regarding, or the making of any inquiry, offer or proposal (whether written or oral, binding or nonbinding) that constitutes, or could reasonably be expected to lead to, a Competing Proposal;

(ii) enter into, engage in, continue, conduct or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, offer or proposal (whether written or oral, binding or nonbinding) that constitutes, or would reasonably be expected to lead to, a Competing Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.03 and to limit its conversation or other communication exclusively to such referral); or

(iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, Contract, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Competing Proposal.

(b) The Company shall, and shall direct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with (and provision of information to) any person conducted heretofore with respect to any actual or potential Competing Proposal and promptly cause the prompt return or destruction of all confidential information previously furnished in connection therewith. From and after the date of this Agreement until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, and shall cause its controlled Affiliates not to, (i) release or permit the release of any person from, waive or terminate or permit the waiver or termination of, or amend or modify or permit the amendment or modification of, (A) any provision of any “standstill” or similar agreement to which the Company or any of its controlled Affiliates is a party (provided that the Company may amend any such agreement to the extent required to permit the submission of a Competing Proposal to the Company Board on a confidential basis if the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, further, that any such amendment be conditioned upon the applicable counterparty agreeing that the Company shall not be prohibited from providing any information to Parent (including information regarding any such Competing Proposal) in accordance with, and otherwise complying with, this Section 5.03) or (B) any confidentiality provision in any agreement to which the Company or any of its controlled Affiliates is a party or (ii) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL. Except to the extent otherwise permitted by the proviso in the preceding sentence, the Company shall, and shall cause its controlled Affiliates to, enforce the confidentiality and standstill provisions of all agreements to which it or its controlled Affiliates are a party. Neither the Company nor any of its Subsidiaries shall reimburse or agree to reimburse the expenses of any third party in connection with any Competing Proposal or any inquiry, proposal or offer which could reasonably be expected to lead to a Competing Proposal.

(c) Notwithstanding the restrictions set forth in Section 5.03(a), if at any time following the date hereof and prior to obtaining the Stockholder Approval, (i) the Company receives a bona fide, unsolicited written Competing Proposal that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, constitutes, or could reasonably be expected to lead to, a Superior Proposal, (ii) such Competing Proposal did not result from a material breach of this Section 5.03, (iii) the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take the actions described in clauses (A) and (B) below would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (iv) before taking the actions described in clause (A) below, the Company receives from the person making such Competing Proposal an executed confidentiality agreement on terms at least as favorable to the Company as those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission of a Competing Proposal to the Company Board on a confidential basis), the Company may (A) furnish nonpublic information to the person making such Competing Proposal, if, to the extent not previously furnished, the Company contemporaneously furnishes such information to Parent and (B) participate in discussions or negotiations with such person (and its Representatives) making such Competing Proposal with respect to such Competing Proposal. The Company shall promptly notify Parent (within no more than 48 hours) of the communication or receipt of any Competing Proposal, indicating, in connection with such notice, the identity of the person making such Competing Proposal or request and the material terms and conditions thereof. The Company shall keep Parent reasonably informed on a current basis (within no more than 48 hours) as to the status of (including any material developments, discussions or negotiations regarding) any such Competing Proposal (including whether such Competing Proposal has been withdrawn or rejected and any material change to the terms thereof). The Company agrees that it and its controlled Affiliates will not enter into any agreement with any person which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.03.

(d) From and after the date of this Agreement until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 8.01, except to the extent permitted by Section 5.03(e), neither the Company Board nor any committee thereof shall (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, in any manner, the Board Recommendation (a “Change of Recommendation”), (ii) approve or recommend or resolve to or propose publicly to approve or recommend, any Competing Proposal or (iii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition or other agreement or understanding relating to, or that is intended or would reasonably be expected to lead to, any Competing Proposal (other than a confidentiality agreement permitted by Section 5.03(c)) or resolve, propose publicly or agree to do any of the foregoing.

(e) Notwithstanding anything in this Agreement to the contrary, if (i) there shall occur any material event that (A) is not related to a Competing Proposal, and (B) was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement but became known to the Company Board prior to the Stockholder Approval (any such material event, an “Intervening Event”) and (ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law, then prior to the receipt of the Stockholder Approval the Company Board may, subject to compliance with this Section 5.03(e), effect a Change of Recommendation; provided, however, that prior to so effecting a Change of Recommendation, (x) the Company shall have provided to Parent at least five business days prior written notice of its intention to take such action, which notice shall include, in reasonable detail, the reasons therefor and a summary of all material facts and circumstances related to the applicable Intervening Event, (y) the Company shall have negotiated, and directed its Representatives to negotiate, in good faith with Parent and its Representatives during such notice period (to the extent Parent desires to negotiate) with respect to any revisions to the terms of this Agreement proposed by Parent such that the failure of the Company Board to effect such Change of Recommendation, in the Board’s good faith determination, would no longer be inconsistent with its fiduciary duties under applicable Law and (z) upon the end of such notice period, the Company Board shall have considered in good faith all revisions to the terms of this Agreement proposed in writing by Parent and shall have determined, after consultation with its outside legal counsel and independent financial advisor, that the failure to effect such Change in Recommendation would nevertheless continue to be inconsistent with its fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Agreement to the contrary, if the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisor, that a bona fide, unsolicited written Competing Proposal made after the date hereof that did not result from a breach of the Company’s obligations under this Section 5.03 constitutes a Superior Proposal and that the failure of the Company Board to approve, recommend or enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, then at any time prior to the receipt of the Stockholder Approval the Company Board may, subject to compliance with this Section 5.03(f), cause the Company to terminate this Agreement pursuant to Section 8.01(g) in order to concurrently enter into a definitive agreement that constitutes a Superior Proposal upon (and subject to) paying the Termination Fee in accordance with Section 8.02; provided, however, that prior to so terminating the Agreement, (i) the Company shall have provided to Parent at least five business days prior written notice of its intention to take such action (a “Notice of Superior Proposal”), which notice shall include, in reasonable detail, the reasons therefor and any information and materials required to be delivered under Section 5.03(c) that have not yet been provided to Parent, (ii) the

Company shall have negotiated, and directed its Representatives to negotiate, in good faith with Parent and its Representatives during such notice period (to the extent Parent desires to negotiate) with respect to any revisions to the terms of this Agreement proposed by Parent such that such Superior Proposal would no longer constitute a Superior Proposal and (iii) upon the end of such notice period, the Company Board shall have considered in good faith all revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside legal counsel and independent financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the proposed revisions were to be given effect and that the failure of the Company Board to approve, recommend or enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law. Any change to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of a Superior Proposal shall require the Company to deliver to Parent a new Notice of Superior Proposal and a new five business day notice period shall commence thereafter.

(g) Nothing contained in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its stockholders if the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that the Company Board may not effect a Change of Recommendation, unless permitted to do so by Section 5.03(e), provided, further, that any disclosure (other than a “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) shall be deemed to be a Change of Recommendation, unless the Company Board expressly reaffirms in such disclosure the Board Recommendation. The Company shall not submit to the vote of its stockholders any Competing Proposal or Superior Proposal prior to the termination of this Agreement.

(h) The Company shall ensure that its Representatives are aware of the provisions of this Section 5.03. Any material violation of the restrictions contained in this Section 5.03 by any of its Representatives shall be deemed to be a material breach of this Section 5.03 by the Company.

(i) For purposes of this Agreement:

(i) “Competing Proposal” means any inquiry, offer or proposal (from any person or group of persons other than Parent or its Subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its material Subsidiaries, (B) any acquisition of 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of the Company, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company, (D) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 15% or more.

(ii) “Superior Proposal” means a bona fide, unsolicited written Competing Proposal (A) that if consummated would result in a person other than Parent or its Subsidiaries (or in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, (1) all or substantially all of the outstanding Company Common Stock or (2) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and (B) that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, taking into account all the terms of the Competing Proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the person making such proposal and the conditions for completion of such proposal) is more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account any revised proposal to amend the terms of this Agreement).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Preparation of the Proxy Statement; Stockholder Meetings.

(a) The Company shall file with the SEC the Proxy Statement as soon as practicable following the date of this Agreement and shall use its reasonable best efforts, to the extent within its control (and, for the avoidance of doubt, subject to the fourth sentence of this Section 6.01(a)), to do so within twenty (20) business days after the date hereof. The Company will respond as promptly as practicable to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. No filing of, or amendment or supplement to the Proxy Statement (or response to any comments thereon) will be made by the Company, without obtaining Parent’s prior consent, which shall not be unreasonably withheld, delayed or conditioned. The Company shall promptly notify Parent of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, or the Merger.

(b) The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. To the extent within its control, the Company shall cause the Proxy Statement, at and from the date it is first mailed to the stockholders of the Company until the Company Stockholders Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Proxy Statement, so that such document would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company.

(c) The Company shall, as soon as reasonably practicable following the date the Proxy Statement is permitted by applicable Law to be mailed to the Company’s stockholders, take all actions necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the Stockholder Approval (the “Stockholders Meeting”), in accordance with applicable Laws, the Company Certificate and the Company Bylaws; provided that the Company may postpone or adjourn the Stockholders Meeting only (A) with the written consent of Parent or (B) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Laws. In connection with the Stockholders Meeting, the Company shall (i) unless there has been a Change of Recommendation in accordance with Section 5.03(e), use reasonable best efforts to obtain the Stockholder Approval (including by soliciting proxies in favor of the adoption of this Agreement and ensuring that all proxies so solicited are solicited in compliance with all applicable Laws and the rules of the New York Stock Exchange) and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company shall include in the Proxy Statement the Board Recommendation, unless there has been a Change of Recommendation in accordance with Section 5.03(e). Without limiting the generality of the foregoing, the Company shall submit the Merger and this Agreement for the approval of its stockholders at the Stockholder Meeting whether or not a Change of Recommendation shall have occurred or a Competing Proposal shall have been publicly announced or otherwise made known to the Company, the Company Board, its Representatives or its stockholders and there shall be no vote of the Company’s stockholders in respect of any Competing Proposal prior to the Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting, provided, however, that the Company may, in its sole discretion, combine the Stockholders Meeting with its Annual Meeting of Stockholders and include the applicable matters thereto among the matters to be voted on by the Company’s stockholders at the Stockholders Meeting if either (x) the Company is so required by applicable Law or (y) the combination of the Stockholders Meeting with the Company’s Annual Meeting of Stockholders would not reasonably be expected to delay the Stockholders Meeting; provided, further, that nothing in this Section 6.01(c) shall prohibit the Company from holding its Annual Meeting of Stockholders separate from the Stockholders Meeting.

Section 6.02. Access to Information; Confidentiality. Subject to the Confidentiality Agreements and applicable Laws, the Company shall to the extent within its control afford to Parent and its Representatives reasonable access during normal business hours during the period from the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 8.01, to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish to Parent promptly all other information concerning its business, properties and personnel as Parent may reasonably request, in each case, to the extent reasonably available and related to the Energy Storage Business, the Merger or the other transactions contemplated by this Agreement. Parent shall hold, and shall cause its Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Parent Confidentiality Agreement, with the terms of the Parent Confidentiality Agreement continuing in effect following execution of this Agreement. The foregoing shall not require the Company to provide any such access or information to the extent that doing so would reasonably be expected to (w) result in a waiver of an attorney-client privilege or loss of attorney work product, (x) violate any Law, (y) violate any contract currently applicable to it or its Subsidiaries or (z) result in the disclosure of commercially sensitive information; provided that the Company shall provide notice to Parent of the fact that it is withholding such access or information and thereafter reasonably cooperate with Parent and use reasonable best efforts to cause such information or access to be provided in a manner that would not reasonably be expected to result in any such waiver or loss of privilege (including by entering into a common interest or joint defense agreement), violation or disclosure of commercially sensitive information (including by entering in to a “clean team” or similar agreement). No access or information provided pursuant to this Section 6.02 will operate as a waiver or otherwise affect any of the representations, warranties, covenants or agreements of the parties contained in this Agreement.

Section 6.03. Reasonable Best Efforts; Antitrust Filings; Other Actions.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, on or prior to the Termination Date, the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company and Parent shall (i) use reasonable best efforts to cause the conditions set forth Section 7.01 and Section 7.02 (in the case of the Company) and Section 7.03 (in the case of Parent) to be satisfied prior to the Termination Date, (ii) prepare and file as promptly as reasonably practicable the submissions under all Antitrust Laws required to consummate the Merger and the other transactions contemplated hereby and, if requested, to promptly amend or furnish additional information thereunder, (iii) use reasonable best efforts to obtain all necessary actions or nonactions, waivers, clearances, consents, permits and approvals from Governmental Authorities and make all necessary registrations, notifications and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority prior to the Termination Date, (iv) use reasonable best efforts to obtain all necessary consents or waivers from non-Governmental Authority third parties (provided that in no event shall the Company be obligated to pay or to commit to pay to any person whose consent or waiver is being sought any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such person in connection with such consent or waiver), and (v) as promptly as reasonably practicable following the receipt thereof, respond to (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by the Company, Parent, or any of their respective Affiliates from any Governmental Authority. The Company and Parent shall, subject to applicable Law, use reasonable best efforts to (i) cooperate and coordinate with the other in the taking of the actions contemplated by the immediately preceding sentence and (ii) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall as promptly as reasonably practicable inform the other party or parties hereto, as the case may be, of any communication to or from any Governmental Authority regarding the Merger and any other transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the Merger and the other transactions contemplated by this Agreement. To the extent reasonably practicable and subject to the provisions of Section 6.02, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party or Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement (provided that these materials may be redacted to the extent necessary to address reasonable attorney-client or other privilege, or other confidentiality concerns; provided, further, that the parties shall use reasonable best efforts to cause the information so redacted to be provided in a manner that would not reasonably be expected to result in any waiver or loss of such privilege, including by entering into a common interest or joint defense agreement). In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as reasonably practicable. Information disclosed pursuant to this Section 6.03 shall be subject to the Confidentiality Agreement, and the parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations thereunder. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) Each of the Company and Parent agrees to cooperate with the other and use reasonable best efforts to resolve such objections, if any, as may be asserted under any Antitrust Law by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority of competent jurisdiction with respect to the Merger or the other transactions contemplated by this Agreement or the APA, to permit the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the APA to be consummated in the most expeditious manner practicable and in any event prior to the Termination Date. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent or any of its Subsidiaries to, and the Company shall not, and shall cause its Subsidiaries not to, in connection with the resolution of any such objections, agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets and properties other than the sale, divestiture or disposition of a wet process manufacturing facility or wet process manufacturing assets and equipment (including the transfer or royalty-free license of any Intellectual Property reasonably necessary to operate such facility, assets or equipment), in each case, used by Parent or the Company or any of their respective Subsidiaries in the production of lithium battery separator material, that collectively have an annual production capacity of no more than 40 million square meters.

(c) The parties shall work cooperatively together on all communications and strategy relating to the Antitrust Laws and litigation matters (provided that each party acts in good faith and the Company is not constrained from complying with applicable Law), subject to consultations with and the inclusion of the other party at meetings with Governmental Authorities involving substantive issues under the Antitrust Laws, unless the inclusion of one party is reasonably determined by the other party after good faith consultation by both parties to be strategically detrimental to the ultimate goal of obtaining clearance of the Merger and the other transactions contemplated by this Agreement or the APA.

Section 6.04. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate, the Company Bylaws (or equivalent organizational documents of any of the Company’s Subsidiaries) or in any agreement set forth on Section 6.04(a) of the Company Disclosure Schedule and a copy of which have been made available to Parent (an “Indemnity Agreement”), each as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and advance expenses to the Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent provided by: (i) the Company Certificate, the Company Bylaws (or equivalent organizational documents of the Company’s Subsidiaries) as in effect on the date of this Agreement; and (ii) any Indemnity Agreement between any such Indemnified Party, on the one hand, and the Company or any of its Subsidiaries, on the other hand, as in effect on the date of this Agreement.

(b) Without limiting the provisions of Section 6.04(a), from and after the Effective Time, Parent shall cause the Surviving Corporation to (and shall guarantee the obligations of the Surviving Corporation under this Section 6.04(b)), in the same manner as provided by the Company immediately prior to the date hereof: (i) indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Party from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; or (B) the Merger, this Agreement, the APA and any transactions contemplated hereby or thereby; and (ii) pay (within 30 days following any request for advancement) the expenses (including reasonable attorneys’ fees) of any Indemnified Party incurred in connection with any such claim, action, suit, proceeding or investigation upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified, in each case, to the extent that such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Company Certificate, the Company Bylaws, the equivalent organizational documents of any of the Company’s Subsidiaries or any Indemnity Agreement. Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnified Parties who are insured under the Company’s directors’ and officers’

insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company; provided that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium paid as of the date hereof by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage at any time exceed such amount, Parent or the Surviving Corporation shall obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything in this Agreement to the contrary, the Company may and at Parent’s request shall purchase a “tail” directors’ and officers’ insurance and indemnification policy; provided that payment for each year of insurance coverage provided by such “tail” directors’ and officers’ insurance policy shall not exceed 300% of the annual premium paid as of the date hereof by the Company. Any such “tail” directors’ and others’ insurance policy will satisfy Parent’s obligations under this Section 6.04(c) to provide D&O Insurance.

(d) The Indemnified Parties to whom this Section 6.04 applies shall be third party beneficiaries of this Section 6.04. The provisions of this Section 6.04 are intended to be for the benefit of each Indemnified Party and his or her successors, heirs and representatives.

(e) This Section 6.04 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or representatives. In the event that Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such other person or the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to its obligations set forth in this Section 6.04.

Section 6.05. Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.06. Public Announcements. The parties agree that the initial press releases to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and the Company shall (a) consult with each other before issuing or making, (b) give each other the opportunity to review and comment upon, (c) consider in good faith the views of each other with respect to and (d) not issue or make without the prior written consent of the other (which consent shall not to be unreasonably withheld, delayed or conditioned), any press release or other public statement with respect to the transactions contemplated by this Agreement, including the Merger; provided that either Parent or the Company may, without the prior written consent of the other (but after prior consultation, to the extent practicable in the circumstances) issue a press release or make any other public statement to the extent required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.07. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.08. Stockholder Litigation. The Company shall promptly notify Parent of any stockholder litigation against it and/or its directors relating to this Agreement, the APA, the Merger and/or the transactions contemplated by this Agreement or the APA and shall keep Parent reasonably informed regarding any such stockholder litigation. Without limiting Section 5.01(m), the Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation and shall give due consideration to the other party’s advice with respect to such stockholder litigation.

Section 6.09. Employee Matters.

(a) For the one-year period following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) provide each Company Covered Employee employed by the Company or one of its Subsidiaries as of the Effective Time who continues as an employee of the Surviving Corporation or any of its Subsidiaries with at least the same level of hourly salary or base wages as provided to such Company Covered Employee immediately prior to the Effective Time and (ii) provide each Company Covered Employee employed by the Company or one of its Subsidiaries as of the Effective Time who continues as an employee of the Surviving Corporation or any of its Subsidiaries with employee benefits (including severance) and annual target bonus and target long-term incentive award opportunities that in the aggregate are substantially comparable in the aggregate to the employee benefits (including severance but excluding any change in control benefits) and annual target bonus and target long-term incentive award (understanding that such long-term incentive awards may be designated as cash rather than equity) opportunities provided to such Company Covered Employee under the Company Benefit Plans as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing contained in this Agreement shall (A) prevent the amendment or termination of any Company Benefit Plan in accordance with its terms, or interfere with the right or obligation of Parent or the Surviving Corporation to make such changes as are necessary to conform with applicable Law or (B) limit the right of Parent or the Surviving Corporation to terminate the employment of any employee at any time. For the two-year period following the Effective Time, Parent shall provide, or shall cause to be provided, to each Company Covered Employee employed by the Company or one of its Subsidiaries as of the Effective Time who continues as an employee of the Surviving Corporation or any of its Subsidiaries who suffers a termination of employment under the circumstances described on Section 6.09(a) of the Company Disclosure Schedule, severance benefits in accordance with Section 6.09(a) of the Company Disclosure Schedule (taking into account such Company Covered Employee’s service as required pursuant to Section 6.09(b)). Parent and Merger Sub acknowledge that the transactions contemplated by this Agreement will not impair obligations under any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(b) To the extent that a Company Covered Employee commences to participate in an employee benefit plan maintained by Parent or the Surviving Corporation, Parent shall cause such employee benefit plan to (i) recognize the service of such Company Covered Employee with the Company or its Subsidiaries for purposes of eligibility and vesting and benefits (but not for purposes of benefit accruals under any defined benefit plan) under such employee benefit plan to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the defined contribution plan maintained under Section 401(k) of the Code by the Company immediately prior to the Effective Time; provided that (A) recognition of such service shall not be required to the extent that the service of employees other than Company Covered Employees is not so recognized under such employee benefit plans and (B) such recognition of service shall not operate to duplicate any benefits payable to the Company Covered Employee with respect to the same period of service and (ii) with respect to any health, dental or vision plan of Parent or the Surviving Corporation in which any Company Covered Employee commences to participate, in the plan year that includes the year in which such Company Covered Employee commences to participate, (A) cause any pre-existing condition limitations under such Parent or Surviving Corporation plan to be waived with respect to such Company Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Covered Employee participated immediately prior to such commencement of participation and (B) recognize any medical or other health deductible and out-of-pocket expenses incurred by such Company Covered Employee in the year that includes the year in which such Company Covered Employee commences to participate for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or the Surviving Corporation.

(c) From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, honor, in accordance with the terms thereof as in effect as of the date hereof, each employment agreement and change in control agreement to which the Company or any of its Subsidiaries is a party.

(d) To the extent any bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries (“Bonus Amounts”) with respect to a fiscal year completed prior to the Closing remain unpaid as of the Closing Date, Parent or the Surviving Corporation shall cause all such Bonus Amounts to be calculated and paid in the ordinary course of business to the eligible Company Covered Employees.

(e) Parent will, following the Effective Time, cause the Surviving Corporation to cooperate with the Carve-Out Buyer to effectuate a transfer to a tax-qualified defined contribution plan designated by the Carve-Out Buyer of outstanding participant loan balances credited to the accounts of employees whose employment will transfer to the Carve-Out Buyer or its Affiliates in connection with the transactions contemplated by the APA in the Surviving Corporation’s tax-qualified defined contribution plan, subject to such representations and covenants as the Surviving Corporation and the Carve-Out Buyer reasonably request, it being understood that this Section 6.09(e) shall not require the Parent, the Surviving Corporation or the Carve-Out Buyer to incur any material expense or actual or potential liability in connection with such transfer.

(f) For the avoidance of doubt, notwithstanding anything to the contrary herein, with respect to any employee of the Company or any of its Subsidiaries who is not a Company Covered Employee, this Section 6.09 shall not impose any restriction or obligation on Parent, the Surviving Corporation or any of their respective Subsidiaries.

(g) This Section 6.09 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 6.09, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.09.

Section 6.10. Notification of Certain Matters.

(a) Subject to applicable Law, the Company shall give prompt notice to Parent of (i) the occurrence or nonoccurrence of any change, effect, event, change in circumstance, occurrence or the discovery of any fact, that would reasonably be expected to cause any of the conditions to Closing set forth in Section 7.01 or Section 7.02 not to be satisfied, (ii) any notice or other communication received by the Company or any of its Subsidiaries from any third party alleging that the consent of such third party is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (iii) any notice or other communication received by the Company or any of its Subsidiaries from any customer, supplier, vendor, licensor, licensee or other business partner to the effect that such customer, supplier, vendor, licensor, licensee or other business partner is terminating or otherwise materially adversely modifying its relationship with Company or any of its Subsidiaries as a result of any of the Merger or the other transactions contemplated by this Agreement, (iv) any notice or other communication from any Governmental Authority received by the Company or any of its Subsidiaries in connection with the Merger or the other transactions contemplated by this Agreement (and a copy of any such notice or communication shall promptly be furnished to Parent) and (v) any suits, actions, proceedings or investigations commenced or threatened that relate to the consummation of this Agreement or the transactions contemplated hereby, including the Merger, of which the Company has knowledge.

(b) Subject to applicable Law, Parent shall give prompt notice to the Company of (i) the occurrence or nonoccurrence of any change, effect, event, change in circumstance, occurrence or the discovery of any fact, that would reasonably be expected to cause any of the conditions to Closing set forth in Section 7.01 or Section 7.03 not to be satisfied, (ii) any notice or other communication from any Governmental Authority received by Parent or any of its Subsidiaries in connection with the Merger or the other transactions contemplated by this Agreement (and a copy of any such notice or communication shall promptly be furnished to the Company) and (iii) any suits, actions, proceedings or investigations commenced or threatened that relate to the consummation of this Agreement or the transactions contemplated hereby, including the Merger, of which Parent or Merger Sub has knowledge.

(c) The delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder.

Section 6.11. State Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any anti-takeover or similar Law. If any “fair price”, “moratorium”, “control share acquisition”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover Law (including Section 203 of the DGCL) may become, or may purport to be, applicable to the Merger or any other transactions contemplated by this Agreement or the APA, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Law on the transactions contemplated hereby or thereby.

Section 6.12. Financing.

(a) Parent shall, at the Company’s request, keep the Company reasonably informed as to the status of the Parent Financing or any alternative financing contemplated by Parent to be obtained in connection with the Merger and the other transactions contemplated by this Agreement.

(b) To assist Parent in the arrangement of the Parent Financing, prior to the Closing, the Company shall use its reasonable best efforts to provide, to the extent within its control, to Parent and Merger Sub, at Parent’s sole expense, customary cooperation reasonably requested by Parent or Merger Sub that is necessary or advisable in connection with the arrangement and consummation of the Parent Financing, including using its reasonable best efforts to:

(i) participate in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions between senior management and the sources of the Parent Financing;

(ii) provide reasonable and customary assistance with the preparation of documents customarily required in connection with bank debt, equity or equity-linked financings and, to the extent customary and required pursuant to such financing, provide documentation and other information for a financing of this type, in each case, to the extent reasonably available, relating to the Company or any of its Subsidiaries (but subject to Section 6.12(c) and Section 6.12(d)), including any documentation or other information reasonably required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001; and

(iii) using reasonable best efforts to assist Parent in obtaining surveys, legal opinions from local outside counsel (and not internal counsel or New York or Delaware counsel) and title insurance as reasonably requested by Parent or Merger Sub for the Parent Financing.

(c) Notwithstanding anything to the contrary contained in Section 6.12(a) or Section 6.12(b), (i) nothing in this Section 6.12 shall require any cooperation or other action to the extent it would materially interfere with the business or operations of the Company or any of its Subsidiaries, (ii) nothing in this Section 6.12 shall require the Company or any of its Subsidiaries to commit to take any action that is not contingent upon the Closing (including the entry into any agreement or instrument) or that would be effective at or prior to the Effective Time, (iii) the Company Board and the board of directors (or other governing body) of any of the Company’s Subsidiaries shall not be required to approve any financing or agreements related thereto (or any alternative financing) at or prior to the Effective Time or (iv) neither the Company nor any of its Subsidiaries shall be required to execute prior to the Closing any definitive financing documents or other agreements and documents in connection with any financing.

(d) Notwithstanding anything to the contrary contained in Section 6.12(a) or Section 6.12(b), neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for minimal reasonable out-of-pocket costs that are reimbursed by Parent as provided below in this Section 6.12(d)) or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Parent Financing or any action taken in accordance with Section 6.12(a) or Section 6.12(b) prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Parent Financing (including any action taken in accordance with Section 6.12(a) or Section 6.12(b)) and any information utilized in connection therewith (other than historical information provided by the Company or its Subsidiaries). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with this Section 6.12. Except for the representations and warranties of the Company set forth in Article III, the Company shall not have any liability to Parent in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.12. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.02(b), as it applies to the Company’s obligations under this Section 6.12, shall be deemed satisfied unless the Company has materially breached its obligations under this Section 6.12 and such breach has materially contributed to the Parent Financing not being obtained.

Section 6.13. Termination of Certain Indebtedness. At least six (6) business days prior to the Closing Date, the Company shall deliver to Parent executed prepayment notices (to the extent the agreements underlying such Indebtedness require such notice) and at least five (5) business days prior to the Closing Date, the Company shall deliver to Parent (a) customary payoff letters to be executed by third-party lenders or an agent, if applicable, on their behalf, with respect to (i) all Indebtedness of the Company and its Subsidiaries under the Company Credit Agreement (including, for the avoidance of doubt, all obligations under and in respect of any swap, hedging or similar agreement entered into by the Company in connection with such Indebtedness) and (ii) any other Indebtedness for borrowed money specified by Parent to the Company no later than twelve (12) business days prior to the Closing Date. Such payoff letters shall (x) provide for the cash collateralization of any letters of credit issued for the Company or any of its Subsidiaries (including any letters of credit issued under the Company Credit Agreement), to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank, (y) correctly specify the amounts, including any applicable premiums, fees and expenses, necessary to repay such Indebtedness and completely discharge the obligations of the Company and its Subsidiaries with respect to such Indebtedness and (z) release and terminate any Encumbrances on the assets and properties of the Company and its Subsidiaries relating to such Indebtedness and any guarantees thereof. At the Closing, the Company shall discharge such Indebtedness and, if applicable, provide for the cash collateralization of any letters of credit in accordance with instructions provided in such payoff letters and, unless otherwise requested by Parent and permitted by the terms governing such Indebtedness, permanently terminate the facilities providing for such Indebtedness and all related agreements (except to the extent necessary to survive with respect to cash collateralized letters of credit, if any, and certain customary obligations that survive the termination thereof).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by such party at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) HSR Approval. HSR Approval shall have been obtained.

(c) Regulatory Approvals. All other actions, nonactions, waivers, clearances, consents and approvals of (and filings and registrations with) any Governmental Authority identified in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained or made or have occurred, as applicable.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or legal prohibition (collectively, “Restraints”) shall be in effect prohibiting or otherwise making illegal the consummation of the Merger.

(e) APA Closing. The APA Closing shall have occurred and the Company and its Subsidiaries shall have received the Carve-Out Consideration.

Section 7.02. Conditions to Obligations of Parent and Merger Sub. The respective obligation of each of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver by such party at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company:

(i) set forth in Section 3.02 (other than Section 3.02(b)) (Capitalization) and Section 3.07(a) (No MAE), shall be true and correct in all respects (other than, in the case of the representations and warranties in Section 3.02 (other than Section 3.02(b)) any such failure to be so true and correct that is de minimis in nature) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time);

(ii) set forth in the first sentence of Section 3.01 (Corporate Organization), Section 3.02(b) (Capitalization), Section 3.03 (Company Subsidiaries), Section 3.04(a) (Authority; No Violation), Section 3.21 (State Takeover Statutes), Section 3.23 (Opinion of Financial Advisor) and Section 3.24 (Broker’s Fees) shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time); and

(iii) set forth in this Agreement, other than those representations and warranties specifically identified in clauses (i) and (ii) of this Section 7.02(a), shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate. Parent shall have received from the Company a certificate signed on behalf of the Company by a duly authorized executive of the Company, certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or similar qualifier set forth therein) has not and would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received from Parent a certificate signed on behalf of Parent by a duly authorized executive officer of Parent, certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04. Frustration of Closing Conditions. None of Parent, Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if, and to the extent, such failure was caused by such party’s intentional and material breach of its obligations under this Agreement, in the case of the Company, the APA or, in the case of Parent, the Debt Commitment Letter.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, except to the extent otherwise set forth below, whether before or after receipt of the Stockholder Approval, with any termination by Parent also being an effective termination by Merger Sub:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or prior to November 23, 2015 (the “Termination Date”); provided, however, that (A) the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement of such party in this Agreement caused the failure of the Merger to be consummated on or prior to such date, (B) if on November 23, 2015, the conditions to Closing set forth in Sections 7.01(b), 7.01(c) or 7.01(d) (in the case of Section 7.01(d), as a result of any Restraint or any pending or threatened suit, action or proceeding by any Governmental Authority or private party, in each case arising under any Antitrust Law) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing or on the Closing Date, shall be capable of being satisfied on such date), then the Termination Date may be extended by either Parent or the Company to February 23, 2016, and (C) in the event the Company and the Carve-Out Buyer are involved in any legal proceeding with respect to the APA in which either the Company or the Carve-Out Buyer is seeking injunctive or other equitable relief, including specific performance, from the other party, then the Termination Date shall be automatically extended to such date that is the earlier of (1) five business days after there has been a final, non-appealable determination with respect to such legal proceeding or such legal proceeding is otherwise finally and conclusively resolved and (2) May 23, 2016;

(ii) if any Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement of such party in this Agreement caused such Restraint to be in effect or caused the failure of such Restraint to be removed; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor (as it may be adjourned or postponed);

(c) by Parent, if there is any breach or inaccuracy of any of the representations or warranties set forth in Article III or if the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.01 or 7.02 and (ii) is incapable of being cured, or is not cured (in each case, to the extent necessary to satisfy the applicable condition set forth in Sections 7.01 or 7.02), by the Company within 30 days following receipt of written notice from Parent of such breach, inaccuracy or failure to perform;

(d) by the Company, if there is any breach or inaccuracy of any of the representations or warranties set forth in Article IV or if Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.01 or 7.03 and (ii) is incapable of being cured, or is not cured (in each case, to the extent necessary to satisfy the applicable condition set forth in Sections 7.01 or 7.03) by Parent within 30 days following receipt of written notice from the Company of such breach, inaccuracy or failure to perform;

(e) by Parent or the Company, if the APA shall have been terminated for any reason;

(f) by Parent, at any time prior to the receipt of the Stockholder Approval, if:

(i) the Company Board shall have effected a Change of Recommendation;

(ii) (A) any Competing Proposal (or any material modification thereto) is first publicly disclosed by the Company or the Person making such Competing Proposal or any of their respective Representatives after the date the Proxy Statement is first mailed to the stockholders of the Company and (B) the Company Board shall have failed to (publicly, if so requested by Parent) reaffirm the Board Recommendation by the earlier of (1) ten business days following the date such Competing Proposal (or material modification) is first publicly disclosed and (2) three business days prior to the Stockholders Meeting; or

(iii) the Company shall have committed a material breach of its obligations under Section 5.03 or Section 6.01(c); or

(g) by the Company, in accordance with Section 5.03(f).

A party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02. Termination Fee.

(a) In the event that:

(i) this Agreement is terminated (A) by Parent pursuant to Section 8.01(f) or (B) by Parent or the Company pursuant to Section 8.01(e) (but, in the case of termination pursuant to Section 8.01(e), only if the APA was terminated by the Carve-Out Buyer pursuant to Section 9.01(f) of the APA);

(ii) this Agreement is terminated (A) by the Company pursuant to Section 8.01(g) or (B) by Parent or the Company pursuant to Section 8.01(e) (but, in the case of termination pursuant to Section 8.01(e), only if the APA was terminated by the Company pursuant to Section 9.01(g) of the APA); or

(iii) (A) after the date hereof and prior to the termination of this Agreement, a Competing Proposal shall have been made public or communicated to the Company Board (or any person shall have publicly announced, communicated or made known to the Company an intention, whether or not conditional, to make a Competing Proposal), (B) this Agreement is terminated (1) by either Parent or the Company pursuant to Section 8.01(b)(i) (unless the Stockholder Approval shall have been obtained prior to any such termination pursuant to Section 8.01(b)(i)), Section 8.01(b)(iii) or Section 8.01(e) (but, in the case of termination pursuant to Section 8.01(e), only if the APA was terminated (x) by the Company or the Carve-Out Buyer pursuant to Section 9.01(b)(i) of the APA (unless the Stockholder Approval shall have been obtained prior to any such termination pursuant to Section 9.01(b)(i) of the APA) or Section 9.01(b)(iii) of the APA or (y) by the Carve-Out Buyer pursuant to Section 9.01(c) of the APA) or (2) by Parent pursuant to Section 8.01(c) and (C) within twelve months after the date of such termination, the Company shall have entered into a definitive agreement to consummate, shall have consummated, or the Company Board shall have recommended to the Company’s stockholders, any transaction of the type referred to in the definition of Competing Proposal (whether or not involving the Competing Proposal referred to in clause (A) above), then the Company shall pay to Parent the Termination Fee. If the Termination Fee becomes payable pursuant Section 8.02(a)(i), then the Company shall pay to Parent the Termination Fee as promptly as practicable (and, in any event, within two business days) following such termination. If the Termination Fee becomes payable pursuant Section 8.02(a)(ii), then the Company shall pay to Parent the Termination Fee concurrently with such termination. If the Termination Fee becomes payable pursuant to Section 8.02(a)(iii), then the Company shall pay to Parent the Termination Fee on the date of consummation of the applicable Competing Proposal. The “Termination Fee” shall mean a cash amount equal to $39 million.

(b) Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages, and from and after such termination as described in Section 8.02(a), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination hereof other than as provided under Sections 8.02(a) and 8.02(c); provided that nothing herein shall relieve the Company from any liability for any intentional and material breach hereof prior to such termination (it being understood that, without limiting the foregoing, in the case of any intentional and material breach hereof, any prior payment of the Termination Fee pursuant to this Section 8.02 shall be taken into account when determining any remedies). Except in the case of any intentional and material breach of this Agreement, under no circumstances will Parent be entitled to monetary damages for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder or the failure of the transactions contemplated hereby to be consummated in excess of the Termination Fee together with any amounts due pursuant to Section 8.02(c). In no event shall Parent be entitled to be paid the Termination Fee on more than one occasion.

(c) The Company acknowledges and agrees that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.02 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit and the collection of such overdue amount, together with interest on the amount of the judgment, from and including the date such payment was required to be made until but excluding the date of payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%.

Section 8.03. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 6.05, Section 6.12(d), Section 8.02, this Section 8.03, Article IX, which provisions shall survive such termination; provided that nothing herein (including the payment of any amounts under Section 8.02) shall relieve any party from any liability for any intentional and material breach hereof prior to such termination. For purposes of this Agreement, “intentional and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement (it being understood that the failure of any party to consummate the transactions contemplated by this Agreement when known to be or should be known to be required under the terms of this Agreement, as applicable, shall constitute an intentional and material breach), and the aggrieved party will be entitled to all rights and remedies available at Law or in equity, including in the case of a breach by Parent or Merger Sub, liability to the Company for damages, determined taking into account all relevant factors including the lost stockholder premium, if any, suffered by the Company’s stockholders, which shall be deemed damages to the Company, and any benefit to Parent or its stockholders arising from such breach, provided that, in the event that the Company pursues any proceeding against Parent or Merger Sub that alleges the failure of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and seeks monetary damages in connection with such alleged failure, Parent may at any time from the commencement of any such proceeding until, if a court of competent jurisdiction enters a final judgment ordering Parent or Merger Sub to pay any such damages, the later of (a) the fifth business day after the entry of such final judgment and (b) if Parent shall have filed a notice appealing such final judgment within five business days after its issuance, the fifth business day after such final judgment shall have become final and nonappealable (such later date, the “Closing Notice Deadline”), notify the Company in writing that it will consummate the Closing within five business days following such notice, in which case the parties shall consummate the Closing on or prior to such fifth business day. The Company shall not be permitted or entitled to enforce any such judgment (i) until the later of (A) the day following the Closing Notice Deadline and (B) if Parent provides notice on or prior to the Closing Notice Deadline that it will consummate the Closing, the end of the fifth business day following such notice or (ii) if the Closing shall have occurred.

Section 8.04. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company or Parent without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02. Notices. All notices, requests, claims, demands and other communications required under this Agreement shall be in writing and shall be (x) delivered by hand, (y) sent by facsimile (providing confirmation of transmission by the transmitting equipment) or (z) sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile or, if mailed, three business days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Asahi Kasei Corporation

1-105 Kanda Jinbocho, Chiyoda-ku

Tokyo 101-8101, Japan

Facsimile No.:+81-(0)3-3296-3163

Attention: General Manager, Legal Department

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Facsimile No.: 212-225-3999

Attention:  Christopher Austin, Esq.

                  Benet O’Reilly, Esq.

if to the Company, to:

Polypore International, Inc.

11430 N. Community House Rd., Ste. 350

Charlotte NC 28277

Facsimile No.: 704-587-8795

Attention: Christopher J. McKee, General Counsel

with a copy (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 4114

Facsimile No.: 216-579-0212

Attention: James P. Dougherty, Esq.

Section 9.03. Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or electronic transmission), all of which shall be considered one and the same agreement and each of which shall be deemed to be an original.

Section 9.04. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits hereto, the Company Disclosure Schedule, the Confidentiality Agreement and all the other documents delivered or to be delivered pursuant hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) are not intended to confer upon any person other than the parties any rights, benefits or remedies, other than (i) the rights to indemnification and insurance pursuant to Section 6.04 (of which the persons entitled to indemnification are the intended beneficiaries), and (ii) after the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration and the holders of the Company Incentive Awards to receive the benefits of Article II.

Section 9.05. Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.07. Enforcement of the Agreement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages (and each party hereby agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to the Laws of any jurisdiction or inequitable, and waives any requirement for the securing or posting of any bond in connection with such remedy), in the chancery courts of the State of Delaware or in any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of Parent, Merger Sub and the Company (a) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to, or in connection with this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement in any court other than the chancery courts of the State of Delaware or in any federal court located in the State of Delaware. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that in addition to any other legally permissible means of service, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.08. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF

OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.10. Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) “2006 Stock Option Plan” means the Company 2006 Stock Option Plan.

(b) “2007 Stock Incentive Plan” means the Company 2007 Stock Incentive Plan, as amended and restated effective May 12, 2011, and as further amended on November 30, 2011.

(c) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; and for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise;

(d) “APA Closing” means the Closing (as defined in the APA);

(e) “APA Sellers” means the Sellers (as defined in the APA);

(f) “Assumed Liabilities” has the meaning ascribed to such term in the APA;

(g) “business day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Tokyo are authorized or required by applicable Law to close; provided that for the purpose of determining a date when any payment is due, Business Day shall exclude any day on which banks in Germany are authorized or required by applicable Law to close.

(h) “Carve-Out Business” means the Business (as defined in the APA);

(i) “Carve-Out Consideration” means all amounts required to be paid by the Carve-Out Buyer and its Affiliates in connection with the APA Closing in accordance with the APA;

(j) “Company Benefit Plan” means each material written or oral employee pension, profit sharing, bonus, deferred compensation, incentive compensation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement and any employment, termination, retention, change in control, severance, health, welfare, death benefit, retirement, savings or fringe employee benefit plans, agreements, policies, practices or arrangements, including any “employee benefit plans” as defined in Section 3(3) of ERISA, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute with respect to its employees or former employees or with respect to which the Company or any of its Subsidiaries has any liability, other than any plan or arrangement required by applicable Law;

(k) “Company Covered Employee” means each applicable current and former employee of the Energy Storage Business whose terms and conditions of employment were not, and do not become, subject to a collective bargaining agreement;

(l) “Company Credit Agreement” means the Credit Agreement dated as of April 8, 2014, among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer;

(m) “Company Incentive Awards” means the Company Options and/or the Company Restricted Shares.

(n) “Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture;

(o) “Energy Storage Business” has the meaning ascribed to such term in the APA;

(p) “HSR Approval” means the expiration or early termination of all waiting periods applicable to the Merger required pursuant to the HSR Act;

(q) “Indebtedness” means, with respect to any person, (i) all obligations of such person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any obligations of such person evidenced by a note, bond, debenture or similar instrument, (iii) all obligations, contingent or otherwise, in respect of letters of credit, surety bonds, performance bonds or acceptances issued or created for the account of such person, (iv) obligations of such person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other similar arrangement designed to provide protection against fluctuations in interest or currency rates, (v) any obligations of such person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP and (vi) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (v) to the extent (A) secured by any Encumbrance on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof or (B) guaranteed, directly or indirectly, in any manner by such person;

(r) “Knowledge” means, with respect to the Company, the individuals set forth on Section 9.10(r) of the Company Disclosure Schedule;

(s) “Lease” means any instrument, license, agreement (in each case, together with all amendments, modifications, extensions and supplements thereto) granting to any person leasehold interests or other possessory rights and associated concession or operating rights with respect to any real property.

(t) “made available” to Parent and words of similar import means that, prior to the date hereof, the information or document (i) has been posted to the electronic data site maintained by the Company in connection with the transactions contemplated by this Agreement, (ii) has been included in any Company SEC Report or incorporated by reference into a Company SEC Report, or (iii) sent via email to Parent’s counsel at least two business days prior to the date of this Agreement;

(u) “Material Adverse Effect” means, any change, effect, event, circumstance, occurrence, state of facts or development that, either individually or in the aggregate, is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Energy Storage Business, other than any change, effect, event, circumstance, occurrence, state of facts or development to the extent arising out of or resulting from (i) general economic or political conditions or the financial, banking, securities, currency, capital or credit markets in general, including changes in interest rates or exchange rates or the availability of financing, (ii) conditions generally affecting the industries or markets in which the Energy Storage Business operates,

(iii) changes or proposed changes in GAAP, regulatory accounting principles or applicable Law or the interpretation thereof, (iv) any outbreak, escalation or worsening of hostilities or war (whether declared or not declared) or act of terrorism or sabotage, (v) earthquakes, hurricanes, tornadoes or other natural disasters, (vi) the execution and announcement of this Agreement and the consummation of the transactions contemplated hereby, including the impact that such execution, announcement and consummation have on the relationships, contractual or otherwise, of the Energy Storage Business with employees, labor unions, customers, suppliers or partners and any litigation arising in connection with the Merger, the Carve-Out Transaction or other transactions contemplated hereby (provided that the exception in this clause (vi) shall not apply to any representation or warranty set forth in Article III that addresses the consequences of the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby), (vii) any change in the Company’s stock price or trading value, (viii) the failure of the Company to meet any projections of earnings, revenues or other financial measures (whether prepared by such party or any third party) or (ix) any change or proposed change in the debt ratings of the Company or any of its Subsidiaries; provided that (A) none of the foregoing clauses (i) through (v) shall exclude any changes, effects, events, circumstances, occurrences, states of facts or developments that materially disproportionately impact the Energy Storage Business relative to other participants in the industries or markets in which the Energy Storage Business operates and (B) no change, effect, event, circumstance, occurrence, state of facts or development underlying a change, proposed change or failure under any of the foregoing clauses (vii), (viii) or (ix) shall itself be excluded if it would otherwise constitute or contribute to a Material Adverse Effect;

(v) “Permitted Encumbrances” means (i) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company in conformity with GAAP consistently applied, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business consistent with past practice, in each case securing amounts no more than 30 days past due; (iii) with respect to the Real Property: easements, licenses, covenants rights-of-way and other similar restrictions incurred in the ordinary course of business and appearing in the public record, none of which materially detract from the value of, or marketability of, the Real Property; (iv) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws; (vii) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property; (viii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site; (viii) any Laws affecting any location where the Company or any Subsidiary of the Company conducts business; (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites; and (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided that no Permitted Encumbrance (x) shall materially interfere with the current use by the Company or any of its Subsidiaries of the assets, properties or rights affected thereby or (y) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(w) “person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof);

(x) “Subsidiary” means, with respect to any entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities, are owned directly or indirectly by such entity; and

(y) “Transferred Assets” has the meaning ascribed to such term in the APA.

Section 9.11. Interpretation. Any capitalized terms used in any Exhibit or the Company Disclosure Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. The headings contained in this Agreement, any Exhibit hereto, the Company Disclosure Schedule, the table of contents to this Agreement and the index of defined terms to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The words “hereof,” “hereto,” “herein,” “hereby,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Exhibit, Article and Section references are to the Exhibits, Articles and Sections of this Agreement unless otherwise specified. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The term “dollars” and character “$” means United States Dollars. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. Except as otherwise expressly set forth in this Agreement, references in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

POLYPORE INTERNATIONAL, INC.

By:	/s/ Robert B. Toth
	Name:	Robert B. Toth
	Title:	President, Chief Executive Officer and Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

ASAHI KASEI CORPORATION

By:	/s/ Toshio Asano
	Name:	Toshio Asano
	Title:	President & Representative Director

ESM HOLDINGS CORPORATION

By:	/s/ Akira Fukuda
	Name:	Akira Fukuda
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of February 23, 2015

among

POLYPORE INTERNATIONAL, INC.

and

3M COMPANY

i

ii

Section 10.04	Entire Agreement; No Third-Party Beneficiaries	B-57
Section 10.05	Governing Law	B-57
Section 10.06	Assignment	B-57
Section 10.07	Enforcement of Agreement; Consent to Jurisdiction	B-58
Section 10.08	WAIVER OF JURY TRIAL	B-58
Section 10.09	Severability	B-58
Section 10.10	Fees and Expenses	B-58
Section 10.11	Interpretation	B-58
Section 10.12	Non-Recourse	B-59
Section 10.13	Additional Acquiror Entities	B-59
Section 10.14	Dispute Resolution	B-60
Section 10.15	Performance of Sellers’ Obligations Hereunder	B-60

EXHIBITS
Exhibit A	Definitions
Exhibit B	Form of Transition Services Agreement
Exhibit C	Forms of Assignments of Intellectual Property
Exhibit D-1	Form of Bill of Sale and Assumption Agreement for German Transferred Assets
Exhibit D-2	Form of Master Quitclaim Bill of Sale and Assumption Agreement
Exhibit E	Form of Real Property Sale and Transfer Agreement
Exhibit F	Form of Share Sale and Transfer Agreement
Exhibit G	Form of Intellectual Property License Agreement

iii

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 23, 2015, is made between POLYPORE INTERNATIONAL, INC., a Delaware corporation (the “Company”) and 3M COMPANY, a Delaware corporation (the “Acquiror”).

PRELIMINARY STATEMENTS

A. The Company and the other Sellers are engaged in (1) the separations media business of or relating to membranes, membrane elements, and membrane modules for microfiltration, nanofiltration, ultrafiltration and gasification/degasification applications, used, for example, in hemodialysis, blood oxygenation, plasmapheresis and other medical applications, (2) the hollow fiber membranes business, whether or not part of the separations media business and (3) the additive carrier systems business, including those products sold under the Accurel brand (collectively, the “Business”).

B The Company wishes, and wishes to cause the Sellers to, sell to the Acquiror, and the Acquiror wishes to purchase from the Sellers, certain of the assets, properties and rights of the Sellers that are related to the Business, upon the terms and subject to the conditions set forth in this Agreement. In connection therewith, the Acquiror wishes to assume, and the Company wishes, and wishes to cause the Sellers to have the Acquiror assume, certain Liabilities of the Sellers that are related to the Business, upon the terms and subject to the conditions set forth in this Agreement.

C. Concurrently with and conditioned upon the execution and delivery of this Agreement, Asahi Kasei Corporation, a Japanese corporation (“Merger Buyer”), ESM Holdings Corporation, a Delaware corporation (“Merger Sub”), and the Company are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation upon the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets.

(a) Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 2.02 and the exclusions set forth in Section 2.01(b), at the Closing, the Company shall, and shall cause the other Sellers to, sell, convey, assign, transfer and deliver to the Acquiror, and the Acquiror shall purchase, acquire and accept from the Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are Related to the Business, as the same shall exist immediately prior to the Closing (collectively, the “Transferred Assets”). Without limiting the preceding sentence, and subject to Section 2.02 and the exclusions set forth in Section 2.01(b), the following is a non-exclusive list of Transferred Assets:

(i) all raw materials, work-in-process, finished goods or products, supplies, packaging and other inventories, in each case Related to the Business;

(ii) all Business Contracts, including any Business Contracts that are Material Contracts or Leases, but excluding Seller Business IP Agreements (collectively, together with the Assumed IP Agreements, the “Assumed Contracts”);

(iii) all personal property and interests therein, including machinery, equipment, furniture, furnishings, office equipment, communications equipment, computers and related equipment (including printers, copiers, faxes, and network devices such as routers, switches and servers), vehicles, spare and replacement parts, fuel and other tangible personal property, in each case Related to the Business, including the items listed on Schedule 2.01(a)(iii) hereto;

(iv) all real property that is owned by any Seller and Related to the Business, including such real property set forth on Schedule 2.01(a)(iv) hereto, and which, for the avoidance of doubt, excludes any real property located in Charlotte, NC (the “Owned Real Property”), including all buildings, structures, improvements, fixtures and appurtenances thereto and rights in respect thereof;

(v) all Business Intellectual Property;

(vi) all Business Contracts that are Seller Business IP Agreements (and all rights of the Sellers under such Business Contracts), including those agreements that are listed on Schedule 2.01(a)(vi) hereto (collectively, the “Assumed IP Agreements”);

(vii) all accounts, notes and other receivables for goods, products or services Related to the Business;

(viii) all expenses Related to the Business that have been prepaid by the Sellers, including ad valorem Taxes and lease and rental payments;

(ix) all causes of action, claims (including counterclaims), credits, demands, remedies or rights of set-off against third parties to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset or Assumed Liability, as well as any books, records and privileges to the extent relating thereto;

(x) all Permits that are Related to the Business, except to the extent that the transfer thereof would violate or would not be permitted or effective under applicable Law or the terms of such Permit or such Permit is otherwise not transferable (collectively, the “Transferred Permits”);

(xi) other than any Excluded Assets of the type described in Section 2.01(b)(v), Section 2.01(b)(viii), Section 2.01(b)(ix), Section 2.01(b)(xiii) and Section 2.01(b)(xvii), all files, documents, books and records, including financial and accounting records, databases, documentation, files and papers, whether in hard copy or computer format, including sales and promotional literature, marketing plans, marketing research, sales and promotional literature, catalogs, brochures and training and other manuals and data, artwork, studies, reports, sales and purchase correspondence, lists of suppliers and vendors, supply chain information, customer lists and files, correspondence with customers, account histories, price lists, purchasing history data, sales pipeline tools and Employee Records, in each case that are Related to the Business;

(xii) all goodwill of the Business or the Transferred Assets;

(xiii) all assets, rights and properties of or relating to any Company Benefit Plan that (A) are transferred to the Acquiror or to any employee benefit plan maintained by the Acquiror, as expressly provided in Article VI or (B) are associated with or attributable to any Assumed Company Benefit Plan (collectively, “Assumed Company Benefit Plan Assets”);

(xiv) the minority equity interests set forth on Schedule 2.01(a)(xiv) hereto;

(xv) the right to assume control of the defense of any Assumed Action and any settlement thereof (it being understood, for the avoidance of doubt, that such right shall apply only to such Action to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset);

(xvi) all privileges and immunities relating to the Transferred Assets, including the attorney-client privilege and the attorney work product doctrine;

(xvii) the assets and properties listed on Schedule 2.01(a)(xvii) hereto.

(b) Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement (other than as set forth in Section 5.07 and Section 5.12), the Acquiror expressly acknowledges and agrees that it is not purchasing, acquiring or accepting, and neither the Sellers nor any of their respective Affiliates are selling, conveying, assigning, transferring or delivering, any right, title or interest in, to or under any assets, properties or rights of any kind or description other than the Transferred Assets (collectively, the “Excluded Assets”), which shall be retained by the Sellers and their respective Affiliates, and shall be excluded from the Transferred Assets. Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Assets:

(i) (y) other than as set forth in Section 2.01(a)(xiv), and (z) subject to Section 5.10, all cash and cash equivalents, securities (including all capital stock and/or equity interests in any Person) or negotiable instruments on hand or held by any bank or other third Person or elsewhere;

(ii) any and all rights to the Company Name and Company Marks (including Company Name and Company Marks to the extent incorporated into any Business Intellectual Property), together with any Contracts granting rights to use the same;

(iii) except for the Owned Real Property and the Leased Real Property (including all improvements, fixtures and appurtenances thereto and rights in respect thereof) (which Owned Real Property and Leased Real Property shall, for the avoidance of doubt, not include any real property located in Charlotte, NC), all of the Sellers’ right, title and interest in owned and leased real property, and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iv) (A) all loans or advances by any Sellers to the Company or any of its Affiliates, and (B) all loans or advances by the Company or any Affiliates to the Sellers;

(v) all Tax Returns and any other Tax records of, or with respect to, the Sellers or their Affiliates, and all refunds of or credits relating to any Taxes that are Excluded Liabilities as set forth in Section 2.01(d)(iv);

(vi) subject to Section 5.10, all policies of or agreements for insurance and interests in insurance pools and programs, and any rights to proceeds thereof and claims thereunder;

(vii) all Seller Intellectual Property;

(viii) the assets and properties listed in Schedule 2.01(b)(viii) hereto;

(ix) all assets of the Company Benefit Plans, other than Assumed Company Benefit Plan Assets;

(x) any interest of any Seller or any of its Affiliates under, and all rights that accrue or will accrue to any Seller or any of its Affiliates pursuant to, the Transaction Agreements;

(xi) personnel and employee records for employees and former employees of the Sellers who are not Related to the Business;

(xii) (A) all corporate minute books (and other similar corporate records) and stock records of the Sellers, (B) any books and records to the extent not Related to the Business or (C) any books, records or other materials that the Sellers (x) are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to the Acquiror following the Closing at the Acquiror’s reasonable request and expense to the extent such books, records or other materials relate to the Business or the Transferred Assets), (y) reasonably believe are related to Taxes (copies of which will be made available to the Acquiror following the Closing at the Acquiror’s reasonable request and expense to the extent such books, records or other materials relate to the Business or the Transferred Assets) or (z) are prohibited by Law from delivering to the Acquiror;

(xiii) all Permits of the Sellers that are Related to the Business to the extent that the transfer thereof would violate or would not be permitted or effective under applicable Law or the terms of such Permit or such Permit is otherwise not transferable;

(xiv) the Microporous Purchase Agreement and any related agreements; and

(xv) except for Seller Business IP Agreements, all Contracts pursuant to which any Person has been granted a license under or right to use or exploit (including by means of an option, covenant not to sue, release or immunity) Intellectual Property or which provide for the development of Intellectual Property.

(c) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.01(d), at the Closing, the Acquiror shall assume and thereafter to pay, discharge, satisfy and perform when due in accordance with their terms, all Liabilities of the Sellers to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset, except to the extent such Liability arose out of the operation or conduct of the Energy Storage Business or arose out of or is related to any Excluded Asset, as the same shall exist immediately prior to the Closing or arise thereafter (the “Assumed Liabilities”). Without limiting the preceding sentence, and subject to the exclusions set forth in Section 2.01(d), the following is a non-exclusive list of Assumed Liabilities:

(i) all Liabilities arising out of or relating to (A) any of the Assumed Contracts, except to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset or (B) any other Contract, to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset;

(ii) all Liabilities for Taxes with respect to the Transferred Assets or the Business except as set forth in Section 2.01(d)(iv) or Article VII;

(iii) all Liabilities with respect to any Action to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset (any such Action, an “Assumed Action”) except to the extent such Liabilities arise out of the operation or conduct of the Energy Storage Business or are related to or arising under any Excluded Asset;

(iv) (A) all Liabilities to the extent arising out of or relating to the employment of any present or former Business Employee (or termination of employment of any Business Employee), including pension liabilities and (B) those Liabilities that are expressly assumed pursuant to Article VI;

(v) all payables for goods, products or services related to the Business;

(vi) all other Liabilities arising out of or relating to the ownership or operation of the Business or the Transferred Assets after the Closing;

(vii) all Environmental Liabilities to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset or any property formerly owned, operated or used by the Business, except to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset; and

(viii) the Liabilities listed in Schedule 2.01(c)(viii) hereto.

(d) Excluded Liabilities. The Acquiror is not assuming or agreeing to pay, discharge, satisfy or perform any, and the Sellers and their respective Affiliates shall retain and be responsible for all, Liabilities other than Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Liabilities that Acquiror does not assume and that the Sellers and their respective Affiliates shall remain bound by and liable for, and shall pay, perform and discharge when due:

(i) any Liability arising out of or relating to any Indebtedness, except to the extent expressly set forth in Section 5.19;

(ii) any Liability set forth on Schedule 2.01(d)(ii) hereto;

(iii) any Liability to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset, except to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset;

(iv) any Liability for (A) Taxes (other than Transfer Taxes and VAT) imposed on or with respect to the transactions contemplated by this Agreement or the Merger Agreement (B) Transfer Taxes that are Sellers’ responsibility pursuant to the provisions of Article VII; and (C) income Taxes with respect to Transferred Assets or the Business for Pre-Closing Tax Periods and any Pre-Closing Straddle Period to the extent that such income Taxes do not in the aggregate exceed $3,800,000 (and, for the avoidance of doubt, if such income Taxes do in the aggregate exceed $3,800,000, Acquiror’s liability shall be limited to the amount of such excess) (it being understood that, for purposes of this Section 2.01(d)(iv)(C), “income Tax” shall mean a currently payable Tax the base of which is net income or gain);

(v) (A) any Liability to the extent arising out of or relating to the employment of any present or former Energy Storage Business Employee (or termination of employment of any such person) and (B) those Liabilities that are expressly excluded pursuant to Article VI;

(vi) any Liability arising under the Microporous Purchase Agreement and any related agreements;

(vii) any Environmental Liability to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset or any property formerly owned, operated or used by the Energy Storage Business, except to the extent arising out of the operation or conduct of the Business or arising out of or relating to any Transferred Asset;

(viii) any Liability arising out of or relating to (A) any of the Assumed Contracts to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset or (B) any Contract, to the extent arising out of the operation or conduct of the Energy Storage Business or arising out of or relating to any Excluded Asset; and

(ix) any Liability of Sellers or their respective Affiliates arising out of or relating to the ownership or operation of the Energy Storage Business and the Excluded Assets after the Closing.

Section 2.02 Assignment of Certain Transferred Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to convey, assign, transfer or deliver to the Acquiror any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent of a third party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the Acquiror (as assignee or transferee of the Sellers, or otherwise) thereto or thereunder and, subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VIII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price in connection therewith. From the date hereof until the date that is eighteen (18) months after the Closing Date, the Sellers shall use their commercially reasonable efforts to obtain any consent necessary, and to take such other reasonable actions (including delivery of any notice or opinion of counsel) that may be required, for the conveyance, assignment, transfer or delivery of any such Transferred Asset, claim, right or benefit to the Acquiror; provided, that no Seller shall be required to pay any consideration or offer or grant any accommodation (financial or otherwise) in connection therewith and any costs or expenses associated therewith shall be borne solely by the Acquiror, provided further, that in no event will the failure to obtain such consent or take such other action prevent the consummation of the transactions contemplated hereby. If, on the Closing Date, any such consent is not obtained, or if an attempted conveyance, assignment, transfer or delivery thereof or performance thereof by the Acquiror would be ineffective or a violation of Law or would adversely affect the rights of the Acquiror thereto or thereunder so that the Acquiror would not in fact receive all such rights, the Sellers and the Acquiror will cooperate in a mutually acceptable reasonable arrangement under which the Acquiror would, in compliance with Law and all applicable contractual obligations, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquiror, or under which the Sellers would enforce for the benefit (and at the expense) of the Acquiror any and all of their rights against a third party (including any Governmental Authority) associated with such Transferred Asset, claim, right or benefit, and the Sellers would promptly pay to the Acquiror when received all monies received by them under any such Transferred Asset, claim, right or benefit.

(b) Notwithstanding the foregoing, any such Transferred Asset shall be conveyed, assigned, transferred and delivered to the Acquiror upon receipt of the requisite consent unless such attempted contribution, conveyance, assignment, transfer or delivery thereof would be ineffective or a violation of Law or would adversely affect the rights of the Acquiror.

Section 2.03 Closing. The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006 at 9:59 a.m., New York time, on the fifth Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof), but subject to the continued satisfaction or waiver at the Closing, of the conditions set forth in Article VIII (other than (i) the condition set forth in Section 8.01(d) and (ii) those conditions that by their nature are to be satisfied at the Closing, but, in each of clauses (i) and (ii), subject to the satisfaction (or, in the case of clause (ii), to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of such conditions at the Closing), or on such other date and at such other time and place as the parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”. In no event will the Closing occur unless the Merger is consummated immediately thereafter, and in no event will the consummation of the Merger occur unless the Closing has occurred.

Section 2.04 Purchase Price. The aggregate “Purchase Price” for the Transferred Assets shall be an amount in cash equal to $1,037,000,000.

Section 2.05 Closing Deliveries by the Sellers. At the Closing, the Company shall, and shall cause each of the other Sellers, if applicable, to, in each case, to the extent within their control, deliver or cause to be delivered to the Acquiror:

(a) a receipt for the portion of the Purchase Price received by such Seller, if any;

(b) duly executed counterparts to the Ancillary Agreements (to the extent not otherwise specifically identified in this Section 2.05);

(c) such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties, Merger Buyer and their respective counsel, jointly, shall deem reasonably necessary for the assumption by the Acquiror of the Assumed Liabilities or, subject to

Section 2.02, to vest in the Acquiror all of such Seller’s right, title and interest in, to and under the Transferred Assets;

(d) a schedule reflecting the allocation of the Purchase Price among each of the Sellers Affiliates and each of the Acquirors Affiliates designated as Acquirors pursuant to Section 10.13 as agreed upon in the manner set forth in Section 7.02;

(e) a certificate in accordance with U.S. Treasury Regulations Section 1.1445-2(b)(2) from each Seller (identified in Section 2.05(e) of the Sellers’ Disclosure Schedule) that is transferring a United States real property interest (within the meaning of Section 897(c)(1) of the Code) pursuant to the provisions of this Agreement, to the effect that such Seller is not a “foreign person” within the meaning of said regulations;

(f) an IRS Form W-9 or W-8BEN-E, as applicable, from each Seller identified on Section 2.05(f) of the Sellers’ Disclosure Schedule;

(g) any material federal, state, local or foreign tax clearance certificates required by Law;

(h) all material invoices and relating documents required by the Acquiror for German VAT purposes as stated in detail in Section 7.04;

(i) the Real Property Sale and Transfer Agreement, duly executed by the applicable Seller in front of a German notary; and

(j) the Share Sale and Transfer Agreement, duly executed by the applicable Seller in front of a German notary.

Section 2.06 Closing Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver to the Sellers:

(a) the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated by the Company in writing to Acquiror at least three (3) Business Days prior to the Closing Date;

(b) duly executed counterparts to the Ancillary Agreements (to the extent not otherwise specifically identified in this Section 2.05);

(c) such other deeds, assumptions and other good and sufficient instruments of conveyance and assumption as the parties, Merger Buyer and their respective counsel, jointly, shall deem reasonably necessary for the assumption by the Acquiror of the Assumed Liabilities or, subject to Section 2.02, to vest in the Acquiror all of the Sellers’ right, title and interest in, to and under the Transferred Assets;

(d) the Real Property Sale and Transfer Agreement, duly executed by an Acquiror in front of a German notary; and

(e) the Share Sale and Transfer Agreement, duly executed by an Acquiror in front of a German notary.

Section 2.07 Deductions and Payments. Subject to Section 7.01, the Acquiror shall deduct from the Purchase Price and any payment hereunder any amounts if and to the extent that any such amounts are required to be withheld and deducted under applicable Tax Law. Any amounts so deducted shall be remitted by the Acquiror to the appropriate Governmental Authority on a timely basis and shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction was made; provided, however, that in the event any amounts are withheld from any payment as a result of the Acquiror designating an entity pursuant to Section 10.13 to acquire Transferred Assets that is organized or resident in a jurisdiction other than the jurisdiction in which such Transferred Assets are located, the Acquiror shall pay such additional amounts

(“Additional Amounts”) as may be required so that the applicable Seller receives the full amount that it would have received had there been no such withholding; and provided, further, that the Acquiror shall provide a schedule to the Sellers, no later than ten (10) days prior to Closing, setting forth any amounts that are to be withheld and the parties shall (and shall cause their respective Affiliates to) use reasonable best efforts to avoid or mitigate any withholding. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest. The Sellers shall use commercially reasonable efforts to obtain and use a credit for withheld Taxes in respect of which the Acquiror pays Additional Amounts, and shall promptly pay over to the Acquiror the amount of any such credit that it actually uses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) other than with respect to Section 3.01 and Section 3.02, as disclosed in any Company SEC Report and any forms reports or documents furnished to the SEC since December 29, 2012, in each case that is publicly available prior to the date of this Agreement (excluding any disclosures therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature), to the extent that it is reasonably apparent on the face of such disclosure that the disclosure is relevant to a representation or warranty in this Article III or (ii) as disclosed in the disclosure schedule (the “Sellers Disclosure Schedule”) delivered by the Company to the Acquiror prior to the execution of this Agreement (it being understood that disclosure in any section of the Sellers Disclosure Schedule shall apply only to the representations and warranties in the corresponding Section of this Article III and, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another representation or warranty in this Article III, to such other representation or warranty), the Company hereby represents and warrants to the Acquiror as follows:

Section 3.01 Corporate Organization. The Company and each other Seller is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company and each other Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the business now conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Seller that is not a wholly-owned subsidiary of the Company has made available to the Acquiror true, complete and correct copies of its Governing Documents, in each case as currently in effect. No Seller is in violation of any of the provisions of its Governing Documents.

Section 3.02 Authority; No Violation.

(a) The Company and each other Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, subject solely in the case of the obligation to consummate the transactions contemplated hereby and the Merger to the requirement that Merger Agreement be adopted by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (collectively, the “Stockholder Approval”). The execution and delivery of this Agreement and each other Transaction Agreement to which the Company and each other Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). No corporate proceedings on the part of the Company or any other Seller are necessary to approve this Agreement or the other Transaction Agreements to which the Company and each other Seller is or will be a party or to consummate the transactions contemplated hereby or thereby. This

Agreement has been duly and validly executed and delivered by the Company and each other Seller, and each other Transaction Agreement to which the Company or any other Seller is or will be a party has been or will be duly and validly executed and delivered by the Company and/or each other Seller, and (assuming the due authorization, execution and delivery by the Acquiror) constitutes (with respect to this Agreement) and constitutes or will constitute (with respect to each other Transaction Agreement) the valid and binding obligation of the Company and each other Seller, enforceable against the Company and each other Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement or any other Transaction Agreement by the Company or the other Sellers nor the consummation by the Company or the other Sellers of the transactions contemplated by this Agreement or any other Transaction Agreement will: (i) violate any provision of the Governing Documents of the Company or any other Seller or (ii) assuming that the consents, approvals and filings referred to in Section 3.03 are duly obtained and/or made: (A) violate any Law applicable to the Company, any Seller, the Business or the Transferred Assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, require any consent or approval of any Person under, result in any payment under, result in or permit the termination of or a right of termination or cancelation under, the granting of a license to another Person, the acceleration of the performance required by, or other adverse change of any right or obligation under any provision of any agreement or instrument binding upon the Company or any other Seller, including the Business Contracts, or any certificate, license, franchise, permit, approval, concession, qualification, registration, certification or similar authorization (“Permits”), including the Transferred Permits, affecting, or relating in any way to, the assets of the Company any Seller, the Business or the Transferred Assets or (C) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any asset of the Company, any Seller or the Transferred Assets, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect or prevent or materially impair the ability of the Sellers to consummate the transactions contemplated hereby.

(c) The Company Board, at a meeting duly called and held, duly adopted resolutions: (i) declaring that this Agreement, the Merger Agreement, the transactions contemplated by this Agreement and the Merger are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving this Agreement, the Merger Agreement, the transactions contemplated by this Agreement and the Merger, (iii) directing that the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the “Board Recommendation”).

Section 3.03 Consents and Approvals. No consent, approval, order, notification or authorization of, action, nonaction by or in respect of, waiver, clearance, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any other Seller in connection with the execution and delivery of this Agreement or any other Transaction Agreement by the Company and the other Sellers or the consummation by the Company and the other Sellers of other transactions contemplated hereby and thereby, except for those required under or in relation to: (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the applicable requirements of any foreign competition, antitrust or merger control Laws (such Laws and the HSR Act, the “Antitrust Laws”), (c) the filings pursuant to the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (d) those which if not obtained or made would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect or prevent or materially impair the ability of the Sellers to consummate the transactions contemplated hereby.

Section 3.04 Company SEC Reports; Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a) Since December 29, 2012, the Company has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished, as applicable, by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”). None of the forms, reports or documents filed by the Company with the SEC since such date (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement or proxy statement, as of its effective date or the date of the relevant meeting, respectively) or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since December 29, 2012 has been, required to file any forms, reports or other documents with the SEC. As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Reports and (ii) none of the Company SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. The Company has heretofore furnished or made available to the Acquiror true, complete and correct copies of all comment letters from the SEC since December 28, 2013 with respect to any of the Company SEC Reports, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available prior to the date of this Agreement on EDGAR.

(b) The financial statements of the Company included or incorporated by reference in the Company SEC Reports (including the related notes and schedules) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited financial statements, to normal year-end audit adjustments), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The consolidated books and records of the Company and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP.

(c) None of the Company or its Subsidiaries, with respect to the Business, has any debt, liability or obligation of any nature whatsoever (whether fixed, contingent or absolute, accrued or not accrued, matured or unmatured, known or unknown, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise and whether due or to become due), except for those debts, liabilities and obligations (i) reflected or reserved against in the Company SEC Reports, (ii) arising out of this Agreement or the Merger Agreement, (iii) under Business Contracts existing as of the date hereof that are not required under GAAP to be reflected or reserved against in such balance sheet, except to the extent that such debts, liabilities or obligations arose or resulted from a breach of or a default under such Business Contract, (iv) incurred in the ordinary course of business consistent with past practice since September 27, 2014, or (v) which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) With respect to the Business, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports, in each case with respect to the Business.

(e) The Company maintains controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (and made summaries of such disclosures available to the Acquiror): (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud. As of the date hereof, to the Knowledge of the Company, there is no reason that the Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required.

(f) Each of the principal executive officer and the principal financial officer of the Company (or persons performing similar functions) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.04(f) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

Section 3.05 Absence of Certain Changes or Events.

(a) Since September 27, 2014, no change, effect, event, circumstance, occurrence, state of facts or development (or with respect to any change, effect, event, circumstance, occurrence, state of facts or development existing prior to September 27, 2014, any worsening thereof) has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Since September 27, 2014, the Company and its Subsidiaries have carried on the Business in all material respects in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and the Merger Agreement.

(c) Since September 27, 2014, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without the Acquiror’s prior written consent, would constitute a breach of Section 5.01(a), (c), (e), (g), (i) or, with respect to any of the foregoing, (l).

Section 3.06 Legal Proceedings. There is no suit, action, claim, proceeding (including any cancelation, opposition, inter-partes review, post-grant review, reexamination or other Intellectual Property proceeding before an intellectual property registry or Governmental Authority, but excluding any non-final office actions), arbitration, or review of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened (a) against the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable before (or, if threatened, that would be before) or by any Governmental Authority or (b) to which any of the properties or assets of the Company or its Subsidiaries are subject, in each case that (i) involves a claim for monetary damages relating to Business, the Transferred Assets or the Assumed Liabilities in excess of $1,000,000, (ii) seeks equitable, declaratory or injunctive relief relating to the Business, (iii) as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Merger Agreement, (iv) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (v) as of the date of this Agreement, would reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of the Sellers to consummate the transactions contemplated hereby. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries relating to the Business, the Transferred Assets or the Assumed Liabilities, except for those that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.07 Taxes and Tax Returns.

(a) The Company and each of its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date hereof, and all such returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has paid all material Taxes due and payable, whether or not shown as due on any Tax Return (other than Taxes that are being contested in good faith by appropriate proceedings and for which the Company has made adequate reserves in accordance with GAAP.

(b) There is no proceeding, audit or written claim pending or proposed with respect to any Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority to the effect that such authority intends to conduct an audit or investigation of any Tax matter. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of its Subsidiaries.

(c) Within the two-year period ending at the Closing Date, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(d) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) As of the date hereof, neither the Company nor any of its Subsidiaries has executed (or had executed on its behalf) any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(f) All material Taxes which the Company or any of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly and timely paid to the proper taxing authority.

(g) There are no Encumbrances for Taxes upon any Transferred Assets other than Permitted Encumbrances.

(h) No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction and, to the

Knowledge of the Company, there are no current or past circumstances that are likely to give rise to such a claim in the future.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than the affiliated group for which the Company is the common parent), (ii) has any liability for Taxes of another Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, indemnification agreement or sharing agreement (other than such an agreement or arrangement (A) between or among the Company or any of its Subsidiaries or (B) not primarily related to Taxes, and in either case entered into in the ordinary course of business).

(j) The Company and each of its Subsidiaries has maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file material Tax Returns and other reports relating to Taxes (or such books and records have been maintained on the Company’s or such Subsidiary’s behalf).

(k) Neither the Company nor any of its Subsidiaries has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect, (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any taxing authority), which Tax Return has since not been filed or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(l) All elections made under Treasury Regulation Section 301.7701-3 for the Company and its Subsidiaries were accurately made and timely filed.

(m) Neither the Company nor any of its Subsidiaries has outstanding any deferred intercompany gain or loss either under United States federal income Tax Law or under any similar state, local or non-United States Tax Law.

(n) The Sellers’ entities selling and transferring German based Transferred Assets each qualify as an entrepreneur for German VAT purposes.

(o) For purposes of this Agreement:

(i) “Taxes” means (A) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, social security (or similar, including FICA), severance, withholding, duties, customs, tariffs, intangibles, franchise, occupation, service, stamp, value added, backup withholding and other taxes, any taxes within the meaning of Section 3 of the German Fiscal Code (Abgabenordnung), escheat, charges, levies or like assessments, together with all penalties, surcharges, auxiliaries and additions to tax and interest thereon and (B) any secondary liability for Taxes described in clause (A) above under Treasury Regulation Section 1.1502-6, Sections 69 through 75 of the German General Tax Code (Abgabenordnung), Sections 11 and 12 of the German Real Property Tax Law (Grundsteuergesetz) or, in the case of (A) or (B), any similar provision of state, local or foreign Law; and

(ii) “Tax Return” means a report, return or other information (including any amendments) required to be filed with a Governmental Authority with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

Section 3.08 Employee Matters.

(a) Section 3.08(a) of the Sellers Disclosure Schedule sets forth a complete and correct list of all material Company Benefit Plans relating to the Business or the Business Employees. None of the Company Benefit Plans listed on Section 3.08(a) of the Sellers Disclosure Schedule is a “multiemployer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act (“ERISA”) or a “multiple employer” plan within the meaning of Section 4064 of ERISA.

(b) Each of the Company Benefit Plans in which Business Employees participate that is intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) None of the Company Benefit Plans in which Business Employees participate is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries contributes to or has since January 3, 2009 contributed to a “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to any Business Employee.

(d) True, correct and complete copies of the following documents with respect to each of the Company Benefit Plans in which Business Employees participate have been made available to the Acquiror: (i) any plans and related trust documents and all amendments thereto, (ii) the most recent summary plan description, (iii) the most recent favorable determination letter, (iv) the most recent actuarial report for each Company Benefit Plan that is a defined benefit pension plan, and (v) the most recent annual report (Form 5500) and tax return (Form 990), if any, required under ERISA or the Code in connection with each material Company Benefit Plan.

(e) There are no pending legal proceedings which have been asserted or instituted or, to the Knowledge of the Company, threatened against any of the Assumed Company Benefit Plans.

(f) Each of the Assumed Company Benefit Plans has been maintained and administered in material compliance with its terms and provisions of applicable Law.

(g) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) result in (i) a material increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries relating to the Business (including any Business Employee), (ii) any new or increased or accelerated material funding obligation with respect to any Assumed Company Benefit Plan, (iii) the forgiveness of any material Indebtedness of any current or former director, officer or employee or (iv) any material payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer or employee of the Company or any of its Subsidiaries relating to the Business (including any Business Employee).

(h) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) entitle any current or former Business Employee to severance pay or any other payment or result in any payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G(1)) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Business Employee is entitled to receive any additional payment (including any tax gross up or other payment) as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

Section 3.09 Labor Relations.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any of its Subsidiaries.

(b) Since December 29, 2012, there have not been any material (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending, affecting or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the Business.

(c) Since December 29, 2012, there have not been any complaints, charges or claims (including settled claims) against the Company or any of its Subsidiaries pending, affecting or, to the Knowledge of the Company, threatened or anticipated to be brought or filed with any Government Authority in connection with the employment, termination of employment, compensation or employee benefits of any individual relating to the Business, except for such complaints, charges or claims (including settled claims) that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Since December 31, 2011, the Company and its Subsidiaries have operated the Business in compliance with all applicable Laws relating to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the WARN Act), except for such non-compliance as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold all Permits necessary for them to own, lease or operate the Transferred Assets and for the lawful conduct of the Business as currently conducted, and all such Permits are in full force and effect, except for such Permits the failure of which to possess or be in full force and effect has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Since December 29, 2012, the Company and each of its Subsidiaries has operated the Business in compliance with and has not been in default or violation of any Law or Permit applicable to the Business, except to the extent any such non-compliance, default or violation with any such Law or Permit has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, since December 29, 2012, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any Law or any such Permit applicable to the Business.

(c) None of the Company or any of its Subsidiaries is operating under any agreement or understanding with any Governmental Authority which in any way restricts its authority to conduct the Business or requires it to take, or refrain from taking, any action relating to the conduct of the Business otherwise permitted by applicable Law, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) The Company and each of its Subsidiaries is, and since December 29, 2012 has been, in compliance in all material respects with applicable export control and trade and economic sanctions Laws applicable to the Business, including the U.S. Commerce Department’s Export Administration regulations, the U.S. State Department’s International Traffic in Arms regulations, U.S. customs regulations, anti-boycott and anti-money laundering Laws, and sanctions Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets

Control, as well as all applicable export control and sanctions Laws applicable to the Business maintained by other Governmental Authorities.

Section 3.11 Certain Contracts.

(a) Section 3.11 of the Sellers Disclosure Schedule sets forth a complete and correct list of the following Contracts (other than the Company Benefit Plans) by which any of the Transferred Assets are bound or restricted or to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or restricted in connection with the Business or the Transferred Assets (provided that Section 3.11 of the Sellers Disclosure Schedule need not set forth any Contracts that are neither used in nor relate to the Business):

(i) any Contract that relates to any strategic alliance, partnership, limited liability company, joint venture or similar arrangement, and any Contract relating to joint development or research (including relating to technology), in each case that is or would reasonably be expected to be material to the Business;

(ii) any Contract pursuant to which any of the Company or any of its Subsidiaries has created, incurred or assumed any Indebtedness (excluding clause (v) of the definition thereof) or assumed, guaranteed, endorsed or otherwise become liable or responsible for the Indebtedness (excluding clause (v) of the definition thereof) or other obligation of any other Person or entity, in each case in an amount in excess of $5,000,000;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person or entity that is or would reasonably be expected to be material to the Business;

(iv) any Contract pursuant to which the Company or any of its Subsidiaries has purchased, licensed or sold during the twelve months prior to the date hereof, goods, equipment or services that involved payment by or to the Company and its Subsidiaries in excess of $10,000,000 during such period or that provides for payments in excess of such amount over the remaining term of such agreement (in each case, whether under a single agreement or a series of related agreements);

(v) any Contract pursuant to which the Company or any of its Subsidiaries has granted or been granted a license or right to use or exploit (including by means of an option, covenant not to sue, release or immunity) with respect to (A) Owned Intellectual Property, other than non-exclusive licenses to end-user customers granted in the ordinary course of business, where such licenses are limited to granting use rights or (B) Intellectual Property of a third party, where such Contract is related to the Business, other than click-wrap, shrink-wrap and other off-the-shelf commercially available software licenses with an annual license fee (or, in the case of software-as-a-service, service fee), in each case that is or would reasonably be expected to be material to the Business;

(vi) any Contract that is between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, university, college, other educational institution or research center, on the other hand, including a procurement Contract, grant, cooperative agreement, cooperative research and development agreement, and awards or grants from any Governmental Authority and that is or would reasonably be expected to be material to the Business;

(vii) any Contract that contains covenants materially restricting or limiting the ability of the Company, its Subsidiaries or any of their respective Affiliates to engage in any line of business anywhere in the world (including any covenant not to compete or to conduct business on an exclusive or preferential basis with a third party);

(viii) (A) any Contract that is material to the Business and grants any Person “most favored nation” status; (B) any Contract pursuant to which the Company or any of its Subsidiaries has granted any right of first refusal or right of first offer or similar right to a third party with respect to the

Business, (C) any Contract between the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand, that limits or purports to limit in any respect the ability of the Company or any of its Subsidiaries to sell, license, transfer, pledge or otherwise dispose of the Business, or (D) any Contract that requires the Company or any of its Subsidiaries to “take or pay” with respect to the purchase of any goods or services relating to the Business;

(ix) any Contract that contains any material indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;

(x) any Contract that relates to any material interest rate, derivative or hedging transaction;

(xi) any Contract that relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise) that is material to the Business;

(xii) any Contract that is a settlement or similar agreement (including with any Governmental Authority) involving future performance by the Company or any of its Subsidiaries that is material to the Business; or

(xiii) any other Contract that is material to the Business and was not entered into in the ordinary course of business consistent with past practice.

(b) Each Contract that is or is required to be (x) filed with the Company SEC Reports that is related to the Business or (y) set forth on Section 3.11 of the Sellers Disclosure Schedule, is referred to herein as a “Material Contract”.

(c) The Company has made available to the Acquiror true, complete and correct copies of all written Material Contracts and complete descriptions of the material terms of all nonwritten Material Contracts. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Material Contract is in full force and effect and is (i) a valid and binding obligation of the Company or its Subsidiary that is a party thereto and (ii) to the Knowledge of the Company, a valid and binding obligation of each other party thereto, in each case, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity. None of the Company or any of its Subsidiaries that is a party to any Material Contract is in material breach thereof or default thereunder, and no event or circumstance has occurred that, with or without the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder. To the Knowledge of the Company, (A) none of the Company or any of its Subsidiaries has provided or received any notice of any intention to terminate any Material Contract, (B) no other party to any Material Contract is in material breach thereof or in default thereunder and (C) no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder.

Section 3.12 Property.

(a) The Company and its Subsidiaries have (i) good and valid title to all Owned Real Property and (ii) legal, binding and valid rights by lease, license or other agreement to use, all leasehold or subleased estates held by or for the Business (collectively, the “Leased Real Property”) (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) necessary to conduct the Business as currently conducted, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All buildings, structures, fixtures and other improvements on the Real Property are in good condition and are in all material respects adequate to operate the Business as currently conducted, except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor its Subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of the Real Property or any portion thereof or interest therein, except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries have good and valid title to, or legal, binding and valid rights by lease, license, other agreement or otherwise to use, all tangible personal property (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) necessary and desirable to enable the Company and its Subsidiaries to conduct the Business as currently conducted, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) To the Knowledge of the Company: (i) there are no violations of any Laws affecting the Real Property or planned material changes in any Laws that would affect the Real Property, (ii) there are no existing, pending or threatened condemnation proceedings or similar actions relating to any part of the Real Property and (iii) there are no planned or commenced public improvements related to the Real Property that may result in special assessments against any part of the Real Property, in each case except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.13 Intellectual Property.

(a) Section 3.13 of the Sellers Disclosure Schedule sets forth a complete and correct list of (i) all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries that constitutes Business Intellectual Property (the “Owned Intellectual Property”) and that is registered or subject to an application for registration or that is otherwise material to the Business, indicating, as applicable, the jurisdiction in which each of the items was applied for, filed, issued or registered, the application/registration number and the current owner of record and (ii) all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries pursuant to Seller Business IP Agreements (the “Exclusively Licensed Intellectual Property”), indicating the agreement pursuant to which such license or right to use is granted.

(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries, (i) collectively, are the exclusive owners of the Owned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances and (ii) have the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation and violation (as applicable) of the Owned Intellectual Property and the Exclusively Licensed Intellectual Property, and to retain for itself any damages recovered in any such actions.

(c) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all Owned Intellectual Property that is registered and, to the Knowledge of the Company, all other Owned Intellectual Property (including Intellectual Property that is subject to an application for registration), is subsisting, valid and enforceable.

(d) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries owns, or is licensed or otherwise permitted to use (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) all Intellectual Property used or held for use in, or necessary for, the Business.

(e) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the conduct of the Business by the Company and its Subsidiaries as currently conducted and as it has been conducted since December 29, 2012, and each of the products and services of the Business, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property of any Person. None of the Company or its Subsidiaries has received since December 29, 2012, any written notice, claim or demand (including invitations to license) alleging any such infringement, misappropriation or violation that has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, nor, to the Knowledge of the Company, is any such notice, claim or demand threatened.

(f) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any right of the Company or its Subsidiaries with respect to any Owned Intellectual Property or any Exclusively Licensed Intellectual Property, and neither the Company nor any of its Subsidiaries has, since December 29, 2012, asserted or threatened to assert any claims of such infringement, misappropriation or other violation, and, to the Knowledge of the Company, no valid basis for any such claim exists.

(g) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(i) To the Knowledge of the Company, (A) no Owned Intellectual Property is being used (or not used) or enforced in a manner that could reasonably be expected to result in the abandonment, cancelation or unenforceability of such Owned Intellectual Property and (B) the Company and its Subsidiaries have taken all actions reasonably necessary to ensure full protection of the Owned Intellectual Property under any applicable Law (including timely making and maintaining in full force and effect all necessary filings, registrations and issuances, and making payments therefor, with the appropriate foreign and domestic agencies required to maintain in subsistence all Owned Intellectual Property that is registered or subject to an application for registration); and

(ii) The Company has policies in place designed to maintain the secrecy of all material Trade Secrets used or held for use in the Business, and, to the Knowledge of the Company, has complied in all material respects with such policies and no unauthorized disclosure or use of any such Trade Secrets have been made.

(h) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all applicable contractual requirements and all Laws applicable to the Business pertaining to personally identifiable information and information privacy and security, including any privacy policy concerning the collection and use of personally identifiable information.

(i) Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries have secured from all of their current and former employees, consultants and contractors who have contributed to the creation, development, improvement or modification of material Intellectual Property Related to the Business for or on their behalf assignments to the Company or one of its Subsidiaries, as applicable, of all such person’s right, title and interest in such Intellectual Property that the Company or its Subsidiary does not already own by operation of Law and (ii) without limiting the foregoing, no such person owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any moral rights, with respect to material Owned Intellectual Property.

(j) For purposes of this Agreement, “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including those rights in and to all:

(i) trademarks, service marks, trade names, brand names, Internet domain names, websites, and other Internet addresses, logos, certification marks, trade dress, legal names, and other indications of origin (the foregoing, collectively, “Trademarks”), together with the goodwill associated with the foregoing;

(ii) patents, utility models and designs, including patent applications of all kinds (including provisional, non-provisional, converted provisional, regular applications and Patent Cooperation Treaty applications) and all divisionals, reissues, continuations, continuations in part, reexaminations, renewals, extensions and reissuances;

(iii) inventions and invention disclosures (whether or not patentable);

(iv) nonpublic or confidential information, including nonpublic or confidential information related to processes, procedures, industrial models, product specifications, formulae, methods (including analytical methods), schematics, drawings, techniques (including analytical techniques), trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act (and codifications thereof under United States Law) and corresponding international Law), know-how, ideas, research and development information, research records, technology and product roadmaps, manufacturing and analytical data and test information, and customer lists (the items in this clause (iv), collectively, “Trade Secrets”);

(v) computer software, programs, applications, APIs, source code and object code versions thereof and all related documentation;

(vi) copyrights and moral rights;

(vii) databases (including sui generis rights);

and, in the case of all items in clauses (i) to (vii), any registrations or applications for registration, extensions, modifications or renewals thereof.

Section 3.14 Environmental Liabilities.

(a) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(i) the Company and each of its Subsidiaries currently is and since December 31, 2011, has been in compliance with all Environmental Laws applicable to the Business;

(ii) the Company and each of its Subsidiaries has obtained and currently possesses all Permits applicable to the Business required under applicable Environmental Laws and all such Permits are in full force and effect;

(iii) neither the Company nor any of its Subsidiaries has received any written notice or claim against it alleging a Release or the presence of or exposure to Hazardous Substances or any violation of or liability under any Environmental Laws applicable to the Business, other than such notices or claims that have been resolved in all respects, and there are no agreements, orders or decrees with or by a Governmental Authority relating to such matters;

(iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is or may be liable to any Person or entity or potentially responsible for Remedial Measures applicable to the Business under any applicable Environmental Law as a result of the presence or Release or threatened Release of, or exposure to, any Hazardous Substance at any location.

(b) To the extent reasonably available to the individuals set forth on Section A(iii) of the Sellers Disclosure Schedule, the Company has made available to the Acquiror a true, complete and correct copy of (i) all material reports, studies, analyses and audits in its possession, custody or control relating to compliance with or liability under applicable Environmental Laws or with respect to Hazardous Substances, (ii) all material permits, authorizations, licenses, exemptions and other governmental authorizations issued to it pursuant to applicable Environmental Laws and (iii) all correspondence with Governmental Authorities relating to liabilities pursuant to Environmental Law or with respect to Hazardous Substances, or with other Persons as to which a dispute has arisen pursuant to Environmental Laws or with respect to Hazardous Substances.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any and all Laws, including common law, regulating or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, including surface water, groundwater, ambient air, surface or subsurface soil, natural resources or wildlife habitat.

(ii) “Hazardous Substances” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, chemicals, solid wastes, hazardous wastes, toxic substances, asbestos, pollutants or contaminants categorized or defined as such in or regulated under any applicable Environmental Law.

(iii) “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

(iv) “Remedial Measures” means any measures or actions required or undertaken to investigate, monitor, clean up, remove, treat, prevent, contain or otherwise remediate the presence or Release of any Hazardous Substance.

Section 3.15 Insurance Matters. Section 3.15 of the Sellers Disclosure Schedule lists (a) all material policies and other material forms of insurance, reinsurance and similar arrangements insuring the Company and its Subsidiaries and their respective assets, properties and operations and relating to the Business (the “Insurance Contracts”) and (b) all material claims under such policies since December 28, 2014 and prior to the date hereof. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) all such Insurance Contracts are, as of the date of this Agreement, in full force and effect, (b) all premiums due and payable under all Insurance Contracts covering all periods up to and including the date hereof have been paid, and neither the Company nor any of its Subsidiaries is otherwise in breach or default (including any such breach or default with respect to the giving of notice), (c) no event has occurred which, with notice or the lapse of time, would constitute such a breach or default of the Company or any of its Subsidiaries, or permit termination or modification by the insurance carrier, under any Insurance Contract, (d) there are no self-insurance programs or arrangements relating to the Business, (e) there is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds and (f) the Company has not received notice of and, to the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.16 Suppliers and Customers. Section 3.16 of the Sellers Disclosure Schedule sets forth a complete and correct list of (a) the ten largest suppliers to (the “Top Suppliers”), and (b) the ten largest customers of (the “Top Customers”), the Business for the fiscal year ended January 3, 2015 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from or sales to, as the case may be, each such Person during such period. To the Knowledge of the Company, except for contract expirations and negotiations in the ordinary course of business, between January 3, 2015 and the date hereof, (i) there has been no termination, cancelation or other adverse modification in any material respect of the business relationship of the Company or any of its Subsidiaries with any such Top Supplier or Top Customer and (ii) neither the Company nor any of its Subsidiaries has received notice that any such Top Supplier or Top Customer intends to terminate, cancel or materially curtail its business relationship with the Company.

Section 3.17 Certain Business Practices.

(a) Since January 2, 2010, the Company, its Subsidiaries and each of their respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of the Company or any of its Subsidiaries (collectively, the “Relevant Persons”) have not violated respect the U.S. Foreign Corrupt Practices

Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Company or any of its Subsidiaries or any of their respective assets, properties, businesses or operations (collectively, the “Anti-Corruption Laws”).

(b) Without limiting the generality of the foregoing, the Relevant Persons have not, directly or indirectly, taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value or offer, promise or authorization thereof to any Person, including any Government Official for the purpose of: (i) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such Person to influence improperly his, her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any Person in obtaining or retaining business; or (iii) securing any improper advantage (including, for example, to obtain a tax rate lower than allowed by applicable Law).

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has hired any employee in an attempt to gain influence with any Governmental Official based on the relationship of such employee with any Government Official.

(d) Without limiting the foregoing, in relation to the Business, since January 2, 2010, each of the Company and its Subsidiaries: (i) has maintained and kept books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets; (ii) has not established or maintained any material fund or asset that has not been recorded in the books and records of the Company and its Subsidiaries; and (iii) has devised and maintained a system of internal accounting controls and procedures sufficient to provide reasonable assurances of compliance with the Anti-Corruption Laws. In addition, to the Knowledge of the Company, since January 2, 2010, none of the Relevant Persons has, in relation to the Business: (x) circumvented the Company’s or any of its Subsidiaries’ internal accounting controls; (y) falsified any of the Company’s or any of its Subsidiaries’ books, records or accounts; or (z) attempted to coerce or fraudulently influence an accountant in connection with any audit, review or examination of the financial statements of the Company or any of its Subsidiaries.

(e) There is no suit, action, claim, proceeding, arbitration, or review of any nature regarding the Company’s or any of its Subsidiaries’ compliance with any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

(f) For purposes of this Agreement, “Government Official” means: (i) any officer, official, employee or other Person acting for or on behalf of any Governmental Authority (including, for purposes of this Section 3.17, any state-owned or state-controlled enterprise, political party or public international organization) or (ii) any holder of or candidate for public office, member of a royal family, or any other Person acting for or on behalf of the foregoing.

Section 3.18 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.19 State Takeover Statutes. No state “fair price”, “moratorium”, “control share acquisition”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover Law (including Section 203 of the DGCL) is applicable to the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement. The Company Board has taken all actions necessary to render all potentially applicable anti-takeover or similar Laws (including Section 203 of the DGCL) and provisions of the Governing Documents of the Company or any of its Subsidiaries inapplicable to the Merger Agreement, the Merger, this Agreement and the other transactions contemplated by the Merger Agreement or this Agreement. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deterring or discouraging any Person from acquiring control of the Company, and the Company Board has not adopted or approved or authorized the adoption or approval of such a plan.

Section 3.20 Company Information. None of the information relating to the Company and its Subsidiaries that is included in the proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by the Acquiror for inclusion or incorporation by reference in the Proxy Statement.

Section 3.21 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated the date hereof and in customary form, to the effect that, as of such date and based upon and subject to the various qualifications, assumptions and limitations set forth in such opinion, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock. A copy of such opinion shall be delivered to the Acquiror as soon as practicable for information purposes only.

Section 3.22 Broker’s Fees. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has furnished to the Acquiror a true, complete and correct copy of each agreement between the Company or any of its Subsidiaries and any Person entitled to such fee or expense reimbursement.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Acquiror or any other Person resulting from the distribution to the Acquiror or the Acquiror’s use of, any other information, including any information, documents, projections, forecasts or other material made available to the Acquiror in certain “data rooms” or management presentations in expectation of the transactions contemplated by the Merger Agreement and this Agreement. The Acquiror acknowledges and agrees that it has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in this Article III and that all other representations and warranties are specifically disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to the Company as follows:

Section 4.01 Corporate Organization. The Acquiror is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Acquiror is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the business now conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair its ability to consummate the transactions contemplated by this Agreement and each other Transaction Agreement.

Section 4.02 Authority; No Violation.

(a) The Acquiror has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of the Acquiror. No other corporate proceedings on the part of the Acquiror are necessary to approve this Agreement and each other Transaction Agreement to which it is or will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Acquiror, and each other Transaction Agreement to which the Acquiror is, or will be a party, has been, or will be, duly and validly executed and delivered by the Acquiror, and (assuming the due authorization, execution and delivery by the Company and the other Sellers) constitutes (in the case of this Agreement) and constitutes or will constitute (in the case of each other Transaction Agreement to which the Acquiror is or will be a party) the valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement or any other Transaction Agreement to which it is or will be a party by the Acquiror nor the consummation by the Acquiror of the transactions contemplated hereby or thereby will: (i) violate any provision of its Governing Documents or (ii) assuming that the consents, approvals and filings referred to in Section 4.03 are duly obtained and/or made: (A) violate any Law applicable to the Acquiror or any of its properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, require any consent or approval of any Person under, result in any payment under, result in or permit the termination of or a right of termination or cancelation under, the granting of a license to another Person, the acceleration of the performance required by, or other adverse change of any right or obligation under any provision of any agreement or other instrument binding upon the Acquiror or any Permit affecting, or relating in any way to, the assets or business of the Acquiror or (C) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any asset of the Acquiror, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to individually or in the aggregate, prevent or materially impact the ability of the Acquiror to consummate the transactions contemplated by this Agreement or any other Transaction Agreement.

Section 4.03 Consents and Approvals. No consent, approval, order, notification or authorization of, action, nonaction by or in respect of, waiver, clearance, registration, declaration or filing with any Governmental Authority is required by or with respect to the Acquiror in connection with the execution and delivery of this Agreement or any other Transaction Agreement to which it is or will be a party by the Acquiror or the consummation by the Acquiror of the transactions contemplated hereby or thereby, except for those required under or in relation to: (a) the applicable requirements of the HSR Act, (b) the applicable requirements of any other Antitrust Laws, and (c) those which if not obtained or made would not reasonably be expected to, either individually or in the aggregate, prevent or materially impact the ability of the Acquiror to consummate the transactions contemplated by this Agreement and each other Transaction Agreement.

Section 4.04 Legal Proceedings. There is no suit, action, claim, proceeding (including any cancelation, opposition, inter-partes review, post-grant review, reexamination or other Intellectual Property proceeding before an intellectual property registry or Governmental Authority, but excluding any non-final office actions), investigation or review of any nature pending or, to the knowledge of the Acquiror, threatened (a) against the Acquiror, any of its Subsidiaries or any present or former officer, director or employee of Acquiror or any of its Subsidiaries or any other Person for whom Acquiror or any of its Subsidiaries may be liable before (or, if threatened, that would be before) or by any Governmental Authority or (b) to which any of the properties or assets of Acquiror or any of its Subsidiaries are subject, in each case that, as of the date of this Agreement, would reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of the Acquiror to consummate the transaction contemplated the this Agreement and each other Transaction Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or, to the knowledge of the Acquiror, investigation by any Governmental Authority involving, the Acquiror or any of its Subsidiaries or any of their respective properties or assets that has had or would reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of the Acquiror to consummate the transactions contemplated by this Agreement and each other Transaction Agreement.

Section 4.05 Acquiror Information. None of the information relating to the Acquiror and its Subsidiaries that is provided in writing by the Acquiror or its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06 Financing. The Acquiror has and will have at the Closing all of the funds necessary for the payment of the Purchase Price pursuant to Section 2.06(a) and any other cash amounts payable pursuant to this Agreement or any other Transaction Agreement to which the Acquiror or any of its Subsidiaries is or will be a party and the other transactions contemplated hereby and thereby by the Acquiror or any of its Subsidiaries that become due and payable in connection with, or as a result of, the transactions contemplated hereby and thereby and payment of all fees and expenses of the Acquiror or any of its Subsidiaries related to the foregoing.

Section 4.07 Broker’s Fees. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror or its Subsidiaries.

Section 4.08 Interested Stockholder. Neither the Acquiror nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 4.09 No Vote of Acquiror’s Stockholders. No vote of the stockholders of the Acquiror or the holders of any other securities of the Acquiror (equity or otherwise), is required by any applicable Law, the Governing Documents of the Acquiror or the applicable rules of any exchange on which securities of the Acquiror are traded, in order for the Acquiror to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which it is or will be a party.

Section 4.10 Disclaimer of Warranties. The Acquiror acknowledges that neither the Company, its Subsidiaries nor any other Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company or the other Sellers provided to the Acquiror, except as expressly set forth in Article III, and the Acquiror further agrees that neither the Company, its Subsidiaries nor any other Person shall have or be subject to any liability to the Acquiror or any other Person resulting from the distribution to the Acquiror, or the Acquiror’s use of, any such information, including the “Information,” as defined in the Confidentiality Agreement. In connection with any investigation by the Acquiror of the Company and its Subsidiaries, the Acquiror has received or may receive from the Company and/or its Affiliates and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. The Acquiror acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Acquiror is familiar with such uncertainties, that the Acquiror is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that the Acquiror shall have no claim against the Company or any other Person with respect thereto. Accordingly, the Acquiror acknowledges that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

Section 4.11 VAT. The Acquiror’s entities acquiring German based Transferred Assets each qualify as an entrepreneur for German VAT purposes.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Conduct of Business Prior to the Closing. Except as required by this Agreement (including Section 5.05(b)), applicable Law, or the Merger Agreement or with the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement until the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, the Company shall, and shall cause each of its Subsidiaries to, (x) to the extent within its control, conduct the Business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact the Business’s organization, the Transferred Assets, present line of business, rights, Permits, business relationships with customers, suppliers and partners and retain the services of its officers and employees. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, except as expressly permitted by this Agreement (including Section 5.05(b)) or the Merger Agreement, required by applicable Law, as set forth in the corresponding subsection of Section 5.01 of the Sellers Disclosure Schedule or with the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not, and shall cause each of its Subsidiaries not, in each case with respect to the Business, to:

(a) (i) except (A) as made in the ordinary course of business consistent with past practice with respect to Business Employees, or (B) as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (1) increase the wages or salaries of any past, present or future employee of the Company or any of its Subsidiaries relating to the Business (including any Business Employee), (2) pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any other compensation, benefits or other rights of any employee of the Company or any of its Subsidiaries (including any new or increased incentive compensation (cash or equity) or severance entitlement) relating to the Business (including any Business Employee), (3) grant or provide any severance or termination payments or benefits to any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code) relating to the Business (including any Business Employee), (4) hire any employee or engage any other individual to provide services relating to the Business (including any Business Employee), other than the hiring of employees with base pay not in excess of $150,000, or (5) terminate the employment of any Business Employee with a title of Vice President or above or the engagement of any individual independent contractor of the Company or any of its Subsidiaries relating to the Business other than for cause or for performance-related reasons, or (ii) except as required by the terms of any Company Benefit Plan or Contract as in effect on the date of this Agreement, cause any compensation to be funded in a “rabbi” or “secular” trust;

(b) except (i) as required by the terms of any Company Benefit Plan or Contract as in effect on the date of this Agreement or (ii) in the ordinary course of business consistent with past practice, establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or any collective bargaining agreement or amend or terminate any Company Benefit Plan, in each case relating to the Business (including any Business Employee);

(c) sell, transfer, license, sublicense, lease, mortgage, encumber or otherwise dispose of any Transferred Assets to any Person, other than (A) sales, transfers, licenses, sublicenses and leases to the Company or any of its Subsidiaries, (B) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice, (C) sales of inventory or used equipment in the ordinary course of business consistent with past practice and (D) sales of other properties or assets (other than Intellectual Property) with a fair market value that does not exceed $1,000,000, individually or $5,000,000 in the aggregate.

(d) dispose of or abandon, allow to lapse or fail to maintain any Owned Intellectual Property, other than, solely with respect to Intellectual Property that the Company determines in good faith, exercising reasonable judgment, is not material to the current conduct of the Business, in the ordinary course of business consistent with past practice;

(e) commence or settle any action, claim, lawsuit or proceeding, other than (i) the commencement or settlement of any such proceedings in the ordinary course of business consistent with past practice or (ii) the settlement of any such actions, claims, lawsuits or proceedings, which settlement (A) involves monetary payments of no greater than $1,000,000 individually and $5,000,000 in the aggregate above the applicable reserve, if any, reflected in the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2014 (after taking into account any applicable insurance proceeds), (B) imposes no material obligations or restrictions on the Company or any of its Subsidiaries, (C) provides for a complete release of the Company and its Subsidiaries of all claims and (D) does not provide for any admission of liability by the Company or any of its Subsidiaries;

(f) enter into, assign, assume, extend, modify, terminate or amend in any material respect, or grant any release or waiver or relinquish any material right under, any Material Contract, material Lease or any other Contract that, if entered into prior to the date hereof would constitute a Material Contract or a material Lease, in each case except in the ordinary course of business consistent with past practice;

(g) make any capital expenditures, other than capital expenditures (i) in the ordinary course of business consistent with past practice, (ii) that are accounted for in the Company’s current capital expenditure plans set forth in Section 5.01(g) of the Sellers Disclosure Schedule, or (iii) that are not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(h) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), including for the avoidance of doubt, any transfer of equity interests of any Subsidiary;

(i) implement or adopt any change in the Tax accounting or financial accounting principles, practices or methods used by the Company or its Subsidiaries, other than as may be required by changes in applicable Law or GAAP;

(j) make any material Tax election or take any position on a Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required by applicable

Law, or a change in GAAP or other applicable accounting standards, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return that would result in a material change in Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax liability, (vi) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (vii) give or request any waiver of a statute of limitation with respect to any Tax Return;

(k) change in any material respect its policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in the ordinary course of business consistent with past practices; or

(l) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

Section 5.02 Access to Information; Privileged Information.

(a) Subject to the Confidentiality Agreement and applicable Laws, the Company shall afford to the Acquiror and its Representatives reasonable access during normal business hours during the period from the date hereof until the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records relating to the Business and, during such period, the Company shall furnish to the Acquiror promptly all other information concerning the Business, the Transferred Assets and the Business Employees as the Acquiror may reasonably request. The Acquiror shall hold, and shall cause its Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement, with the terms of the Confidentiality Agreement continuing in effect following execution of this Agreement. The foregoing shall not require the Company to provide any such access or information to the extent that doing so would reasonably be expected to (w) result in a waiver of an attorney-client privilege or loss of attorney work product, (x) violate any Law, (y) violate any contract currently applicable to it or its Subsidiaries or (z) result in the disclosure of commercially sensitive information; provided that the Company shall provide notice to the Acquiror of the fact that it is withholding such access or information and thereafter reasonably cooperate with the Acquiror and use reasonable best efforts to cause such information or access to be provided in a manner that would not reasonably be expected to result in any such waiver or loss of privilege (including by entering into a common interest or joint defense agreement), violation or disclosure of commercially sensitive information (including by entering in to a “clean team” or similar agreement). No access or information provided pursuant to this Section 5.02 will operate as a waiver or otherwise affect any of the representations, warranties, covenants or agreements of the parties contained in this Agreement.

(b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose related to the Business (in the case of the Acquiror and its Affiliates) or related to the Energy Storage Business (in the case of the Company and its Affiliates), including the preparation of Tax Returns, claims relating to Assumed Liabilities or Excluded Liabilities, financial statements, and U.S. Securities and Exchange Commission or other reporting obligations, or the determination of any matter relating to the rights or obligations of any party hereto or any of their respective Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), (iii) comply with any contractual confidentiality obligations, or (iv) restrict or prohibit access to Confidential Information (in the good faith judgment of the party claiming such exception), each of the Company and the Acquiror shall, and shall cause each of its Affiliates and Representatives to, at the other’s party’s expense, (A) afford the Representatives of the other party and its Affiliates reasonable access, during normal business hours, to their properties, electronically stored data and information, and books and records in respect of the Business, the Transferred Assets (and related Liabilities), the Energy Storage Business, and the Excluded Assets (and related Liabilities), and permit copies of such materials to be made solely for use in connection with the reasonable business purposes described in this Section 5.02(b), (B) furnish to the Representatives of the other party and its Affiliates such additional financial and other information regarding the Business, the Transferred Assets (and related Liabilities), the Energy Storage Business and the Excluded Assets (and related Liabilities) as the other parties hereto and their respective Affiliates may from time to time reasonably request and (C) make available to the other party and its Affiliates those employees whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the other parties hereto in connection with their inquiries for any reasonable business purpose referred to above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of any party hereto or any of its Affiliates; and provided, further, that the auditors and accountants of the parties hereto shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by a party hereto providing any information or access, the party hereto or its Affiliate seeking information or access shall enter into a customary and mutually acceptable joint defense agreement with respect to any information to be provided to the party hereto seeking information or access pursuant to this Section 5.02(c).

(c) Notwithstanding anything in this Agreement to the contrary, the Company, the Acquiror and their respective Affiliates shall not be required to disclose, or cause or seek to cause the disclosure, to any Person (or to provide access to any properties, books or records that would reasonably be expected to result in the disclosure to any Person of) any Trade Secrets, proprietary know how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, in each case that is confidential information, nor shall any such Person be required to permit or cause or seek to cause others to permit any other Person to have access to or to copy or remove from the properties of the Company or the Acquiror or any of their respective Affiliates, as the case may be, any documents, drawings or other materials that might reveal any such confidential information.

(d) Following the Closing, upon the written request of Acquiror, the Company shall, and shall cause the other Sellers to (i) transfer privileged books, records and documents and (ii) instruct its current or former outside legal counsel to transfer privileged books, records and documents, in each case primarily related to the Transferred Assets. In furtherance of the foregoing, each party agrees, and shall cause its Affiliates to agree, upon the written request of the other party, to enter into a common interest agreement with the other party with respect to the subject matter of the information and documents subject to privilege, in a form reasonably acceptable to the parties.

Section 5.03 Records Preservation. The parties hereto shall preserve and keep, or cause to be preserved and kept, all original books and records related to the Business (in the case of the Acquiror and its Affiliates) or related to the Energy Storage Business (in the case of the Company and its Affiliates) and any copies thereof in their possession for a period consistent with such party’s record retention policy (but for at least five (5) years from the Closing Date). During such five (5) year or longer period, Representatives of the Company, the Acquiror and their respective Affiliates shall, upon reasonable notice and for any reasonable business purpose, have reasonable access during normal business hours to examine, inspect and copy such books and records. During such five (5) year or longer period, the parties hereto shall provide, or cause to be provided, to the other parties hereto and their respective Affiliates, reasonable access during normal business hours to such books and records of the Business as such other parties hereto or their respective Affiliates shall reasonably request in connection with any Action to which such other parties hereto or any of their respective Affiliates are parties or in connection with the requirements of any Law applicable to such other parties hereto or any of their respective Affiliates. Upon the written request of the Acquiror any time after five (5) years from the Closing Date, the Company or its Affiliates, as applicable, shall transfer any books and records (including, for the avoidance of doubt, both original books and records and any copies thereof) in respect of the Business that constitute Transferred Assets but were not transferred at Closing pursuant to Section 2.02(a) to the Acquiror or its designated Affiliate, following which the Company and its Affiliates shall no longer retain any books and records related to the Business (as conducted by the Company and its Affiliates prior to the Closing) that constitute Transferred Assets, including any copies thereof; provided, however, that the Company and its Affiliates may retain such books and records Related to the Business that they are required in their reasonable judgment to retain for the duration of any applicable statute of limitations that exceeds such five-year period. Upon the written request of the Company any time after five (5) years from the Closing Date, the Acquiror or its Affiliates, as applicable, shall transfer any books and records (including, for the avoidance of doubt, both original books and records and any copies thereof, but excluding any Tax records of the Acquiror or its Affiliates) in respect of the Energy Storage Business that were transferred at Closing pursuant to Section 2.02(a) to the Acquiror or its designated Affiliate, following which the Acquiror and its Affiliates shall no longer retain any books and records related to the Energy Storage Business (as conducted by the Company and its Affiliates prior to the Closing), including any copies thereof; provided, however, that the Acquiror and its Affiliates may retain such books and records related to the Energy Storage Business that they are required in their reasonable judgment to retain for the duration of any applicable statute of limitations that exceeds such five-year period. The Company or the Acquiror, as applicable, shall give notice to the other of any books and records retained by any of them or their respective Affiliates following such five-year period and the confidentiality obligations of such Person and its Affiliates pursuant to Section 5.04 shall continue to apply in respect of such books and records for so long as all or any part of such books and records are retained by such Person or its Affiliates. After such five-year or longer period, before any party hereto or any of its Affiliates shall dispose of any of books and records that remain in its possession and are related to the Business (in the case of the Company and its Affiliates) or are related to the Energy Storage Business (in the case of the Acquiror and its Affiliates), such party hereto shall give at least ninety (90) days’ prior written notice of such intention to dispose to the other party hereto, and the other party or any of their Affiliates shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records that is related to the Business (in the case of the Acquiror and its Affiliates) or are related to the Energy Storage Business (in the case of the Company and its Affiliates) as it may elect. If so requested by a party hereto permitting the removal or retention of any books and records, the party hereto or its Affiliate seeking to remove and retain any books and records shall enter into a customary and mutually acceptable joint defense agreement with respect to any information to be removed or retained pursuant to this Section 5.03.

Section 5.04 Confidentiality.

(a) The terms of the letter agreement dated October 11, 2013 and amendments dated September 2, 2014, September 30, 2014 and January 28, 2015 (the “Confidentiality Agreement”) between Acquiror and the Company are incorporated into this Agreement by reference and shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon the Acquiror and its Affiliates, officers, directors, employees and representatives as if parties thereto) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) For a period of five (5) years from the Closing Date, except as to “trade secrets,” as such term is defined in the Uniform Trade Secrets Act (and codifications thereof under United States Law and corresponding international Law) Related to the Business (in the case of the Company) or primarily related to the Energy Storage Business (in the case of the Acquiror) for which the obligation of non-disclosure and non-use under this Section 5.04(b) shall not expire until they cease to be “trade secrets,” as such term is defined in the Uniform Trade Secrets Act (and codifications thereof under United States Law and corresponding international Law), each of the Company and the Acquiror shall, subject to the Intellectual Property License Agreement, hold, and shall cause its Affiliates to hold, in strict confidence and not use, disclose or release without the prior written consent of the Acquiror or the Company, as applicable, any and all non-public information (“Confidential Information”) related to the Business (in the case of the Company) or related to the Energy Storage Business (in the case of the Acquiror); provided, that each party may disclose, or may permit disclosure of, any such Confidential Information (i) to its Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, such party shall be responsible, (ii) to its Affiliates and Service Provider Parties (as defined in the Transition Services Agreement) and its and their respective

Representatives as is reasonably required in connection with and for the sole purpose of the exercise of such party’s rights and obligations under any Transaction Agreement or (iii) if such party, any Service Provider Party (as defined in the Transition Services Agreement) or any of their respective Affiliates or one of their Representatives is compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process) or otherwise required by Law to disclose any such Confidential Information related to the Business or the Energy Storage Business, as applicable; provided, further, that each party may use, or may permit use of, any such Confidential Information as is reasonably required in connection with and for the sole purpose of the exercise of such party’s rights and obligations under any Transaction Agreement, but each party shall use commercially reasonable efforts not to disclose any Confidential Information related to the Business (in the case of the Company) or the Energy Storage Business (in the case of the Acquiror) to any personnel or employees of such party, or its Affiliates or Representatives who engage in any business of such party that competes with the Business (in the case of the Company) or the Energy Storage Business (in the case of the Acquiror). In the event that any demand or request for disclosure of any such Confidential Information is made pursuant to clause (iii) above, the party receiving such demand or request shall (x) as promptly as practicable notify the other party of the existence of such request or demand to the extent practicable and, if not otherwise prevented by Law, the disclosure that is expected to be made in respect thereto so that the other party may, at its expense, seek a protective order or other appropriate assurance that confidential treatment will afforded to such Confidential Information and/or waive compliance with the provisions of this Section 5.04(b), and (y) if requested by the other party, cooperate with the other party (at the other party’s expense) in seeking a protective order or other appropriate assurance that confidential treatment will be afforded to such Confidential Information in respect of which such request or demand was made. If such a protective order or other remedy or the receipt of a waiver by the other party is not obtained and the party, any of its Affiliates, any of its Service Provider Parties or any of their respective Representatives is required by such Law to disclose any such Confidential Information, such party (or its applicable Affiliate, Service Provider Party or Representative) may disclose only that portion of the Confidential Information which is required to be disclosed. With respect to any Representative of the Acquiror or any of its Affiliates that, prior to the Closing, was a Representative of any of the Sellers or any of their respective Affiliates, nothing in this Section 5.04 shall vitiate such Representative’s confidentiality obligations owed to such Seller or any of its Affiliates (other than with respect to Confidential Information related to the Business) as a consequence of such Representative’s former employment with such Seller or any of its Affiliates.

(c) Notwithstanding anything to the contrary in this Agreement, Confidential Information does not include any information which (i) is generally available to and known by the public (other than as a result of a disclosure by the Company or its Affiliates, in the case of information related to the Business, or by the Acquiror or its Affiliates, in the case of information related to the Energy Storage business), (ii) becomes available after the Closing Date to the Company or any of its Affiliates (in the case of information related to the Business) or the Acquiror or any of its Affiliates (in the case of information related to the Energy Storage Business) on a non-confidential basis from a source which is not subject to any contractual or other obligation of confidentiality to the Acquiror or any of its Affiliates (in the case of information related to the Business) or the Company or any of its Affiliates (in the case of information related to the Energy Storage Business), or (iii) is independently developed by the Company or any of its Affiliates (in the case of information related to the Business) or the Acquiror or any of its Affiliates (in the case of information related to the Energy Storage Business), as established through documentary evidence, without violation of such party’s covenants and agreements hereunder. Notwithstanding the foregoing, nothing herein shall prevent the Company and its Affiliates from disclosing or using information that is not related to the Business (as conducted by the Company and its Affiliates prior to the Closing) or is used or held for use in respect of any Excluded Asset or Excluded Liability, and nothing herein shall prevent the Acquiror and its Affiliates from disclosing or using information that is not related to the Energy Storage Business or is used or held for use in respect of any Transferred Asset or Assumed Liability.

Section 5.05 Reasonable Best Efforts; Antitrust Filings; Other Actions.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, on or prior to the Termination Date, the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Company and the Acquiror shall (i) use reasonable best efforts to cause the conditions set forth Section 8.01 and Section 8.02 (in the case of the Company) and Section 8.03 (in the case of the Acquiror) to be satisfied prior to the Termination Date, (ii) prepare and file as promptly as reasonably practicable the submissions under all Antitrust Laws required to consummate the transactions contemplated by the Transaction Agreements and, if requested, to promptly amend or furnish additional information thereunder, (iii) use reasonable best efforts to obtain all necessary actions or nonactions, waivers, clearances, consents, permits and approvals from Governmental Authorities and make all necessary registrations, notifications and filings and take of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority prior to the Termination Date, and (iv) as promptly as reasonably practicable following the receipt thereof, respond to (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by the Company, the Acquiror or any of their respective Affiliates from any Governmental Authority. The Company and the Acquiror shall, subject to applicable Law, use reasonable best efforts to (x) cooperate and coordinate with the other in the taking of the actions contemplated by the immediately preceding sentence and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall as promptly as reasonably practicable inform the other party or parties hereto, as the case may be, of any communication to or from any Governmental Authority regarding the transactions contemplated by the Transaction Agreements. If the Company, the Acquiror or any of their Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to transactions contemplated by the Transaction Agreements, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by the Transaction Agreements. To the extent reasonably practicable and subject to the provisions Section 5.02, legal counsel for the Acquiror and for the Company shall have the right to review in advance, and will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Acquiror or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party or Governmental Authority in connection with the transactions contemplated by the Transaction Agreements (provided that these materials may be redacted to the extent necessary to address reasonable attorney-client or other privilege, or other confidentiality concerns; provided, further, that the parties shall use reasonable best efforts to cause the information so redacted to be provided in a manner that would not reasonably be expected to result in any waiver or loss of such privilege, including by entering into a common interest or joint defense agreement). In exercising the foregoing rights, each of the Company and the Acquiror shall act reasonably and as promptly as reasonably practicable. Information disclosed pursuant to this Section 5.05 shall be subject to the Confidentiality Agreement, and the parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations thereunder. Neither the Company nor the Acquiror shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) In furtherance, and not in limitation of the foregoing, each of the Company and Acquiror and their respective Affiliates agrees to cooperate with each other and use reasonable best efforts to resolve such objections, if any, as may be asserted by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Governmental Authority of competent jurisdiction with respect to the transactions provided for in this Agreement under Antitrust Laws, to permit the transactions contemplated by the Transaction Agreements to be consummated in the most expeditious manner practicable. Notwithstanding the foregoing, neither Acquiror nor any of its Affiliates will be required by this Section 5.05 to (i) take any action, including entering into any consent decree, hold separate orders or other arrangements, that (a) requires the sale, divestiture, license or other disposition of any assets, properties or businesses of any of Acquiror or any of their respective Subsidiaries or Affiliates, or (b) limits Acquiror’s freedom of action with respect to, or its ability to retain, any of the Transferred Assets; or (ii) to defend, oppose, contest or resist any litigation or adjudicative legal or similar proceedings relating to the transactions contemplated by this Agreement and the other Transaction Agreements.

(c) The parties shall work cooperatively together on all communications and strategy relating to the Antitrust Laws and litigation matters (provided that each party acts in good faith and is not constrained from complying with applicable Law), subject to consultations with one another and the inclusion of the other party at meetings with Governmental Authorities involving substantive issues under the Antitrust Laws, unless the inclusion of one party is reasonably determined after good faith consultation by both parties to be strategically detrimental to the ultimate goal of obtaining clearance of the transactions contemplated by the Transaction Agreements under the Antitrust Laws.

Section 5.06 Rights to Name and Marks.

(a) The Acquiror agrees as follows:

(i) Except as expressly permitted in Section 5.06(b), the Acquiror and its Affiliates shall make no use of the Company Name and Company Marks.

(ii) The Acquiror, for itself and its Affiliates, acknowledges and agrees that neither the Acquiror nor any of its Affiliates does or shall have any rights in any of the Company Name and Company Marks, and that, as between the parties hereto, the Sellers and their Affiliates, as the case may be, are and shall remain the sole and exclusive owner of all right, title and interest in and to the Company Name and Company Marks.

(b) Notwithstanding Section 5.06(a)(i), (i) for a period of twenty four (24) months after the Closing, the Acquiror may: (A) sell inventory of Business products included in the Transferred Assets that have the Polypore Name and Polypore Marks engraved or embossed upon them as of the date of the Closing and (B) use the Polypore Name and Polypore Marks on products of the Business that are manufactured using equipment and tooling included in the Transferred Assets and that were being manufactured prior to the Closing and have the Polypore Name and Polypore Marks engraved or embossed upon them, but only to the extent such engraving or embossing on such products was done in the conduct of the Business prior to the Closing using such equipment and tooling, and (ii) for a period of eighteen (18) months after the Closing, the Acquiror may: use the Trademark “Celgard” in connection with the marketing, promotion, sale and regulatory filings of Business products solely to the extent the Trademark “Celgard” was used on such Business products in connection with such marketing, promotion, sale and regulatory filings and solely in like fashion to the manner in which such “Celgard”-branded Business products were being offered by the Sellers and their Affiliates prior to the Closing; provided that in the case of each of clauses (i) and (ii), that (x) the Acquiror shall cease all use of the Polypore Name and Polypore Marks and of the Trademark “Celgard” as soon as reasonably practicable after the Closing Date and in any event no later than twenty four (24) months thereafter (in the case of the Polypore Name and Polypore Marks) or eighteen (18) months thereafter (in the case of the Trademark “Celgard”), as applicable; and (y) if any required Governmental Approval in respect of replacing or re-tooling any equipment or tooling or rebranding Business products described in this Section 5.06(b)(i) has not been granted at the end of such twenty four (24) month period and the Acquiror has used all reasonable best efforts to obtain such Governmental Approval prior to the end of such twenty four (24) month period (and continues to use all reasonable best efforts to obtain such Governmental Approval), such period may be extended with the Sellers’ written consent (not to be unreasonably withheld) solely to the extent applicable to those products, equipment or tooling that require such Governmental Approval.

(c) Any use by the Acquiror of the Polypore Name and Polypore Marks and of the Trademark “Celgard” during the applicable limited license periods provided in Section 5.06(b) shall be (i) solely in connection with Business products that (A) are the type of goods, products and services in connection with which the Sellers and their Affiliates were using the Polypore Name and Polypore Marks (with respect to use pursuant to Section 5.06(b)(i)) or the Trademark “Celgard” (with respect to use pursuant to Section 5.06(b)(ii)), as applicable, at the time of the Closing and (B) of a quality at least as high in all material respects as the quality of goods, products and services provided by the Sellers and their Affiliates immediately prior to the Closing and (ii) subject to all style and other usage guidelines in effect for the Polypore Name and Polypore Marks or the Trademark “Celgard”, as applicable, immediately prior to the Closing. The Sellers shall have the right to direct the Acquiror to cease any use of the Polypore Name and Polypore Marks and/or the Trademark “Celgard” that does not comply with this Section 5.06. All goodwill associated with the use by the Acquiror of the Polypore Name and Polypore Marks and of the Trademark “Celgard” shall inure to the benefit of the Sellers or their Affiliates, as applicable. The Acquiror shall not use, or permit, direct or encourage a third party to use, the Company Name and Company Marks in or as part of any corporate name, Internet domain name, “d/b/a,” business name, fictitious name or partnership name. All rights not expressly granted herein are reserved by the Sellers and their Affiliates.

(d) From and after the Closing, the Sellers agree as follows:

(i) The Sellers and their Affiliates shall make no use of the Business Name and Business Marks.

(ii) The Sellers, for themselves and their Affiliates, acknowledge and agree that neither the Sellers nor any of their Affiliates do or shall have any rights in any of the Business Name and Business Marks, and that, as between the parties hereto, the Acquiror and its Affiliates, as the case may be, will be the sole and exclusive owner of all right, title and interest in and to the Business Name and Business Marks

Section 5.07 Further Action Regarding Intellectual Property.

(a) If, after the Closing, the Company, the Sellers or the Acquiror identify any item of Intellectual Property that should have been included as Business Intellectual Property constituting a Transferred Asset that was not previously transferred by the Sellers to the Acquiror, then the Company and the other Sellers shall use reasonable best efforts to promptly transfer such Intellectual Property to the Acquiror for no additional consideration.

(b) If, after the Closing, the Company, the other Sellers or the Acquiror identify any item of Intellectual Property that was transferred by the Sellers to the Acquiror and that is not Business Intellectual Property, the Acquiror shall use reasonable best efforts to promptly transfer such Seller Intellectual Property to the Sellers or their designated Affiliate for no additional consideration.

(c) Prior to the Closing, the Company and the other Sellers shall use reasonable effort to effectuate all filings, recordations and/or other actions (including with any and all Governmental Authority) necessary to record the Sellers’ interest in, and the chain of title of, each item of Business Intellectual Property that is Registered Intellectual Property as set forth on Section 5.07(c) of the Sellers Disclosure Schedule.

Section 5.08 Ancillary Agreements.

(a) At the Closing, the Company or an Affiliate of the Company, and the Acquiror, shall execute and deliver a transition services agreement, in the form attached hereto as Exhibit B, (the “Transition Services Agreement”), subject to any modifications made thereto pursuant to this Section 5.08 after approval by each of the parties and Merger Buyer.

(b) The Acquiror acknowledges and agrees that, except as may be provided pursuant to any Ancillary Agreement, effective as of the Closing Date (i) all Overhead and Shared Services provided to the Business shall cease and (ii) the Company and its Affiliates shall have no further obligation to provide any such Overhead and Shared Services to the Business except for any such Overhead and Shared Services that may be added after the Closing Date pursuant to any Ancillary Agreement. For purposes of this Agreement, “Overhead and Shared Services” means any ancillary or corporate shared services that are provided by the Company or any Affiliate of the Company to both (A) the Business and (B) other businesses of Seller and its Affiliates. The Company acknowledges and agrees that, except as may be provided pursuant to any Ancillary Agreement, effective as of the Closing Date (i) all ancillary or corporate shared services that are provided by the Business to the other businesses of the Company and its Affiliates shall cease and (ii) the Acquiror shall have no obligation to provide any such services to the Company and its Affiliates except for any such services that may be added after the Closing Date pursuant to any Ancillary Agreement.

(c) During the period from the date of this Agreement to the Closing, the Company and the Acquiror shall cooperate in good faith, in consultation with Merger Buyer, to identify additional transition services (and prepare additional transition service schedules) that are reasonably necessary to the operation of the Business (in the case of the Acquiror) or the Energy Storage Business (in the case of the Sellers) that were used in the conduct of the Business or the Energy Storage Business, as applicable, during the 12 month period ended on the date hereof, and that such party reasonably determines necessary to effectuate the orderly consummation of the transactions contemplated by this Agreement. Upon the identification of any such services, each party, in consultation with (and after approval by) the Merger Buyer, shall use its commercially reasonable efforts to, as soon as reasonably practicable, negotiate a new transition service schedule or an amendment to an existing transition service schedule to the Transition Services Agreement, in either case with respect to such additional transition service and (after approval by the Merger Buyer) that includes the fees in respect thereof, which fees shall be consistent with the principles set forth in Section 3.1 of the Transition Services Agreement.

(d) Subject to Section 5.02, during the period from the date of this Agreement until the Closing Date, the Company shall use commercially reasonable efforts to cooperate with the Acquiror with respect to the Company’s information technology systems (including payroll, SAP, emails, access, security, time management, quality and traceability) to enable continuity of the Business at and after the Closing.

(e) Subject to Section 5.02, during the period from the date of this Agreement until the Closing Date, the Company shall use commercially reasonable efforts to cooperate with the Acquiror with respect to export, trade and similar compliance matters relating to the Business to enable continuity of the Business (including the shipment of Business products) at and after the Closing.

(f) Subject to Section 5.02, during the period from the date of this Agreement to the Closing, the Company and the Acquiror shall cooperate in good faith to identify any additional Ancillary Conveyance Agreements described in clause (e) of the definition thereof. Upon the submission of any request to enter into any such Ancillary Conveyance Agreement at the Closing, each party, in consultation with the Merger Buyer, shall use its commercially reasonable efforts to, as soon as reasonably practicable, negotiate a conveyance agreement in form and substance reasonably satisfactory to the parties and the Merger Buyer.

(g) The parties agree that they shall not make any modification to the forms of any of the Ancillary Agreements in any manner that would be adverse to the interests of the Company or Merger Buyer, unless such modification shall have been approved in writing by each of the parties and Merger Buyer.

Section 5.09 Non-Solicitation of Employees. For a period of two (2) years following the Closing:

(a) The Company shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or recruit any Person who on the Closing Date is a Business Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any Business Employee (or hiring as a result thereof) or (B) the Company or any of its Affiliates from soliciting or recruiting any Business Employee who has ceased to be employed or retained by the

Acquiror or any of its Affiliates for a period of at least six (6) months prior to such solicitation or recruitment, as applicable; and

(b) The Acquiror shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or recruit any Person who on the Closing Date is employed or engaged as a consultant by the Company or any of its Affiliates and is not a Business Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any such Person (or hiring as a result thereof) or (B) the Acquiror or any of its Affiliates from soliciting or recruiting any such Person who has ceased to be employed or retained by the Company or any of its Affiliates for a period of at least six (6) months prior to such solicitation or recruitment, as applicable.

Section 5.10 Insurance. From and after the Closing Date, (1) the Company and its Affiliates shall pay to the Acquiror all insurance proceeds (net of any reasonable third party costs and expenses and any material internal costs and expenses incurred in connection with such claim and obtaining such proceeds) that it or any of its Affiliates receives following the date hereof to the extent relating to the Business, the Transferred Assets or any of the Assumed Liabilities with respect to any claims made by the Company or its Affiliates under any policies of insurance of the Company or any of their Affiliates in effect prior to the Closing, and (2) at the written request of the Acquiror, the Company and its Affiliates shall, at the cost and expense of the Acquiror, use commercially reasonable efforts to seek recovery on behalf of the Acquiror under such insurance policies (to the extent permitted under such insurance policies) in respect of any pre-Closing claims that may be made by the Company or any of its Affiliates relating to the Business, the Transferred Assets or any of the Assumed Liabilities, subject to any deductible or self retention or other policy requirement or limit; provided that this Section 5.10 shall not require the Company or its Affiliates to initiate, engage in or threaten litigation with any Person, including any of its insurance carriers. Without limiting the generality of the foregoing, the Company or its Affiliates will use commercially reasonable efforts to coordinate with the Acquiror and the insurance company that provides workers’ compensation coverage (and any international equivalent of workers’ compensation coverage) to ensure the existing insurance coverage is appropriately allocated and liability reserves are fully funded to cover any claims that are Related to the Business and that have been made prior to the Closing.

Section 5.11 Further Action.

(a) Subject to Section 5.05(a), each of the Company shall, and shall cause the other Sellers to, execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements.

(b) From time to time following the Closing, the Company and the Acquiror shall, and the Company shall cause the other Sellers to, use their reasonable efforts to execute, acknowledge and deliver, or to cause their Affiliates to execute, acknowledge and deliver, all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated hereby as may be reasonably requested by the other parties hereto (including (i) transferring back to the Sellers or their designated Affiliates any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to the Acquiror at the Closing and (ii) transferring to the Acquiror any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to the Acquiror at the Closing).

Section 5.12 Shared Contracts. With respect to the Shared Contracts, the parties agree that the Company and its Affiliates, and the Acquiror and its Affiliates, respectively, shall be entitled to continue to derive benefits, and required to assume any obligations and economic burdens related to such benefits, following the Closing. From the date hereof until the date that is eighteen (18) months after the Closing Date, the parties hereto shall use their commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to a Shared

Contract to enter into or to grant, any such new agreements or consents as are reasonably necessary to permit the Company and its Affiliates or the Acquiror and its Affiliates, as applicable, to derive such benefits, and assume such obligations and economic burdens, on an independent basis following the Closing; provided, that neither the Company, the Acquiror or any of their respective Affiliates shall be required to offer or grant any non-financial accommodation in connection therewith. If, on the Closing Date, any such third party agreement or consent is not obtained, the Company and the Acquiror shall, and the Company shall cause the other Sellers to, cooperate in a mutually acceptable arrangement under which the Sellers and their respective Affiliates or the Acquiror and its Affiliates, as applicable, would, in compliance with Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of such Shared Contracts, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of the other party or any its Affiliates (as applicable) that is an intended beneficiary thereof pursuant to this Section 5.12.

Section 5.13 Termination of Certain Indebtedness.

(a) At least six (6) Business Days prior to the Closing Date, the Company shall deliver to the Acquiror executed prepayment notices (to the extent the agreements underlying such Indebtedness require such notice) and at least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Acquiror (a) customary payoff letters to be executed by third-party lenders or an agent, if applicable, on their behalf, with respect to (i) all Indebtedness of the Company and its Subsidiaries under the Company Credit Agreement (including, for the avoidance of doubt, all obligations under and in respect of any swap, hedging or similar agreement entered into by the Company in connection with such Indebtedness) and (ii) any other Indebtedness for borrowed money specified by the Acquiror to the Company no later than twelve (12) Business Days prior to the Closing Date. Such payoff letters shall (x) provide for the cash collateralization of any letters of credit issued for the Company or any of its Subsidiaries (including any letters of credit issued under the Company Credit Agreement), to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank, (y) correctly specify the amounts, including any applicable premiums, fees and expenses, necessary to repay such Indebtedness and completely discharge the obligations of the Company and its Subsidiaries with respect to such Indebtedness and (z) release and terminate any Encumbrances on the assets and properties of the Company and its Subsidiaries relating to such Indebtedness and any guarantees thereof. At the Closing, the Company shall discharge such Indebtedness.

(b) Prior to the Closing, the Company shall use reasonable best efforts to negotiate and seek to obtain customary payoff and lien release documents to effectuate the release and termination, as of Closing, of Encumbrances (other than Permitted Encumbrances) on the Transferred Assets (the release and termination of which are not otherwise covered by Section 5.13(a)), including releases of any security agreements filed against the Business Intellectual Property or the Transferred Assets. The Company shall use reasonable best efforts to afford Acquiror and its Representatives the opportunity to review and comment on such release and termination documents. Nothing herein shall be deemed to modify the obligations of the Company and Sellers to sell, convey, assign, transfer and deliver the Transferred Assets free and clear of all Encumbrances other than Permitted Encumbrances, as provided in Section 2.01(a).

Section 5.14 No Solicitation.

(a) From and after the date of this Agreement until the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, neither the Company, its Subsidiaries nor any of its or their respective officers or directors shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly.

(i) solicit, initiate, knowingly facilitate (including by way of furnishing information or assistance) or knowingly encourage any inquiries regarding, or the making of any inquiry, offer or proposal (whether written or oral, binding or nonbinding) that constitutes, or could reasonably be expected to lead to, a Competing Proposal;

(ii) enter into, engage in, continue, conduct or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, offer or proposal (whether written or oral, binding or nonbinding) that constitutes, or would reasonably be expected to lead to, a Competing Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.14 and to limit its conversation or other communication exclusively to such referral); or

(iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, Contract, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Competing Proposal.

(b) The Company shall, and shall direct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with (and provision of information to) any Person conducted heretofore with respect to any actual or potential Competing Proposal and promptly cause the prompt return or destruction of all confidential information previously furnished in connection therewith. From and after the date of this Agreement until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, the Company shall not, and shall cause its controlled Affiliates not to, (i) release or permit the release of any Person from, waive or terminate or permit the waiver or termination of, or amend or modify or permit the amendment or modification of, (A) any provision of any “standstill” or similar agreement to which the Company or any of its controlled Affiliates is a party (provided that the Company may amend any such agreement to the extent required to permit the submission of a Competing Proposal to the Company Board on a confidential basis if the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, further, that any such amendment be conditioned upon the applicable counterparty agreeing that the Company shall not be prohibited from providing any information to Acquiror (including information regarding any such Competing Proposal) in accordance with, and otherwise complying with, this Section 5.14) or (B) any confidentiality provision in any agreement to which the Company or any of its controlled Affiliates is a party or (ii) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL. Except to the extent otherwise permitted by the proviso in the preceding sentence, the Company shall, and shall cause its controlled Affiliates to, enforce the confidentiality and standstill provisions of all agreements to which it or its controlled Affiliates are a party. Neither the Company nor any of its Subsidiaries shall reimburse or agree to reimburse the expenses of any third party in connection with any Competing Proposal or any inquiry, proposal or offer which could reasonably be expected to lead to a Competing Proposal.

(c) Notwithstanding the restrictions set forth in Section 5.14(a), if at any time following the date hereof and prior to obtaining the Stockholder Approval, (i) the Company receives a bona fide, unsolicited written Competing Proposal that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, constitutes, or could reasonably be expected to lead to, a Superior Proposal, (ii) such Competing Proposal did not result from a material breach of this Section 5.14, (iii) the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take the actions described in clauses (A) and (B) below would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (iv) before taking the actions described in clause (A) below, the Company receives from the Person making such Competing Proposal an executed confidentiality agreement on terms at least as favorable to the Company as those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission of a Competing Proposal to the Company Board on a confidential basis), the Company may (A) furnish nonpublic information to the Person making such Competing Proposal, if, to the extent not previously furnished, the Company contemporaneously furnishes such information to Acquiror and (B) participate in discussions or negotiations with such Person (and its Representatives) making such Competing Proposal with respect to such Competing Proposal. The Company shall promptly notify Acquiror (within no more than 48 hours) of the communication or receipt of any Competing Proposal, indicating, in connection with such notice, the identity of the Person making such Competing Proposal and the material terms and conditions thereof. The Company shall keep Acquiror reasonably informed on a current basis (within no more than 48 hours) as to the status of (including any material developments, discussions or negotiations regarding) any such Competing Proposal (including whether such Competing Proposal or request has been withdrawn or rejected and any material change to the terms thereof). The Company agrees that it and its controlled Affiliates will not enter into any agreement with any Person which prohibits the Company from providing any information to Acquiror in accordance with, or otherwise complying with, this Section 5.14.

(d) From and after the date of this Agreement until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 9.01, except to the extent permitted by Section 5.14(e), neither the Company Board nor any committee thereof shall (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, in any manner, the Board Recommendation (a “Change of Recommendation”), (ii) approve or recommend or resolve to or propose publicly to approve or recommend, any Competing Proposal or (iii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition or other agreement or understanding relating to, or that is intended or would reasonably be expected to lead to, any Competing Proposal (other than a confidentiality agreement permitted by Section 5.14(c)) or resolve, propose publicly or agree to do any of the foregoing.

(e) Notwithstanding anything in this Agreement to the contrary, if (i) there shall occur any material event that (A) is not related to a Competing Proposal, and (B) was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement but became known to the Company Board prior to the Stockholder Approval (any such material event, an “Intervening Event”) and (ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law, then prior to the receipt of the Stockholder Approval the Company Board may, subject to compliance with this Section 5.14, effect a Change of Recommendation; provided, however, that prior to so effecting a Change of Recommendation, (x) the Company shall have provided to Acquiror at least five Business Days prior written notice of its intention to take such action, which notice shall include, in reasonable detail, the reasons therefor and a summary of all material facts and circumstances related to the applicable Intervening Event, (y) the Company shall have negotiated, and directed its Representatives to negotiate, in good faith with Acquiror and its Representatives during such notice period (to the extent Acquiror desires to negotiate) with respect to any revisions to the terms of this Agreement proposed by Acquiror such that the failure of the Company Board to effect such Change of Recommendation, in the Board’s good faith determination, would no longer be inconsistent with its fiduciary duties under applicable Law and (z) upon the end of such notice period, the Company Board shall have considered in good faith all revisions to the terms of this Agreement proposed in writing by Acquiror and shall have determined, after consultation with its outside legal counsel and independent financial advisor, that the failure to effect such Change of Recommendation would nevertheless continue to be inconsistent with its fiduciary duties under applicable Law.

(f) Notwithstanding anything in this Agreement to the contrary, if the Company Board shall have determined in good faith, after consultation with its outside legal counsel and independent financial advisor, that a bona fide, unsolicited written Competing Proposal made after the date hereof that did not result from a breach of the Company’s obligations under this Section 5.14 constitutes a Superior Proposal and that the failure of the Company Board to approve, recommend or enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, then at any time prior to the receipt of the Stockholder Approval the Company Board may, subject to compliance with this Section 5.14(f), cause the Company to terminate this Agreement pursuant to Section 9.01(g) in order to concurrently enter into a definitive agreement that constitutes a Superior Proposal upon (and subject to) paying the Termination Fee in accordance with Section 9.02; provided, however, that prior to so terminating the Agreement, (i) the Company shall have provided to Acquiror at least five Business Days prior written notice of its intention to take such action (a “Notice of Superior Proposal”), which notice shall include, in reasonable detail, the reasons therefor and any information and materials required to be delivered under Section 5.14(c) that have not yet been provided to

Acquiror, (ii) the Company shall have negotiated, and directed its Representatives to negotiate, in good faith with Acquiror and its Representatives during such notice period (to the extent Acquiror desires to negotiate) with respect to any revisions to the terms of this Agreement proposed by Acquiror such that such Superior Proposal would no longer constitute a Superior Proposal and (iii) upon the end of such notice period, the Company Board shall have considered in good faith all revisions to the terms of this Agreement and the Merger Agreement proposed in writing by Acquiror and/or the Merger Buyer, and shall have determined, after consultation with its outside legal counsel and independent financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the proposed revisions were to be given effect and that the failure of the Company Board to approve, recommend or enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law. Any change to the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of a Superior Proposal shall require the Company to deliver to Acquiror a new Notice of Superior Proposal and a new five Business Day notice period shall commence thereafter.

(g) Nothing contained in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its stockholders if the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that the Company Board may not effect a Change of Recommendation, unless permitted to do so by Section 5.14(e), provided, further, that any disclosure (other than a “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) made pursuant to Rule 14d-9 or 14e-2(a) shall be deemed to be a Change of Recommendation, unless the Company Board expressly reaffirms in such disclosure the Board Recommendation. The Company shall not submit to the vote of its stockholders any Competing Proposal or Superior Proposal prior to the termination of this Agreement.

(h) The Company shall ensure that its Representatives are aware of the provisions of this Section 5.14. Any material violation of the restrictions contained in this Section 5.14 by any of its Representatives shall be deemed to be a material breach of this Section 5.14 by the Company.

(i) For purposes of this Agreement:

(i) “Competing Proposal” means any inquiry, offer or proposal (from any Person or group of Persons other than Acquiror or its Subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its material Subsidiaries, (B) any acquisition of 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of the Company, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company, (D) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 15% or more.

(ii) “Superior Proposal” means a bona fide, unsolicited written Competing Proposal (A) that if consummated would result in a Person other than Merger Buyer or its Subsidiaries (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, (1) all or substantially all of the outstanding Company Common Stock or (2) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole and (B) that the

Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, taking into account all the terms of the Competing Proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the Person making such proposal and the conditions for completion of such proposal) is more favorable, from a financial point of view, to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account any revised proposal to amend the terms of this Agreement.

Section 5.15 Public Announcements. The parties agree that the initial press releases to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. The Company and the Acquiror shall (a) consult with each other before issuing or making, (b) give each other the opportunity to review and comment upon, (c) consider in good faith the views of each other with respect to and (d) not issue or make without the prior written consent of the other (which consent shall not to be unreasonably withheld, delayed or conditioned), any press release or other public statement with respect to the transactions contemplated by this Agreement; provided that the Company or the Acquiror may, without the prior written consent of the other (but after prior consultation, to the extent practicable in the circumstances) issue a press release or make any other public statement to the extent required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.16 Stockholder Litigation. The Company shall promptly notify the Acquiror of any stockholder litigation against it and/or its directors relating to this Agreement, the Merger Agreement, the Merger and/or the transactions contemplated by this Agreement or the Merger Agreement and shall keep the Acquiror reasonably informed regarding any such stockholder litigation. Without limiting Section 5.01(e), the Company shall give the Acquiror the opportunity to participate in the defense or settlement of any such stockholder litigation and shall give due consideration to the other party’s advice with respect to such stockholder litigation.

Section 5.17 Notification of Certain Matters.

(a) Subject to applicable Law, the Company shall give prompt notice to the Acquiror of (a) the occurrence or nonoccurrence of any change, effect, event, change in circumstance, occurrence or the discovery of any fact, that would reasonably be expected to cause any of the conditions to Closing set forth in Section 8.01 or Section 8.02 not to be satisfied, (b) any notice or other communication received by the Company or any of its Subsidiaries from any third party alleging that the consent of such third party is or may be required in connection with the other transactions contemplated by the Transaction Agreements, (c) any notice or other communication received by the Company or any of its Subsidiaries from any customer, supplier, vendor, licensor, licensee or other business partner to the effect that such customer, supplier, vendor, licensor, licensee or other business partner is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of any of the transactions contemplated by this Agreement, (d) any notice or other communication from any Governmental Authority received by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (and a copy of any such notice or communication shall promptly be furnished to the Acquiror) and (e) any suits, actions, proceedings or investigations commenced or threatened that relate to the consummation of this Agreement or the transactions contemplated hereby, of which the Company has knowledge.

(b) Subject to applicable Law, the Acquiror shall give prompt notice to the Company of (a) the occurrence or nonoccurrence of any change, effect, event, change in circumstance, occurrence or the discovery of any fact, that would reasonably be expected to cause any of the conditions to Closing set forth in Section 8.01 or Section 8.03 not to be satisfied, (b) any notice or other communication from any Governmental Authority received by the Acquiror or any of its Subsidiaries in connection with the transactions contemplated by the Transaction Agreements (and a copy of any such notice or communication shall promptly be furnished to the Company) and (c) any suits, actions, proceedings or investigations commenced or threatened that relate to the consummation of this Agreement or the transactions contemplated hereby, of which the Acquiror has knowledge.

(c) The delivery of any notice pursuant to this Section 5.17 shall not limit or otherwise affect the remedies available hereunder.

Section 5.18 Payments Received. The Company and its Affiliates each agree that after the Closing they will hold and will promptly transfer and deliver to the Acquiror, from time to time as and when received by them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the Acquiror, including without limitation any insurance proceeds, and will account to the Acquiror for all such receipts. From and after the Closing, the Acquiror shall have the right and authority to endorse without recourse the name of the Company or any other Seller on any check or any other evidences of indebtedness received by the Acquiror on account of the Business and the Transferred Assets.

Section 5.19 Letters of Credit; Surety Bonds; Guarantees. The Company and Acquiror each shall use commercially reasonable efforts (which shall not require any modifications of the terms of the underlying obligations) to cause the Acquiror to be substituted in all respects for the Sellers and their Affiliates effective as of the Closing Date, in respect of all obligations of the Sellers and their Affiliates under any surety bonds, letters of credit or guarantees made or provided by the Sellers and their Affiliates (or any of them) primarily for the benefit of the Business; provided, however, that in no event will the failure to cause the Acquiror to be so substituted prevent the consummation of the transactions contemplated by this Agreement. From and after the date of this Agreement until the Closing, the Company shall use commercially reasonable efforts to identify in writing to the Acquiror, and to provide to the Acquiror relevant information and documentation regarding, any such surety bonds, letters of credit or guaranties. If the Acquiror is unable to effect any such substitution after using its commercially reasonable efforts to do so, then the Acquiror shall (a) obtain letters of credit, on terms and from financial institutions reasonably satisfactory to the Company, with respect to the obligations covered by each of the surety bonds or letters of credit for which the Acquiror does not effect such substitution in an amount equal to the amount of each such item outstanding as of the Closing and (b) indemnify and hold harmless the Sellers and its Affiliates with respect to any Liabilities suffered or incurred after the Closing pursuant to any such surety bonds, letters of credit or guarantees.

Section 5.20 Preparation of the Proxy Statement; Stockholder Meetings.

(a) The Company shall file with the SEC the Proxy Statement as soon as practicable following the date of this Agreement and shall use its reasonable best efforts, to the extent within its control (and, for the avoidance of doubt, subject to the fourth sentence of this Section 5.20(a)), to do so within twenty (20) Business Days after the date hereof. The Company will respond as promptly as practicable to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. No filing of, or amendment or supplement to the Proxy Statement (or response to any comments thereon) will be made by the Company, without obtaining Acquiror’s prior consent, which shall not be unreasonably withheld, delayed or conditioned. The Company shall promptly notify Acquiror of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Acquiror with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.

(b) The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. To the extent within its control, the Company shall cause the Proxy Statement, at and from the date it is first mailed to the stockholders of the Company until the Company Stockholders Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective Affiliates, directors or officers, is discovered by the Company or Acquiror which should be set forth in an amendment or supplement to either the Proxy Statement, so that such document would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company.

(c) The Company shall, as soon as reasonably practicable following the date the Proxy Statement is permitted by applicable Law to be mailed to the Company’s stockholders, take all actions necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the Stockholder Approval (the “Stockholders Meeting”), in accordance with applicable Laws and the Governing Documents of the Company; provided that the Company may postpone or adjourn the Stockholders Meeting only (A) with the written consent of Acquiror or (B) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Laws. In connection with the Stockholders Meeting, the Company shall (i) unless there has been a Change of Recommendation in accordance with Section 5.14(e), use reasonable best efforts to obtain the Stockholder Approval (including by soliciting proxies in favor of the adoption of this Agreement and ensuring that all proxies so solicited are solicited in compliance with all applicable Laws and the rules of the New York Stock Exchange) and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company shall include in the Proxy Statement the Board Recommendation, unless there has been a Change of Recommendation in accordance with Section 5.14(e). Without limiting the generality of the foregoing, the Company shall submit the transactions contemplated by this Agreement and this Agreement for the approval of its stockholders at the Stockholder Meeting whether or not a Change of Recommendation shall have occurred or a Competing Proposal shall have been publicly announced or otherwise made known to the Company, the Company Board, its Representatives or its stockholders and there shall be no vote of the Company’s stockholders in respect of any Competing Proposal prior to the Stockholders Meeting. Without the prior written consent of Acquiror, the adoption of the Merger Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting, provided, however, that the Company may, its sole discretion, combine the Stockholders Meeting with its Annual Meeting of Stockholders and include the applicable matters thereto among the matters to be voted on by the Company’s stockholders at the Stockholders Meeting if either (x) the Company is so required by applicable Law or (y) the combination of the Stockholders Meeting with the Company’s Annual Meeting of Stockholders would not reasonably be expected to delay the Stockholders Meeting; provided, further, that nothing in this Section 5.20 shall prohibit the Company from holding its Annual Meeting of Stockholders separate from the Stockholders Meeting.

Section 5.21 Post-Closing Satisfaction of Closing Deliverables. In the event that any deliverables described in Section 2.05 were not delivered by the Company and/or the other Sellers at the Closing, or any deliverables described in Section 2.06 were not delivered by the Acquiror at the Closing, the Company and the Acquiror shall reasonably cooperate and use reasonable best efforts to deliver or cause to be delivered, as promptly as reasonably practicable following the Closing, all such items not so delivered at the Closing.

Section 5.22 Closing of Financial Books and Records. In the event that the Closing occurs two (2) or more Business Days prior or subsequent to the last day of a month, the Company shall, as promptly as practicable following the Closing, close its financial books and records, consistent in all respects to past practices and in accordance with GAAP, producing a balance sheet, income statement and cash flow statement reflective of the Closing Date.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01 German Employee Matters.

(a) Transfer of Employment. It is the parties’ understanding that the consummation of the transaction contemplated by this Agreement constitutes with respect to the Business Employees who are employed in Germany and currently working exclusively or predominantly for the Business in Germany (including any Business Employee who is on a leave of absence for any reason or any Business Employee on maternity or parental leave) (“German Business Employees”) a transfer of undertaking (Betriebsübergang) from the Subsidiaries of the Company in Germany that employ German Business Employees (the “Sellers’ German Entities”) to Acquiror within the meaning of section 613a of the German Civil Code (Bürgerliches Gesetzbuch or BGB). As a consequence, the employment relationships of the German Business Employees will, by operation of law, transfer to Acquiror with effect as of the Closing Date, unless any individual German Business Employee objects to such transfer of his or her employment relationships in accordance with section 613a para. 6 of the German Civil Code (BGB).

(b) Notification of German Business Employees. Sellers’ German Entities and Acquiror shall jointly notify the German Business Employees without undue delay, however no later than the Closing Date, about the transfer of their employment relationships in text form pursuant to section 613a para. 5 of the German Civil Code (BGB). In order to accomplish this, Sellers’ German Entities shall provide to Acquiror within 15 days following the date hereof a list of all German Business Employees including the name, employee number, position or job title, principal place of employment and employing entity of each such employee. Sellers’ German Entities and Acquiror shall agree upon the wording of the notification. Each of Sellers’ German Entities and Acquiror shall provide and make accessible to the other the information required for the proper notification of the German Business Employees.

(c) Objections to the Transfer of Employment. Sellers’ German Entities will recommend to the German Business Employees not to object to the transfer of their employment relationship to Acquiror. Sellers’ German Entities and Acquiror will promptly inform each other about any objection by a German Business Employee against the transfer of his or her employment relationship to Acquiror after receipt of such objection. If any German Business Employee (an “Objecting Employee”) objects to the transfer of his or her employment relationship to Acquiror, whether during the objection period of one month beginning on the date of delivery of the notification pursuant to Section 6.01(b) (the “Objection Period”) or after the expiration of the Objection Period based on the fact that the information provided to him or her did not meet the requirements of section 613a para. 5 of the German Civil Code (BGB), Acquiror shall assume any and all Liabilities (including continued payment of salary until an ordinary notice of termination becomes effective as well as any reasonable severance, settlement or similar payments and related legal fees, including reasonable attorney’s fees, and including all pension liabilities and other liabilities) to the extent arising out of the employment (from and after the Closing Date) or the termination of employment of such Objecting Employee or, if required due to social selection criteria under the German Act against Unlawful Dismissal (Kündigungsschutzgesetz), another employee of Sellers’ German Entities who is not a German Business Employee (any such Liabilities, “Termination Costs”); provided that the respective Sellers’ German Entity gives ordinary notice of termination to such Objecting Employee or other employee of such Sellers’ German Entity, as applicable, within a period of three months after having obtained the objection of the Objecting Employee. Sellers’ German Entities will use their commercially reasonable efforts to mitigate such costs and liabilities to the extent possible. In particular, prior to the termination of employment or the conclusion of any termination agreement, court settlement, out-of-court settlement agreement or similar agreement with any Objecting Employee or other employee of Sellers’ German Entities, as applicable, the respective Sellers’ German Entity will inform and consult with Acquiror regarding the Termination Costs.

(d) Long-Term Working Time Account. The German Business Employees have accrued claims under a long-term working time account within the meaning of section 7b German Social Security Code (Sozialgesetzbuch), which are funded by assets (“Time Account Assets”) held by a trustee under a contractual trust arrangement between Sellers’ German Entities and a third party as trustee. Upon request of Acquiror and subject to the trustee’s consent, Sellers’ German Entities shall take all commercially reasonable actions in order to ensure that, effective as of the Closing Date, the Time Account Assets can be held by the trustee as trustee under a contractual trust arrangement for Acquiror (“Continuation of CTA”). Sellers’ German Entities shall timely provide Acquiror with all required documents and agreements which are required for Continuation of CTA. In case Sellers’ German Entities fail to ensure Continuation of CTA, Sellers’ German Entities shall use commercially reasonable efforts to ensure that the trustee transfers the Time Account Assets to Acquiror or a third party to be determined by Acquiror. If such transfer of Time Account Assets is, for whatever reason, not possible, Sellers’ German Entities will transfer a cash amount equaling the value of the Time Account Assets to Acquiror or a third party to be determined by Acquiror.

(e) Pensions.

(1) Sellers’ German Entities are liable for pension benefit obligations to current and former Business Employees and their beneficiaries (“German Pension Obligations”). During the period between the date hereof and the Closing, Sellers’ German Entities will cooperate with Acquiror for the purpose of enabling Acquiror’s assumption of the German Pension Obligations and will provide to Acquiror or enable Acquiror to obtain, in each case to the extent within Sellers’ German Entities control or possession, (x) complete and accurate details of the underlying pension commitments (“Pension Commitments”), including true and complete copies or details of each document, resolution, action, practice or other matter which confers or describes an actual, prospective or contingent right to benefits under each Pension Commitment, (y) a complete and accurate list detailing each beneficiary who is a member of, or has any rights to benefits under, a Pension Commitment, and (z) complete and accurate details of the benefits payable or prospectively or contingently payable under the Pension Commitments in respect of its beneficiaries.

(2) Acquiror assumes all German Pension Obligations towards the German Business Employees attributable to the service time prior to the Closing Date by virtue of law in accordance with section 613a of the German Civil Code (BGB) (“Legally Required Assumed German Pension Obligations”). By virtue of this Agreement, Acquiror also assumes all German Pension Obligations towards the former Business Employees and those pensioners and beneficiaries already receiving payment of their Pension Commitments (“Contractually Agreed Assumed German Pension Obligations”) (together, the Legally Required Assumed German Pension Obligations and the Contractually Agreed Assumed German Pension Obligations are hereafter referred to as the “Assumed German Pension Obligations”) and all Liabilities (including administrative cost) arising out of or relating to such Contractually Agreed Assumed German Pension Obligations. Where applicable, Sellers’ German Entities shall transfer to Acquiror the Assumed Company Benefit Plan Assets attributable to the Assumed German Pension Obligations. In particular, Sellers’ German Entities shall, subject to the consent of the respective insurance provider, transfer to Acquiror any direct insurance contract or any re-insurance contract maintained for the current and former employees, pensioners and their beneficiaries to whom Sellers’ German Entities owe German Pension Obligations.

(3) As far as the Assumed German Pension Obligations are covered by a support fund (Unterstützungskasse), upon the request of Acquiror, Sellers’ German Entities shall use commercially reasonable efforts to ensure that Acquiror can become a sponsoring employer (Trägerunternehmen) of the support fund after the Closing Date and that the support fund will provide German Business Employees with benefits in line with the support fund scheme (“Continuation of Membership”). Sellers’ German Entities shall prove Continuation of Membership by rendering to Acquiror a respective declaration of consent of the support fund. In case Sellers’ German Entities fail to ensure Continuation of Membership, Sellers’ German Entities shall use commercially reasonable efforts to ensure that the support fund transfers the relevant portion of the support fund’s assets attributable to the Assumed German Pension Obligations under the support fund scheme prior to the Closing Date to Acquiror. If such transfer is not possible, Sellers’ German Entities shall indemnify Acquiror by a cash payment equaling the support fund assets attributable to the Assumed German Pension Obligations. For the avoidance of doubt, such cash payment will only become payable to the extent the pension obligations under the support fund scheme are funded and in the amount the support fund has actually accrued assets (which cannot be transferred to Acquiror or a third party), but will not become payable insofar as the pension obligations under the support fund scheme are unfunded because the support fund has not accrued any assets. This Section 6.01(e)(3) shall apply mutatis mutandis, if the German Business Employees’ memberships in the support fund are required for providing benefits in line with the support fund scheme.

Section 6.02 Employees in the U.S. and Other Countries.

(a) Acquiror shall or shall cause one of its Subsidiaries to extend to each Business Employee who is not employed in Germany an offer of employment effective as of the Closing Date. Each Business Employee who accepts the Acquiror’s or one of its Subsidiaries’ offer of employment shall be referred to herein as a “Transferred Employee”. A Business Employee who is offered employment pursuant to this Section 6.02(a) and who performs work at his or her principal place of work in the Business on the first Business Day following the Closing Date shall be deemed for all purposes of this Agreement to have accepted Acquiror’s or one of its Subsidiaries’ offer of employment.

(b) Acquiror shall cause each offer of employment to a Business Employee pursuant to Section 6.02(a) to provide for (i) at least the same level of hourly salary or base wages as provided to such Business Employee immediately prior to the date such offer is delivered, and (ii) employee benefits (including severance) that are the same as the employee benefits (including severance) provided to similarly-situated newly-hired employees of the Acquiror or the respective Subsidiary; provided, however, that nothing in this Section 6.02(b) shall be deemed to require the Acquiror or the applicable Subsidiary to provide any equity-based incentive compensation, participation in any defined benefit pension plan or retiree medical or welfare benefits to any Transferred Employee. Notwithstanding the foregoing, nothing contained in this Agreement shall (A) prevent the amendment or termination of any Assumed Company Benefit Plan in accordance with its terms, or interfere with the right or obligation of Acquiror to make such changes as are necessary to conform with applicable Law or (B) limit the right of Acquiror or its Subsidiaries to terminate the employment of any employee at any time.

(c) To the extent that a Transferred Employee commences to participate in an employee benefit plan maintained by Acquiror, Acquiror shall cause such employee benefit plan to (i) recognize the service of such Transferred Employee with the Company or its Subsidiaries for purposes of eligibility and vesting and benefits (but not for purposes of participation in or benefit accruals under any defined benefit plan or retiree welfare benefit plan) under such employee benefit plan to the same extent such service was recognized immediately prior to the Closing Date under a comparable Company Benefit Plan in which such Transferred Employee was a participant immediately prior to the Closing Date or, if there is no such comparable benefit plan, to the same extent such service was recognized under the defined contribution plan maintained under Section 401(k) of the Code by the Company immediately prior to the Closing Date; provided that (A) recognition of such service shall not be required to the extent that the service of employees other than Transferred Employees is not so recognized under such employee benefit plans and (B) such recognition of service shall not operate to duplicate any benefits payable to the Transferred Employee with respect to the same period of service; and (ii) with respect to any health, dental or vision plan of Acquiror in which any Transferred Employee commences to participate, in the plan year that includes the year in which such Transferred Employee commences to participate, (A) cause any pre-existing condition limitations under such Acquiror plan to be waived with respect to such Transferred Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Transferred Employee participated immediately prior to such commencement of participation and (B) recognize any medical or other health deductible and out-of-pocket expenses incurred by such Transferred

Employee in the year that includes the year in which such Transferred Employee commences to participate for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Acquiror.

(d) Prior to the Closing Date, the Company and Acquiror shall use good faith efforts to cooperate and share information with each other for the purpose of evaluating the feasibility of offering to Transferred Employees who participated in the Company’s 401(k) plan prior to the Closing Date the opportunity to make rollover contributions of any outstanding participant loans from such plan to Acquiror’s 401(k) plan.

(e) From and after the Closing Date, Acquiror shall, and Acquiror shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof, each employment agreement and change in control agreement with a Business Employee to which the Company or any of its Subsidiaries is a party.

(f) To the extent any bonus amounts under annual bonus, sales and other cash incentive plans of the Company and its Subsidiaries (“Bonus Amounts”) with respect to a fiscal year completed prior to the Closing remain unpaid as of the Closing Date, Acquiror shall cause all such Bonus Amounts to be calculated and paid in the ordinary course of business to the eligible Transferred Employees.

(g) For the avoidance of doubt, notwithstanding anything to the contrary herein, with respect to any employee of the Company or any of its Subsidiaries who is not a Business Employee, this Section 6.02 shall not impose any restriction or obligation on Acquiror, or its Subsidiaries.

(h) This Section 6.02 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Article VI, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.02.

Section 6.03 Excluded Employee Liabilities. Notwithstanding any other provision of this Agreement to the contrary, neither Acquiror nor any of its Subsidiaries shall assume any Liabilities or become responsible for any (x) equity compensation grants or awards made by the Company to any of its current or former employees, or (y) obligations under any nonqualified deferred compensation plans or arrangements maintained by the Company.

ARTICLE VII

TAX MATTERS

Section 7.01 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales Tax, use Tax, direct or indirect real property transfer Tax, documentary stamp Tax, or similar Taxes (other than VAT) and related fees (“Transfer Taxes”) attributable to the sale or transfer of the Transferred Assets or the Business (including, for the avoidance of doubt, indirect real property transfer Taxes triggered with respect to Transferred Assets as a result of the transactions set forth in the Merger Agreement) shall be borne fifty percent (50%) by the Company and fifty percent (50%) by the Acquiror. The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other parties’ cooperation, and file such Tax Return and shall promptly pay such Transfer Taxes. The non-filing party shall reimburse the filing party for the non-filing party’s share of such Transfer Taxes within five (5) days of a demand for payment thereof (or, if later, at least three (3) days before such Tax is due). The Acquiror and the Company agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 7.02 Allocations of Purchase Price.

(a) Acquiror and the Company shall use commercially reasonable efforts to agree to the allocation of the Purchase Price among each of the Seller’s Affiliates and each of the Acquiror’s Affiliates designated as Acquirors pursuant to Section 10.13 prior to the Closing Date and such allocation shall be set forth in writing and signed by the parties. Concurrently with the allocation described in the previous sentence (and in any event within 45 days after the Closing) the Acquiror and the Company shall, and shall cause their Affiliates to, use commercially reasonable efforts to prepare a more detailed allocation of the Purchase Price in accordance with Section 1060 of the Code.

(b) In order to facilitate such attempt to agree on the Purchase Price allocations, the Company shall (and shall cause its Affiliates to) use commercially reasonable efforts to permit the Acquiror to obtain an independent appraisal of the Transferred Assets prior to the Closing and the Company shall (and shall cause its Affiliates to) permit representatives of the Acquiror to have reasonable access during ordinary business hours to the Transferred Assets and the Company’s and its Affiliates’ personnel in order to perform such appraisal. For the avoidance of doubt, the Company shall not be liable for the costs of obtaining such appraisal.

Section 7.03 Tax Filings and Tax Allocation.

(a) The Company shall timely prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns with respect to the Transferred Assets or the Business required to be filed after the Closing Date for or with respect to all Pre-Closing Tax Periods and Straddle Periods, and the Company shall timely pay (or cause to be paid) to the relevant Governmental Authority all Taxes shown as due on all such Tax Returns. Each such Tax Return shall be prepared and filed on a basis consistent with past practice unless otherwise required by applicable Law. Prior to the filing of any Tax Return for a Pre-Closing Tax Period or Straddle Period, the Company shall deliver to the Acquiror, for its review and comment, a reasonable period of time (such reasonable period of time to be not less than thirty (30) days in the case of an income Tax Return) prior to the applicable filing deadline (taking into account applicable extensions), a copy of any such Tax Return proposed to be filed (excluding however, portions of any Tax Return that do not relate to the Transferred Assets or Business), together with such other information as may reasonably be requested by the Acquiror to facilitate its review of such Tax Return. The Company shall accept the reasonable comments that the Acquiror may have, provided that such comments are received by the Company a reasonable period of time (such reasonable period of time to be not less than ten (10) days in the case of an income Tax Return) in advance of the due date of such Tax Return. The Acquiror shall reimburse the Company for Taxes reflected on such return, to the extent that they are allocable to the Acquiror under this Agreement, within five (5) days of a demand for payment thereof (or, if later, at least three days before such Tax is due).

(b) Neither the Company nor its Affiliates shall file any amended Tax Returns with respect to the Transferred Assets or Business with respect to any Pre-Closing Tax Period or Straddle Period that could cause Acquiror or its Affiliates to bear any additional Taxes pursuant to this Agreement without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Company nor its Affiliates shall take any action that could have the effect of increasing the liability of the Acquiror or its Affiliates for Taxes with respect to the Transferred Assets or the Business. For the avoidance of doubt, it shall not be considered unreasonable for Acquiror to withhold or condition the giving of its consent to the filing of an amended Tax Return or other action to the extent an amended item on such Tax Return would result in an increased liability of the Acquiror for Taxes pursuant to this Agreement and provide a Tax benefit to the Company or its Affiliates. The Company shall use commercially reasonable efforts to provide to Acquiror, at Acquiror’s expense, such information as is reasonably requested by Acquiror in order to enable Acquiror to exercise its rights hereunder in an informed manner.

(c) Any amount paid between the parties pursuant to Section 7.01 or this Section 7.03 shall be treated as an adjustment to the Purchase Price for all relevant Tax purposes.

Section 7.04 VAT.

(a) Absent a waiver to the contrary, the sale and transfer of the real property of Membrana GmbH to Acquiror which is regulated by the Real Property Transfer Agreement would be exempt from VAT. Membrana GmbH hereby unconditionally waives the VAT exemption pursuant to section 4 no. 9 a) German VAT Act (Umsatzsteuergesetz) and opts for VAT pursuant to section 9 German VAT Act. Consequently, the sale of the real property is subject to VAT. According to section 13b para. (2) no. 3, (5) German VAT Act, it is the Acquiror as recipient who owes the VAT. Membrana GmbH shall use reasonable best efforts to provide without undue delay prior to Closing issue a proper invoice compliant with all invoice requirements under German VAT law to Acquiror for the Purchase Price attributable to the transferred real property in which reference is also made to Acquiror’s tax liability, but which pursuant to section 14a para. (5) German VAT Act does not state VAT separately. The Company shall promptly correct any material failure of such invoice to meet the requirements of the German VAT Act as is reasonably identified by the Acquiror in writing within a reasonable period following the Closing. For the purposes of clarification, the Parties hereby state that this Agreement does not constitute an invoice within the meaning of section 14 para. (4) German VAT Act. Acquiror shall pay the VAT payable directly to the tax authorities. The Acquiror confirms to act as an entrepreneur within the meaning of section 2 German VAT Act when acquiring the real property in Germany, to acquire the real property in Germany for its business activity (für sein Unternehmen) and, not to be a small business (Kleinunternehmer) according to section 19 para. (1) German VAT Act.

(b) Absent a waiver to the contrary, the sale and transfer of shares with respect to the minority equity interests set forth on Schedule 2.01(a)(xiv) from Membrana GmbH to Acquiror which is regulated by the Share Sale and Transfer Agreement would be exempt from VAT. Membrana GmbH hereby unconditionally confirms that it does not waive the VAT exemption. The sale and transfer of shares with respect to the minority equity interests set forth on Schedule 2.01(a)(xiv) shall be a VAT exempt turnover. Membrana GmbH shall without undue delay prior to Closing issue a proper invoice compliant with all invoice requirements under German VAT law to Acquiror which shows the Purchase Price attributable to the transferred minority equity interests set forth on Schedule 2.01(a)(xiv) as a net payment together with a statement that the VAT exemption of section 4 no. 8 f) German VAT Act is applied. The Company shall promptly correct any material failure of such invoice to meet the requirements of the German VAT Act as is reasonably identified by the Acquiror in writing within a reasonable period following the Closing.

(c) If the sale and transfer of German based Transferred Assets and the assumption of liabilities of Membrana GmbH by Acquiror is outside the scope of German VAT, such as intangible assets and rights of Membrana GmbH sold and transferred to Acquiror being a non-German resident company, Membrana GmbH shall without undue delay prior to Closing issue a proper invoice compliant with all invoice requirements under German VAT law to Acquiror which shows the Purchase Price attributable to the transferred German based Transferred Assets (other than the assets transferred under Section 7.04(a), (b) and (d)) which transfer is outside the scope of German VAT as a net payment and does not state German VAT separately. The Company shall promptly correct any material failure of such invoice to meet the requirements of the German VAT Act as is reasonably identified by the Acquiror in writing within a reasonable period following the Closing.

(d) Except as set forth in Section 7.04(a), (b) and (c) above, the sale and transfer of German based Transferred Assets and the assumption of liabilities of Membrana GmbH by Acquiror will be subject to German VAT. Except as set forth in Section 7.04(b), Membrana GmbH may, in its sole discretion, opt for VAT in case of VAT exempt assets, such as receivables, in case the German VAT Act provides for an election right with respect to such assets. The parties assume that the transaction contemplated by this Agreement does not constitute the transfer of a business as a going concern (Geschäftsveräußerung im Ganzen). In case the competent tax authority has assessed a different position and qualify the transaction contemplated by this Agreement as a transfer of a business as a going concern (Geschäftsveräußerung im Ganzen), Membrana GmbH shall issue corrected invoices and shall apply for the respective reduction of VAT payable for this transaction in its VAT returns and Acquiror shall apply for the respective reduction of input VAT claimed for this transaction in its VAT returns. Acquiror shall have a claim against Membrana GmbH for overpaid VAT that was not legally owed only if and to the extent Membrana GmbH received the applied reduction of VAT payable for this transaction by way of refund, credit, set-off or likewise. All payments under this Agreement are net payments, and all German or foreign VAT arising in connection with this Agreement or its implementation shall be borne by Acquiror as an addition to the Purchase Price and paid to Membrana GmbH contemporaneously with payments of the Purchase Price. Membrana GmbH shall without undue delay prior to Closing issue a proper invoice compliant with all invoice requirements under German VAT law to Acquiror which shows the Purchase Price attributable to the transferred German based Transferred Assets (other than the assets transferred under Section 7.04(a), (b) and (c)) as a net payment together with the amount of VAT levied on such net payment. The Company shall promptly correct any material failure of such invoice to meet the requirements of the German VAT Act as is reasonably identified by the Acquiror in writing within a reasonable period following the Closing.

(e) If, according to the competent tax authority, Acquiror is not entitled to an input VAT refund in the full amount of the VAT payable levied for a sale and transfer under this Agreement, the non-recoverable VAT shall be borne entirely by Acquiror.

Section 7.05 Tax Contests. If any claim, suit, action, litigation, proceeding, assessment, proposed assessment, or demand for Taxes (“Tax Contest”) related to the Transferred Assets or Business is asserted against Sellers in respect of which indemnification may be sought pursuant to this Agreement against Acquiror, or any of its Affiliates, Sellers shall notify Acquiror of such Tax Contest or notice within ten (10) days of receipt thereof and shall give the Acquiror such information with respect thereto as the Acquiror may reasonably request. Failure by Sellers to comply with these provisions shall not relieve the Acquiror of its indemnity obligations under this Agreement except to the extent that Acquiror is materially prejudiced thereby. Acquiror may, at its own election and expense, control the defense of any Tax Contest described in this Section 7.05 to the extent such Tax Contest relates primarily to a Tax for which it is reasonably likely that Acquiror would have liability under this Agreement. If Acquiror does not elect to exercise such control, Acquiror shall have the right to participate, at its own expense, in such Tax Contest to the extent Acquiror had the right to control such Tax Contest pursuant to this Section 7.05. Sellers shall have the right, at Sellers’ own expense, to participate in any such Tax Contest that Acquiror elects to control. Acquiror shall not settle any such Tax Contest that it controls without the advance written consent of Sellers (such consent not to be withheld, delayed or conditioned unreasonably), and Sellers shall not settle any such Tax Contest that Sellers control in a manner that would increase the amount of any Tax for which Acquiror is liable under this Agreement without the advance written consent of Acquiror (such consent not to be withheld, delayed or conditioned unreasonably).

Section 7.06 Cooperation. The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records), documents and powers of attorney relating to the Transferred Assets and the Business as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the conduct of any audit, examination or request by any Governmental Entity, the conduct (control or participation) of a Tax Contest and the prosecution or defense of any claim, suit or proceeding relating to any Tax pursuant to this Article VII. The parties shall cooperate in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets or the Business. Nothing in Section 7.05 or this Section 7.06 shall be interpreted to require Sellers to share with Acquiror any information or Tax Returns that do not directly relate to Taxes for which Acquiror would be required to indemnify Sellers pursuant to this Agreement as a result of such Tax Contest.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Obligations of each Party. The respective obligation of each party to effect the consummation of the transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by such party at or prior to the Closing of the following conditions:

(a) HSR Approval. HSR Approval shall have been obtained.

(b) Regulatory Approvals. All other actions, nonactions, waivers, clearances, consents and approvals of (and filings and registrations with) any Governmental Authority identified in Section 8.01(b) of the Sellers Disclosure Schedule shall have been obtained or made or have occurred, as applicable.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or legal prohibition (collectively, “Restraints”) shall be in effect prohibiting or otherwise making illegal the consummation of the transactions contemplated by this Agreement.

(d) Merger Closing. (i) The conditions to closing of set forth in Sections 7.01(a), 7.01(b), 7.01(c) and 7.01(d) of the Merger Agreement shall have been satisfied or, to the extent permitted by applicable Law, waived and (ii) the certificates contemplated by Sections 7.02(c) and 7.03(c) of the Merger Agreement shall have been delivered pursuant to the Merger Agreement.

Section 8.02 Conditions to Obligations of the Acquiror. The obligation of the Acquiror to effect the consummation of the transactions contemplated by this Agreement is further subject to the satisfaction or waiver by the Acquiror at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company:

(i) set forth in Section 3.05(a) (No MAE), shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time;

(ii) set forth in the first sentence of Section 3.01 (Corporate Organization), Section 3.02(a) (Authority; No Violation.), Section 3.19 (State Takeover Statutes), Section 3.21 (Opinion of Financial Advisor) and Section 3.22 (Broker’s Fees) shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time); and

(iii) set forth in this Agreement, other than those representations and warranties specifically identified in clauses (i) and (ii) of this Section 8.02(a), shall be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate. The Acquiror shall have received from the Company a certificate signed on behalf of the Company by a duly authorized executive of the Company, certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

Section 8.03 Conditions to Obligations of the Company. The obligation of the Company to effect the consummation of the transactions contemplated by this Agreement is further subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Acquiror set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or similar qualifier set forth therein) has not and would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of the Acquiror to consummate the transactions contemplated hereby:

(b) Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received from the Acquiror a certificate signed on behalf of the Acquiror by a duly authorized executive officer of the Acquiror, certifying that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

Section 8.04 Frustration of Closing Conditions. Neither Acquiror nor the Company may rely on the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied to excuse it from its obligation to effect the consummation of the transactions contemplated by this Agreement if, and to the extent, such failure was caused by such party’s intentional and material breach of its obligations under this Agreement, and, in the case of the Company, the Merger Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, except to the extent otherwise set forth below, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of the Company and Acquiror;

(b) by either the Company or the Acquiror;

(i) if the Closing shall not have been consummated on or prior to November 23, 2015 (the “Termination Date”); provided, however, that (A) the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement of such party in this Agreement resulted in the failure of the Closing to occur on or prior such date (B) if on November 23, 2015, the conditions to Closing set forth in Sections 8.01(a), 8.01(b), 8.01(c) or 8.01(d) (in the case of Sections 8.01(c) or 8.01(d) as a result of any Restraint or any pending or threatened suit, action or proceeding by any Governmental Authority or private party, in each case arising under any Antitrust Law (whether related to this Agreement or the Merger Agreement)) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing or on the Closing Date, shall be capable of being satisfied on such date), then the Termination Date may be extended by either Acquiror or the Company to February 23, 2016, and (C) in the event the Company and the Merger Buyer are involved in any legal proceeding with respect to the Merger Agreement in which either the Company or the Merger Buyer is seeking injunctive or other equitable relief, including specific performance, from the other party, then the Termination Date shall be automatically extended to such date that is the earlier of (1) five Business Days after there has been a final, non-appealable determination with respect to such legal proceeding or such legal proceeding is otherwise finally and conclusively resolved and (2) May 23, 2016; or

(ii) if any Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement of such party in this Agreement caused such Restraint to be in effect or caused the failure of such Restraint to be removed; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor (as it may be adjourned or postponed);

(c) by the Acquiror, if there is any breach or inaccuracy of any of the representations or warranties set forth in Article III or if the Company shall have breached or failed to perform any of their covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and (ii) is incapable of being cured, or is not cured (in each case, to the extent necessary to satisfy the applicable condition set forth in Section 8.01 or Section 8.02), by the Company within 30 days following receipt of written notice from the Acquiror of such breach, inaccuracy or failure to perform;

(d) by the Company, if there is any breach or inaccuracy of any of the representations or warranties set forth in Article IV or if the Acquiror shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and (ii) is incapable of being cured, or is not cured (in each case, to the extent necessary to satisfy the applicable condition set forth in Section 8.01 or Section 8.03) by the Acquiror within 30 days following receipt of written notice from the Company of such breach, inaccuracy or failure to perform;

(e) by either the Company or the Acquiror, if the Merger Agreement shall have been terminated for any reason;

(f) by Acquiror, at any time prior to the receipt of the Stockholder Approval, if

(i) the Company Board shall have effected a Change of Recommendation;

(ii) (A) any Competing Proposal (or any material modification thereto) is first publicly disclosed by the Company or the Person making such Competing Proposal or any of their respective Representatives after the date the Proxy Statement is first mailed to the stockholders of the Company and (B) the Company Board shall have failed to (publicly, is so requested by the Acquiror) reaffirm the Board Recommendation by the earlier of (1) ten (10) Business Days following the date such Competing Proposal (or material modification) is first publicly disclosed and (2) three (3) Business Days prior to the Stockholders Meeting; or

(iii) the Company shall have committed a material breach of its obligations under Section 5.14 or Section 5.20(c); or

(g) by the Company, in accordance with Section 5.14(f).

A party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.02 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated (A) by the Acquiror pursuant to Section 9.01(f) or (B) by the Acquiror or the Company pursuant to Section 9.01(e) (but, in the case of termination pursuant to Section 9.01(e), only if the Merger Agreement was terminated by the Merger Buyer pursuant to Section 8.01(f) of the Merger Agreement);

(ii) this Agreement is terminated (A) by the Company pursuant to Section 9.01(g) or (B) by the Acquiror or the Company pursuant to Section 9.01(e) (but, in the case of termination pursuant to Section 9.01(e), only if the Merger Agreement was terminated by the Company pursuant to Section 8.01(g) of the Merger Agreement);

(iii) (A) after the date hereof and prior to the termination of this Agreement, a Competing Proposal shall have been made public or communicated to the Company Board (or any Person shall have publicly announced, communicated or made known to the Company an intention, whether or not conditional, to make a Competing Proposal), (B) this Agreement is terminated (1) by either Acquiror or the Company pursuant to Section 9.01(b)(i) (unless the Stockholder Approval shall have been obtained prior to any such termination pursuant to Section 9.01(b)(i)), Section 9.01(b)(iii) or Section 9.01(e) (but, in the case of termination pursuant to Section 9.01(e), only if the Merger Agreement was terminated (x) by the Company or the Merger Buyer pursuant to Section 8.01(b)(i) of the Merger Agreement or Section 8.01(b)(iii) of the Merger Agreement (unless the Stockholder Approval shall have been obtained prior to any such termination pursuant to Section 8.01(b)(i) of the Merger Agreement) or (y) by the Merger Buyer pursuant to Section 8.01(c) of the Merger Agreement) or (2) by Acquiror pursuant to Section 9.01(c) and (C) within twelve months after the date of such termination, the Company shall have entered into a definitive agreement to consummate, shall have consummated, or the Company Board shall have recommended to the Company’s stockholders, any transaction of the type referred to in the definition of Competing Proposal (whether or not involving the Competing Proposal referred to in clause (A) above), then the Company shall pay to Acquiror the Termination Fee. If the Termination Fee becomes payable pursuant Section 9.02(a)(i), then the Company shall pay to Acquiror the Termination Fee as promptly as practicable (and, in any event, within two Business Days) following such termination. If the Termination Fee becomes payable pursuant Section 9.02(a)(ii), then the Company shall pay to Acquiror the Termination Fee concurrently with such termination. If the Termination Fee becomes payable pursuant to Section 9.02(a)(iii), then the Company shall pay to Acquiror the Termination Fee on the date of consummation of the applicable Competing Proposal. The “Termination Fee” shall mean a cash amount equal to $16,750,000.

(b) Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee shall constitute liquidated damages, and from and after such termination as described in Section 9.02(a), the Sellers shall have no further liability of any kind for any reason in connection with this Agreement or the termination hereof other than as provided under Sections 9.02(a) and 9.02(c); provided that nothing herein shall relieve the Sellers from any liability for any intentional and material breach hereof prior to such termination (it being understood that, without limiting the foregoing, in the case of any intentional and material breach hereof, any prior payment of the Termination Fee pursuant to this Section 9.02 shall be taken into account when determining any remedies). Except in the case of any intentional and material breach of this Agreement, under no circumstances will the Acquiror be entitled to monetary damages for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder or the failure of the transactions contemplated hereby to be consummated in excess of the Termination Fee together with any amounts due pursuant to Section 9.02(c). In no event shall the Acquiror be entitled to be paid the Termination Fee on more than one occasion.

(c) The Company acknowledges and agrees that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Acquiror would not have entered into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.02(a) and, in order to obtain such payment, the Acquiror commences a suit that results in a judgment against the Company, the Company shall pay to the Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit and the collection of such overdue amount, together with interest on the amount of the judgment, from and including the date such payment was required to be made until but excluding the date of payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%.

Section 9.03 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party to this Agreement, except that Section 5.04(a), Section 9.02, this Section 9.03, and Article X shall survive such termination; provided that nothing herein (including the payment of any amounts under Section 9.02) shall relieve any party from any liability for any intentional and material breach hereof prior to such termination. For purposes of this Agreement, “intentional and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement (it being understood that the failure of any party to consummate the transactions contemplated by this Agreement when known to be or should be known to be required under the terms of this Agreement, as applicable, shall constitute an intentional and material breach), and the aggrieved party will be entitled to all rights and remedies available at Law or in equity, including in the case of a breach by the Acquiror, liability to the Company for damages, determined taking into account all relevant factors including the lost stockholder premium, if any, suffered by the Company’s stockholders, which shall be deemed damages to the Company, the Acquiror’s role (or lack thereof) in causing any such lost stockholder premium, and any benefit to the Acquiror or its stockholders arising from such breach, provided that, in the event that the Company pursues any proceeding against the Acquiror that alleges the failure of the Acquiror to consummate the transactions contemplated by this Agreement and seeks monetary damages in connection with such alleged failure, the Acquiror may at any time from the commencement of any such proceeding until, if a court of competent jurisdiction enters a final judgment ordering the Acquiror to pay any such damages, the later of (a) the fifth Business Day after the entry of such final judgment and (b) if the Acquiror shall have filed a notice appealing such final judgment within five Business Days after its issuance, the fifth Business Day after such final judgment shall have become final and nonappealable (such later date, the “Closing Notice Deadline”), notify the Company in writing that it will consummate the Closing within five Business Days following such notice, in which case the parties shall consummate the Closing on or prior to such fifth Business Day. The Company shall not be permitted or entitled to enforce any such judgment (i) until the later of (A) the day following the Closing Notice Deadline and (B) if the Acquiror provides notice on or prior to the Closing Notice Deadline that it will consummate the Closing, the end of the fifth Business Day following such notice or (ii) if the Closing shall have occurred.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company or Acquiror without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.05 Extension; Waiver. Either the Company, with respect to the Acquiror, or the Acquiror, with respect to the Company, may (a) extend the time for the performance of any of the obligations or other acts of the party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties hereto contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other party or parties hereto contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement in this Agreement to the extent such covenant or agreement by its terms requires performance after the Closing (the “Post-Closing Covenants”). IN FURTHERANCE OF THE FOREGOING, EFFECTIVE AS OF THE CLOSING, EXCEPT WITH RESPECT TO THE POST-CLOSING COVENANTS OR AS SET FORTH IN THE ANCILLARY AGREEMENTS AND ANY OTHER AGREEMENTS BETWEEN ACQUIROR AND/OR ITS AFFILIATES, ON THE ONE HAND, AND MERGER BUYER AND/OR ITS AFFILIATES, ON THE OTHER HAND, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION THAT SUCH PARTY MAY HAVE AGAINST THE OTHER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES UNDER OR BASED UPON ANY PRINCIPLE OF EQUITY OR ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION WITH RESPECT TO ANY ACTIONS OR OMISSIONS THAT OCCURRED PRIOR TO THE CLOSING WITH RESPECT TO THE BUSINESS, TRANSFERRED ASSETS, ASSUMED LIABILITIES, THE ENERGY STORAGE BUSINESS, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS LIMITATION APPLIES REGARDLESS OF WHETHER THE DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE CLAIM.

Section 10.02 Notices. All notices, requests, claims, demands and other communications required under this Agreement shall be in writing and shall be (x) delivered by hand, (y) sent by facsimile (providing confirmation of transmission by the transmitting equipment) or (z) sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three Business Days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

(i)	if to the Company (prior to the Closing):

Polypore International, Inc.

11430 N. Community House Rd., Ste. 350

Charlotte, North Carolina 28277

Facsimile No.: 704-587-8795

Attention:       Christopher J. McKee, General Counsel

with a copy (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile No.: 216-579-0212

Attention:       James P. Dougherty, Esq.

if to the Company (after the Closing):

Asahi Kasei Corporation

1-105 Kanda Jinbocho, Chiyoda-ku

Tokyo 101-8101, Japan

Facsimile No.:+81-(0)3-3296-3163

Attention: General Manager, Legal Department

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile No.:	212-225-3999
Attention:	Christopher Austin, Esq. Benet O’Reilly, Esq.

(ii)	if to the Acquiror:

3M Company
3M Center
Building 220-9E-02
St. Paul, Minnesota 55144
Facsimile No.:	651-737-2553
Attention:	Gregg M. Larson, Deputy General Counsel

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th St. NW
Washington, DC 20004
Attention:	Joseph E. Gilligan, Esq.
Brian C. O’Fahey, Esq.
Facsimile:	202-637-5910

Section 10.03 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or electronic transmission), all of which shall be considered one and the same agreement and each of which shall be deemed to be an original.

Section 10.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules hereto, the Sellers Disclosure Schedule, the Confidentiality Agreement, the other Transaction Agreements and all the other documents delivered or to be delivered pursuant hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) are not intended to confer upon any Person other than the parties any rights, benefits or remedies, other than the rights of Merger Buyer under Section 2.05(c), Section 2.06(c), Section 5.08(c), Section 5.08(e), Section 5.08(g), Section 10.01 and Section 10.14(a).

Section 10.05 Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except where German law is mandatory, including the transfer and assignment in rem of the German Transferred Assets in relation to which German law shall apply.

Section 10.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that the Acquiror may assign any of or all its rights, interests and obligations under this Agreement to any direct or indirect, wholly owned Subsidiary of Acquiror, but no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.07 Enforcement of Agreement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages (and each party hereby agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to the Laws of any jurisdiction or inequitable, and waives any requirement for the securing or posting of any bond in connection with such remedy), in the chancery courts of the State of Delaware or in any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the Company and the Acquiror (a) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to, or in connection with this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or the transactions contemplated by this Agreement in any court other than the chancery courts of the State of Delaware or in any federal court located in the State of Delaware. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the chancery courts of the State of Delaware or in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Company hereby agrees that in addition to any other legally permissible means of service, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.02 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 10.08 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE ACQUIROR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE ACQUIROR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 10.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Closing shall have occurred.

Section 10.11 Interpretation. Any capitalized terms used in any Exhibit, Schedule or the Sellers Disclosure Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. The headings contained in this Agreement, any Exhibit hereto, any Schedule hereto, the Sellers Disclosure Schedule and the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The words “hereof,” “hereto,” “herein,” “hereby,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Exhibit, Article and Section references are to the Exhibits, Articles and Sections of this Agreement unless otherwise specified. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The term “dollars” and character “$” means United States Dollars. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. Except as otherwise expressly set forth in this Agreement, references in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Section 10.12 Non-Recourse. From and after the Closing, (i) all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements (including any representation or warranty made in or in connection with this Agreement or the other Transaction Agreements or as an inducement to enter into this Agreement or the other Transaction Agreements), may be made only against the entities that are expressly identified as parties hereto and thereto, and (ii) no Person who is not a named party to this Agreement or the other Transaction Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Agreements (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Agreement (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. Notwithstanding the foregoing, the provisions of this Section 10.12 shall not apply the definition of “Sellers” and the use of that term throughout this Agreement and any other Transaction Agreement.

Section 10.13 Additional Acquiror Entities. As soon as reasonably practicable following the date hereof, such as would not unreasonably be expected to delay the expected Closing hereunder, the Acquiror may designate one or more Affiliates that will be deemed an Acquiror hereunder. The Acquiror will cause each such Affiliate to duly execute and deliver all documents, agreements, and instruments required to be executed and delivered by such Affiliate as an Acquiror under this Agreement. Each Affiliate so designated as an Acquiror pursuant to this Section 10.13 shall be deemed an Acquiror for all purposes hereunder. Notwithstanding anything to the contrary in this Section 10.13, no designation pursuant to this Section 10.13 shall relieve 3M Company of any of its obligations as an Acquiror hereunder. With regard to the acquisition of the real property described in Schedule 2.01(a)(iv), Acquiror hereby acts in direct representation for its designated Affiliate, 3M Real Estate GmbH & Co. KG which will acquire such real property.

Section 10.14 Dispute Resolution.

(a) Any disagreement or dispute (a “Dispute”) between the parties arising after the Closing out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be resolved in the manner provided in this Section 10.14. Should there develop any Dispute, either party may, by written notice to the other party, request that such Dispute be referred to a representative of the Company or Merger Buyer (or his or her designee) to be specified by Merger Buyer prior to the Closing and the Vice President and General Manager of the 3M Purification Division (or successor business) of the Acquiror (or his or her designee) and (together, the “Principals”), who shall negotiate in good faith to attempt to resolve such Dispute. No settlement reached under this Section 10.14(a) shall be binding on the parties until reduced to a writing signed by the Principals on behalf of the parties.

(b) Should the procedure outlined in Section 10.14(a) fail to bring about a resolution of each outstanding Dispute within thirty (30) days following the giving of the written notice referred to therein, then the parties shall promptly initiate a voluntary, non-binding mediation conducted by a mutually-agreed mediator. The Company and the Acquiror shall (i) endeavor in good faith to resolve in such mediation each outstanding Dispute and (ii) each bear one-half of the costs and expenses of such mediator and such mediation; provided, that all other costs and expenses incurred by the parties in connection with the matters contemplated by this Section 10.14(b) shall be borne by the parties in accordance with Section 10.02. No settlement reached under this Section 10.14(b) shall be binding on the parties until reduced to a writing signed by the Principals on behalf of the parties.

(c) Neither Party shall commence any Action in respect of any Dispute until forty-five (45) days following the appointment of a mediator in respect of such Dispute as contemplated by Section 10.14(b).

(d) Notwithstanding anything to the contrary provided in this Section 10.14, and without prejudice to the above procedures, either party may at any time, in connection with any Dispute, apply to a court of competent jurisdiction in the forum and venue specified in Section 10.07 for temporary injunctive or other provisional judicial relief if, in such party’s sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the Dispute is otherwise resolved in accordance with this Section 10.14.

Section 10.15 Performance of Sellers’ Obligations Hereunder. To the extent that any provision in this Agreement represents a direct obligation or covenant of any Seller or Sellers (including any Sellers’ German Entity), then (i) to the extent that such obligation is required to be performed by such Person prior to the Closing, the Company shall cause each such Person, to the extent within such Person’s control, to perform such obligation or covenant completely and in full and (ii) to the extent that such obligation is required to be performed by such Person at or following the Closing, the Company shall cause each such Person to perform such obligation or covenant, as if such Person were a party hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

COMPANY

POLYPORE INTERNATIONAL, INC.

By:	/s/ Robert B. Toth
	Name:	Robert B. Toth
	Title:	President, Chief Executive Officer and Chairman of the Board

[Signature Page to Asset Purchase Agreement]

ACQUIROR

3M COMPANY

By:	/s/ Michael F. Roman
	Name:	Michael F. Roman
	Title:	Executive Vice President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Acquiror” shall have the meaning set forth in the Preamble.

“Action” shall have the meaning set forth in Section 3.06.

“Additional Amounts” shall have the meaning set forth in Section 2.07.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; and for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, immediately after the consummation of the Merger, references to any Affiliate of the Company shall include Merger Buyer and its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Ancillary Conveyance Agreements, the Intellectual Property License Agreement and the Transition Services Agreement.

“Ancillary Conveyance Agreements” means (a) the Bill of Sale and Assumption Agreement for German Transferred Assets, (b) the Assignments of Intellectual Property, (c) the Real Property Sale and Transfer Agreement, (d) the Share Sale and Transfer Agreement and (e) and any other agreement or agreements identified by the parties and the form of which has been agreed to in writing between the parties and Merger Buyer prior to the Closing that are necessary to effectuate the transactions contemplated by this Agreement as a result of the designation by Acquiror of one or more of its Affiliates as additional Acquirors pursuant to Section 10.13 hereof.

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.17(a).

“Antitrust Laws” shall have the meaning set forth in Section 3.03.

“Assignments of Intellectual Property” means the Assignments of Intellectual Property among the Sellers and the Acquiror in the forms attached hereto as Exhibit C, subject to any modifications made thereto in accordance with Section 5.08(g).

“Assumed Action” shall have the meaning set forth in Section 2.01(c)(iv).

“Assumed Contracts” shall have the meaning set forth in Section 2.01(a)(iii).

“Assumed Company Benefit Plan” means each Company Benefit Plan (i) that the Acquiror or any of its Affiliates has explicitly agreed to assume pursuant to this Agreement or (ii) that the Acquiror or any of its Affiliates is required to assume under applicable Law or any applicable collective bargaining agreement; provided, however, that no Company Benefit Plan shall be an Assumed Company Benefit Plan unless it is set forth on Section A(i) of the Sellers Disclosure Schedule.

“Assumed Company Benefit Plan Assets” shall have the meaning set forth in Section 2.01(a)(xiii).

“Assumed German Pension Obligations” shall have the meaning set forth in Section 6.01(e)(2).

“Assumed IP Agreements” shall have the meaning set forth in Section 2.01(a)(vi).

“Assumed Liabilities” shall have the meaning set forth in Section 2.01(c).

“BGB” shall mean the German Civil Code.

“Bill of Sale and Assumption Agreement for German Transferred Assets” means the Bill of Sale, Assignment and Assumption Agreement among the Sellers and the Acquiror in the form attached hereto as Exhibit D-1, subject to any modifications made thereto in accordance with Section 5.08(g).

“Board Recommendation” shall have the meaning set forth in Section 3.02(c).

“Business” shall have the meaning set forth in Recital A.

“Business Contracts” means all Contracts that are Related to the Business, other than those Contracts of any kind that are Excluded Assets.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Tokyo are authorized or required by applicable Law to close; provided that for the purpose of determining a date when any payment is due, Business Day shall exclude any day on which banks in Germany are authorized or required by applicable Law to close.

“Business Employee” means each Person who is employed or engaged as a consultant by the Company or any of its Affiliates and who provides services primarily with respect to the Business, including those employees on medical leave, family leave, military leave or personal leave under the policies of the Company or any of its Affiliates, as applicable.

“Business Intellectual Property” means (a) the patents, patent applications and registered copyrights and applications therefor Related to the Business and that are set forth in Section 3.13(a) of the Sellers Disclosure Schedule or subsequently added pursuant to Section 5.07(a), (b) the Business Marks and (c) all other Intellectual Property (other than patents, patent applications, registered copyrights and applications therefor, and Trademarks) in which any one or more of the Sellers, or any of their Affiliates, has an ownership interest and that is Related to the Business.

“Business Marks” means the (A) registered or applied for Trademarks Related to the Business that are set forth in Section A(ii)(a) of the Sellers Disclosure Schedule or subsequently added pursuant to Section 5.07(a), and (B) the unregistered Trademarks Related to the Business, including those that are set forth in Section A(ii)(b) of the Sellers Disclosure Schedule.

“Business Name and Business Marks” means (i) the names or Trademarks of Mariners or any of its Affiliates that incorporate (in block letters or otherwise) “Mariners” and/or the Mariners logo, either alone or in combination with other words; (ii) all Trademarks confusingly similar to or embodying any of the foregoing items in clause (i); in each case of clauses (i) and (ii), either alone or in combination with other words.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Closing Notice Deadline” shall have the meaning set forth in Section 9.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Name and Company Marks” means (i) the names or Trademarks of the Company, Celgard, Daramic or any of their respective Affiliates that incorporate (in block letters or otherwise) “Polypore”,

“Celgard”, “Daramic” and/or the Company, Celgard or Daramic logos, either alone or in combination with other words; (ii) all Trademarks confusingly similar to or embodying any of the foregoing items in clause (i); in each case of clauses (i) and (ii), either alone or in combination with other words.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” means each material written or oral employee pension, profit sharing, bonus, deferred compensation, incentive compensation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement and any employment, termination, retention, change in control, severance, health, welfare, death benefit, retirement, savings or fringe employee benefit plans, agreements, policies, practices or arrangements, including any “employee benefit plans” as defined in Section 3(3) of ERISA, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute with respect to its employees or former employees or with respect to which the Company or any of its Subsidiaries has any liability, other than any plan or arrangement required by applicable Law.

“Company Board” shall have the meaning set forth in Section 3.02(a).

“Company Common Stock” shall have the meaning set forth in the Merger Agreement.

“Company Credit Agreement” means the Credit Agreement dated as of April 8, 2014, among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

“Company SEC Reports” shall have the meaning set forth in Section 3.04(a).

“Competing Proposal” shall have the meaning set forth in Section 5.14(i)(i).

“Confidential Information” shall have the meaning set forth in Section 5.04(b).

“Confidentiality Agreement” shall have the meaning set forth Section 5.04(a).

“Continuation of CTA” shall have the meaning set forth in Section 6.01(d).

“Continuation of Membership” shall have the meaning set forth in Section 6.01(e)(3).

“Contracts” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Contractually Agreed Assumed German Pension Obligations” shall have the meaning set forth in Section 6.01(e)(2).

“Dispute” shall have the meaning set forth in Section 10.14(a).

“DGCL” shall have the meaning assigned to such term in the Merger Agreement.

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Employee Records” means all records relating to the employment of current Business Employees and former Business Employees.

“Encumbrance” means any lien (statutory or other), mortgage, deed of trust, pledge, security interest, charge, option, right of first offer, right of refusal, restriction on transfer of title, title defect, adverse claim, title retention agreement, conditional sale agreement or other encumbrance of any kind.

“Energy Storage Business” means the energy storage business of or relating to membranes, membrane elements and membrane modules that provide the function of separating the cathode and anode in battery markets, including (A) membranes for lithium batteries, including those that are used in portable electronic devices, cordless power tools, electric drive vehicles and emerging applications such as energy storage systems and (B) membranes for lead-acid batteries, including those that are used in automobiles, other motor vehicles, forklifts and uninterruptible power supply systems.

“Energy Storage Business Employee” means each Person who is employed or engaged as a consultant by the Company or any of its Affiliates and who provides services primarily with respect to the Energy Storage Business, including those employees on medical leave, family leave, military leave or personal leave under the policies of the Company or any of its Affiliates, as applicable.

“Environmental Laws” shall have the meaning set forth in Section 3.14(c)(i).

“Environmental Liability” means any Liability based on or arising out of or in connection with any (i) any claim pursuant to Environmental Law for personal injury, property damage, or damage to natural resources or the environment (whether based on negligent acts or omissions, statutory liability, or strict liability without fault or otherwise); (ii) any threatened or actual Release, presence of or exposure to any Hazardous Substance, whether on-site or off-site, and any related investigation, cleanup, response, remediation or monitoring to the extent required pursuant to applicable Environmental Law; (iii) any waste materials generated, recycled, treated, stored, transported, or disposed of, whether on-site or off-site; or (iv) any failure to comply with any applicable Environmental Law.

“ERISA” shall have the meaning set forth in Section 3.08(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.01(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.01(d).

“Exclusively Licensed Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“GAAP” shall have the meaning set forth in Section 3.04(b).

“German Business Employees” shall have the meaning set forth in Section 6.01(a).

“German Pension Obligations” shall have the meaning set forth in Section 6.01(e)(1).

“Governing Documents” means, as appropriate, the articles or certificate of incorporation and bylaws of a corporation, the articles or certificate of formation and, if applicable, operating agreement of a limited liability company, and similar Governing Documents of any other type of entity.

“Governmental Approval” means any authorizations, consents, waivers, orders and approvals of any Governmental Authority, including any applicable waiting periods associated therewith.

“Governmental Authority” means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, securities exchange, commission or authority.

“Government Official” shall have the meaning set forth in Section 3.17(f).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” shall have the meaning set forth in Section 3.14(c)(ii).

“HSR Act” shall have the meaning set forth in Section 3.03.

“HSR Approval” means the expiration or early termination of all waiting periods applicable to the Merger and the transactions contemplated by this Agreement and each other Transaction Agreement required pursuant to the HSR Act.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all obligations, contingent or otherwise, in respect of letters of credit, surety bonds, performance bonds or acceptances issued or created for the account of such Person, (iv) obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other similar arrangement designed to provide protection against fluctuations in interest or currency rates, (v) all receivable and payable balances between the Company and any of its Subsidiaries other than trade receivables and trade payables for goods, products or services incurred in the ordinary course of business and (vi) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (v) to the extent (A) secured by any Encumbrance on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof or (B) guaranteed, directly or indirectly, in any manner by such Person.

“Insurance Contracts” shall have the meaning set forth in Section 3.15.

“Intellectual Property” shall have the meaning set forth in Section 3.13(j).

“Intellectual Property License Agreement” means the Intellectual Property License Agreement among the Sellers and the Acquiror in the form attached hereto as Exhibit G, subject to any modifications made thereto in accordance with Section 5.08(g).

“Intervening Event” shall have the meaning set forth in Section 5.14(e).

“Knowledge” means, with respect to the Company, the individuals set forth on Section A(iii) of the Sellers Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, injunction, decree or agency requirement of a Governmental Authority.

“Lease” means any instrument, license, agreement (in each case, together with all amendments, modifications, extensions and supplements thereto) granting to any Person leasehold interests or other possessory rights and associated concession or operating rights with respect to any real property.

“Leased Real Property” shall have the meaning set forth in Section 3.12(a).

“Legally Required Assumed German Pension Obligations” shall have the meaning set forth in Section 6.01(e)(2).

“Liabilities” means any Indebtedness, liability, loss, damage, claim, demand, cost, expense (including reasonable attorneys’ and consultants’ fees and expenses), interest, award, judgment, penalty, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, determined or determinable, known or unknown, on- or off-balance sheet or due or to become due, and whether arising in the past, present or future) of every kind and description, including all costs and expenses related thereto and including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“made available” to the Acquiror and words of similar import means that, prior to the date hereof, the information or document (i) has been posted to the electronic data site maintained by the Company in connection with the transactions contemplated by this Agreement, (ii) has been included in any Company SEC Report or incorporated by reference into a Company SEC Report, or (iii) sent via email to Acquiror’s counsel at least two (2) Business Days prior to the date of this Agreement;

“Master Quitclaim Bill of Sale and Assumption Agreement” means the Master Quitclaim Bill of Sale and Assumption Agreement among the Sellers and the Acquiror in the form attached hereto as Exhibit D-2, subject to any modifications made thereto in accordance with Section 5.08(g).

“Material Adverse Effect” means, any change, effect, event, circumstance, occurrence, state of facts or development that, either individually or in the aggregate, is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business, other than any change, effect, event, circumstance, occurrence, state of facts or development to the extent arising out of or resulting from (i) general economic or political conditions or the financial, banking, securities, currency, capital or credit markets in general, including changes in interest rates or exchange rates or the availability of financing, (ii) conditions generally affecting the industries or markets in which the Business operates, (iii) changes or proposed changes in GAAP, regulatory accounting principles or applicable Law or the interpretation thereof, (iv) any outbreak, escalation or worsening of hostilities or war (whether declared or not declared) or act of terrorism or sabotage, (v) earthquakes, hurricanes, tornadoes or other natural disasters, (vi) the execution and announcement of this Agreement and the consummation of the transactions contemplated hereby, including the impact that such execution and announcement and consummation have on the relationships, contractual or otherwise, of the Business with employees, labor unions, customers, suppliers or partners and any litigation arising in connection with the transactions contemplated by this Agreement or any other Transaction Agreement, or the Merger (provided that the exception in this clause (vii) shall not apply to any representation or warranty set forth in Article III that addresses the consequences of the announcement of this Agreement or the consummation of the transactions contemplated hereby), (viii) any change in the Company’s stock price or trading value, (ix) the failure of the Company to meet any projections of earnings, revenues or other financial measures (whether prepared by such party or any third party) or (x) any change or proposed change in the debt ratings of the Company or any of its Subsidiaries; provided that (A) none of the foregoing clauses (i) through (v) shall exclude any changes, effects, events, circumstances, occurrences, states of facts or developments that materially disproportionately impact the Business relative to other participants in the industries or markets in which the Business operates and (B) no change, effect, event, circumstance, occurrence, state of facts or development underlying a change, proposed change or failure under any of the foregoing clauses (viii), (ix) or (x) shall itself be excluded if it would otherwise constitute or contribute to a Material Adverse Effect.

“Material Contract” shall have the meaning set forth in Section 3.11(b).

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” shall have the meaning set forth in Recital C.

“Merger Buyer” shall have the meaning set forth in Recital C.

“Merger Consideration” shall have the meaning set forth in the Merger Agreement.

“Merger Sub” shall have the meaning set forth in Recital C.

“Microporous Purchase Agreement” means that certain Stock Purchase Agreement by and among Daramic Acquisition Corp., Polypore BV, Polypore International, Inc., Seven Mile Capital Partners Top, Inc. and SASR ZWEIUNDFÜNFZIGSTE BETEILIGUNGSVERWALTUNG GMBH, dated as of September 27, 2013.

“Non-Party Affiliates” shall have the meaning set forth in Section 10.12.

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.14(f).

“Objecting Employee” shall have the meaning set forth in Section 6.01(c).

“Objection Period” shall have the meaning set forth in Section 6.01(c).

“Overhead and Shared Services” shall have the meaning set forth in Section 5.08(b).

“Owned Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Owned Real Property” shall have the meaning set forth in Section 2.01(a)(iv).

“Pension Commitments” shall have the meaning set forth in Section 6.01(e)(1).

“Permits” shall have the meaning set forth in Section 3.02(b).

“Permitted Encumbrances” means (i) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company in conformity with GAAP consistently applied, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business consistent with past practice, in each case securing amounts no more than 30 days past due; (iii) with respect to the Real Property: easements, licenses, covenants rights-of-way and other similar restrictions incurred in the ordinary course of business and appearing in the public record, none of which materially detract from the value of, or marketability of, the Real Property; (iv) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws; (vii) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property; (viii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Authorities in the ordinary course of developing or operating any Site; (viii) any Laws affecting any location where the Company or any Subsidiary of the Company conducts business; (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites; and (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided that no Permitted Encumbrance (x) shall materially interfere with the current use by the Company or any of its Subsidiaries of the Transferred Assets, properties or rights affected thereby or (y) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof).

“Polypore Name and Polypore Marks” means (i) the names or Trademarks of Polypore or any of its Affiliates that incorporate “Polypore” (in block letters or otherwise) and/or the Polypore logo, either alone or in combination with other words; (ii) all Trademarks confusingly similar to or embodying any of the foregoing items in clause (i); in each case of clauses (i) and (ii), either alone or in combination with other words.

“Post-Closing Covenants” shall have the meaning set forth in Section 10.01.

“Pre-Closing Straddle Period” means the portion of any Straddle Period that ends on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Principals” shall have the meaning set forth in Section 10.14(a).

“Proxy Statement” shall have the meaning set forth in Section 3.20.

“Purchase Price” shall have the meaning set forth in Section 2.04.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Sale and Transfer Agreement” means the real property sale and transfer agreement with respect to the Owned Real Property described on Schedule 2.01(a)(iv), in the form attached hereto as Exhibit E, subject to any modifications made thereto in accordance with Section 5.08(g).

“Registered Intellectual Property” means Intellectual Property that is issued by, or registered or filed with, any Governmental Authority or Internet domain name registrar, including patents, registered copyrights, registered trademarks, Internet domain names and applications for any of the foregoing.

“Related to the Business” means (i) primarily used or held for use in the conduct of the Business immediately prior to the Closing, or (ii) with respect to assets, properties and rights other than Intellectual Property and Seller Business IP Agreements, arising, directly or indirectly, primarily out of the operation or conduct of the Business.

“Release” shall have the meaning set forth in Section 3.14(c)(iii).

“Relevant Persons” shall have the meaning set forth in Section 3.17(a).

“Remedial Measures” shall have the meaning set forth in Section 3.14(c)(iv).

“Representative” of a Person means the directors, officers, employees, investment bankers, consultants, attorneys, accountants or other advisors, agents or representatives of such Person.

“Restraints” shall have the meaning set forth in Section 8.01(c).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.04(a).

“SEC” shall have the meaning set forth in Section 3.04(a).

“Securities Act” shall have the meaning set forth in Section 3.04(a).

“Seller Intellectual Property” means all Intellectual Property in which any one or more of the Sellers, or any of their Affiliates, has an ownership interest, but excluding the Business Intellectual Property (as such Business Intellectual Property exists immediately prior to the Closing).

“Seller Business IP Agreements” means Contracts Related to the Business (a) pursuant to which any Seller grants to any third party a license under, or a covenant not to sue in respect of, Business Intellectual Property, (b) pursuant to which any third party grants to a Seller a license under, or a covenant not to sue in respect of, Intellectual Property used in the conduct of the Business, or (c) between a Seller and any third party providing for the development of Business Intellectual Property.

“Sellers” means, collectively, the Company and any of its Affiliates (i) that own, lease or license any right, title or interest in, to or under any of the assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are Related to the Business, (ii) that have any Liability Related to the Business or (iii) that employ any Business Employee.

“Sellers Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article III.

“Sellers’ German Entities” shall have the meaning set forth in Section 6.01(a).

“Share Sale and Transfer Agreement” means sale, purchase and assignment agreement with respect to the minority equity interests set forth on Schedule 2.01(a)(xiv) hereto, in the form attached hereto as Exhibit F, subject to any modifications made thereto in accordance with Section 5.08(g).

“Shared Contracts” means Contracts that are either (i) used in or related to the Business but are not Assumed Contracts or (ii) used in or related to the Energy Storage Business and are Assumed Contracts.

“Stockholder Approval” shall have the meaning set forth in Section 3.02(a).

“Stockholders Meeting” shall have the meaning set forth in Section 5.20(c).

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities, are owned directly or indirectly by such entity.

“Superior Proposal” shall have the meaning set forth in Section 5.14(i)(ii).

“Tax” or “Taxes” shall have the meaning set forth in Section 3.07(p)(i).

“Tax Contest” shall have the meaning set forth in Section 7.05.

“Tax Return” shall have the meaning set forth in Section 3.07(p)(ii).

“Termination Costs” shall have the meaning set forth in Section 6.01(c).

“Termination Date” shall have the meaning set forth in Section 9.01(b)(i).

“Termination Fee” shall have the meaning set forth in Section 9.02(a).

“Time Account Assets” shall have the meaning set forth in Section 6.01(d).

“Top Customers” shall have the meaning set forth in Section 3.16(b).

“Top Suppliers” shall have the meaning set forth in Section 3.16(a).

“Trade Secrets” shall have the meaning set forth in Section 3.13(j)(iv).

“Trademarks” shall have the meaning set forth in Section 3.13(j)(i).

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 7.01.

“Transferred Assets” shall have the meaning set forth in Section 2.01(a).

“Transferred Employees” shall have the meaning set forth in Section 6.02(a).

“Transferred Permits” shall have the meaning set forth in Section 2.01(a)(x).

“Transition Services Agreement” shall have the meaning set forth in Section 5.08.

“VAT” means value added Tax chargeable under or pursuant to the EC Council Directive 2006/112/EC on the common system of value added Tax or any similar sales, purchase or turnover Tax chargeable outside the European Union.

ANNEX C

February 23, 2015

The Board of Directors

Polypore International, Inc.

11430 North Community House Road

Charlotte, NC 28277

Members of the Board of Directors:

We understand that Polypore International, Inc. (“Polypore”) proposes to enter into an Agreement and Plan of Merger, dated as of February 23, 2015 (the “Agreement”), among Polypore, Asahi Kasei Corporation (“Asahi Kasei”), and ESM Holdings Corporation, an indirect wholly owned subsidiary of Asahi Kasei (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Polypore (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Polypore (“Polypore Common Stock”) will be converted into the right to receive $60.50 in cash (the “Consideration”). Concurrently with the execution of the Agreement, we understand that Polypore also proposes to enter into an Asset Purchase Agreement, dated as of February 23, 2015 (the “Asset Purchase Agreement,” and together with the Agreement, the “Agreements”), between Polypore and 3M Company (“3M”), pursuant to which, among other things, immediately prior to the effective time of, and as a condition to the obligation of Polypore, Asahi Kasei and Merger Sub to consummate, the Merger, (i) Polypore (or one or more of its affiliates) will sell, convey, assign, transfer and deliver to 3M (or one or more of its affiliates), and 3M (or such affiliates) will purchase, acquire and accept all right, title and interest in, to and under the Transferred Assets (as defined in the Asset Purchase Agreement), and (ii) 3M (or one or more of its affiliates) will assume and thereafter pay, discharge, satisfy and perform when due in accordance with their terms, the Assumed Liabilities (as defined in the Asset Purchase Agreement) (the transaction described in clauses (i) and (ii), the “Carve-Out Transaction”). The terms and conditions of the Merger and the Carve-Out Transaction are more fully set forth in the Agreements.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Polypore Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Polypore;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Polypore furnished to or discussed with us by the management of Polypore, including certain financial forecasts relating to Polypore prepared by the management of Polypore (such forecasts, “Polypore Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Polypore with members of senior management of Polypore;

(iv)	reviewed the trading history for Polypore Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Polypore with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

The Board of Directors Polypore International, Inc. Page 2

(vii)	reviewed the Agreements; and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Polypore that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Polypore Forecasts, we have been advised by Polypore, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Polypore as to the future financial performance of Polypore. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Polypore, nor have we made any physical inspection of the properties or assets of Polypore. We have not evaluated the solvency or fair value of Polypore, Asahi Kasei or 3M under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Polypore, that each of the Merger and the Carve-Out Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger and the Carve-Out Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Polypore or the contemplated benefits of the Merger or the Carve-Out Transaction, respectively.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein) or the Carve-Out Transaction, including, without limitation, the form or structure of the Merger or the Carve-Out Transaction. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Polypore or any alternative transaction, other than 3M with respect to the Carve-Out Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Polypore Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger or the Carve-Out Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger or the Carve-Out Transaction in comparison to other strategies or transactions that might be available to Polypore or in which Polypore might engage or as to the underlying business decision of Polypore to proceed with or effect the Merger or the Carve-Out Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., both of which are registered broker-dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed.

Bank of America Merrill Lynch

The Board of Directors Polypore International, Inc. Page 3

We have acted as financial advisor to Polypore in connection with the Merger and the Carve-Out Transaction and will receive a fee for our services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Polypore has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Polypore, Asahi Kasei, 3M and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Polypore and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an administrative agent, arranger and/or book manager for, and a lender under, certain credit facilities, term loans and letters of credit of Polypore and certain of its affiliates, (ii) having provided or providing certain derivatives, foreign exchange and other trading services to Polypore and certain of its affiliates and (iii) having provided or providing certain treasury and management services and products to Polypore and certain of its affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Asahi Kasei and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender under certain credit facilities, leasing facilities and letters of credit of Asahi Kasei and certain of it affiliates.

We and our affiliates in the past have also provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to 3M and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as a lender under certain credit facilities, term loans, leasing facilities and letters of credit of 3M and certain of its affiliates, (ii) having acted as a book runner or manager for certain debt offerings of 3M, (iii) having provided or providing certain derivatives, foreign exchange and other trading services to 3M and (iv) having provided or providing certain treasury and management services and products to 3M.

It is understood that this letter is for the benefit and use of the Board of Directors of Polypore (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., both of which are registered broker-dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed.

Bank of America Merrill Lynch

The Board of Directors Polypore International, Inc. Page 4

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Polypore Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., both of which are registered broker-dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed.

Bank of America Merrill Lynch

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

Appraisal Rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
POLYPORE INTERNATIONAL, INC.
The undersigned appoints LYNN K. AMOS and JOHN J. O’MALLEY, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Polypore International, Inc . held of record by the undersigned at the close of business on April 6, 2015 at the Special Meeting of Stockholders of Polypore International, Inc. to be held on May 12, 2015, or at any p o s t p o n e m e n t s o r adjournment thereof.
The undersigned appoints LYNN K. AMOS and JOHN J. O’MALLEY, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Polypore International, Inc. held of record by the undersigned at the close of business on April 6, 2015 at the Special Meeting of Stockholders of Polypore International, Inc. to be held on May 12, 2015, or at any postponements or adjournment thereof.
This proxy, when properly executed will be voted in the manner directed herein by the undersigned. If signed and no direction is given for any proposal, this proxy will be voted “FOR” the adoption of the Merger Agreement, “FOR” the approval of the merger related named executive compensation proposal and “FOR” any adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.
(Continued, and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone – Q U I C K E A S Y I M M E D I AT E – 24 Hours a Day, 7 Days a Week or by Mail POLYPORE INTERNATIONAL, INC. Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 11, 2015. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY This proxy, when properly executed will be voted in the manner directed herein by the undersigned. If signed and no direction is given for any proposal, this proxy will be voted “FOR” the adoption of the Merger Agreement, “FOR” the approval of the merger related named executive compensation proposal and “FOR” any adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”: 1. To adopt the Agreement and Plan of Merger, dated as of February 23, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among Polypore International, Inc., Asahi Kasei Corporation and ESM Holdings Corporation, an indirect wholly owned subsidiary of Asahi Kasei Corporation. 2. To approve, on a non-binding advisory basis, the compensation to be paid to Polypore International, Inc.’s named executive officers in connection with the merger contemplated by the Merger Agreement. 3. To approve adjournments of the Special Meeting in order to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature, if held jointly Date , 2015. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or cor- porate officer, please give title as such.